As filed with the Securities and Exchange Commission on July 13, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sonic Solutions

(Exact name of registrant as specified in its charter)

California	7373	93-0925818
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7250 Redwood Blvd., Suite 300, Novato, California 94945

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Habiger

President and Chief Executive Officer

Sonic Solutions

7250 Redwood Blvd., Suite 300

Novato, California 94945

(415) 893-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James R. Tanenbaum, Esq. Nilene R. Evans, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 (212) 468-8000	Paul F. Norris Executive Vice President, Chief Financial Officer and General Counsel Sonic Solutions 7250 Redwood Blvd. Suite 300 Novato, California 94945 (415) 893-8000	Kevin Hell Chief Executive Officer DivX, Inc. 4780 Eastgate Mall San Diego, California 92121 (858) 882-0600	Steven M. Przesmicki, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6070

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	18,404,044(1)	N/A	$118,158,257(2)	$8,425(2)

(1)	Based upon the estimated maximum number of shares of Sonic Solutions common stock issuable in connection with the merger described herein, including (i) shares of Sonic Solutions common stock issuable in exchange for outstanding shares of DivX, Inc. common stock and (ii) shares of Sonic Solutions common stock issuable upon the exercise of options and other equity-based awards with respect to DivX, Inc. common stock that will be converted into options and other equity-based awards with respect to Sonic Solutions common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the common stock was calculated based upon the market value of shares of DivX, Inc. common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) and is equal to (a) the product of (i) $7.05, the average of the high and low prices per share of DivX, Inc. common stock on the Nasdaq Global Market on July 7, 2010, multiplied by (ii) 35,805,532, the maximum number of shares of DivX, Inc. common stock that may be canceled and exchanged in the merger as of July 9, 2010, less (b) $134,270,747, the aggregate amount of cash consideration expected to be paid by Sonic Solutions in the merger pursuant to Rule 457(f)(3).

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 13, 2010

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Each of the Boards of Directors of Sonic Solutions (“Sonic”) and DivX, Inc. (“DivX”) has approved a transaction in which Sonic will acquire all the outstanding shares of DivX. Pursuant to an agreement and plan of merger dated June 1, 2010, and DivX will merge with a newly formed, wholly owned subsidiary of Sonic, with DivX becoming a wholly owned subsidiary of Sonic, as more fully described in this joint proxy statement/prospectus.

DivX stockholders will receive (i) 0.514 shares of Sonic common stock and (ii) $3.75 in cash for each share of DivX common stock that they own. We refer to this cash and stock together as the merger consideration. After the closing of the merger, current Sonic and DivX stockholders are expected to own approximately 65% and 35%, respectively, of Sonic’s outstanding shares.

Based on the closing sale price for Sonic common stock on June 1, 2010, the last trading day before announcement of the execution of the merger agreement, the merger consideration represented a value of approximately $9.83 for each share of DivX common stock.

Sonic common stock is listed on the Nasdaq Global Market under the symbol “SNIC.” DivX common stock is listed on the Nasdaq Global Market under the symbol “DIVX.”

Your vote is very important. The merger cannot be completed unless Sonic shareholders approve the merger (which includes the issuance of Sonic common stock as described in this joint proxy statement/prospectus, which we refer to as the “Share Issuance”) and the merger agreement, and DivX stockholders adopt the merger agreement. The meetings of Sonic and DivX stockholders will each be held on                     , 2010.

Sonic is holding its annual meeting of its shareholders (1) to vote on approval of the proposals necessary to complete the merger; (2) to approve an amendment to Sonic’s bylaws to increase the number of directors from a range of five to seven to a range of five to nine; (3) to approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan, which, among other changes, will increase the number of shares of Sonic common stock reserved for issuance under the plan by an additional 6,000,000 shares, and (4) to elect directors.

The Sonic Board of Directors unanimously recommends that you vote FOR each of the following proposals: (i) to approve the merger (including the issuance of shares of Sonic common stock pursuant to the merger terms) and the merger agreement; (ii) to approve the proposal to amend Sonic’s bylaws; (iii) to approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan; (iv) to elect the director nominees named in this joint proxy statement/prospectus; and (v) to approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates if necessary to solicit additional proxies.

DivX is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger.

The DivX Board of Directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the DivX special meeting to a later date or dates if necessary to solicit additional proxies.

Information about these meetings, the merger and the other business to be considered by stockholders at these meetings is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus carefully. You should also carefully consider the “Risk Factors” beginning on page 12 for a discussion of the risks related to the merger.

Whether or not you plan to attend your respective company’s meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

[SIGNATURE]	[SIGNATURE]

David C. Habiger	Kevin Hell
Chief Executive Officer and President	Chief Executive Officer
Sonic Solutions	DivX, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2010, and is first being mailed to stockholders of Sonic and DivX on or about                     , 2010.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Sonic and DivX from other documents that each company has filed with the Securities and Exchange Commission (the “SEC”), but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 160. You can obtain the documents incorporated by reference into this document through the SEC’s website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

By Mail:	Sonic Solutions	By Mail:	DivX, Inc.
	7250 Redwood Blvd., Suite 300 Novato, California 94945		4780 Eastgate Mall San Diego, California 92121

By Telephone:	(415) 893-8000	By Telephone:	(858) 882-0601

By E-Mail:	merger@sonic.com	By E-Mail:	ir@divxcorp.com

You may also obtain documents incorporated by reference into this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from Innisfree M&A Incorporated, Sonic’s proxy solicitor (“Innisfree”), or Georgeson Inc. (“Georgeson”), DivX’s proxy solicitor, at the following addresses and telephone numbers:

By Mail:	Innisfree M&A Incorporated 501 Madison Avenue 20th Floor New York, New York 10022	By Mail:	Georgeson Inc. 199 Water Street 26th Floor New York, New York 10038

By Telephone:	(888) 750-5834 (toll free) (212) 750-5833 (collect)	By Telephone:	(866) 482-5026 (toll free)

In addition, if you have questions about the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may request them in writing or by telephone from the appropriate proxy solicitor or company at the addresses and telephone numbers noted above. You will not be charged for any of these documents that you request.

To receive timely delivery of any documents in advance of the meetings, you should make your request no later than                     , 2010.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the SEC by Sonic, constitutes a prospectus of Sonic under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Sonic common stock to be issued to DivX stockholders in connection with the merger.

This joint proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) with respect to the Sonic annual meeting, at which Sonic shareholders will be asked to consider and vote upon certain proposals, including the merger, and (ii) with respect to the DivX special meeting, at which DivX stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and related proposal.

VOTING ELECTRONICALLY OR BY TELEPHONE

Sonic shareholders of record on the close of business on                     , 2010, the record date for the Sonic annual meeting, may authorize the voting of their shares by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to authorize the voting of your shares by telephone or by Internet, please contact Innisfree by telephone at (888) 750-5834 (toll free) or (212) 750-5833 (collect).

DivX stockholders of record on the close of business on                     , 2010, the record date for the DivX special meeting, may submit their proxies by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by Internet, please contact Georgeson by telephone at (866) 482-5026 (toll free).

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2010

To the Shareholders of Sonic:

The annual meeting of shareholders of Sonic Solutions (“Sonic”) will be held at 10:00 a.m., Pacific time, on                     , 2010, at Sonic’s headquarters, located at 7250 Redwood Blvd., Novato, California 94945, for the following purposes:

•

To approve the merger of Siracusa Merger Corporation, a wholly owned subsidiary of Sonic, into DivX, Inc. (which includes the issuance of Sonic common stock as described in this joint proxy statement/prospectus, which we refer to as the “Share Issuance”) and approve the Agreement and Plan of Merger, dated as of June 1, 2010, by and among Sonic Solutions, Siracusa Merger Corporation, Siracusa Merger LLC and DivX, Inc., as the same may be amended from time to time (the “merger agreement”). We refer to the merger of Siracusa Merger Corporation into DivX, Inc. as the “First Merger”;

•	To approve an amendment to Sonic’s bylaws to increase the number of directors from a range of five to seven to a range of five to nine;

•

To approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan, which, among other changes, will increase the number of shares of Sonic common stock reserved for issuance under the plan by an additional 6,000,000 shares;

•	To elect five directors to serve for the ensuing year or until their successors are elected and qualified;

•

To approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Sonic annual meeting to approve the First Merger; and

•	To transact such other business as may properly come before the Sonic annual meeting or any adjournment or postponement thereof.

Approval of Proposal 1 is required for completion of the First Merger.

The accompanying joint proxy statement/prospectus further describes the matters to be considered at the Sonic annual meeting. A copy of the merger agreement has been included as Annex A, and a copy of the proposed amendment to Sonic’s bylaws has been included as Annex F.

The Sonic Board of Directors has set                     , 2010 as the record date for the Sonic annual meeting. Only holders of record of Sonic common stock at the close of business on                     , 2010 will be entitled to notice of and to vote at the Sonic annual meeting and any adjournments or postponements thereof. To ensure your representation at the Sonic annual meeting, please complete and return the enclosed proxy card or authorize the voting of your shares by telephone or through the Internet.

All Sonic shareholders are cordially invited to attend the Sonic annual meeting in person. However, please vote promptly whether or not you expect to attend the Sonic annual meeting. Submitting a proxy now will not prevent you from being able to vote at the Sonic annual meeting by attending in person and casting a vote. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted “For” Sonic Proposals 1, 2, 3, 4 and 5 (as set forth on the Sonic proxy card). If you fail to return your proxy card or to vote by telephone or over the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the Sonic annual meeting and will have the same effect as an “Against” vote for Proposal 1 to approve the First Merger and as an “Against” vote for Proposal 2 to amend Sonic’s bylaws.

This joint proxy statement/prospectus provides detailed information about the merger and the other business to be considered by the Sonic shareholders at the Sonic annual meeting. Sonic encourages you to read the entire document carefully. Please pay special attention to the section entitled “Risk Factors” beginning on page 12 for a discussion of the risks related to the merger.

The Sonic Board of Directors unanimously recommends that you vote FOR each of the following proposals: (i) to approve the First Merger (including the Share Issuance) and the merger agreement; (ii) to approve the amendment to Sonic’s bylaws to increase the maximum size of the Sonic Board of Directors; (iii) to approve the amendment and restatement of Sonic’s 2004 Compensation Plan; (iv) to elect the director nominees named in this joint proxy statement/prospectus; and (v) to approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates if necessary to solicit additional proxies.

By Order of the Board of Directors,

[SIGNATURE]

Mary C. Sauer
Secretary

Novato, California

                    , 2010

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL INNISFREE AT (888) 750-5834 (TOLL FREE) OR (212) 750-5833 (COLLECT).

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2010

To the Stockholders of DivX:

A special meeting of stockholders of DivX (the “DivX special meeting”) will be held on                     , 2010 at 10:00 a.m., Pacific time, at                                                                          , for the following purposes:

•

To adopt the Agreement and Plan of Merger, dated as of June 1, 2010, by and among Sonic, Siracusa Merger Corporation, Siracusa Merger LLC and DivX, as the same may be amended from time to time (the “merger agreement”);

•

To approve any motion to adjourn or postpone the DivX special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the DivX special meeting to approve the proposal to adopt the merger agreement; and

•	To transact such other business as may properly come before the DivX special meeting or any adjournment or postponement thereof.

Approval of Proposal 1 is required for completion of the First Merger.

The accompanying joint proxy statement/prospectus further describes the matters to be considered at the DivX special meeting. A copy of the merger agreement has been included as Annex A to this joint proxy statement/prospectus.

The DivX Board of Directors has set                     , 2010 as the record date for the DivX special meeting. Only holders of record of shares of DivX common stock at the close of business on                     , 2010 will be entitled to notice of and to vote at the DivX special meeting and any adjournments or postponements thereof. To ensure your representation at the DivX special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet.

All DivX stockholders are cordially invited to attend the DivX special meeting in person. However, please vote promptly whether or not you expect to attend the DivX special meeting. Submitting a proxy now will not prevent you from being able to vote at the DivX special meeting by attending in person and casting a vote. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted “For” DivX Proposals 1 and 2 (as set forth on the DivX proxy card). If you fail to return your proxy card or to vote by telephone or over the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the DivX special meeting and will have the same effect as an “Against” vote “For” DivX Proposal 1 to adopt the merger agreement.

This joint proxy statement/prospectus provides detailed information about the merger and the other business to be considered by the DivX stockholders at the DivX special meeting. DivX encourages you to read the entire document carefully. Please pay special attention to the section entitled “Risk Factors” beginning on page 12 for a discussion of the risks related to the merger and to ownership of Sonic common stock after the merger is complete.

The Board of Directors of DivX unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the DivX special meeting to a later date or dates if necessary to solicit additional proxies.

By Order of the Board of Directors,

[SIGNATURE]

David J. Richter
Secretary

San Diego, California

                    , 2010

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT GEORGESON BY TELEPHONE AT (866) 482-5026 (TOLL FREE).

(continued)

(continued)

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

The following questions and answers briefly address some commonly asked questions about the proxy materials relating to the Sonic annual meeting of shareholders and the DivX special meeting of stockholders. They may not include all of the information that is important to you. Sonic Solutions and DivX, Inc. urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein.

Q:	Who is soliciting my proxy?

A:	Proxies in the form enclosed with this joint proxy statement/prospectus are being solicited by the Board of Directors of Sonic Solutions, a California corporation (“Sonic”), and by the Board of Directors of DivX, Inc., a Delaware corporation (“DivX”).

Q:	Why am I receiving these materials?

A:	Sonic and DivX are delivering these proxy materials to you because each company’s Board of Directors is soliciting your proxy to vote at Sonic’s 2010 annual meeting of shareholders or DivX’s special meeting of stockholders, as applicable, and at any adjournment or postponement thereof. You are invited to attend the applicable stockholder meeting and to vote on the proposals described in this joint proxy statement/prospectus. However, you do not need to attend a stockholder meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We are delivering this document to you as both a joint proxy statement of Sonic and DivX and a prospectus of Sonic. It is a joint proxy statement because the boards of directors of each company are soliciting proxies from its stockholders. It is a prospectus because Sonic will issue shares of its common stock in connection with the First Merger. For additional information about the merger, please see “Questions and Answers About the Merger” beginning on page viii and “The Merger Agreement” beginning on page 71.

Q:	When and where will the stockholder meetings be held?

A:	The Sonic annual meeting will be held at 10:00 a.m., Pacific time, on , 2010, at Sonic’s headquarters, located at 7250 Redwood Blvd., Novato, California 94945.

DivX special meeting will be held at 10:00 a.m., Pacific time, on                      , 2010, at                                                                                                                   .

Q:	Who can attend and vote at the stockholder meetings?

A:	Sonic. All Sonic shareholders of record as of the close of business on , 2010, the record date for the Sonic annual meeting, are entitled to receive notice of and to vote at the Sonic annual meeting.

DivX. All DivX stockholders of record as of the close of business on                     , 2010, the record date for the DivX special meeting, are entitled to receive notice of and to vote at the DivX special meeting.

                    , 2010 is referred to in this joint proxy statement/prospectus as the “Record Date.”

Q:	What should I do if I receive more than one copy of the proxy materials?

A:	You may receive more than one copy of the proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive separate sets of proxy materials for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one set of the proxy materials. To vote all of your shares by proxy, you must vote with respect to each name in which you hold shares, and/or sign and return each proxy card, to ensure that all of your shares are voted.

i

Q:	What is “householding”?

A:	The SEC has adopted rules that permit intermediaries such as brokers, banks and nominees to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process is commonly referred to as “householding.”

A number of intermediaries with account holders who are stockholders of the companies may be householding proxy materials. In such circumstances, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by the intermediary from one or more of the affected stockholders.

Sonic has not initiated householding with respect to its record holders.

DivX has initiated householding, and a number of brokers with account holders who are DivX stockholders will be householding the proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker. Direct any written requests to DivX, Inc., 4780 Eastgate Mall, San Diego, California 92121, Attention: Investor Relations Department, or contact DivX’s Investor Relations Department at (858) 882-0610. Promptly upon receipt by DivX of such a request from a stockholder, a separate set of proxy materials will be delivered to the requesting stockholder. Stockholders who currently receive multiple copies of the joint proxy statement/prospectus at their addresses and would like to request householding of their communications should contact their broker, bank or nominee.

Q:	What are the purposes of the stockholder meetings?

A:	The purposes of the Sonic annual meeting are:

•	To approve the First Merger (including the Share Issuance) and the merger agreement (Proposal 1 on the Sonic proxy card);

•	To approve an amendment to Sonic’s bylaws to increase the number of directors from a range of five to seven to a range of five to nine (Proposal 2 on the Sonic proxy card);

•	To approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan (Proposal 3 on the Sonic proxy card);

•	To elect five directors to serve for the ensuing year or until their successors are elected and qualified (Proposal 4 on the Sonic proxy card);

•

To approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Sonic annual meeting to approve the First Merger (Proposal 5 on the Sonic proxy card); and

•	To transact such other business as may properly come before the Sonic annual meeting or any adjournment or postponement thereof.

The Sonic Board of Directors unanimously recommends that you vote FOR each of the following proposals: (i) to approve the First Merger (including the Share Issuance) and the merger agreement; (ii) to approve the amendment to Sonic’s bylaws to increase the maximum size of the Sonic Board of Directors; (iii) to approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan; (iv) to elect the director nominees named in this joint proxy statement/prospectus; and (v) to approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates if necessary to solicit additional proxies.

For additional information about the merger, please see “Questions and Answers About the Merger” beginning on page viii, “The Merger” beginning on page 27, and “The Merger Agreement” beginning on page 71. For additional information about the other matters proposed to be voted on at the Sonic annual meeting, see “Sonic Annual Meeting” beginning on page 87.

The purposes of the DivX special meeting are:

•	To adopt the merger agreement (Proposal 1 on the DivX proxy card);

•

To approve any motion to adjourn or postpone the DivX special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the DivX special meeting to adopt the merger agreement (Proposal 2 on the DivX proxy card); and

•	To transact such other business as may properly come before the DivX special meeting or any adjournment or postponement thereof.

The DivX Board of Directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement, and FOR the proposal to approve any motion to adjourn or postpone the DivX special meeting to a later date or dates if necessary to solicit additional proxies.

For additional information about the merger, please see “Questions and Answers About the Merger” beginning on page viii, “The Merger” beginning on page 27 and “The Merger Agreement” beginning on page 71.

Q:	What vote is required to approve each proposal?

A:	The Sonic merger proposal: the affirmative vote of a majority of the outstanding shares of Sonic common stock entitled to vote is required to approve the Sonic merger proposal.

The Sonic bylaws amendment: the affirmative vote of a majority of the outstanding shares of Sonic common stock entitled to vote is required to approve the amendment to Sonic’s bylaws.

The Sonic incentive plan proposal: the affirmative vote of a majority of the shares of Sonic common stock present and voting, which shares voting affirmatively also constitute at least a majority of the quorum, is required to approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan.

The election of Sonic directors: the five nominees receiving the highest number of affirmative votes entitled to vote will be elected as directors, subject to the right of Sonic shareholders to cumulate their shares, as described below.

The Sonic adjournment proposal: the affirmative vote of a majority of the shares of Sonic common stock present and voting is required to approve a motion to adjourn or postpone the Sonic annual meeting.

The DivX merger proposal: the affirmative vote of a majority of the outstanding shares of DivX common stock entitled to vote is required to approve the DivX merger proposal.

The DivX adjournment proposal: the affirmative vote of a majority of the shares of DivX common stock present and voting is required to approve a motion to adjourn or postpone the DivX special meeting.

Concurrently with the execution of the merger agreement, Sonic entered into stockholder voting agreements with each of DivX’s directors and executive officers, pursuant to which, among other things, each such director and executive officer (1) agreed to vote his shares of DivX common stock in favor of approval of the merger and adoption of the merger agreement and against the approval or adoption of any alternative business combination transactions at each meeting of DivX’s stockholders during the period prior to the expiration of the DivX stockholder voting agreement; (2) granted to Sonic a proxy to vote his shares of DivX common stock in favor of approval of the merger and adoption of the merger agreement at each meeting of DivX’s stockholders prior to the expiration of the DivX stockholder voting agreement; (3) agreed not to solicit proposals relating to alternative business combination transactions or enter into discussions or provide confidential information in connection with proposals for alternative business combination transactions; and (4) subject to specified exceptions, agreed not to transfer his shares of DivX common stock prior to the expiration of the DivX stockholder voting agreement. Each of Sonic’s directors and executive officers entered into stockholder voting agreements with DivX containing terms that are similar to the terms of the DivX stockholder voting agreements with respect to his shares of Sonic common stock. As of the Record Date, DivX’s directors and executive officers owned and were entitled to vote approximately     % of the outstanding shares of DivX common stock (excluding shares subject to options) and Sonic’s directors and executive officers owned and were entitled to vote approximately     % of the outstanding shares of Sonic common stock (excluding shares subject to options).

Q:	If I am a Sonic shareholder, how do I cumulate my votes for the election of directors?

A:	Every Sonic shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes unless at least one shareholder has given notice at the Sonic annual meeting of the shareholder’s intention to cumulate votes, and no votes may be cast in favor of a candidate unless the candidate’s name has been placed in nomination prior to the voting.

Q:	If I am a Sonic shareholder, may I cumulate my votes with respect to any other matters?

A:	No. On all matters other than the election of directors, each share is entitled to one vote on each proposal that comes before the Sonic annual meeting.

Q:	If I am a DivX stockholder, may I cumulate my votes?

A:	No. Each share of DivX common stock is entitled to one vote on each proposal that comes before the DivX special meeting.

Q:	What if I hold shares in both Sonic and DivX?

A:	If you are a stockholder of both Sonic and DivX, you will receive two separate packages of proxy materials. A vote as a Sonic shareholder to approve the matters set forth in this joint proxy statement/prospectus will not constitute a vote as a DivX stockholder, or vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Sonic or DivX, or vote as both a Sonic shareholder and a DivX stockholder by Internet or telephone.

Q:	What happens if I sell my shares after the Record Date but before the applicable annual or special meeting?

A:	If you transfer your Sonic common stock or DivX common stock after the Record Date but before the date of the applicable meeting, you will retain your right to vote at the applicable annual or special meeting (provided that such shares remain outstanding on the date of the applicable meeting). However, if you are a DivX stockholder you will not have the right to receive any shares of Sonic common stock or cash in exchange for your former shares of DivX common stock if and when the First Merger is completed. In order to receive shares of Sonic common stock and cash in exchange for your shares of DivX common stock, you must hold your DivX common stock through the completion of the First Merger.

Q:	May I change my vote after I return my proxy card?

A:	Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the applicable stockholder meeting by:

•	Submitting a new, duly executed proxy card or paper ballot bearing a later date;

•	Sending written notice to Sonic’s or DivX’s corporate secretary, as applicable; or

•	Attending the applicable stockholder meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the applicable stockholder meeting if you obtain a legal proxy.

Q:	What if other business is properly brought before the Sonic annual meeting or the DivX special meeting?

A:	Neither company’s Board of Directors is aware of any other matters to be presented for stockholder action at the stockholder meetings. However, if other matters are properly brought before either stockholder meeting, the persons named as proxy holders will have the discretion to vote your shares.

Q:	Who is entitled to vote?

A:	Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the stockholder meetings. On the Record Date, there were shares of Sonic’s common stock outstanding and entitled to vote and shares of DivX’s common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares of common stock were registered directly in your name with the companies’ respective transfer agents, then you are a stockholder of record. The transfer agent for Sonic is BNY Mellon Shareholder Services (“Mellon”), and the transfer agent for DivX is American Stock Transfer & Trust Company (“AST”). As a stockholder of record in one or both of the companies, you may vote in person at the applicable stockholder meeting, or at any adjournment(s) thereof, or vote by proxy. Whether or not you plan to attend the applicable meeting, Sonic and DivX each urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the Record Date, your shares of common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials, including instructions how to vote by proxy, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the stockholder meetings. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the applicable stockholder meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	What constitutes a quorum?

A:	Shareholders who hold at least a majority of the voting power of the Sonic common stock issued and outstanding as of the close of business on the Record Date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Sonic annual meeting.

Stockholders who hold at least a majority of the voting power of the DivX common stock issued and outstanding as of the close of business on the Record Date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the DivX special meeting.

With respect to both stockholder meetings, proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present for determining whether a quorum is present.

Q:	How many votes do I have?

A:	You will be entitled to one vote for each outstanding share of Sonic or DivX common stock that you owned as of the Record Date on each matter considered at the applicable stockholder meeting. Sonic shareholders may cumulate votes for the election of directors only. The shares on your proxy card(s), included in your proxy materials, represent the shares you own and are eligible to vote.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

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Q:	How are votes counted?

A:	Votes will be counted by the inspectors of election appointed for the meetings, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes and abstentions. Abstentions will be counted towards the vote total for each proposal that requires the affirmative vote of a majority of all shares entitled to vote, and will have the same effect as “Against” votes.

Q:	What are “broker non-votes”?

A:	Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

None of the proposals at either of the stockholder meetings qualifies as “routine,” so brokers may not vote shares absent voting instructions from the beneficial owner.

Q:	Who are the proxy holders?

A:	The proxy holders for the Sonic annual meeting are David C. Habiger and Paul F. Norris, who were selected by the Sonic Board of Directors and currently serve as executive officers of Sonic.

The proxy holders for the DivX special meeting are Kevin C. Hell and Dan L. Halvorson, who were selected by the DivX Board of Directors and currently serve as executive officers of DivX.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card. Be sure to complete, sign and date the card and return it in the prepaid envelope, or you may vote by telephone or over the Internet by following the directions on your proxy card. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the proxy holders named in the proxy card will vote your shares as follows:

•	With respect to the Sonic annual meeting:

•	FOR the proposal to approve the First Merger (including the Share Issuance) and the merger agreement (Proposal 1 on the Sonic proxy card);

•	FOR the proposal to amend Sonic’s bylaws (Proposal 2 on the Sonic proxy card);

•	FOR the proposal to approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan (Proposal 3 on the Sonic proxy card);

•	FOR the election of the director nominees named in this joint proxy statement/prospectus (Proposal 4 on the Sonic proxy card); and

•	FOR the proposal to approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates if necessary to solicit additional proxies (Proposal 5 on the Sonic proxy card).

•	With respect to the DivX special meeting:

•	FOR the proposal to adopt the merger agreement (Proposal 1 on the DivX proxy card); and

•	FOR the proposal to approve any motion to adjourn or postpone the DivX special meeting to a later date or dates if necessary to solicit additional proxies (Proposal 2 on the DivX proxy card).

•

In person at the stockholder meeting. Each company’s stockholders may vote in person at the applicable stockholder meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Q:	Who will serve as inspector of election?

A:	At each stockholder meeting, a representative of the applicable company’s transfer agent will act as inspector of election to tabulate votes cast in person at such stockholder meeting.

Q:	Who is soliciting my vote?

A:	Proxies in the form enclosed with this joint proxy statement/prospectus are solicited by the board of directors of the company on whose behalf the proxy was delivered.

Q:	How will my vote be solicited?

A:	Solicitation of proxies may be made by directors, officers and other employees of Sonic or DivX, as applicable, by personal interview or telephone. No additional compensation will be paid to such individuals for any such services.

In addition, Innisfree and Georgeson are serving as proxy solicitors for Sonic and DivX, respectively, and will be soliciting proxies on their behalf. Please see “Sonic Annual Meeting—Solicitation of Proxies” on page 90 and “DivX Special Meeting—Solicitation of Proxies” on page 129.

Q:	Who pays for the solicitation of my vote?

A:	Costs of solicitation, including preparation, assembly, printing and mailing of this joint proxy statement/prospectus, proxy cards and any other information furnished to the stockholders, but excluding the fees and expenses of any proxy solicitor, will be borne equally by Sonic and DivX. Sonic and DivX will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	In accordance with the terms and conditions of the Agreement and Plan of Merger, dated June 1, 2010, DivX will merge with Siracusa Merger Corporation, a newly formed, wholly owned subsidiary of Sonic, with DivX surviving the merger and becoming a wholly owned subsidiary of Sonic (the “First Merger”). Immediately thereafter, DivX will merge with Siracusa Merger LLC, another newly formed, wholly owned subsidiary of Sonic, with Siracusa Merger LLC surviving the merger and immediately changing its name to DivX LLC (the “Second Merger” and together with the First Merger, the “merger”). After the Second Merger, the separate corporate existence of DivX, Inc. will cease. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Q:	Is my vote necessary to complete the merger?

A:	Yes. The companies have agreed to combine the two companies upon the terms and conditions of a merger agreement that is described in this joint proxy statement/prospectus, a copy of which is attached to Annex A. You are receiving these proxy materials to help you decide, among other matters, how to vote your shares of Sonic or DivX stock with respect to the proposed merger.

The merger cannot be completed unless:

•	Sonic shareholders approve the First Merger (including the Share Issuance) and the merger agreement; and

•	DivX stockholders adopt the merger agreement.

The stockholder meetings of each company are being held to vote on, among other matters, the proposals necessary to complete the merger. Information about these meetings, the merger and the other business to be considered by stockholders is contained in this joint proxy statement/prospectus.

Your vote is important. Sonic and DivX encourage you to vote as soon as possible.

Q:	What will stockholders receive in the merger?

A:	In the proposed merger, DivX stockholders will receive 0.514 shares of Sonic common stock (the “Exchange Ratio”) and $3.75 in cash for each share of DivX common stock they currently own. The cash and shares of common stock to be received by DivX stockholders in the First Merger are referred to in this joint proxy statement/prospectus as the “merger consideration.”

After completion of the merger, each Sonic shareholder will have the same number of shares of Sonic common stock that such shareholder held immediately prior to the completion of the merger. However, upon issuance of the shares of Sonic common stock to DivX stockholders in connection with the merger, each share of Sonic common stock outstanding immediately prior to the completion of the merger will represent a smaller percentage of the aggregate number of shares of Sonic common stock outstanding after the completion of the merger. On the other hand, each share of Sonic common stock will then represent an interest in a company with more assets.

Q:	Is the Exchange Ratio subject to adjustment based on changes in the prices of Sonic and/or DivX common stock?

A:	No. The Exchange Ratio is fixed, and no adjustments to the Exchange Ratio will be made based on changes in the price of either the Sonic common stock or DivX common stock prior to the closing of the First Merger. As a result of any such changes in stock price, the aggregate market value of the shares of Sonic common stock that the DivX stockholders are entitled to receive at the time that the First Merger is closed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the Sonic annual meeting, the date of the DivX special meeting or the date on which the DivX stockholders actually receive their shares of Sonic common stock.

Q:	How does the Exchange Ratio affect the ownership of Sonic after completion of the merger?

A:	Because the Exchange Ratio is fixed, to the extent that the number of shares of outstanding Sonic common stock or DivX common stock changes prior to completion of the merger, whether due to any new issuance of shares of Sonic common stock or DivX common stock, any exercise of any outstanding options or other rights to purchase shares of Sonic common stock or DivX common stock or otherwise, there will automatically occur a corresponding change in the relative ownership percentages of the current Sonic shareholders and the current DivX stockholders of the combined company. After completion of the merger, current Sonic and DivX stockholders are expected to own approximately 65% and 35%, respectively, of Sonic’s outstanding shares.

Q:	When do Sonic and DivX expect to complete the merger?

A:	The companies expect to complete the merger after all conditions to the First Merger in the merger agreement are satisfied or waived, including after stockholder approvals are received at the stockholder meetings and all required regulatory approvals are received. The companies currently expect to complete the merger promptly after the stockholder meetings. However, it is possible that factors outside of each company’s control could require Sonic and DivX to complete the merger at a later time or not to complete it at all.

Q:	What if I do not vote on the matters relating to the merger?

A:	If you are a stockholder of either company and you fail to vote or fail to instruct your broker or other nominee how to vote on the merger proposal, it will have the same effect as a vote against the merger proposal. If you respond with an “Abstain” vote on the merger proposal, your proxy will have the same effect as a vote against the merger proposal. If you respond but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote FOR the merger proposal.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:	Sonic and DivX intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Consummation of the merger is conditioned on the receipt by Sonic and DivX of opinions from their respective counsel that the merger will so qualify. Such opinions will be based on, and subject to, customary representations and assumptions as to factual and other matters.

Assuming the merger qualifies as a reorganization, DivX stockholders should expect to recognize gain in connection with their receipt of cash consideration in the merger, but should not expect to recognize a loss except with respect to cash received in lieu of a fractional share.

For a more complete description of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 67. The tax consequences of the merger to you may depend on your own situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this joint proxy statement/prospectus. Sonic and DivX urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Do I have appraisal or dissenters’ rights?

A:	DivX stockholders will have appraisal rights under Delaware law in connection with the merger. Any DivX stockholder who has not voted shares of DivX common stock in favor of the adoption of the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, such shares of DivX common stock in lieu of the cash and Sonic common stock provided for in the merger agreement. The value of the DivX common stock for this purpose will exclude any impact on value arising from, or expected to arise from, the merger. In order for a holder of DivX common stock to exercise a right to an appraisal, such holder must deliver to DivX a written demand for an appraisal of the shares of DivX common stock prior to the time the vote is taken on the merger agreement at the DivX stockholder meeting as provided by Delaware law.

For a more complete description of appraisal rights for DivX stockholders, see “Appraisal Rights for DivX Stockholders” beginning on page 153 and the relevant provisions of Delaware law on appraisal rights, attached to this joint proxy statement/prospectus as Annex H.

Sonic shareholders may exercise dissenters’ rights under California law. This means that shareholders who vote against the proposal to approve the merger and the merger agreement may make a written demand to Sonic for payment in cash of the “fair market value” of their shares. To be effective, Sonic must receive the demand no later than the date of the Sonic shareholder meeting and in order for any shareholders to be able to perfect their dissenters’ rights, demands for payment must be made with respect to 5% or more of the outstanding shares of Sonic common stock. The Sonic Board of Directors has determined that the fair market value of one share of Sonic common stock for this purpose is $11.89, which is the volume-weighted average price of Sonic common stock on June 1, 2010, the last business day before the public announcement of the merger. Sonic shareholders may disagree with the Sonic Board of Directors’ determination of fair market value.

For a more complete description of dissenters’ rights for Sonic shareholders, see “Dissenters’ Rights for Sonic Shareholders” beginning on page 155 and the relevant provisions of California law on dissenters’ rights, attached to this joint proxy statement/prospectus as Annex I.

Q:	Should I send in my stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card.

If you are a holder of DivX common stock, you will receive written instructions from the exchange agent after the First Merger is completed on how to exchange your stock certificates for Sonic common stock.

Sonic shareholders do not exchange their stock certificates in connection with the merger. Sonic shareholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:	What if I hold Sonic or DivX stock options or other equity-based awards?

A:	Sonic stock options and other equity-based awards, including restricted stock units, will remain outstanding and will not be affected by the merger.

In the merger, certain of the DivX employee stock options and other equity-based awards held by continuing employees, if not exercised prior to the merger, will be converted into options and equity-based awards of Sonic, and those options and awards will entitle the holder to receive Sonic common stock. The number of shares issuable under those options and awards, and the exercise prices for those options and awards, will be adjusted based on the sum of the per share stock and cash consideration to be paid by Sonic in the merger. In contrast, the vesting of DivX stock options and other equity-based awards held by individuals that will not continue as an employee of Sonic following the First Merger and the vesting of certain DivX stock options and other equity-based awards held by continuing employees will be accelerated according to the terms of the stock plan pursuant to which it was granted and the award will terminate at the closing of the First Merger.

For a more complete discussion of the treatment of DivX options and other equity-based awards, see “The Merger Agreement—Treatment of DivX Stock Options, Restricted Stock, RSUs and ESPP” beginning on page 72.

Q:	Whom should I contact if I have any questions about the merger or the proxy materials?

A:	If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor for the company in which you hold shares.

If you are a Sonic shareholder, you should contact Innisfree, the proxy solicitor for Sonic.

If you are a DivX stockholder, you should contact Georgeson, the proxy solicitor for DivX.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may also call your broker or other nominee for additional information.

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SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus, and does not contain all of the information that may be important to you. Sonic and DivX urge you to read carefully this joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus in their entirety. Additional important information is also contained in the documents that are incorporated by reference into this joint proxy statement/prospectus; see “Where You Can Find More Information” beginning on page 160. Unless stated otherwise, all references in this joint proxy statement/prospectus to Sonic are to Sonic Solutions, all references to DivX are to DivX, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of June 1, 2010, by and among Sonic Solutions, Siracusa Merger Corporation, Siracusa Merger LLC and DivX, Inc., as the same may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The Merger

Each of the Boards of Directors of Sonic and DivX has unanimously approved a transaction in which Sonic will acquire all the outstanding shares of DivX. Sonic and DivX have entered into the merger agreement pursuant to which DivX will merge with Siracusa Merger Corporation, a newly formed, wholly owned subsidiary of Sonic with and into DivX, with DivX becoming a wholly owned subsidiary of Sonic (the “First Merger”). Immediately thereafter, DivX will merge with Siracusa Merger LLC, another newly formed, wholly owned subsidiary of Sonic, with Siracusa Merger LLC surviving the merger and immediately changing its name to DivX LLC (the “Second Merger”). After the Second Merger, the separate corporate existence of DivX, Inc. will cease.

In the proposed merger, DivX stockholders will receive the merger consideration of 0.514 shares of Sonic common stock and $3.75 in cash for each share of DivX common stock that they own. Sonic shareholders will continue to own their existing shares of Sonic common stock, which will not be affected by the merger. After the close of the merger, current Sonic and DivX stockholders are expected to own approximately 65% and 35%, respectively, of Sonic’s outstanding shares.

The Parties

Sonic

Sonic is a leading developer of products and services that enable the creation, management, and enjoyment of digital media content across a wide variety of technology platforms. Sonic’s products and services offer innovative technologies to consumers, original equipment manufacturers (“OEMs”), businesses, high-end professional optical disc authoring experts and developers. It distributes its products and services through retailers and distributors, personal computer (“PC”) and consumer electronics (“CE”) OEMs, Internet websites including www.roxio.com, and other channels. It also licenses core technology and intellectual property to other software companies and technology manufacturers for integration into their own products and services. Sonic software is intended for use with a wide range of PC and CE operating systems, development environments, and proprietary platforms.

Sonic’s products and services are used to accomplish a wide variety of tasks, including creating and distributing digital audio and video content in a variety of formats; renting, purchasing and enjoying Hollywood movies and other premium content; producing digital media photo and video shows for sharing online and via television, PCs and CE devices; recording and playback of digital content on DVD, Blu-ray Disc (“BD”), other storage media and portable devices; managing digital media on PCs and CE devices; and backing up and preserving digital information, both to local storage devices and on the Internet.

Sonic was incorporated in California in 1986 and completed its initial public offering in 1994. Its principal executive headquarters are located at 7250 Redwood Blvd., Suite 300, Novato, California 94945. Its telephone number is (415) 893-8000, and its corporate web address is www.sonic.com.

DivX

DivX believes that media is undergoing a profound transformation that will change how individuals and entities obtain information, communicate and express ideas. DivX believes that there are opportunities within this transformation—opportunities to generate tremendous value by meeting the needs of users of new media and, more importantly, opportunities to influence the evolution and development of media. Its successes to date have been the result of creating value with and for a broad community of constituents including software vendors, consumer hardware device manufacturers, content creators and consumers.

DivX’s goal is to create products and provide services that improve the way consumers experience media. The first step toward this goal was to build and release a high-quality video compression-decompression software library, or codec, to enable distribution of content across the Internet and through recordable media. As a result, DivX created the DivX codec. Since the creation of the first DivX codec, DivX codecs have been actively sought out and downloaded by consumers hundreds of millions of times. These downloads include those for which DivX receives revenue as well as free downloads, such as limited time trial versions, and downloads provided as upgrades or support to existing end users of DivX products. After the significant grass-roots adoption of DivX codecs, the next step toward its goal was to license similar technology to consumer hardware device manufacturers and to certify their products to ensure the interoperable support of DivX-encoded content. DivX is entitled to receive a royalty and/or license fee for DivX Certified devices shipped by its customers. In addition to licensing revenue from such licensees, DivX also generates revenue from software licensing, advertising and content distribution.

DivX was incorporated in Delaware in 2000 and completed its initial public offering in 2006. Its principal executive headquarters are located at 4780 Eastgate Mall, San Diego, California 92121. Its telephone number is (858) 882-0600, and its corporate web address is www.divx.com.

Merger Subs

Siracusa Merger Corporation, a wholly owned subsidiary of Sonic, is a Delaware corporation formed on May 27, 2010 for the purpose of effecting the merger. In the First Merger, Siracusa Merger Corporation will merge with and into DivX, with DivX as the surviving corporation. Siracusa Merger LLC, a wholly owned subsidiary of Sonic, is a Delaware limited liability company formed on May 27, 2010 for the purpose of effecting the merger. In the Second Merger, which immediately follows the First Merger, DivX will merge with and into Siracusa Merger LLC with Siracusa Merger LLC being the surviving entity and changing its name to DivX LLC.

Neither Siracusa Merger Corporation nor Siracusa Merger LLC (together, the “Merger Subs”) has conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger Agreement

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Sonic and DivX encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see “The Merger Agreement” beginning on page 71.

Consideration to be Received in the Merger

Each outstanding share of DivX common stock will be converted into the right to receive 0.514 shares of Sonic common stock and $3.75 in cash.

DivX stockholders will not receive any fractional shares of Sonic common stock in the merger. Instead, the total number of shares of Sonic common stock that each DivX stockholder will receive in the merger will be rounded down to the nearest whole number, and Sonic will pay cash for any resulting fractional share that a DivX stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of

Sonic common stock will be determined by multiplying the fraction by the average closing sale price of a share of Sonic common stock for the 10 most recent trading days on which Sonic common stock trades ending on the trading day immediately prior to the effective date of the First Merger.

The merger agreement provides for adjustments to the Exchange Ratio to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Sonic common stock or DivX common stock), reorganization, recapitalization, reclassification or other like change with respect to Sonic common stock or DivX common stock with a record date prior to the First Merger. See “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 72.

Treatment of Stock Options and Other Equity-based Awards

DivX

In the merger, certain DivX employee stock options and other equity-based awards held by continuing employees, if not exercised prior to the First Merger, will be converted into options and equity-based awards of Sonic, and those options and awards will entitle the holder to receive Sonic common stock. The number of shares subject to those options and awards, and the exercise prices for those options and awards, will be adjusted based on the sum of the per share stock and cash consideration to be paid by Sonic in the merger. In contrast, the vesting of DivX stock options and other equity-based awards held by individuals that will not continue as an employee of Sonic following the First Merger and the vesting of certain DivX stock options and other equity-based awards held by continuing employees will be accelerated according to the terms of the stock plan pursuant to which it was granted and the award will terminate at the closing of the First Merger.

For a more complete discussion of the treatment of DivX options and other equity-based awards, see “The Merger Agreement—Treatment of DivX Stock Options, Restricted Stock, RSUs and ESPP” beginning on page 72.

Sonic

Sonic stock options and other equity-based awards, including restricted stock units, will remain outstanding and will not be affected by the merger.

Directors Following the Merger

The current directors of Sonic are expected to continue to serve as directors after the merger, subject to their re-election at the Sonic annual meeting. Sonic has agreed to offer to two directors of DivX to serve on the Sonic Board of Directors following completion of the merger, and to take all actions necessary to cause each accepting director to join the Board of Directors of Sonic in accordance with such offers, and to cause the authorized size of the Sonic Board of Directors as of immediately following the First Merger not to exceed eight directors. The remaining directors of DivX will resign at or immediately prior to the effective time of the First Merger.

For a more complete discussion of the directors and management of the Sonic following the merger, see “The Merger Agreement—Directors and Executive Officers Following the Merger” beginning on page 71.

Recommendation of the Sonic Board of Directors as to the Merger

After careful consideration, the Sonic Board of Directors unanimously recommends that Sonic shareholders vote FOR the proposal to approve the merger (including the Share Issuance) and the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates if necessary to solicit additional proxies.

For a more complete description of Sonic’s reasons for the merger and the recommendations of the Sonic Board of Directors, see “The Merger—Sonic Board of Directors’ Recommendation and Reasons for the Merger” beginning on page 39.

For additional information about the other matters proposed to be voted on at the Sonic annual meeting, see “Sonic Annual Meeting” beginning on page 87.

Recommendation of the DivX Board of Directors

After careful consideration, the DivX Board of Directors unanimously recommends that DivX stockholders vote FOR the proposal to adopt the merger agreement and FOR the proposal to approve any motion to adjourn or postpone the DivX special meeting to a later date or dates if necessary to solicit additional proxies.

For a description of DivX’s reasons for the merger and the recommendation of the DivX Board of Directors, see “The Merger Agreement—DivX Board of Directors’ Recommendation and Reasons for the Merger” beginning on page 42.

Opinions of Financial Advisors

Sonic’s Financial Advisor

Sonic retained Jefferies & Company, Inc. (“Jefferies”) to act as financial advisor to Sonic in connection with the delivery of an opinion to the Sonic Board of Directors as to the fairness of the consideration to be paid by Sonic in connection with the merger. At the meeting of the Sonic Board of Directors on June 1, 2010, Jefferies rendered its opinion to the Sonic Board of Directors to the effect that, as of that date and based upon and subject to the various considerations set forth therein, the consideration to be paid by Sonic to the holders of shares of DivX common stock pursuant to the merger agreement was fair, from a financial point of view, to Sonic.

Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the Sonic Board of Directors and addresses only the fairness, from a financial point of view, of the consideration to be paid by Sonic to the holders of shares of DivX common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of shares of Sonic common stock should vote on the merger or any matter related thereto.

For a more complete description of the Jefferies opinion, see “The Merger—Opinion of Financial Advisor to the Sonic Board of Directors” beginning on page 44. The full text of the written opinion of Jefferies is attached to this joint proxy statement/prospectus as Annex D. The summary of the opinion of Jefferies set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Sonic encourages its shareholders to read the entire opinion carefully and in its entirety.

DivX’s Financial Advisor

In connection with the merger, DivX’s financial advisor, Oppenheimer & Co. Inc. (“Oppenheimer”), rendered to DivX’s Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated June 1, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received in the merger by holders of DivX common stock was fair, from a financial point of view, to such holders. The full text of Oppenheimer’s written opinion, dated June 1, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus. Oppenheimer’s opinion was provided to DivX’s Board of Directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of DivX to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for DivX or the effect of any other transaction in which DivX might engage. Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger or otherwise. The summary of the Oppenheimer opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

For a more complete description of the Oppenheimer opinion, see “The Merger—Opinion of DivX’s Financial Advisor” beginning on page 51. See also Annex E to this joint proxy statement/prospectus.

Board of Directors and Executive Officers of Sonic After the Completion of the Merger

The current directors of Sonic are expected to continue to serve as directors after the merger, subject to their re-election at the Sonic annual meeting. Sonic has offered to              and             , two current DivX directors, to elect each of them to serve on the Sonic Board of Directors following the completion of the merger, to take all actions necessary to cause each accepting director to join the Board of Directors of Sonic in accordance with such offers, and to cause the authorized size of the Sonic Board of Directors as of immediately following the First Merger not to exceed eight directors. The remaining directors of DivX will resign at or immediately prior to the effective time of the First Merger. The executive officers of Sonic will continue as the executive officers after the merger.

Interests of DivX’s Directors and Executive Officers in the Merger

You should be aware that some of the directors and officers of DivX have interests in the merger that are different from, or are in addition to, the interests of DivX stockholders generally.

Interests of the DivX directors and executive officers relate to (i) the offer by Sonic to              and             , two current DivX directors, to elect each of them to serve as directors of Sonic following completion of the merger, (ii) the right to continued indemnification and insurance coverage for directors and executive officers of DivX after the merger is completed pursuant to the terms of the merger agreement, (iii) the vesting in full of all equity awards held by DivX’s non-employee directors concurrently with the closing of the First Merger in accordance with the DivX 2010 Board Compensation Plan, (iv) the payment of severance benefits to certain executive officers of DivX pursuant to the DivX Change in Control Severance Plan and (v) the issuance and vesting of certain restricted stock units to certain executive officers of DivX.

For a further discussion of interests of DivX’s directors and executive officers in the merger, see “The Merger—Interests of DivX’s Directors and Executive Officers in the Merger” beginning on page 61.

Material U.S. Federal Income Tax Consequences of the Merger

Sonic and DivX intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Completion of the merger is conditioned on the receipt by Sonic and DivX of opinions from their respective counsels that the merger will so qualify. Such opinions will be based on, and subject to, customary representations and assumptions as to factual and other matters.

Assuming the merger qualifies as a reorganization, DivX stockholders should expect to recognize gain in connection with their receipt of cash consideration in the merger, but should not expect to recognize a loss except with respect to cash received in lieu of a fractional share.

For a more complete description of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 67. The tax consequences of the merger to you may depend on your own situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this joint proxy statement/prospectus. Sonic and DivX urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment of the Merger

The merger will be accounted for as an acquisition of DivX by Sonic under the acquisition method of accounting according to U.S. Generally Accepted Accounting Principles (“GAAP”).

Appraisal Rights

DivX stockholders will have appraisal rights under Delaware law in connection with the merger. Any DivX stockholder who has not voted shares of DivX common stock in favor of the adoption and the approval of the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, such shares of DivX common stock in lieu of the cash and Sonic common stock provided for in the merger agreement. The value of the DivX common stock for this purpose will exclude any impact on value arising from, or expected to arise from, the merger. In order for the holder of DivX common stock to exercise its right to an appraisal, such holder must deliver to DivX a written demand for an appraisal of the shares of DivX common stock prior to the time the vote is taken on the merger agreement at the DivX special meeting as provided by Delaware law.

For a more complete description of appraisal rights for DivX stockholders, see “Appraisal Rights for DivX Stockholders” beginning on page 153 and the relevant provisions of Delaware law on dissenters’ rights, attached to this joint proxy statement/prospectus as Annex H.

Sonic shareholders may exercise dissenters’ rights under California law in connection with the merger. This means that shareholders who vote against the proposal to approve the merger agreement and the First Merger may make a written demand to Sonic for payment in cash of the “fair market value” of their shares. To be effective, Sonic must receive the demand no later than the date of the Sonic annual meeting and, in order for any shareholders to be able to perfect their dissenters’ rights, demands for payment must be made with respect to 5% or more of the outstanding shares of Sonic common stock. The Sonic Board of Directors has determined that the fair market value of one share of Sonic common stock for this purpose is $11.89, which is the volume-weighted average price of Sonic common stock on June 1, 2010, the last business day before the public announcement of the merger. Sonic shareholders may disagree with the Sonic Board of Directors’ determination of fair market value.

For more a more complete description of dissenters’ rights for Sonic shareholders, see “Dissenters’ Rights for Sonic Shareholders” beginning on page 155 and the relevant provisions of California law on dissenters’ rights, attached to this joint proxy statement/prospectus as Annex I.

Regulatory Matters

Sonic and DivX have each agreed to use their reasonable best efforts in order to obtain all regulatory approvals required in order to complete the merger. These approvals include antitrust filings with the U.S. Department of Justice and the U.S. Federal Trade Commission including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related rules (the “HSR Act”) and expiration or termination of the required waiting periods. Although we do not expect any other regulatory authorities to raise any significant objections in connection with the merger, we may not obtain all required regulatory approvals or these regulatory approvals may contain terms, conditions or restrictions that would be detrimental to Sonic after the completion of the merger.

For a more complete discussion of regulatory matters relating to the merger, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 65.

Timing of and Conditions to Completion of the Merger

Sonic and DivX expect to complete the First Merger after all the conditions to the First Merger in the merger agreement are satisfied or waived, including after receiving stockholder approvals at the meetings of Sonic and DivX stockholders and all required regulatory approvals. Sonic and DivX currently expect to complete the merger promptly after the meetings. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not to complete it at all.

The obligation of each party to complete the First Merger is subject to the satisfaction or waiver of several conditions set forth in the merger agreement, which are summarized below:

•	the First Merger (including the Share Issuance) and the merger agreement shall have been approved by Sonic shareholders;

•	the merger agreement shall have been adopted by DivX stockholders;

•	there shall have been no governmental orders or proceedings that make the merger illegal or otherwise prohibit the completion of the merger;

•

the registration statement in which this joint proxy statement/prospectus is included shall have been declared effective by the SEC, and there shall be no stop orders or proceedings initiated or threatened to suspend the effectiveness of such registration statement;

•	any waiting period under the HSR Act, shall have expired or been terminated and satisfaction of other material foreign antitrust requirements shall have been obtained;

•	Sonic and DivX shall each have received written tax opinions to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

•

the shares of Sonic common stock to be issued in connection with the merger and upon exercise of the options to purchase shares of DivX common stock assumed by Sonic in the merger shall have been authorized for listing on the Nasdaq Global Market, subject to official notice of issuance.

The obligation of DivX to complete the First Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Sonic and the Merger Subs contained in the merger agreement relating to their capitalization shall be true and correct on and as of the closing date of the First Merger except for any de minimis inaccuracy therein;

•

the representations and warranties of Sonic and the Merger Subs contained in the merger agreement, other than those relating to capitalization, shall be true and correct on and as of the closing date of the First Merger except for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sonic and its subsidiaries, taken as a whole;

•

Sonic and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing date of the First Merger; and

•	no material adverse effect on Sonic shall have occurred since the date of the merger agreement and be continuing.

The obligation of Sonic to complete the First Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of DivX contained in the merger agreement relating to its capitalization shall be true and correct on and as of the closing date of the First Merger except for any de minimis inaccuracy therein;

•

the representations and warranties of DivX contained in the merger agreement other than those relating to capitalization shall be true and correct on and as of the closing date of the First Merger except for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on DivX and its subsidiaries, taken as a whole;

•

DivX shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with at or prior to the closing date of the First Merger;

•	DivX shall have exercised its put rights with respect to certain of its auction rate securities; and

•	material adverse effect on DivX shall have occurred since the date of the merger agreement and be continuing.

The merger agreement provides that any or all of the additional conditions described above may be waived, in whole or in part, by Sonic or DivX, as the case may be, to the extent legally allowed.

For a discussion of the timing of the merger, see “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 71. For a more complete description of the closing conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 78.

No Solicitation of Other Offers

The merger agreement contains “no solicitation” provisions, which require that DivX not, and not permit its subsidiaries, officers, employees, directors or its agents or other representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•

release or authorize the release of any person from, or waive or authorize the waiver of, any provision of any confidentiality, “standstill” or similar agreement under which it or any of its subsidiaries have any rights, or fail to enforce or cause to be enforced in all material respects each such agreement at the request of Sonic;

•

take any action to render inapplicable, or to exempt any third person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

•	publicly approve, endorse, recommend or take any position other than to recommend rejection of any acquisition proposal; or

•

enter into any letter of intent or similar contract contemplating or otherwise relating to any acquisition proposal or merger contemplated thereby (other than a confidentiality agreement entered into in connection with a superior offer).

The merger agreement does not, however, prohibit DivX from considering a bona fide written acquisition proposal from a third party if certain specified conditions are met. For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 80.

Termination of the Merger Agreement

Each of Sonic or DivX has the right to terminate the merger agreement at any time prior to the completion of the First Merger if:

•	the parties mutually agree in writing;

•

the completion of the First Merger does not occur on or before December 31, 2010, except that a party may not terminate the merger agreement under this provision if such party was the principal cause of the failure of the First Merger to occur on or before such date;

•	a nonappealable final governmental order or ruling permanently prevents or makes illegal the completion of the First Merger;

•	DivX stockholders do not adopt the merger agreement despite a duly convened meeting of DivX stockholders; or

•	Sonic shareholders do not approve the First Merger (which includes the Share Issuance) despite a duly convened meeting of Sonic shareholders.

Sonic has the right to terminate the merger agreement if:

•	a specified triggering event with respect to DivX occurs; or

•

DivX breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

A triggering event includes among other things, a change of recommendation of DivX’s Board of Directors that DivX stockholders adopt the merger agreement, the failure of DivX’s Board of Directors to reaffirm DivX’s recommendation that DivX stockholders adopt the merger agreement, DivX’s Board of Directors’ approval or recommendation of any competing acquisition proposal, DivX entering into a letter of intent or similar agreement relating to any competing acquisition proposal, or a material breach by DivX of its no solicitation obligations under the merger agreement.

DivX has the right to terminate the merger agreement if Sonic breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

For a discussion of the termination of the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 83.

Termination Fees

In the merger agreement, DivX has agreed to pay Sonic a termination fee of $8.35 million if the merger agreement is terminated:

•	by Sonic as a result of a triggering event; or

•

(a) (i) by Sonic as a result of the failure to close the First Merger on or before December 31, 2010, provided that DivX’s action or failure to act is a principal cause of the failure of the First Merger to occur and such action or failure to act resulted in a breach of the merger agreement or (ii) by Sonic or DivX in the event that DivX’s stockholders fail to vote in favor of the adoption of the merger agreement at the DivX special meeting (including any adjournments or postponements thereof) and (b) after the date of the merger agreement and prior to the termination of the merger agreement, any acquisition proposal with respect to DivX has been publicly disclosed and not withdrawn and an acquisition of DivX is completed or DivX enters into an agreement providing for an acquisition of DivX within 12 months following the termination of the merger agreement.

This termination fee could discourage other companies from seeking to acquire or merge with DivX. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 83, “—Effect of Termination” on page 84 and “—Termination Fees” beginning on page 84.

Rights of DivX Stockholders Will Change as a Result of the Merger

Due to differences between the states of incorporation and governing documents of Sonic and DivX, DivX stockholders receiving Sonic common stock in connection with the First Merger will have different rights once they become Sonic shareholders. The material differences are described in detail under the section entitled “Comparison of Rights of Stockholders of Sonic and DivX” beginning on page 145.

Matters to be Considered at the Meetings of Stockholders

Sonic

Sonic shareholders will be asked to vote on the following proposals at the Sonic annual meeting:

•	to approve the First Merger (including the Share Issuance) and the merger agreement (Proposal 1 on the Sonic proxy card);

•	to approve an amendment to Sonic’s bylaws to increase the number of directors from a range of five to seven to a range of five to nine (Proposal 2 on the Sonic proxy card);

•

to approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan, which, among other changes, will increase the number of shares of Sonic common stock reserved for issuance under the plan by an additional 6,000,000 shares (Proposal 3 on the Sonic proxy card);

•	to elect five directors to serve for the ensuing year or until their successors are elected and qualified (Proposal 4 on the Sonic proxy card);

•

to approve any motion to adjourn or postpone the Sonic annual meeting to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Sonic annual meeting to approve the First Merger (Proposal 5 on the Sonic Proxy card); and

•	to transact any other business that properly comes before the Sonic annual meeting or any adjournment or postponement thereof.

The approval of Proposal 1 listed above is required for completion of the merger.

The Sonic Board of Directors unanimously recommends that you vote FOR each of the following proposals: (i) to approve the First Merger (including the Share Issuance) and the merger agreement; (ii) to approve the amendment to Sonic’s bylaws to increase the maximum size of the Sonic Board of Directors; (iii) to approve the amendment and restatement of Sonic Solutions 2004 Equity Compensation Plan; (iv) to elect the director nominees named in this joint proxy statement/prospectus; and (v) to approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates if necessary to solicit additional proxies.

DivX

DivX stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement (Proposal 1 on the DivX proxy card);

•

to approve any motion to adjourn or postpone the DivX special meeting to another time or place, if necessary, to solicit additional proxies if there are insufficient votes at the time of the DivX special meeting to adopt the merger agreement (Proposal 2 on the DivX proxy card); and

•	to transact such other business that properly comes before the DivX special meeting or any adjournment or postponement thereof.

The approval of Proposal 1 listed above is required for completion of the merger.

The DivX Board of Directors unanimously recommends that DivX stockholders vote FOR the proposal to adopt the merger and FOR the agreement approve any motion to adjourn or postpone the DivX special meeting, if necessary, to solicit additional proxies.

Voting by Sonic and DivX Directors and Executive Officers

Concurrently with the execution of the merger agreement, Sonic entered into stockholder voting agreements with each of DivX’s directors and executive officers, pursuant to which, among other things, each such director and executive officer (1) agreed to vote his shares of DivX common stock in favor of approval of the merger and adoption of the merger agreement and against the approval or adoption of any alternative business combination transactions at each meeting of DivX’s stockholders during the period prior to the expiration of the DivX stockholder voting agreement; (2) granted to Sonic a proxy to vote his shares of DivX common stock in favor of approval of the merger and adoption of the merger agreement at each meeting of DivX’s stockholders prior to the expiration of the DivX stockholder voting agreement; (3) agreed not to solicit proposals relating to alternative business combination transactions or enter into discussions or provide confidential information in connection with proposals for alternative business combination transactions; and (4) subject to specified exceptions, agreed not to transfer his shares of DivX common stock prior to the expiration of the DivX stockholder voting agreement. Each of Sonic’s directors and executive officers entered into stockholder voting agreements with DivX containing terms that are similar to the terms of the DivX stockholder voting agreements with respect to his shares of Sonic common stock.

As of the Record Date, DivX’s directors and executive officers owned and were entitled to vote approximately         % of the outstanding shares of DivX common stock (excluding shares subject to options) and Sonic’s directors and executive officers owned and were entitled to vote approximately         % of the outstanding shares of Sonic common stock (excluding shares subject to options).

A copy of the form of stockholder voting agreement entered into by DivX directors and executive officers with Sonic is attached as Annex B to this joint proxy statement/prospectus and a copy of the form of stockholder voting agreement entered into by Sonic directors and executive officers with DivX is attached as Annex C to this joint proxy statement/prospectus.

Legal Proceedings Related to the Merger

Two purported class action lawsuits have been filed in the Superior Court of the State of California, County of San Diego, against the members of the DivX Board of Directors, Siracusa Merger Corporation and Siracusa Merger LLC brought by individual DivX stockholders challenging the proposed merger and seeking, among other things, to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement. If any plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger pursuant to the terms of the merger agreement, such an injunction may prevent the completion of the merger in the expected timeframe (or altogether).

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25, you should carefully consider the following risk factors before deciding whether to vote for either merger proposal. In addition, you should read and consider the risks associated with each of the businesses of Sonic and DivX because these risks will also affect Sonic after the merger. These risks can be found in Sonic’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and in DivX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 160.

Uncertainty about the merger may adversely affect the relationships of Sonic or DivX with their respective customers, suppliers and employees, whether or not the merger is completed.

In response to the announcement of the merger, existing or prospective customers or suppliers of Sonic or DivX may:

•	delay, defer or cease purchasing products or services from or providing products or services to Sonic, DivX or the combined company;

•	delay or defer other decisions concerning Sonic, DivX or the combined company, or refuse to extend credit to Sonic, DivX or the combined company; or

•	otherwise seek to change the terms on which they do business with Sonic, DivX or the combined company.

Any such delays or changes to terms could seriously harm the business of each company or, if the merger is completed, the combined company.

In addition, as a result of the merger, current and prospective employees could experience uncertainty about their future with Sonic, DivX or the combined company. These uncertainties may impair the ability of each company to retain, recruit or motivate key personnel.

Any delay in the completion of the merger may significantly reduce the benefits expected to be obtained from the merger or could adversely affect the market price of Sonic or DivX common stock or their future business and financial results.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions, including approvals of Sonic and DivX stockholders, that are beyond the control of Sonic and DivX and that may prevent, delay or otherwise materially and adversely affect completion of the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 65 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 78. Sonic and DivX cannot predict whether and when these other conditions will be satisfied.

Failure to complete the merger would prevent Sonic and DivX from realizing the anticipated benefits of the merger. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the merger may significantly reduce the synergies and other benefits that Sonic expects to achieve if it successfully completes the merger within the expected timeframe and integrates the businesses.

In addition, the market price of each company’s common stock may reflect various market assumptions as to whether and when the merger will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the merger could result in a significant change in the market price of Sonic or DivX common stock.

The merger agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to effect a business combination with DivX.

The merger agreement contains “no solicitation” provisions that restrict DivX’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party and “force the vote” provisions that require DivX to hold its special meeting of stockholders even if its Board of Directors withdraws, amends or modifies its recommendation regarding the merger. Further, several conditions must be satisfied in order for the DivX Board of Directors to withdraw, amend or modify its recommendation regarding the merger proposal. See “The Merger Agreement—Additional Covenants” beginning on page 78. If the DivX Board of Directors withdraws, amends or modifies its recommendation regarding the merger proposal, Sonic has the right to terminate the merger agreement and receive a $8.35 million termination fee from DivX. In addition, Sonic is entitled to receive the $8.35 million termination fee from DivX if the agreement is terminated:

•	by Sonic as a result of a triggering event; or

•

(a) (i) by Sonic as a result of the failure to close the First Merger on or before December 31, 2010, provided that DivX’s action or failure to act is a principal cause of the failure of the First Merger to occur and such action or failure to act resulted in a breach of the merger agreement, or (ii) by Sonic or DivX in the event that DivX’s stockholders fail to vote in favor of the adoption of the merger agreement at the DivX special meeting (including any adjournments or postponements thereof), and (b) after the date of the merger agreement and prior to the termination of the merger agreement, any acquisition proposal with respect to DivX has been publicly disclosed and not withdrawn and an acquisition of DivX is completed or DivX enters into an agreement providing for an acquisition of DivX within 12 months following the termination of the merger agreement.

See the description of these provisions under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 83 and “—Termination Fee” beginning on page 84.

These provisions could discourage a potential competing acquiror from considering or proposing an acquisition of DivX, even if it were prepared to pay consideration with a higher value than the shares proposed to be issued in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Because the Exchange Ratio is fixed and will not be adjusted in the event of changes in the price of either Sonic’s or DivX’s common stock, the market value of the shares of Sonic’s common stock to be received by the DivX stockholders in connection with the merger is subject to change prior to the completion of the merger.

The Exchange Ratio is fixed such that each share of DivX common stock will be converted into the right to receive 0.514 shares of Sonic common stock as well as $3.75 per share in cash in connection with the merger. No adjustments to this Exchange Ratio will be made based on changes in the price of either the Sonic common stock or DivX common stock prior to the completion of the merger. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in Sonic’s or DivX’s respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond Sonic’s or DivX’s control.

As a result of any such changes in stock price, the market value of the shares of Sonic common stock that the DivX stockholders will receive at the time that the merger is completed could vary significantly from the value of such shares immediately prior to the public announcement of the merger, on the date of this joint proxy statement/prospectus, on the date of the Sonic annual meeting, on the date of the DivX special meeting or on the date on which the DivX stockholders actually receive their shares of Sonic common stock. For example, based on the range of closing prices of Sonic common stock during the period from June 1, 2010, the last trading day before the public announcement of the merger, through             , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, the Exchange Ratio represented a market value ranging from a low of $              to a high of $              for each share of DivX common stock. Accordingly, at the time of the

Sonic annual meeting or the DivX special meeting, as the case may be, neither the Sonic shareholders nor the DivX stockholders will know or be able to calculate the exact market value of the consideration that the DivX stockholders will receive upon completion of the merger.

Lawsuits have been filed against members of DivX’s Board of Directors, Siracusa Merger Corporation and Siracusa Merger LLC challenging the merger. Any adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

The members of the DivX Board of Directors, Siracusa Merger Corporation and Siracusa Merger LLC have been named as defendants in two purported class action lawsuits brought by individual DivX stockholders challenging the merger and seeking, among other things, to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement. One of the conditions to the completion of the First Merger is that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the First Merger shall have been issued by any court of competent jurisdiction and be in effect. Consequently, if any plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the First Merger pursuant to the terms of the merger agreement, such an injunction may prevent the completion of the merger in the expected timeframe (or altogether). See “The Merger—Legal Proceedings Related to the Merger” beginning on page 66.

Because certain directors and executive officers of DivX have interests in seeing the merger completed that are different than those of DivX’s other stockholders, these persons may have conflicts of interest in recommending that DivX stockholders vote to approve the merger.

Certain directors and executive officers of DivX have arrangements or other interests that provide them with interests in the merger that are different than those of DivX’s other stockholders. Sonic has offered to              and             , two current directors of DivX, to elect each of them to serve on the Sonic Board of Directors following the completion of the First Merger, and to take all actions necessary to cause each accepting director to join the Board of Directors of Sonic in accordance with such offers. Although other DivX directors will not become directors of Sonic after the merger, Sonic will indemnify and maintain liability insurance for all of the directors of DivX for their services as directors before the merger. In addition, each of the executive officers of DivX is a party to the DivX Change in Control Severance Benefit Plan that contains change of control severance protections that entitle each such executive officer to enhanced severance if his employment were to terminate following the merger under specific circumstances. The merger agreement provides that the severance payments under the DivX Change in Control Severance Benefit Plan will be paid to each of Kevin Hell, Dan Halvorson and David Richter immediately prior to the effective time of the First Merger. The DivX Change in Control Severance Benefit Plan also provides that the equity awards held by DivX executive officers will accelerate if their employment were to terminate following the merger under specific circumstances.

These and other material interests of the directors and executive officers of DivX in the merger that are different from those of the other DivX stockholders are described under “The Merger—Interests of DivX’s Directors and Executive Officers in the Merger” beginning on page 61.

The ability to complete the merger is subject to the receipt of consents and approvals from government entities, which may impose conditions that could have an adverse effect on Sonic, DivX or the combined company or could cause either party to abandon the merger.

Completion of the merger is conditioned upon, among other things, the receipt of certain regulatory and antitrust approvals, including under the HSR Act. In deciding whether to grant regulatory or antitrust approvals, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdictions. The relevant governmental entities may condition their approval of the merger on Sonic’s or DivX’s agreement to various requirements, limitations or costs, or require divestitures or place restrictions on the conduct of Sonic’s business following the merger. If Sonic and DivX agree to these requirements, limitations, costs, divestitures or restrictions, the ability to realize the anticipated benefits of the merger may be impaired. Neither Sonic nor DivX can provide any assurance that either company will obtain the necessary approvals or that any of the requirements, limitations, costs, divestitures or restrictions to which they agree will not have a material adverse effect on Sonic following the merger. In addition, these requirements, limitations, costs, divestitures or restrictions may result in the delay or abandonment of the merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 65 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 78.

Sonic and DivX may waive one or more of the conditions of the merger without resoliciting stockholder approval for the merger.

Each of the conditions to Sonic’s and DivX’s obligations to complete the merger may be waived, in whole or in part, if permitted by applicable legal requirements, by agreement of Sonic and DivX, if the condition is a condition to both Sonic’s and DivX’s obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The Boards of Directors of Sonic and DivX may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies are necessary. Sonic and DivX, however, generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that any such waiver is determined not to be significant enough to require resolicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

The issuance of shares of Sonic common stock to DivX stockholders in the merger will substantially reduce the percentage interests of Sonic shareholders.

If the merger is completed, Sonic will issue a number of shares of Sonic common stock to DivX stockholders such that following the merger, current Sonic shareholders and DivX stockholders will own approximately 65% and 35% of the outstanding common stock of Sonic, respectively. In addition, certain of the DivX employee stock options and other equity-based awards held by continuing employees will be converted into options and equity-based awards of Sonic, and those options and awards will entitle the holder to receive Sonic common stock. The number of shares subject to those options and awards, and the exercise prices for those options and awards, will be adjusted based on the sum of the per share stock and cash consideration to be paid by Sonic in the merger.

The issuance of shares of Sonic common stock to DivX stockholders in the merger and to holders of DivX stock options and restricted stock units upon exercise of those stock options and restricted stock units will cause a significant reduction in the relative percentage interest of current Sonic shareholders in Sonic’s earnings, liquidation value and book and market value following the merger.

Sonic and DivX will incur significant costs in connection with the merger.

Sonic and DivX will incur substantial expenses related to the merger, whether or not the merger is completed. Sonic estimates that it will incur direct transaction costs of approximately $             million in connection with the merger, approximately $             million of which is not contingent on the completion of the merger. DivX estimates that it will incur direct transaction costs of approximately $             million in connection with the merger, approximately $             million of which is not contingent upon the completion of the merger. Moreover, in the event that the merger agreement is terminated, DivX may, under some circumstances, be required to pay Sonic a $8.35 million termination fee. See “The Merger Agreement—Termination Fees” beginning on page 84.

In the event the merger is completed, Sonic expects to incur significant additional expenses. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed assets and lease administration systems, and regulatory compliance. Moreover, many of the expenses that will be incurred, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that Sonic and DivX expect to achieve from the elimination of duplicative expenses, the realization of economies of scale, and cost savings and revenue synergies related to the integration of the two companies following the completion of the merger. The amount and timing of any these charges are uncertain at the present time. In addition, Sonic may incur additional material charges in subsequent fiscal quarters following the merger to reflect additional costs in connection with the merger.

The merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the price of the common stock of the combined company following completion of the merger.

Sonic and DivX currently anticipate that the merger will be accretive to the earnings per share of the combined company during the first full calendar year after the merger is completed. This expectation is based on preliminary estimates and assumes certain synergies expected to be realized by the combined company during such time. Such estimates and assumptions could materially change due to additional transaction-related costs, the failure to realize any or all of the benefits expected in the merger or other factors beyond the control of Sonic and DivX. All of these factors could delay, decrease or eliminate the expected accretive effect of the merger and cause resulting dilution to the combined company’s earnings per share or to the price of the common stock of the combined company.

Diversion of management’s attention could harm Sonic or DivX, whether or not the merger is completed.

Completion of the merger will require a significant amount of time and attention from the management of each of Sonic and DivX. The diversion of management’s attention away from ongoing operations could adversely affect the ongoing operations and business relationships of each company and, if the merger is completed, adversely affect Sonic after the merger.

Integrating DivX into Sonic’s existing operations will involve considerable risks and may not be successful.

The integration of DivX into Sonic’s existing operations will be a complex, time-consuming and expensive process and may disrupt Sonic’s existing operations if it is not completed in a timely and efficient manner. If Sonic’s management is unable to minimize the potential disruption to its business during the integration process, Sonic may not realize the anticipated benefits of the merger. Realizing the benefits of the merger will depend in part on the integration of technology, operations, and personnel while maintaining adequate focus on Sonic’s core businesses. Sonic may encounter substantial difficulties, costs and delays in integrating DivX, including the following, any of which could seriously harm its results of operations, business, financial condition and/or the price of its stock:

•	conflicts between business cultures;

•	difficulties and delays in the integration of operations, personnel, technologies, products, services, business relationships and information and other systems of the acquired businesses;

•	the diversion of management’s attention from normal daily operations of the business;

•	complexities associated with managing the larger, more complex, combined business;

•	large one-time write-offs;

•	the incurrence of contingent liabilities;

•	contractual and/or intellectual property disputes;

•	lost sales and customers as a result of customers of either of the two companies deciding not to do business with the combined company;

•	problems, defects or other issues relating to acquired products or technologies that become known to Sonic only after the closing of the merger;

•	conflicts in distribution, marketing or other important relationships;

•	difficulties caused by entering geographic and business markets in which Sonic has no or only limited experience;

•	acquired products and services that may not attract customers;

•	loss of key employees and disruptions among employees that may erode employee morale;

•	inability to implement uniform standards, controls, policies and procedures;

•	failure to achieve anticipated levels of revenue, profitability or productivity; and

•	poor acceptance of Sonic’s revised business model and strategies.

Sonic’s operating expenses may increase significantly over the near term due to the increased headcount, expanded operations and changes related to the merger. To the extent that the expenses increase but revenues do not, there are unanticipated expenses related to the integration process, or there are significant costs associated with presently unknown liabilities, Sonic’s business, operating results and financial condition may be adversely affected. Failure to minimize the numerous risks associated with the post-acquisition integration strategy also may adversely affect the trading price of Sonic’s common stock.

The merger agreement requires changes to the Sonic Board of Directors to be effective immediately following the First Merger that may affect the combined company’s operations.

If the parties complete the merger, the composition of the Sonic Board of Directors will change in accordance with the merger agreement. Following completion of the First Merger and to the extent that each of the DivX directors who have been offered election to Sonic’s Board of Directors accepts such offer, Sonic’s Board of Directors will consist of seven members. This new composition of the Board of Directors may affect the business strategy and operating decisions of the combined company.

Loss of key personnel could have a material adverse effect on the business and results of operations of Sonic after the merger.

The success of Sonic after the merger, if the merger is completed, will depend in part upon its ability to retain key employees of both companies. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with Sonic. Accordingly, Sonic may not be able to retain key employees following the merger. Loss of key personnel could have a material adverse effect on the business and operations of Sonic after the merger.

The unaudited pro forma financial statements are presented for illustrative purposes only and should not be viewed as a forecast of Sonic’s financial condition or results of operations following the merger.

The unaudited pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only and are not an indication of Sonic’s financial condition or results of operations following the merger for several reasons. The unaudited pro forma financial statements have been derived from the historical financial statements of Sonic and DivX and certain adjustments and assumptions have been made regarding Sonic after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred or savings to be achieved by Sonic in connection with the merger. For example, neither the impact of any incremental costs incurred in integrating the two companies, nor any potential cost savings is reflected in the unaudited pro forma financial statements. As a result, the actual financial condition and results of operations of Sonic following the merger will likely not be consistent with, or evident from, these unaudited pro forma financial statements.

In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Sonic’s financial conditions or results of operations following the merger. Therefore, stockholders of Sonic and DivX should not place undue reliance on the pro forma financial statements when deciding whether to vote for their respective merger proposals. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 134.

Sales of substantial amounts of Sonic common stock in the open market by former DivX stockholders could depress Sonic’s stock price.

Other than shares held by persons who will be affiliates of Sonic after the merger, shares of Sonic common stock that are issued to stockholders of DivX, including those shares issued upon the exercise of outstanding options or restricted stock units, will be freely tradable without restrictions or further registration under the Securities Act.

As of the Record Date, Sonic had approximately              million shares of common stock outstanding and approximately              million shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. Sonic currently expects that it will issue approximately              million shares of Sonic common stock in connection with the merger. In addition, upon completion of the merger, Sonic will assume outstanding options and restricted stock units issued under DivX stock option plans and warrants that will relate to approximately              million shares of Sonic common stock.

If the merger with DivX is completed and if DivX’s stockholders sell substantial amounts of Sonic common stock in the public market following completion of the merger, including shares issued upon the exercise of outstanding options, restricted stock units or warrants, the market price of Sonic common stock may decrease. These sales might also make it more difficult for Sonic to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The market price of Sonic’s common stock after the merger may be affected by factors different from those affecting the market price of Sonic common stock or of DivX common stock before the merger.

When the merger is complete, DivX stockholders will become Sonic shareholders. The results of operations of Sonic, as well as the trading price of Sonic common stock, after the merger may be affected by factors different from those currently affecting Sonic’s or DivX’s results of operations and the trading price of Sonic or DivX common stock. For a discussion of the businesses of Sonic and DivX and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 160.

Other Risks Related to Sonic and DivX

In addition to the foregoing risks, Sonic and DivX are, and will continue to be, subject to risks described in (i) Sonic’s Annual Report on Form 10-K for the year ended March 31, 2010 and all Quarterly Reports on Form 10-Q filed thereafter, in the case of Sonic, and (ii) DivX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and all Quarterly Reports on Form 10-Q filed thereafter, in the case of DivX. All such reports are or will be filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 160.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SONIC

The following table sets forth certain consolidated financial data of Sonic as of the dates and for each of the periods indicated. The consolidated financial data for the fiscal years ended March 31, 2010, 2009 and 2008 and as of March 31, 2010 and 2009 are derived from Sonic’s audited consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus. The consolidated financial data for the fiscal years ended March 31, 2007 and 2006 and as of March 31, 2008, 2007 and 2006 are derived from Sonic’s audited consolidated financial statements that are not included or incorporated by reference into this joint proxy statement/prospectus. The consolidated historical financial data may not be indicative of the results of operations or financial position of Sonic that may be expected in the future. The selected historical consolidated financial data below should be read in conjunction with Sonic’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, which has been filed with the SEC and is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 160.

	Year Ended March 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data
Net revenues	$104,345	$119,958	$132,874	$148,649	$147,608
Gross profit	$72,489	$67,478	$99,723	$114,260	$113,476
Operating income (loss)	$(364)	$(91,863)	$(11,436)	$11,540	$11,163
Income (loss) before income taxes	$(754)	$(92,963)	$(9,791)	$12,321	$10,157
Net income (loss)	$(1,213)	$(118,123)	$(5,537)	$6,250	$19,334

Basis and diluted net income (loss) per share:
Net income (loss) per share—basic	$(0.04)	$(4.46)	$(0.21)	$0.24	$0.78
Net income (loss) per share—diluted	$(0.04)	$(4.46)	$(0.21)	$0.23	$0.74
Shares used in per share calculation—basic	27,792	26,535	26,247	25,982	24,750
Shares used in per share calculation—diluted	27,792	26,535	26,247	27,431	26,234

	As of March 31,
	2010	2009	2008	2007	2006
	(In thousands)
Balance Sheet Data
Working capital	$39,439	$1,296	$36,828	$35,789	$41,923
Total assets	$95,410	$66,737	$210,049	$217,029	$214,336
Total liabilities	$32,807	$40,093	$65,447	$66,196	$76,854
Shareholders’ equity	$62,603	$26,644	$144,602	$150,833	$137,482

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DIVX

The following table sets forth certain of DivX’s consolidated financial data as of the dates and for each of the periods indicated. The consolidated financial data for the fiscal years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 are derived from DivX’s audited consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus. The consolidated financial data for the fiscal years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 are derived from DivX’s audited consolidated financial statements that are not included or incorporated by reference into this joint proxy statement/prospectus. The consolidated financial data as of and for the three-months ended March 31, 2010 and 2009 are derived from DivX’s unaudited consolidated condensed financial statements incorporated by reference into this joint proxy statement/prospectus. In DivX’s opinion, these unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of DivX’s financial position and results of operations for these periods. The historical financial data may not be indicative of the results of operations or financial position of DivX that may be expected in the future. The selected historical financial data below should be read in conjunction with DivX’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, which have been filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 160.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)
	(in thousands except per share amounts)
Consolidated Condensed Statements of Operations Data
Net revenue	$23,255	$18,677	$70,606	$93,905	$84,862	$59,325	$33,047
Gross profit	20,915	16,090	60,894	89,309	80,383	55,337	29,391
Income (loss) from operations	1,499	(1,320)	477	12,646	357	14,013	3,134
Income (loss) before income taxes	1,787	(1,116)	2,424	16,612	8,234	17,002	3,357
Net income (loss)	1,256	(1,432)	131	10,008	9,208	16,440	2,295
Net income (loss) per share:
Basic	0.04	(0.04)	0.00	0.30	0.27	0.70	—
Diluted	0.04	(0.04)	0.00	0.30	0.26	0.61	—
Weighted Average Common Shares Outstanding
Basic	32,838	32,476	32,628	32,946	33,939	15,231	7,323
Diluted	33,199	32,476	32,972	33,458	35,415	17,653	7,323

	As of March 31,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)
	(in thousands)
Balance Sheet Data
Cash, cash equivalents and investments	$139,231	$137,817	$143,709	$135,307	$141,035	$148,911	$25,305
Total assets	209,658	192,612	207,598	193,401	200,888	164,386	33,164
Total liabilities	21,700	17,898	22,423	19,301	25,448	13,475	10,137
Stockholders’ equity	187,958	174,714	185,175	174,100	175,440	150,911	23,027

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined financial data are designed to show how the merger of Sonic and DivX might have affected historical financial statements if the merger had been completed at an earlier time and were prepared based on the historical financial results reported by Sonic and DivX. The following should be read in connection with “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 134 and the Sonic and DivX historical consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus.

The unaudited condensed combined pro forma balance sheet data assume that the merger took place on March 31, 2010 and combine Sonic’s consolidated balance sheet as of March 31, 2010 with DivX’s consolidated balance sheet as of March 31, 2010.

The unaudited pro forma condensed combined statement of operations data combine the historical consolidated statements of operations of Sonic for the year ended March 31, 2010 with the unaudited consolidated statements of operations of DivX for the twelve months ended March 31, 2010 (the “year ended March 31, 2010”). The unaudited pro forma statement of operations data for the year ended March 31, 2010 give effect to the merger as if it occurred on April 1, 2009.

The pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company as of the date or during the period presented. The unaudited pro forma condensed combined financial data do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. The unaudited pro forma condensed combined financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies may incur as a result of the merger. In addition, as explained in more detail in the notes to the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus, the preliminary acquisition date fair values of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements are subject to adjustment and may vary significantly from the actual amounts that will be recorded upon completion of the merger.

Year Ended March 31, 2010
Condensed Combined Statement of Operations Data:	(in thousands, except per share amounts)
Net revenue	$179,168
Loss from operations	$(3,902)
Net loss	$(2,546)

Net loss per share:
Basic	$(0.06)
Diluted	$(0.06)
Weighted average common shares used in computing net loss per share:
Basic	44,608
Diluted	44,608

As of March 31, 2010
Combined Balance Sheet Data:	(in thousands)
Working capital	$78,273
Total assets	$277,805
Total liabilities	$64,461
Shareholders’ equity	$212,344

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table shows per share data regarding income (loss) from continuing operations, book value per share and cash dividends for Sonic and DivX on a historical and on a pro forma combined basis. The pro forma book value per share was computed as if the merger had been completed on March 31, 2010 and pro forma income (loss) from continuing operations and cash dividends were computed as if the merger had been completed on April 1, 2009. The DivX pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by the Exchange Ratio of 0.514 shares of Sonic common stock to 1.0 share of DivX common stock. This information shows how each share of DivX common stock would have participated in the combined companies’ earnings (losses) from continuing operations and book value per share if the merger had been completed on the relevant date. These amounts do not necessarily reflect future per share amounts of earnings (losses) from continuing operations and book value per share of the combined company.

The following unaudited comparative per share data are derived from the historical consolidated financial statements of each of Sonic and DivX. The information below should be read in conjunction with the historical consolidated financial statements and accompanying notes of Sonic and DivX, which are incorporated by reference into this joint proxy statement/prospectus.

As of and for the Year Ended March 31, 2010
Sonic Solutions
Loss from continuing operations per common share—basic and diluted	$(0.04)
Book value per share	$2.25
Cash dividends	—
Sonic Solutions Pro Forma Combined
Loss from continuing operations per common share—basic and diluted	$(0.06)
Book value per share	$4.76
Cash dividends	—
DivX, Inc.
Income from continuing operations per common share—basic and diluted	$0.09
Book value per share	$5.74
Cash dividends	—
DivX, Inc. Pro Forma Equivalent(1)
Income (loss) from continuing operations per common share—basic and diluted	$(0.03)
Book value per share	$2.45
Cash dividends	$—

(1)	DivX pro forma equivalent amounts are calculated by multiplying pro forma combined per share amounts by 0.514, the Exchange Ratio.

MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

Market Prices

The tables below set forth, for the fiscal quarters indicated, the high and low sales prices per share of Sonic common stock and DivX common stock, which trade on the Nasdaq Global Market under the symbols “SNIC” and “DIVX,” respectively.

Sonic

Fiscal Year 2009	Low Price	High Price
Quarter ended 6/30/2008	$5.61	$10.33
Quarter ended 9/30/2008	$3.31	$6.84
Quarter ended 12/31/2008	$0.61	$4.67
Quarter ended 3/31/2009	$0.57	$2.03

Fiscal Year 2010	Low Price	High Price
Quarter ended 6/30/2009	$1.14	$3.88
Quarter ended 9/30/2009	$2.57	$6.60
Quarter ended 12/31/2009	$4.65	$12.90
Quarter ended 3/31/2010	$7.50	$12.23

Fiscal Year 2011	Low Price	High Price
Quarter ended 6/30/2010	$7.85	$14.02
Quarter through 7/9/2010	6.82	8.33

DivX

Fiscal Year 2008	Low Price	High Price
Quarter ended 3/31/2008	$6.12	$15.44
Quarter ended 6/30/2008	$6.43	$10.49
Quarter ended 9/30/2008	$6.20	$9.26
Quarter ended 12/31/2008	$3.87	$7.36

Fiscal Year 2009	Low Price	High Price
Quarter ended 3/31/2009	$4.09	$5.92
Quarter ended 6/30/2009	$4.55	$6.19
Quarter ended 9/30/2009	$4.98	$6.58
Quarter ended 12/31/2009	$4.76	$5.77

Fiscal Year 2010	Low Price	High Price
Quarter ended 3/31/2010	$5.33	$7.82
Quarter ended 6/30/2010	$7.60	$8.84
Quarter through 7/9/2010	6.86	7.67

Recent Prices

On June 1, 2010, the last trading day before the public announcement of the merger agreement, the equivalent value per share, was $9.83, which is equal to $3.75 per share plus the closing price of $11.83 per share of Sonic common stock on that date as reported on the Nasdaq Global Market, multiplied by 0.514. The closing price for DivX common stock as of that date was $6.95 per share.

As of July 9, 2010, the latest practicable date before the date of this joint proxy statement/prospectus, the equivalent value per share of DivX common stock, determined as described above, was $7.68. The closing price for Sonic common stock as of that date was 7.64 per share and the closing price for DivX common stock as of that date was 7.26 per share.

This information provides only historical data, and may not be meaningful to Sonic and DivX stockholders in determining whether to adopt the merger agreement. Sonic and DivX stockholders are encouraged to obtain current market quotations for Sonic common stock and DivX common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this document. Historical stock prices are not indicative of future stock prices.

Dividends and Other Distributions

Sonic has never paid dividends on its common stock. It currently intends to retain earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. Following the proposed merger, the Sonic Board of Directors will determine its policy regarding the payment of dividends, but it is expected that no dividends will be paid in the foreseeable future.

DivX has never paid dividends on its common stock and does not intend to pay cash dividends on its common stock in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements relate to Sonic’s or DivX’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition, including:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings that may result from the merger;

•	statements relating to future business prospects, revenues, financial performance or market positions of Sonic, DivX and the combined company after the merger; and

•

statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “target” or similar expressions.

These forward-looking statements, wherever they occur in this joint proxy statement/prospectus, including in the sections entitled “The Merger—Sonic Board of Directors’ Recommendation and Reasons for the Merger” and “The Merger—DivX Board of Directors’ Recommendation and Reasons for the Merger” beginning on pages 39 and 42, respectively, and “Risk Factors” beginning on page 12, or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of Sonic and DivX and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference into this joint proxy statement/prospectus.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including those set forth in the “Risk Factors” section of this joint proxy statement/prospectus and in Sonic’s and DivX’s filings with the SEC, including their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, include risks and uncertainties relating to:

•	the ability to obtain regulatory approvals of the merger on the proposed terms and schedule;

•	the risk that the businesses of Sonic and DivX will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•

the continuing negative impact of current macroeconomic conditions on consumers and associated impact on their ability and inclination to spend on leisure- and entertainment-related activities and related software and electronics;

•	Sonic’s ability to adapt to rapid changes in technology and consumer preferences following the merger, and to cost-effectively develop and introduce new and enhanced products and services;

•

competitive pressures on Sonic’s products and services following the merger, both from large established competitors with greater technological and financial resources than the combined company possesses, and from smaller companies that are able to compete effectively through low-cost Internet sales of their software products and services, and changes in operating results, requirements or business models of the company’s OEMs or other major customers;

•

Sonic’s ability to successfully introduce and to profitably run its RoxioNow initiative, a business with which it has had limited experience, which is dependent on third parties for premium content selection and delivery services, and which may give rise to legal exposure and other business risks;

•

expenses and issues associated with qualifying and supporting Sonic’s products on multiple computer platforms and in developing products and services designed to comply with industry standards; issues impacting third parties who supply the company with services and operate its web store, as well as retailers, resellers and distributors of its products and services;

•

risks associated with international operations, including risks related to currency fluctuations, Sonic’s extensive software development work in China, and the large percentage of DivX’s revenues that originate from outside of North America;

•	changes in Sonic’s product and service offerings following the merger that could cause it to defer the recognition of revenue, thereby harming operating results;

•	Sonic’s ability following the merger to maintain sufficient liquidity and continue to fund capital needs; and

•	the loss of key management personnel.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Sonic and DivX undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Sonic and DivX. This is a summary only and may not contain all information that is important to you. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the merger.

Effect of the Merger; Consideration to be Received in the Merger

Each of the Boards of Directors of Sonic and DivX has unanimously approved a transaction in which Sonic will acquire all the outstanding shares of DivX. In accordance with the terms and conditions of the merger agreement, Siracusa Merger Corporation, a newly formed, wholly owned subsidiary of Sonic, will first merge with and into DivX, with DivX surviving (the “First Merger”), followed immediately by the merger of DivX with and into Siracusa Merger LLC, also a newly formed wholly owned subsidiary of Sonic (the “Second Merger”). Siracusa Merger LLC will be the surviving entity in the Second Merger, and will immediately change its name to DivX LLC. Following the Second Merger, the corporate existence of DivX, Inc. will cease. The Second Merger is intended to facilitate the qualification of these transactions as a “reorganization” within the meaning of Section 368(a) of the Code. For a more complete description of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 68.

In the merger, DivX stockholders will receive (i) 0.514 shares of Sonic common stock (the “Exchange Ratio”) and (ii) $3.75 in cash for each share of DivX common stock that they own (together, the “merger consideration”). Sonic shareholders will continue to own their existing shares of Sonic common stock, which will not be affected by the merger. After the close of the merger, current Sonic and DivX stockholders are expected to own approximately 65% and 35%, respectively, of Sonic’s outstanding shares.

Based on the closing sale price for Sonic common stock on June 1, 2010, the last trading day before the execution of the merger agreement, the merger consideration represented a value of approximately $9.83 for each share of DivX common stock.

Treatment of DivX Stock Options and Other Equity-based Awards

In the merger, certain of the DivX employee stock options and other equity-based awards held by continuing employees, if not exercised prior to the First Merger, will be converted into options and equity-based awards of Sonic, and those options and awards will entitle the holder to receive Sonic common stock. The number of shares subject to those options and awards, and the exercise prices for those options and awards, will be adjusted based on the sum of the per share stock and cash consideration to be paid by Sonic in the First Merger. In contrast, the vesting of DivX stock options and other equity-based awards held by non-employees of DivX and the vesting of certain DivX stock options and other equity-based awards held by continuing employees will be accelerated according to the terms of the stock plan pursuant to which they were granted and the awards will terminate at the closing of the First Merger.

Background of the Merger

The following information was prepared by DivX and Sonic. Information about DivX was provided by DivX, and Sonic takes no responsibility for the accuracy or completeness of such information regarding meetings or discussions in which Sonic or its representatives did not participate. Information about Sonic was provided by Sonic, and DivX does not take any responsibility for the accuracy or completeness of such information regarding meetings or discussions in which DivX or its representatives did not participate.

DivX and Sonic have had a commercial relationship since 2005, when Sonic became a licensee of DivX software. In 2007, that commercial relationship expanded when DivX acquired MainConcept AG, a company that also licensed software to Sonic. In December 2009, the companies announced a strategic relationship designed to enable the digital distribution of Sonic’s broad catalogue of high-quality, premium movie titles for download in the DivX® format and playback on DivX Certified® consumer electronics devices.

The Board of Directors of DivX, together with management, generally reviews strategic opportunities from time to time. Between mid-2008 and the end of 2009, DivX received two unsolicited indications of interest with respect to an acquisition of DivX and, in connection with one of those, conducted an in-depth market check to ascertain the likelihood of other potential acquirers’ interest in an acquisition of DivX.

From time to time, Sonic and DivX have discussed strategic opportunities between the companies. Commencing in the fall of 2009, Sonic’s President and Chief Executive Officer, Dave Habiger, engaged in some brief discussions with Kevin Hell, DivX’s President and Chief Executive Officer, and Frank Creer, a member of DivX’s Board of Directors, relating to industry developments and possible ways in which the two companies might be able to work more closely together.

At Sonic’s regular quarterly Board of Directors meeting on December 2, 2009, Mr. Habiger and Bob Doris, Sonic’s Non-Executive Chairman, included background information on DivX in their customary update on potential transactions and M&A activities.

On December 9, 2009, Mr. Doris met with Mr. Hell and discussed the notion of a strategic partnership between the companies. They agreed that any further discussions should take place after the upcoming January 2010 Consumer Electronics Show (“CES”) in Las Vegas, where both companies were exhibiting.

In early January 2010 following CES, Sonic management and DivX management held several telephonic discussions regarding the companies’ existing commercial relationship. In the context of those discussions, Robert Doris, Chairman of Sonic, expressed to Mr. Hell Sonic’s interest in discussing a potential acquisition of DivX. Following such conversation, Mr. Doris had a similar discussion regarding a potential acquisition with Mr. Creer and, Mr. Habiger had a similar conversation with Mr. Hell.

On February 2, 2010, Mr. Hell, Mr. Creer and Chris McGurk, a member of the DivX Board of Directors, met with Mr. Doris, Mr. Habiger and Mark Ely, Sonic’s Executive Vice President of Strategy, in Los Angeles, California. Among the topics discussed during the meeting were publicly available information about the companies as well as Sonic’s interest in a potential acquisition of DivX and rationale for an acquisition, including potential business and technology synergies.

On February 8, 2010, Mr. Hell met with Mr. Doris, Mr. Ely, and Clay Leighton, Sonic’s Chief Operating Officer, in San Francisco, California. David Richter, Executive Vice President, Business and Legal Affairs & General Counsel of DivX, joined this meeting after Mr. Doris had left the meeting. Among the topics discussed at the meeting were the overall industry, publicly available information about the businesses of DivX and Sonic, their respective capabilities and current and potential joint activities, as well as Sonic’s interest in a potential acquisition of DivX. After this meeting and as a follow-up to a discussion regarding confidentiality at the meeting, Mr. Richter contacted Paul Norris, Executive Vice President, Chief Financial Officer and General Counsel of Sonic, and suggested that, if Sonic was interested in continuing discussions about a potential acquisition, it would be best to enter into a confidentiality agreement and allow each company to better understand each other’s business and products. On February 16, 2010, Mr. Ely followed up on the meeting by sending a slide presentation to Messrs. Creer and Hell that outlined certain strategic benefits potentially resulting from a business combination.

On February 22, 2010, Messrs. Doris and Leighton had a conference call with a potential financial advisor about providing advisory and investment banking services with respect to Sonic’s possible acquisition of DivX. Such financial advisor provided discussion materials setting forth certain preliminary financial analyses of Sonic and DivX based on publicly available information.

On February 23, 2010, the DivX Board of Directors met in person for a regular meeting. Among the items discussed at the meeting were:

•	matters related to the upcoming annual meeting of DivX stockholders and certain administrative matters;

•	an overview of DivX’s strategy, business and initiatives;

•	the status of DivX’s proposed DivX TV product offering;

•	updates regarding DivX’s consumer electronics licensing, consumer software and services and commercial licensing businesses;

•	an update on certain legal matters;

•

matters related to employee, executive and director compensation, including adoption of the 2010 Executive Cash Bonus Plan, approval of executive salaries, approval of revisions to non-employee director compensation, and grants of stock options and/or restricted stock units to directors, executive officers and certain employees; and

•	a review of certain financial matters related to DivX, including its financial performance for the Fourth Quarter of 2009 and analyst expectations for its Fiscal Year 2010 financial performance.

Following the various discussions regarding DivX, its business and other related matters, management provided the Board of Directors with an overview of the communications to date with Sonic. Management informed the Board of Directors that Sonic had requested further in person meetings to discuss a possible acquisition of DivX by Sonic. The DivX Board of Directors authorized management to continue discussions with Sonic and obtain more information regarding Sonic’s level of interest in a potential transaction.

Also on February 23, 2010, the Sonic Board of Directors convened a special meeting to discuss the potential transaction with DivX. At the meeting, members of Sonic’s management summarized the recent discussions with DivX, provided an overview of DivX’s business, discussed financial and strategic rationales for a deal, and described potential deal terms as well as risks and other factors to be considered.

On February 24, 2010, Mr. Creer, Mr. Hell, Mr. Richter and Dan Halvorson, Chief Financial Officer and Executive Vice President – Operations of DivX, met with Mr. Doris, Mr. Ely, Mr. Leighton and Mr. Norris in Los Angeles, California. Among the topics discussed at the meeting were the overall industry, publicly available information about the businesses of DivX and Sonic, their respective capabilities and current and potential joint activities, as well as a potential acquisition of DivX by Sonic. At this meeting, Mr. Doris again indicated that Sonic was interested in continuing discussions regarding a potential acquisition of DivX, including the potential terms and conditions of such a transaction. Sonic and DivX also exchanged forms of confidentiality agreements.

On February 26, 2010, the DivX Board of Directors met via teleconference. DivX management provided the Board of Directors with an overview of the communications to date with Sonic. The DivX Board of Directors determined that, if Sonic was interested in continuing discussions regarding a potential acquisition of DivX, Sonic should provide an initial high level term sheet that reflected its specific perspectives regarding a transaction, proposed valuation, structure and related matters.

On March 4, 2010, Mr. Creer spoke with Mr. Doris and communicated the expectation of the DivX Board of Directors that Sonic should prepare a term sheet that reflected its perspectives.

On March 9, 2010, the Sonic Board of Directors had its regular quarterly meeting and, among other topics, discussed the possibility of a transaction with DivX. The Sonic Board considered certain comparative information relating to technology company valuations and merger premiums. At the conclusion of the meeting, the Sonic Board asked Mr. Doris and the executive officers to provide it with regular updates on the status of the negotiations.

On March 9, 2010, Mr. Doris sent a draft non-binding term sheet to Mr. Creer via email. In the term sheet, Sonic proposed that it would acquire all of the outstanding shares of DivX in a merger transaction. Among other things, the term sheet contemplated that:

•	DivX and Sonic would enter into an exclusivity agreement providing Sonic with an exclusive negotiating period;

•	Immediately prior to closing, DivX would distribute substantially all of its cash, less amounts required to meet any obligations due prior to closing, to its stockholders;

•

Sonic would issue shares of its common stock in exchange for the outstanding shares of DivX common stock at a ratio based on 30 – 40% premium to the per share enterprise value of DivX, calculated using a 20- day weighted average stock price and taking into account (i.e., deducting) the value of DivX’s cash and equivalents from that average;

•	DivX would be responsible for terminating executives and managers not expected to remain post-closing;

•	Sonic would appoint one or two of the DivX independent directors to the Sonic Board of Directors as of closing;

•	DivX would pay Sonic a break-up fee equal to 4% of DivX’s market capitalization, plus reimbursement of fees and expenses; and

•	Each party would pay its own transaction expenses.

The term sheet was conditioned on the completion of further due diligence prior to executing definitive transaction documentation, among other things. Mr. Creer distributed the draft term sheet to the DivX Board of Directors and to DivX management, and a board meeting was scheduled for March 10, 2010 for further consideration. Mr. Creer and Mr. Doris tentatively agreed upon a meeting between management and board members of the two companies on March 11, 2010.

On March 10, 2010, the Board of Directors of DivX met to discuss the status of discussions with Sonic, the draft term sheet and actions that might be taken in response to the term sheet. The board authorized Mr. Creer to communicate to Mr. Doris that it was underwhelmed with Sonic’s proposal, but that it would give it due consideration. The DivX board also determined that it would seek to engage a financial advisor to assist DivX in its review of the term sheet, including financial aspects of the proposed transaction and related matters. The Board authorized management to schedule interviews with selected investment banking firms.

Also on March 10, 2010, Mr. Creer notified Mr. Doris that the DivX Board needed more time to review the Sonic term sheet, and that it accordingly wished to cancel the March 11, 2010 meeting. Thereafter, Mr. Doris had several subsequent telephone discussions with Mr. Creer and Mr. McGurk to discuss the parties’ desire to proceed with negotiations relating to a potential transaction.

On March 10 and 11, 2010, DivX management and certain members of the DivX Board of Directors interviewed selected investment banking firms and, on March 12, 2010, the Board of Directors of DivX met to discuss the status of discussions with the investment banking firms. DivX subsequently engaged Oppenheimer to serve as DivX’s financial advisor in connection with a potential business combination of Sonic and DivX.

On March 16, 2010, the Board of Directors of DivX met to discuss the status of discussions with Sonic. The DivX board authorized Mr. Creer to contact Mr. Doris to inform him that DivX was in the process of engaging a financial advisor , that it would be necessary to execute a nondisclosure agreement before proceeding further, and that DivX would need to request certain information from Sonic in order to better understand the proposed transaction, including the proposed structure and financial aspects of the proposed transaction. Later that day, Mr. Creer had a conversation with Mr. Doris regarding proposed next steps for evaluating a potential transaction.

On March 17, 2010, a representative of DivX’s outside legal counsel, Cooley LLP, sent an information request and proposed form of non-disclosure agreement to Mr. Norris. Among the information requested from Sonic were financial projections, information regarding Sonic’s capital structure, an overview of existing litigation, detailed information regarding Sonic’s premium content segment and Sonic’s net operating loss carryforwards. The proposed form of non-disclosure agreement included a draft “standstill” arrangement that would prohibit Sonic from buying securities of DivX without DivX’s consent, as well as a non-solicit arrangement that would prohibit Sonic from soliciting or hiring DivX employees in certain circumstances.

On March 18, 2010, Mr. Doris and Mr. Creer had several telephone conversations regarding due diligence, and tentatively scheduled a meeting between Sonic and DivX for March 23, 2010.

On March 19, 2010, representatives of Cooley, on behalf of DivX, and representatives of Sonic’s outside legal counsel, Morrison & Foerster, on behalf of Sonic, discussed the non-disclosure agreement proposed by DivX, including the proposed standstill and non-solicit arrangements, as well as Sonic’s desire to enter into an exclusivity agreement as a condition to continuing discussions.

On March 21, 2010, Sonic proposed a form of nondisclosure agreement covering the disclosure of information from Sonic to DivX. Representatives of Morrison & Foerster indicated that Sonic did not require any additional information from DivX at that time, but that it needed a nondisclosure agreement in place to facilitate Sonic’s response to the information request delivered earlier in the week. Representatives of Morrison & Foerster further indicated that, while Sonic would not require that DivX enter into an exclusivity agreement, Sonic was unwilling to enter into a standstill or non-solicit arrangement.

On March 22, 2010, DivX management and the DivX Board of Directors met in person in San Diego for a previously scheduled off-site strategy overview and planning session. Among the items discussed at this strategic off-site meeting were the DivX TV initiative, premium content plans and the DivX brand.

Following the strategic off-site meeting, on March 22, 2010, the DivX Board of Directors held a dinner meeting to discuss the status of discussions with Sonic. Representatives of Cooley and Oppenheimer also were present at the meeting. At this meeting, representatives of Oppenheimer discussed with the Board of Directors certain financial information relating to Sonic, DivX and the proposed transaction. Mr. Hell discussed the potential benefits of a combination of the DivX and Sonic businesses, including the perceived complementary nature and relative strengths of each business and the operational, marketing and growth synergies that might be achieved by combining the two companies. Following the discussion, the DivX Board of Directors authorized management, with the assistance of DivX’s financial advisor, to pursue further discussion and evaluation of the proposed transaction.

Also on March 22, 2010, Sonic and DivX entered into a confidentiality agreement pursuant to which DivX agreed to keep confidential all non-public information provided to it by Sonic.

On March 23, 2010, members of Sonic’s management presented initial diligence materials via teleconference to DivX’s management and financial advisor.

On March 25, 2010, Sonic proposed an amendment to the existing confidentiality agreement to make it mutual. DivX, through Cooley, proposed a form of nondisclosure agreement covering the disclosure of information from DivX to Sonic, and again included draft “standstill” and non-solicit arrangements. Representatives of Morrison & Foerster indicated that Sonic remained unwilling to enter into a standstill or non-solicit arrangement, although it acknowledged that DivX would not permit full legal, operational and financial diligence until those arrangements were in place.

On March 26, 2010, Mr. Doris called Mr. Creer to discuss the expected composition of the Board of Directors of the combined company if a transaction occurred, and his desire to meet each of the individual DivX board members at some point if the process continued.

On March 29, 2010, the DivX Board of Directors met to discuss the status of discussions with Sonic and the diligence review conducted to date. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. Among the items discussed at this meeting were:

•	Sonic’s Roxio, content services and content transactions businesses, including historical results and projected revenue and gross profit for each business;

•	the key assumptions underlying Sonic’s projections for each of its businesses;

•	a summary income statement of Sonic’s historical and projected operating results through 2013; and

•	other financial matters relative to Sonic.

At the meeting, Mr. Hell discussed the potential benefits of a combination of the DivX and Sonic businesses, including the perceived complementary nature and relative strengths of each business and the operational, marketing and growth synergies that might be achieved by combining the two companies. DivX’s financial advisor also reviewed with the DivX board financial information with respect to DivX, Sonic and the proposed transaction, including the relative contributions of DivX and Sonic to the combined company’s 2009 through 2011 revenue, EBITDA and net income based on projections and estimates prepared by the managements of DivX and Sonic. The DivX board then discussed the term sheet submitted by Sonic and related potential considerations, including that the term sheet implied, based on recent trading prices of DivX and Sonic common stock and certain assumptions regarding the amount of cash to be distributed to DivX’s stockholders:

•	an exchange ratio of approximately .4431 to .4763 of a share of Sonic common stock for each outstanding share of DivX common stock;

•	DivX pro forma ownership of approximately 31.7% to 33.2% of the combined company; and

•	total consideration of approximately $8.43 to $8.74 per outstanding share of DivX common stock, which represented a premium of approximately 13% to 17% to DivX’s then-current closing stock price.

Following the discussion, the DivX Board of Directors directed Oppenheimer to contact Sonic and convey the board’s view that, based on a review of the anticipated relative contribution of each of DivX and Sonic in a proposed combination, the consideration proposed by Sonic appeared inadequate.

On March 29, 2010, in order to facilitate further discussions regarding the proposed transaction, DivX executed the proposed amendment to the existing confidentiality agreement making the agreement mutual.

Later in the day on March 29, 2010, in accordance with the DivX board’s directives, representatives of DivX’s financial advisor held a conference call with members of Sonic’s management team and discussed DivX’s framework for viewing the relative contributions of the two companies in a proposed combination and the resulting view of the DivX board that the consideration proposed by Sonic appeared inadequate.

On March 30, 2010, Mr. Doris contacted DivX’s financial advisor to request an in-person meeting to discuss the term sheet. Following several phone conversations by Mr. Hell with members of the DivX Board of Directors, Mr. Hell scheduled an in-person meeting between DivX’s and Sonic’s respective management and advisors.

On April 1, 2010, Mr. Richter and Mr. Halvorson met with Mr. Doris, Mr. Leighton, Mr. Norris and Mr. Ely in San Francisco, California to continue discussions regarding a potential business combination of Sonic and DivX. Representatives of Cooley, Morrison & Foerster and Oppenheimer also attended such meeting either telephonically or in person. Matters discussed at the meeting included the proposed transaction structure, Sonic’s proposed exclusivity requirement, expected diligence requirements and timing, and the type and amount of consideration to be paid to the DivX stockholders. Following the meeting, Sonic requested certain information from DivX, including additional detail regarding outstanding stock options, DivX’s current cash and expected cash balances, with estimates for potential transaction expenses, cash required for assumed employee terminations in the event of a transaction and related items.

On April 5, 2010, Sonic was provided with additional information regarding DivX’s outstanding stock options, estimated transaction expenses, potential change-in-control payments and other cash amounts that would be payable upon the consummation of a transaction of the type proposed by Sonic.

On April 8, 2010, DivX received a revised term sheet from Sonic. In the term sheet, Sonic proposed that it would acquire all of the outstanding shares of DivX common stock in a merger transaction. Among other things, the term sheet contemplated that:

•	DivX and Sonic would enter into an exclusivity agreement providing Sonic with an exclusive negotiating period;

•

Immediately prior to closing, DivX would distribute substantially all of its cash, less amounts required to meet any obligations due prior to closing, to its stockholders, provided that DivX would be required to maintain tangible net assets of $2.5 million;

•

Sonic would issue shares of its common stock in exchange for shares of DivX common stock at a ratio based on a 50% premium to the per share enterprise value of DivX, calculated using a 20- day weighted average stock price and taking into account (deducting) the value of DivX’s cash and equivalents from that average;

•	the exchange ratio would be adjusted at closing to take into account the actual number of shares of DivX common stock to be exchanged in the transaction;

•	DivX would be responsible for terminating executives and managers not expected to remain post-closing;

•

DivX would be responsible for all of its deal related expenses, including advisory fees in excess of $4 million, all severance and change of control benefits, obligations to AnySource that accelerate upon the closing of the transaction and operating and other expenses accrued prior to closing;

•	Sonic may appoint one or more of the DivX independent directors to the Sonic Board of Directors as of closing;

•	DivX would pay Sonic a break-up fee equal to 4% of DivX’s market capitalization, plus reimbursement of fees and expenses; and

•	Each party would pay its own transaction expenses.

The term sheet was conditioned on the completion of further due diligence prior to executing definitive transaction documentation, among other things.

Also on April 8, 2010, the Board of Directors of DivX met to discuss the status of discussions with Sonic, the revised term sheet and actions that might be taken in response to the revised term sheet. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. The DivX board discussed the revised term sheet and noted that, based on recent trading prices of DivX and Sonic common stock, the exchange ratio and total per share consideration implied by the term sheet appeared to be lower than the exchange ratio and total per share consideration implied by Sonic’s original term sheet. In particular, the proposed revised transaction suggested:

•	an exchange ratio of approximately .4588 of a share of Sonic common stock for each outstanding share of DivX common stock;

•	DivX pro forma ownership of approximately 33.5% of the combined company; and

•	total consideration of approximately $8.36 per outstanding share of DivX common stock, which represented a premium of approximately 19.5% to DivX’s then-current closing stock price.

The DivX Board of Directors directed DivX’s financial advisor to contact Sonic and confirm whether DivX was interpreting the revised term sheet in the manner intended by Sonic. Later that afternoon, in accordance with such directives, representatives of DivX’s financial advisor contacted Sonic to discuss the revised term sheet.

On April 9, 2010, the Board of Directors of DivX met to receive an update on the status of discussions with Sonic and to discuss the revised term sheet and actions that might be taken in response to the revised term sheet. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. DivX’s financial advisor updated the DivX board on the recent conversations with Sonic, in which Sonic confirmed that DivX was interpreting the revised term sheet correctly and asserted that the resulting reduction in pro forma ownership and total per share consideration was due to the fact that anticipated transaction expenses were much more material than Sonic had initially assumed, and that the revised offer was the first time Sonic could properly factor those expenses into its proposal. The DivX board also was informed by DivX’s financial advisor that Sonic had requested a counter proposal from DivX. Following the discussion, the DivX Board of Directors directed DivX’s financial advisor to contact Sonic and convey DivX’s view that the proposed terms of the transaction with Sonic were inadequate and that, if Sonic desired to continue discussions, Sonic would need to revise its indication of interest. Later that afternoon, DivX’s financial advisor contacted Sonic to discuss the revised term sheet and convey DivX’s perspective as directed by the DivX Board of Directors. During the period from April 6 through April 19, 2010, there were multiple conference calls between Sonic and DivX to discuss the structure and economics of the proposed transaction, including with respect to the amount of cash distributable to DivX stockholders at closing and “collar” mechanisms to limit exchange ratio fluctuations caused by stock price changes.

On April 13 and 15, 2010, Sonic and DivX’s financial advisor discussed various aspects of the proposed transaction, including financial terms and a potentially revised structure and Sonic was requested to submit a revised term sheet.

On April 13, 2010, Mr. Doris provided Sonic’s Board with a memorandum summarizing the status of deal negotiations and potential outcomes, together with financial analyses and versions of the proposed term sheet.

On the morning of April 19, 2010, Sonic submitted a revised term sheet to illustrate Sonic’s revised approach on transaction structure and, later that afternoon, submitted a further revised term sheet. Among other things, the revised term sheet contemplated that:

•	DivX and Sonic would enter into an exclusivity agreement providing Sonic with an exclusive negotiating period;

•	Immediately prior to closing, DivX would distribute $3.75 in cash per share to its stockholders;

•	Sonic would issue shares of its common stock in exchange for outstanding shares of DivX common stock at a ratio to be determined as follows and fixed prior to the signing of the merger agreement:

•

If Sonic’s 20- day weighted average stock price was between $9.44 and $11.44 per share immediately prior to the signing of the merger agreement, the ratio would be determined by dividing $5.35 by Sonic’s 20-day weighted average stock price;

•	If Sonic’s 20- day weighted average stock price was below $9.44 per share immediately prior to the signing of the merger agreement, the ratio would be .567; and

•	If Sonic’s 20- day weighted average stock price was above $11.44 per share immediately prior to the signing of the merger agreement, the ratio would be .468.

•	Sonic may appoint one or more of the DivX independent directors to the Sonic Board of Directors as of closing; and

•	DivX would pay Sonic a break-up fee equal to 4% of DivX’s market capitalization, plus reimbursement of fees and expenses.

The term sheet was conditioned on the completion of further due diligence prior to executing definitive transaction documentation, among other things. In addition, Sonic indicated that, under the proposed terms, Sonic wished to enter into an exclusive negotiation period with DivX, with the parties further agreeing to mutual standstill and non-solicit provisions.

On April 20, 2010, the Board of Directors of DivX met to discuss the status of discussions with Sonic, the revised term sheet and actions that might be taken in response to the revised term sheet. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. DivX’s financial advisor discussed the financial terms set forth in the revised term sheet with the DivX board. In particular, it was noted that the revised term sheet indicated, based on recent trading prices of DivX and Sonic common stock:

•	an exchange ratio of approximately .4908 to .5271 of a share of Sonic common stock for each outstanding share of DivX common stock;

•	DivX pro forma ownership of approximately 34.6% to 36.3% of the combined company; and

•	total consideration of approximately $9.10 per outstanding share of DivX common stock, which represented a premium of approximately 21.2% to DivX’s then-current closing stock price.

The DivX board discussed possible responses, including potential adjustments to the collars for the exchange ratio to narrow and lower the upper end of the range. The DivX Board of Directors determined to delay its response to Sonic in order to consider additional information regarding DivX, Sonic, recent stock price performance, a comparison of the term sheets submitted by Sonic and further information on revised collars for the exchange ratio.

On April 22, 2010, the Board of Directors of DivX met to discuss the status of discussions with Sonic, the revised term sheet and actions that might be taken in response to the revised term sheet. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. At this meeting, representatives of Cooley reviewed with the Board of Directors its fiduciary duties in connection with the review of a potential transaction. The DivX board also discussed with management and DivX’s legal and financial advisors Sonic’s continued insistence that DivX enter into an exclusivity agreement prior to Sonic engaging in any significant diligence or drafting definitive documentation, whether a market check was appropriate, and related potential implications and risks, including the perception that there was a low likelihood that a competitive proposal would emerge, the concern that there would be significant risk to the process with Sonic in the event DivX determined not to grant exclusivity, the perception that other third parties would not likely provide comparable strategic upside as a combination with Sonic and knowledge generated from DivX’s market check following receipt of an unsolicited indication of interest within the preceding 18 months. DivX’s financial advisor noted that, under the circumstances, a market check at that point in the process might not produce a transaction as favorable and could jeopardize the transaction with Sonic since Sonic indicated that it was unwilling to proceed without exclusivity. DivX’s financial advisor also discussed with the DivX board financial matters relating to DivX, Sonic and the proposed transaction, including recent stock price performance, a comparison of the term sheets submitted by Sonic and relative contributions of DivX and Sonic to the combined company’s 2009 through 2011 revenue, EBITDA and net income based on projections prepared by the managements of DivX and Sonic. The DivX board discussed possible revisions to the collar for the exchange ratio to narrow and lower the upper end of the range, which would suggest:

•	an exchange ratio between .5280 and .6017 of a share of Sonic common stock for each outstanding share of DivX common stock; and

•	DivX pro forma ownership of approximately 36.2% to 39.3% of the combined company.

The DivX Board of Directors instructed DivX’s financial advisor to contact Sonic to discuss such revised terms, including revisions to the collar as discussed at the meeting, to indicate DivX’s willingness to enter into a brief period of exclusivity if agreement could be reached on the other points in the term sheet, and to discuss DivX’s view that the number of DivX directors to be appointed to the Sonic board should take into account the proportional representation of the companies based on the post-closing pro forma ownership.

On April 23, 2010, DivX’s financial advisor contacted Sonic to discuss the revised term sheet and convey DivX’s perspectives as directed by the DivX Board of Directors.

On April 27, 2010, the Board of Directors of DivX met to discuss the status of discussions with Sonic. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. DivX’s financial advisor updated the DivX board on its recent conversations with Sonic, including Sonic’s disagreement with the proposed revised collar, and that discussions appeared to be at an impasse. Later that day, the Board of Directors of DivX held a regularly scheduled board meeting.

Between April 28, 2010 and May 3, 2010, DivX’s and Sonic’s representatives had several discussions to assess whether the impasse in discussions could be overcome. Based on feedback from both companies, an in-person meeting was scheduled with certain members of the Board of Directors of DivX and members of Sonic’s management.

On May 4, 2010, Mr. Creer, Mr. Hell, Fred Gerson, a member of the DivX Board of Directors, Jim Brailean, a member of the DivX Board of Directors met with Mr. Doris, Mr. Leighton and Mr. Norris in San Francisco to discuss potential deal structure alternatives and to discuss the current proposed terms. Representatives of DivX’s financial advisor also were present at the meeting. Following that meeting, on May 5, 2010, Sonic submitted a revised term sheet, along with a draft amendment to the existing confidentiality agreement to add standstill, nonsolicit and exclusivity arrangements.

Among other things, the revised term sheet contemplated that:

•	DivX and Sonic would enter into an exclusivity agreement providing Sonic with an exclusive negotiating period;

•	Immediately prior to closing, DivX would distribute $3.75 in cash per share to its stockholders;

•

Sonic would issue shares of its common stock in exchange for outstanding shares of DivX common stock at a ratio of .514, with the understanding that this ratio was based on Sonic’s and DivX’s 20- day weighted average stock prices of $12.00 and $8.00 per share, respectively, and that any substantial change in the 20- day weighted average stock prices of either company could impact either party’s ability to enter into a definitive agreement;

•	Sonic may appoint one or more of the DivX independent directors to the Sonic Board of Directors as of closing; and

•	DivX would pay Sonic a break-up fee equal to 2% to 4% of DivX’s market capitalization, plus reimbursement of fees and expenses.

The term sheet was conditioned on the completion of further due diligence prior to executing definitive transaction documentation, among other things.

On May 5, 2010, the Board of Directors of DivX met to discuss the status of discussions with Sonic, the revised term sheet and actions that might be taken in response to the revised term sheet. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. DivX’s financial advisor discussed with the DivX board the financial terms set forth in the revised term sheet. The DivX board noted that, based on recent trading prices of DivX and Sonic common stock, the revised term sheet suggested a DivX pro forma ownership of approximately 35% of the combined company and total consideration of approximately $9.93 per outstanding share of DivX common stock. The DivX Board of Directors instructed DivX’s financial advisor to contact Sonic to discuss DivX’s view that the number of DivX directors to be appointed to the Sonic board should approximate the proportional representation of the companies based on the post-closing pro forma ownership.

On May 6, 2010, DivX’s financial advisor contacted Sonic to discuss the revised term sheet and convey DivX’s perspectives as directed by the DivX Board of Directors. DivX’s financial advisor later communicated to the DivX Board of Directors that, while Sonic indicated it was unwilling to revise the term sheet as it related to board composition, Sonic stated that it was committed to making appropriate introductions between the boards of each company to facilitate consideration to the board of Sonic following the proposed merger.

Also on May 6, 2010, the Sonic Board of Directors held a special meeting attended by members of its senior management team. At the meeting, the Sonic Board discussed the various rationales for the proposed transaction, the history of the negotiations between the parties, the proposed structure of the purchase price and its calculation, the impact of changes in the relative stock prices of the two companies on the economics of the deal, tax and legal issues and the potential timeline for the transaction. The Board concurred that negotiations of a merger agreement should occur, and requested that Mr. Doris and Sonic’s executive officers continue to provide it with regular updates on the status of the negotiations.

On May 7, 2010, DivX and Sonic amended the existing confidentiality agreement to add standstill and nonsolicit arrangements and a 30-day mutual exclusivity agreement. Later that day, DivX provided Sonic and its representatives with access to an electronic data room.

On May 11, 2010, Sonic provided DivX and its representatives with access to an electronic data room and, on May 12, 2010, Sonic representatives met with representatives of DivX at Cooley’s offices to commence due diligence.

On May 12, 2010, representatives of Morrison & Foerster and Cooley held a teleconference to discuss certain tax aspects of the proposed transaction, including whether the $3.75 per share cash amount payable to the DivX stockholders in connection with the transaction should be paid by Sonic as part of the merger consideration, or whether DivX should declare a special cash dividend in that amount to occur immediately prior to closing.

On May 13, 2010, representatives of Morrison & Foerster provided Cooley with an initial draft merger agreement.

Beginning May 14, 2010, Messrs. Doris and Leighton engaged in discussions with representatives of Jefferies regarding Jefferies’ retention to render an opinion to the Sonic Board of Directors as to the fairness, from a financial point of view, to Sonic of the consideration to be paid by Sonic to the DivX stockholders in connection with the proposed merger with DivX. On May 20, 2010, Sonic notified Jefferies that it wished to engage Jefferies and, on May 29, 2010, Jefferies and Sonic executed an engagement letter.

On May 18, 2010, Cooley delivered, on behalf of DivX, preliminary written comments on the draft merger agreement to Morrison & Foerster. On May 21, 2010, representatives of Morrison & Foerster provided Cooley with a revised draft merger agreement in response to Cooley’s comments.

On May 21, 2010, representatives of Sonic reviewed business and financial information relating to Sonic with DivX’s management and financial advisor at Sonic’s facilities in Novato, California.

On May 24, 2010, the Board of Directors of DivX met to discuss the status of negotiations with Sonic. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. A representative of Cooley reported on the negotiation of the merger agreement and identified key open issues in the negotiations, including the covenant regarding board representation, deal protection measures, including the conditions under which a termination fee would become payable by DivX and the amount of the fee, which remained blank in the draft merger agreement. The DivX board was updated on the due diligence conducted by both companies to date, and DivX’s financial advisor discussed with the board the 15-day average prices of Sonic and DivX common stock and related matters. The Board of Directors of DivX instructed management and Cooley to continue negotiations with Sonic on the potential acquisition.

Also, on May 24, 2010, representatives of Cooley and Morrison & Foerster discussed the revised merger agreement and certain requested modifications, including deal protection measures, circumstances under which the DivX Board of Directors could change its recommendation, the conditions under which a termination fee would become payable by DivX and the amount of the fee, which remained blank in the draft merger agreement.

On May 26, 2010, the Sonic Board of Directors held a special meeting attended by members of its senior management team. At the meeting, the Board discussed the principal economic and business terms of the deal, the status of due diligence and the negotiation of the definitive merger agreement, and noted that it could be to Sonic’s strategic benefit to consider and include one or more DivX directors to the Sonic Board post-closing. The Sonic Board requested that Mr. Doris and Sonic’s executive officers continue to provide it with regular updates on the status of the negotiations.

On May 27, 2010, Morrison & Foerster circulated a revised draft of the merger agreement.

Also, on May 27, 2010, the Board of Directors of DivX met to discuss the status of due diligence and negotiations with Sonic. Representatives of DivX’s management and legal and financial advisors also were present at the meeting.

On May 28, 2010, Mr. Doris contacted DivX’s financial advisor and suggested that, because DivX’s stock price was not near the price parameter articulated in the last version of the term sheet, an adjustment to the consideration was appropriate. He specifically requested that the cash consideration payable to the DivX stockholders be reduced from $3.75 to $3.25 per share.

Later on May 28, 2010, the Board of Directors of DivX met to discuss the status of negotiations with Sonic. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. DivX’s financial advisor relayed to the DivX board Sonic’s request that the cash consideration payable to the DivX stockholders be reduced from $3.75 to $3.25 per share. The DivX Board of Directors instructed DivX’s financial advisor to inform Sonic that the DivX Board of Directors was not willing to reduce the consideration payable in the transaction, which information was subsequently relayed to Sonic as directed by the DivX Board of Directors.

Between May 27, 2010 and June 1, 2010, representatives of Morrison & Foerster and Cooley participated in various teleconferences and exchanged revised drafts to negotiate the proposed merger agreement and related agreements, including operating covenants relating to the ability of DivX to grant stock options, engage in certain hiring and pay bonuses to its employees between signing and closing, the size and circumstances under which a termination fee would be payable, provisions regarding Sonic’s obligation to appoint certain members of the DivX Board of Directors to the Sonic Board of Directors as of closing, Sonic’s insistence that it be entitled to place an observer at the DivX facilities during the pre-closing period, and the timing of payouts under certain change in control agreements that would be triggered in connection with the closing of the transaction. In accordance with the directives of the Board of Directors of DivX, DivX’s financial advisor also discussed with representatives of Sonic the cash consideration payable to the DivX stockholders, the size of the termination fee, including data relating to termination fees in recent transactions as a percentage of both enterprise value and equity value, and Sonic’s ability to place an observer at the DivX facilities during the pre-closing period. Following discussions regarding the size of the termination fee, in a revised draft merger agreement Sonic proposed a termination fee equal to 3.5% of DivX’s then current market capitalization, with no additional requirement for reimbursement of fees and expenses. DivX and Sonic continued to conduct due diligence on each other during this period.

Negotiations of the terms and conditions of the merger agreement and related agreements were substantially concluded on May 31, 2010.

On June 1, 2010, the Board of Directors of DivX met to discuss the proposed transaction, the proposed merger agreement and consider whether to recommend that DivX’s stockholders adopt the merger agreement. Representatives of DivX’s management and legal and financial advisors also were present at the meeting. At this meeting, DivX’s management and advisors provided an overview of the legal, financial and business diligence that had been conducted on Sonic. Representatives of Cooley next reviewed in detail the key terms of the draft merger agreement and related documents, including the relative symmetry of the representations and warranties and operating covenants of each company except where noted, the prohibition against negotiation of other transactions subject to certain carve-outs, the circumstances under which the DivX Board of Directors can change its recommendation, the fact that the Sonic board cannot change its recommendation, and the amount of the termination fee and the conditions under which a termination fee becomes payable. DivX management reviewed the timeline for announcement of the proposed transaction with Sonic and anticipated related investor relations activities. Also at this meeting, Oppenheimer reviewed with DivX’s Board of Directors its financial analysis of the merger consideration and rendered to DivX’s Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated June 1, 2010, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received in the transaction by holders of DivX common stock was fair, from a financial point of view, to such holders.

After discussion, the DivX Board of Directors unanimously (i) determined that the terms of the Merger Agreement were advisable and fair to, and in the best interests of, DivX and its stockholders, (ii) approved the Merger Agreement and voting agreements, (iii) recommended that the DivX stockholders approve the Merger Agreement and the Merger and (iv) authorized certain other matters in connection with the execution and performance of the Merger Agreement, including regulatory filings.

On June 1, 2010, the Sonic Board of Directors held a special meeting at which members of the Sonic management team and representatives of its legal, accounting and financial advisors were also present, to discuss the proposed transaction. At the meeting, the Sonic Board was provided with a general update on progress since its last meeting, and Messrs. Doris, Leighton and Norris summarized the status of the negotiation of transaction documents, due diligence results, projected consolidated financial results, and the resolution of open points, including with respect to pricing, the offering of Sonic director positions to members of the current DivX board, and other matters. At this meeting, representatives of Morrison & Foerster reviewed with the Board of Directors its fiduciary duties in connection with its consideration of the proposed transaction, the results of diligence, and the material terms of the merger agreement, including financial terms, acquisition structure, board recommendation and fiduciary provisions, termination rights, break-up fee, closing conditions, termination rights, proposed charter amendments, as well as the voting agreements to be executed by Sonic and DivX directors and officers. Also at this meeting, Jefferies reviewed with the Sonic Board its financial analysis of the merger consideration as set forth in the proposed merger agreement and rendered its opinion to the effect that, as of that date, and based upon and subject to the various considerations set forth therein, the consideration to be paid by Sonic to the holders of shares of DivX common stock pursuant to the merger agreement was fair, from a financial point of view, to Sonic. Additionally, representatives of Armanino McKenna LLP (“Armanino”) addressed questions raised by the Sonic Board regarding Armanino’s due diligence report relating to accounting and tax matters.

After a full discussion and a meeting in executive session, on June 1, 2010, the Sonic Board of Directors then unanimously (i) declared the advisability of and approved the merger agreement and the merger with DivX and all other transactions contemplated thereby and authorized the execution of the merger agreement and ancillary documents, (ii) approved certain amendments to Sonic’s charter documents, and (iii) authorized preparation, filing and distribution of a registration statement, including a proxy statement, recommending the approval of the proposed merger and soliciting such approval from Sonic’s shareholders.

On June 1, 2010, late in the day after the U.S. trading markets were closed, the Merger Agreement was executed by Sonic, Merger Sub I, Merger Sub II and DivX. In addition, each of the directors and certain executive officers of Sonic entered into the voting agreements with DivX, and each of the directors and certain executive officers of DivX entered into the voting agreements with Sonic. For an additional discussion of the Merger Agreement and the voting agreements, see the sections entitled “The Merger Agreement” beginning on page 71 and “The Merger Agreement—Stockholder Voting Agreements” beginning on page 86.

Before the NASDAQ Global Market opened on June 2, 2010, Sonic and DivX issued a joint press release, and conducted a joint investor conference call, announcing the Merger and the execution of the Merger Agreement.

Sonic Board of Directors’ Recommendation and Reasons for the Merger

At a special meeting on June 1, 2010, the Sonic Board of Directors unanimously:

•

determined that the merger, including the Share Issuance, contemplated by the merger agreement is advisable; determined that the merger agreement and the merger are in the best interests of Sonic and its shareholders, and that the terms of the merger agreement and the merger are fair to the shareholders of Sonic;

•	approved the merger agreement and the transactions contemplated thereby, including the Share Issuance; and

•	recommended that Sonic shareholders vote FOR the merger, including the Share Issuance.

In reaching its decision, the Sonic Board of Directors consulted with Sonic management, as well as its financial advisor and outside legal counsel, and considered the short-term and long-term interests of Sonic and its shareholders. The Sonic Board of Directors considered that the merger should enhance shareholder value through, among other things, enabling Sonic, following the merger, to capitalize on the following strategic advantages and opportunities:

•	Enhanced Strategic Positioning of Sonic’s Businesses: The combination should improve Sonic’s existing businesses in a number of ways, including:

•	The presence of DivX technology in over 300 million CE devices, its relationships with all the major CE OEMs, large and experienced sales force and strong technical qualification and support organization should accelerate Sonic’s Premium Content business by permitting new consumer use models, and facilitating deployment of Sonic’s RoxioNow content platform.

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DivX TV, a technology designed to enable consumers to stream Internet video and services directly to Internet-connected digital televisions and other Internet-connected CE devices, should permit Sonic to expand the range of service offerings it provides to its retailer partners.

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DivX’s large online community and well-known brand, indicated by more than 500 million software downloads since inception, an average of 12 million unique website visits per month in calendar 2009 and approximately 1.8 billion player and web player launches in calendar 2009, offers a significant marketing opportunity for Sonic’s software applications that enhance the customer end-to-end media experience.

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DivX and its subsidiary MainConcept’s codec technologies and commercial licensing of codecs and other enterprise level technologies and tools should enlarge Sonic’s professional authoring solutions portfolio, enhancing Sonic’s position with premium content owners and distributors, including major Hollywood studios, to create and distribute high-end commercially released digital media titles in DVD, BD, and Internet streaming formats.

•	Improvement in DivX’s Businesses: The combination should improve DivX’s existing businesses in a number of ways, including:

•

Sonic’s RoxioNow premium content service should bring an added marketing boost to the DivX CE licensing business, particularly if Sonic’s retail partners begin to view the DivX codec as an important part of the premium content services they offer based on the RoxioNow service.

•	DivX TV should benefit from the presence of the RoxioNow premium content service as an integral part of the offering, increasing its attractiveness to CE partners.

•	Sonic’s Roxio software applications will augment and extend the appeal of DivX consumer tool sets, improving capabilities offered to DivX’s existing consumer customers.

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Cost Savings: The merger should create significant cost synergies. Sonic expects to benefit from efficiencies associated with operating a larger business and anticipates significant annual cost savings at the end of the integration period. Costs savings will relate primarily to the elimination of DivX’s public company reporting obligations and a reduction in aggregate headcount by approximately 9% (net of headcount increases to support business growth) at the end of the integration period.

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Revenue Diversification: The combined company is expected to have a combined customer base that is more diverse than the customer base of either company standing alone. There is currently no overlap in the customers of the companies that accounts for at least 10% of revenues.

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Geographic Diversification: The revenue of the combined company will have greater geographic diversity. In the fiscal year ended March 31, 2010, international sales accounted for $22.9 million, or 22%, of Sonic’s net revenue. In the fiscal year ended December 21, 2009, DivX’s net revenue outside North America comprised 81% of its net revenues, or approximately $57 million.

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Achieve Goals: The merger should assist Sonic in achieving its revenue growth objectives and profitability targets. Sonic believes the merger will be accretive to Sonic’s earnings, particularly if the expected cost savings are realized.

The Sonic Board of Directors also considered a variety of other factors concerning the merger, including the following:

•	The information concerning Sonic’s and DivX’s respective historic businesses, financial results and prospects, including the results of Sonic’s due diligence review of DivX.

•	Sonic’s assessment that the two companies can effectively and efficiently be integrated.

•	The financial presentation by, and the opinion of Jefferies, Sonic’s financial advisor, to the Sonic Board of Directors to the effect that, as of June 1, 2010 and based upon and subject to the various matters set forth therein, the consideration to be paid by Sonic to the holders of shares of DivX common stock pursuant to the merger agreement was fair, from a financial point of view, to Sonic. See “Opinion of Financial Advisor to the Sonic Board of Directors.”

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The Exchange Ratio and the fact that the Exchange Ratio is fixed and will not fluctuate based upon changes in either company’s stock price between signing and closing, reflecting the strategic purpose of the merger.

•	The commitment of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement.

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The expectation that DivX stockholders and option holders, immediately after completion of the merger, would hold approximately 35% of the outstanding shares of common stock of Sonic, on a fully diluted basis.

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The expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code, resulting in neither Sonic nor the Merger Subs recognizing a gain or loss for U.S. federal income tax purposes solely as a result of the merger.

•	The terms of the merger agreement, including the termination fee payable to Sonic.

The Sonic Board of Directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

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The challenges and costs of combining the two businesses and the risks of completing the integration, which could harm the combined company’s operating results and preclude the realization of anticipated synergies or benefits from the merger.

•	The risk that anticipated revenues and cash flow from the ongoing DivX businesses may not be realized.

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The risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that would materially and adversely affect the projected financial results of the combined company.

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The potential impact of the restrictions under the merger agreement on Sonic’s ability to take certain actions during the period prior to the completion of the merger (which may delay or prevent Sonic from undertaking business opportunities that may arise pending completion of the merger).

•	The risk that either the Sonic shareholders or the DivX stockholders may not approve the merger.

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The potential for diversion of management and employee attention and for increased employee attrition during the period prior to the closing of the merger, and their potential effect on Sonic’s business and relations with customers and suppliers.

•	The fees and expenses associated with completing the merger.

•	The risk that certain members of DivX senior management might choose not to remain employed with the combined company.

•	The risks of the type and nature described above under “Risk Factors.”

The Sonic Board of Directors unanimously recommends that Sonic shareholders vote FOR approval of the merger, including the issuance of Sonic common stock in the merger) and the merger agreement.

The foregoing discussion of the factors considered by the Sonic Board of Directors is not intended to be exhaustive but summarizes the material factors and risks considered by Sonic’s Board of Directors in making its recommendation. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Sonic Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Sonic Board of Directors conducted an overall analysis of the factors described above, including discussions with the management team and outside legal, financial and accounting advisors. In considering the factors described above, individual members of the Sonic Board of Directors may have given different weight to different factors.

DivX Board of Directors’ Recommendation and Reasons for the Merger

At a special meeting on June 1, 2010, the DivX Board of Directors unanimously:

•	determined that the terms of the merger agreement were advisable and fair to, and in the best interests of, DivX and its stockholders;

•	approved the merger agreement and voting agreements; and

•	recommended that the DivX stockholders approve the merger agreement and the merger.

In evaluating the merger agreement and the merger, the DivX Board of Directors consulted with DivX’s senior management, legal counsel and financial advisor and, in recommending that DivX’s stockholders adopt the merger agreement, the DivX Board of Directors considered a number of factors, including the following:

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The anticipated strategic synergies of the combined company. DivX and Sonic are both focused on the delivery of premium entertainment anytime, anywhere and on any device, and their respective core competencies are viewed as highly complementary. The DivX Board of Directors believes that a combined company will be better positioned to address the competitive and highly fragmented digital media market than DivX could do on a standalone basis.

DivX has established deep relationships with consumer electronics manufacturers, with over 300 million DivX Certified devices shipped to date, including digital televisions, DVD and Blu-ray players, and mobile devices. DivX also has a large online consumer following as evidenced by 500 million plus DivX software downloads to date, robust page views on its DivX.com website, which averaged over 12 million unique visitors per month in 2009, and a strong brand in European and Asian markets. The DivX format is one of the few digital rights management solutions that have received approval from major Hollywood studios, and DivX is developing a retail over the top Internet TV technology (DivX TV). In addition, DivX’s wholly-owned subsidiary, MainConcept GmbH, is a leading provider of high-quality audio and video codec solutions for consumer and professional applications.

Sonic has established key relationships with major U.S. retailers for premium content distribution. Sonic also provides best in class software applications with its Roxio products, a rapidly growing device footprint for streaming devices and a strong brand in the U.S. The DivX board believes that combining these relative strengths will help create a potential continuous digital economic cycle, where:

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Utilizing the DivX format in Sonic’s RoxioNow premium content service will help drive DivX’s licensing business, particularly in the U.S. market, and with the DivX TV platform, Sonic can complement its movie offerings through RoxioNow with a broader set of Internet content;

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Millions of DivX devices in the field encourage studios and consumers to create and permit more content to be available in the DivX format, driving consumer use of Sonic’s RoxioNow content service for downloads;

•	DivX’s large online consumer base can drive growth in Sonic’s Roxio software offerings, including applications for the creation and consumption of media;

•	DivX’s MainConcept codec technologies provide an advantage to Sonic’s professional products, and the rest of the combined product line;

•	DivX-encoded content, including premium content available through Sonic’s U.S. retailer relationships, drives demand for DivX Certified devices that offer the highest quality playback; and

•	In the process, an ecosystem is created, ensuring that wherever the DivX brand is seen, high-quality, high-compatibility playback of DRM-protected content is possible.

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That DivX stockholders’ pro forma ownership of the combined company would be approximately 35%. The DivX Board of Directors believes this pro forma ownership will provide DivX stockholders with meaningful participation in the combined company and a potential opportunity to realize the strategic synergies described above. In addition, the DivX Board of Directors reviewed the anticipated relative contributions of each of DivX and Sonic to a combined company based on 2009 through 2011 revenue, EBITDA and net income of each company, and believes that approximately 35% pro forma ownership (combined with the cash payment to the DivX stockholders) is reflective of the relative contribution of DivX to the combined company.

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That the total consideration per outstanding share of DivX common stock was approximately $9.86, representing a 36% premium over the closing price of the DivX common stock on May 28, 2010, the last full trading day before the merger agreement was approved by the Board of Directors, and a 38% premium over the weighted average closing price of the DivX common stock for the 20-day period prior ending May 28, 2010.

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That the transaction resulted in an implied enterprise value for DivX of $211 million, representing an 83% premium over the enterprise value of DivX based on the closing price of its common stock on May 28, 2010, and an 87.5% premium over the enterprise value of DivX based on the weighted average closing price of its common stock for the 20-day period prior ending May 28, 2010.

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The DivX Board of Director’s assessment of DivX’s current revenue streams, general market perceptions regarding the potential decline in the global DVD market, and the potential impact to DivX’s future revenues as a result of that decline, offset by DivX’s potential revenues in emerging categories.

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Risks related to the completion of the development and commercial implementation of DivX TV, including the risk that DivX TV may not be completed when anticipated, or at all, the risk that it might not achieve consumer adoption and the significant risks to DivX’s future revenues and profitability if DivX TV is not completed or adopted by consumers.

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The DivX Board of Directors’ belief that there was a low likelihood that a competitive proposal would emerge, and that other third parties would not likely provide the same comparable strategic upside as a combination with Sonic.

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The DivX Board of Directors’ belief, based upon the negotiations with Sonic, that the consideration to be paid by Sonic is the most that Sonic was willing to pay for DivX and that the terms of the merger agreement include the most favorable terms to DivX to which Sonic was willing to agree.

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The terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions and the ability of DivX to respond to unsolicited offers for an acquisition from a third party prior to closing, the right of the DivX Board of Directors, after complying with the terms of the merger agreement, to change its recommendation that stockholders vote to adopt the merger agreement in the event that DivX receives a superior offer (subject to certain limitations), and the determination that the termination fee of $8,350,000 (approximately 2.4% of the equity value of the transaction) is within the customary range of termination fees for transactions of this type.

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Oppenheimer’s opinion, dated June 1, 2010, to DivX’s Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of DivX common stock, as more fully described below under the caption “— Opinion of DivX’s Financial Advisor.”

The DivX Board of Directors also considered a variety of risks and other potentially negative factors of the merger and the merger agreement, including the following:

•	the effect of the announcement and pendency of the merger on DivX’s stock price, operations and employees and its ability to retain key employees;

•	the risk that either the Sonic shareholders or the DivX stockholders may not approve the merger;

•

the risk that the merger might not be consummated, including the risks that the trading price of DivX’s common stock could be adversely affected, DivX would have incurred substantial transaction and opportunity costs, DivX’s business might be subject to substantial disruptions and delays that could adversely impact its business plan and prospects and DivX may experience a loss of key employees after the announcement of the merger agreement;

•

the fact that the merger agreement requires DivX to pay a termination fee of $8,350,000 if the merger agreement is terminated in certain circumstances could potentially deter third parties from making a competing bid to acquire DivX prior to the closing of the merger, and could impact DivX’s ability to engage in another transaction for 12 months if the merger agreement is terminated in certain circumstances; and

•

the restrictions in the merger agreement on the conduct of DivX’s business prior to the consummation of the merger, which may delay or prevent DivX from undertaking business opportunities that may arise prior to the consummation of the merger.

In addition, the DivX Board of Directors considered the interests that certain of its directors and executive officers may have with respect to the merger that are different from or in addition to their interests as stockholders of DivX, generally, as described under “— Interests of DivX Directors and Executive Officers in the Merger.” The DivX Board of Directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The DivX Board of Directors unanimously recommends that DivX stockholders vote FOR adoption of the merger agreement.

The foregoing discussion of the DivX Board of Directors’ reasons for its recommendation to approve the merger agreement is not meant to be exhaustive, but addresses the material information and factors considered by the DivX Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the DivX Board of Directors in connection with the evaluation of the merger and the complexity of these matters, the DivX Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of the DivX Board of Directors may have been influenced to a greater or lesser degree by different factors.

Opinion of Financial Advisor to the Sonic Board of Directors

Sonic retained Jefferies to act as financial advisor to Sonic in connection with the delivery of an opinion to the Sonic Board of Directors as to the fairness of the consideration to be paid by Sonic in connection with the merger. At the meeting of the Sonic Board of Directors on June 1, 2010, Jefferies rendered its opinion to the effect that, as of that date, and based upon and subject to the various considerations set forth therein, the consideration to be paid by Sonic to the holders of shares of DivX common stock pursuant to the merger agreement was fair, from a financial point of view, to Sonic.

The full text of the written opinion of Jefferies, dated as of June 1, 2010, is attached to this joint proxy statement/prospectus as Annex D. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Sonic encourages its shareholders to read the entire opinion carefully and in its entirety. Jefferies’ opinion is directed to the Sonic Board of Directors and addresses only the fairness from a financial point of view of the consideration to be paid by Sonic to the holders of shares of DivX common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of shares of Sonic common stock should vote on the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft of the merger agreement dated June 1, 2010;

•	reviewed certain publicly available financial and other information about DivX and Sonic;

•

reviewed certain information furnished to Jefferies by the management of DivX, including financial forecasts for calendar years 2010 and 2011 only, having been advised by the management of DivX that it did not prepare any financial forecasts beyond such period, and analyses, relating to the business, operations and prospects of DivX;

•

reviewed certain information furnished to Jefferies by the management of Sonic, including financial forecasts and analyses, relating to the business, operations and prospects of Sonic and estimates as to the amount and timing of certain cost savings and related expenses anticipated by the management of Sonic to result from the merger (“Synergies”);

•	held discussions with members of senior management of DivX and Sonic concerning the matters described in the prior three bullets above;

•

reviewed the share trading price history and valuation multiples for DivX common stock and Sonic common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by DivX and Sonic to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by it. In its review, Jefferies relied on assurances of the managements of DivX and Sonic that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, DivX or Sonic. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. DivX and Sonic informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of DivX and Sonic as to the future financial performance of DivX and Sonic, respectively. In addition, Sonic informed Jefferies, and Jefferies assumed, that the Synergies were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sonic as to the amount and timing of certain cost savings and related expenses anticipated by the management of Sonic to result from the merger, and Jefferies relied upon the assessment of the management of Sonic as to Sonic’s ability to achieve the Synergies in the amounts and at the times projected. In its review and analysis and in rendering its opinion, Jefferies assumed upon the advice of the management of Sonic that such Synergies will be realized substantially in accordance with such estimates. Jefferies expressed no opinion as to the financial forecasts provided to it by DivX and Sonic, or as to the Synergies provided to it by Sonic, or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting DivX or Sonic, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to Sonic and the Board of Directors of Sonic, including, without limitation, advice as to the legal, accounting and tax consequences to Sonic of the terms of, and transactions contemplated by, the merger agreement. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to Sonic. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on DivX, Sonic, or the contemplated benefits of the merger.

In addition, Jefferies was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the merger, or to provide services other than the delivery of the opinion. Jefferies did not participate in negotiations with respect to the terms of the merger and related transactions. Consequently, Jefferies has assumed that such terms are the most beneficial terms from Sonic’s perspective that could under the circumstances be negotiated among the parties to such transactions, and Jefferies expressed no opinion whether any alternative transaction might have resulted in terms more favorable to Sonic than that contemplated by the merger agreement.

Jefferies’ opinion was for the use and benefit of the Board of Directors of Sonic in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Sonic, nor did it address the underlying business decision by Sonic to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Sonic common stock should vote on the merger or any matter related thereto. Jefferies expressed no opinion as to the price at which shares of Sonic common stock would trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Sonic’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration. Jefferies’ opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Sonic’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Sonic’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Sonic common stock do not purport to be appraisals or to reflect the prices at which Sonic common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the consideration to be paid by Sonic to the holders of DivX common stock pursuant to the merger, and were provided to the Board of Directors of Sonic in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview

Based upon the approximately 33.982 million shares of DivX common stock that were outstanding as of May 28, 2010 on a fully diluted bases (calculated using the treasury stock method), and based upon the closing price per share of Sonic common stock of $11.89 on May 28, 2010, the exchange ratio of 0.514 shares of Sonic common stock per share of DivX common stock, and the cash consideration of $3.75 per share of DivX common stock, Jefferies noted that the implied value of the merger consideration pursuant to the merger agreement was approximately $9.86 per share of DivX common stock, which is referred to as the “Implied Merger Consideration Value.”

DivX Analysis

Historical Trading Analysis

Jefferies reviewed the share price trading history of the DivX common stock for the one-year period ending May 28, 2010 on a stand-alone basis and also in relation to the NASDAQ Composite Index (“NASDAQ Composite”) and to a composite index consisting of the following multimedia and embedded software provider companies, which are referred to as the “DivX Selected Comparable Companies”:

•	Dolby Laboratories, Inc.;

•	DTS, Inc.;

•	Monotype Imaging Holdings, Inc.;

•	Rovi Corporation;

•	Sonic Solutions; and

•	SRS Labs, Inc.

This analysis showed that during the one-year period ending May 28, 2010, the trading price of the shares of DivX common stock rose 36.2%, the NASDAQ Composite rose 27.2%, and the composite index consisting of the DivX Selected Comparable Companies rose 76.2%.

Comparable Public Company Analysis

Using publicly available information and information provided by DivX’s management, Jefferies analyzed the trading multiples of DivX and the corresponding trading multiples of the DivX Selected Comparable Companies. In its analysis, Jefferies derived and compared multiples for DivX and the DivX Selected Comparable Companies, calculated and referred to as follows:

•	the enterprise value divided by trailing twelve month, or TTM, revenue, which is referred to as “Enterprise Value/TTM Revenue”;

•	the enterprise value divided by projected revenue for calendar year 2010, which is referred to as “Enterprise Value/2010P Revenue”;

•	the enterprise value divided by projected revenue for calendar year 2011, which is referred to as “Enterprise Value/2011P Revenue”;

•	the enterprise value divided by TTM earnings before interest, taxes, depreciation and amortization, or EBITDA, which is referred to as “Enterprise Value/TTM EBITDA”;

•	the enterprise value divided by projected EBITDA for calendar year 2010, which is referred to as “Enterprise Value / 2010P EBITDA”;

•	the enterprise value divided by projected EBITDA for calendar year 2011, which is referred to as “Enterprise Value / 2011P EBITDA”;

•	the price per share divided by TTM adjusted earnings per share, or EPS, which is referred to as “TTM Adjusted EPS”;

•	the price per share divided by projected adjusted EPS for calendar year 2010, which is referred to as “2010P Adjusted EPS”; and

•	the price per share divided by projected adjusted EPS for calendar year 2011, which is referred to as “2011P Adjusted EPS”.

For the purposes of the above calculations, adjusted EPS multiples were calculated excluding from the historical and projected EPS for DivX and each of the DivX Selected Comparable Companies, as applicable, amortization of intangibles, share-based compensation and non-recurring charges, in each case when such information was available.

This analysis indicated the following:

Comparable Public Company Multiples

Benchmark	High	Low	Median
Enterprise Value/TTM Revenue	8.5x	3.1x	5.3x
Enterprise Value/2010P Revenue	7.7x	3.2x	5.1x
Enterprise Value/2011P Revenue	6.8x	2.7x	4.6x
Enterprise Value/TTM EBITDA	48.1x	9.5x	16.7x
Enterprise Value/2010P EBITDA	76.3x	9.0x	14.3x
Enterprise Value/2011P EBITDA	58.1x	8.1x	12.3x
TTM Adjusted EPS	31.9x	16.4x	23.3x
2010P Adjusted EPS	33.7x	15.2x	18.7x
2011P Adjusted EPS	91.5x	12.6x	18.7x

Using a reference range of 16.0x to 20.0x DivX’s TTM EBITDA, 15.0x to 19.0x DivX’s 2010P EBITDA and 13.0x to 17.0x DivX’s 2011P EBITDA, Jefferies determined an implied enterprise value for DivX, then subtracted total indebtedness and added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options (using the treasury stock method), this analysis indicated a range of implied values per share of DivX common stock of approximately $7.84 to $8.76 using TTM EBITDA, $8.36 to $9.47 using 2010P EBITDA and $9.48 to $11.08 using 2011P EBITDA, compared in each case to the Implied Merger Consideration Value of $9.86 per share of DivX common stock.

Using a reference range of 30.0x to 36.0x DivX’s TTM Adjusted EPS, 28.0x to 34.0x DivX’s 2010P Adjusted EPS and 26.0x to 30.0x DivX’s 2011P Adjusted EPS, Jefferies determined an implied equity value. This analysis indicated a range of implied values per share of DivX common stock of approximately $4.60 to $5.53 using TTM Adjusted EPS, $5.04 to $6.12 using 2010P Adjusted EPS and $7.02 to $8.10 using 2011P Adjusted EPS, compared in each case to the Implied Merger Consideration Value of $9.86 per share of DivX common stock.

In addition, Jefferies determined ranges of implied values per share of DivX common stock using DivX’s pro forma adjusted EBITDA and adjusted EPS, which were calculated based upon DivX’s projected EBITDA and EPS, respectively, excluding, as applicable, amortization of intangibles, stock based compensation and non-recurring charges. Using a reference range of 13.0x to 17.0x DivX’s pro forma projected EBITDA for fiscal year 2011, or 2011P pro forma EBITDA, and 26.0x to 30.0x DivX’s projected adjusted EPS for fiscal year 2011, or 2011P adjusted EPS, Jefferies determined a range of implied values per share of DivX common stock of approximately $13.24 to $15.99 using DivX’s 2011P pro forma EBITDA, and $11.89 to $13.72 using DivX;s 2011P adjusted EPS, compared in each case to the Implied Merger Consideration Value of $9.86 per share of DivX common stock.

No company utilized in the comparable company analysis is identical to DivX. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond DivX’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Comparable Transaction Analysis

Using publicly available and other information, Jefferies examined the following ten transactions involving multimedia and embedded software providers with TTM revenue between $10 million and $1 billion announced since January 1, 2007. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Month and Year Announced
Global IP Solutions (GIPS) Holding AG	Google Inc.	May 2010
Omneon Inc.	Harmonic Inc.	May 2010
On2 Technologies Inc.	Google Inc.	January 2010
OpenTV Inc. (remaining 67.82%)	Kudelski SA	October 2009
Tandberg ASA	Cisco Systems Netherlands Holdings B.V.	October 2009
eventIS Group B.V.	SeaChange B.V.	September 2009
NDS Group Plc	Permira Advisers LLP	June 2008
VoiceSignal Technologies, Inc	Nuance Communications, Inc.	May 2008
Gemstar	Macrovision Corporation	December 2007
Coding Technologies AB	Dolby Laboratories Inc.	November 2007

Using publicly available estimates and other information for each of the foregoing transactions, Jefferies analyzed the transaction multiples of DivX and the corresponding transaction multiples of the target companies in the foregoing transactions. In its analysis, Jefferies derived and compared multiples for DivX and such target companies, calculated and referred to as follows:

•	the transaction value divided by TTM Revenue immediately preceding announcement of the transaction, which is referred to below as “Adjusted Price/TTM Revenue”; and

•	transaction value divided by TTM EBITDA immediately preceding announcement of the transaction, which is referred to below as “Adjusted Price/TTM EBITDA.”

In each case, the price paid in the transaction was adjusted for the target’s cash and debt at the time of acquisition when such information was available. For the purposes of the above calculation, adjusted EBITDA multiples exclude from the historical EBITDA for each of the companies, as applicable, share-based compensation expense and other non-recurring charges, when such information was available.

This analysis indicated the following:

Selected Comparable Transaction Multiples

Benchmark	High	Low	Median
Adjusted Price/TTM Revenue	12.3x	0.9x	3.6x
Adjusted Price/TTM EBITDA	37.6x	6.3x	14.1x

Using a reference range of 4.0x to 6.0x DivX’s TTM Revenue and 16.0x to 28.0x DivX’s TTM EBITDA, Jefferies determined an implied enterprise value for DivX, then subtracted total indebtedness and added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options (using the treasury stock method), this analysis indicated a range of implied values per share of DivX common stock of approximately $12.46 to $16.54 using TTM Revenue and $7.84 to $10.58 using TTM EBITDA, compared in each case to the Implied Merger Consideration Value of $9.86 per share of DivX common stock.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond DivX’s and Jefferies’ control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Premiums Paid Analysis

Using publicly available information, Jefferies analyzed the premiums offered in selected software and digital media transactions with equity consideration between $50 million and $1 billion announced since January 1, 2008. For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one trading day and twenty trading days prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Selected Comparable Premiums Paid

Time Period Prior to Announcement	High Premium	75th Percentile Premium	Median Premium	25th Percentile Premium	Low Premium
1 trading day	309%	51%	30%	14%	(2)%
20 trading days	370%	69%	38%	24%	6%

Using the low and high premiums set forth above and the closing price per share of DivX common stock on May 28, 2010, this analysis indicated a range of implied values per share of DivX common stock of approximately $7.08 to $29.56, respectively, using the premiums over the market price one trading day prior to announcement, and approximately $8.76 to $38.85, respectively, using the premiums 20 trading days prior to announcement, compared in each case to the Implied Merger Consideration Value of $9.86 per share of DivX common stock.

Pro Forma Relative Contribution Analysis

Based on information provided by management of each of DivX and Sonic, Jefferies compared the contribution of each of DivX and Sonic to the combined company expected to result from the completion of the merger. The implied contribution was based upon TTM Revenue, TTM Gross Margin, and TTM EBITDA, and estimates of revenue, gross margin, and EBITDA for 2010 and 2011. In calculating the EBITDA, Jefferies excluded share-based compensation expense from the historical and projected EBITDA for DivX and Sonic, as applicable. For purposes of this analysis, EBITDA for DivX and Sonic was calculated excluding share-based compensation and non-recurring charges.

Based on approximately 33.0 million shares of DivX common stock outstanding as of May 28, 2010 and approximately 0.3 million restricted stock units, 0.4 million options at a weighted average exercise price of $1.55, 2.9 million options at a weighted average exercise price of $5.61, 1.0 million options at a weighted average exercise price of $4.30, and 0.4 million warrants at a weighted average exercise price of $6.10 issued and outstanding as of April 30, 2010 on a fully diluted basis (calculated using the treasury stock method), this analysis indicated an implied equity contribution as follows:

Selected Pro Forma Contribution Analysis

Metric	Sonic Contribution	DivX Contribution
TTM Revenue	62.2%	37.8%
2010P Revenue	60.4%	39.6%
2011P Revenue	66.6%	33.4%
TTM Gross Margin	56.9%	43.1%
2010P Gross Margin	54.5%	45.5%
2011P Gross Margin	57.0%	43.0%
TTM EBITDA	45.1%	54.9%
2010P EBITDA	35.2%	64.8%
2011P EBITDA	48.1%	51.9%

Based upon the approximately 33.982 million shares of DivX common stock that were outstanding as of May 28, 2010 on a fully diluted basis (calculated using the treasury stock method), and based upon the closing price per share of Sonic common stock of $11.89 on May 28, 2010, the exchange ratio of 0.514 shares of Sonic common stock per share of DivX common stock, and the cash consideration of $3.75 per share of DivX common stock, Jefferies observed that the holders of Sonic common stock would own approximately 64.9% of the combined company (although Jefferies also noted that such pro forma ownership would vary based on the number of DivX options that are rolled over into Sonic’s stock option plan).

Sonic Analysis

Historical Trading Analysis

Jefferies reviewed the share price trading history of the Sonic common stock for the one-year period ending May 28, 2010 on a stand-alone basis and also in relation to the DivX common stock, the NASDAQ Composite and to a composite index consisting of the following multimedia and embedded software provider companies, which are referred to as the “Sonic Selected Comparable Companies”:

•	Dolby Laboratories, Inc.;

•	DTS, Inc.;

•	Monotype Imaging Holdings, Inc.;

•	Rovi Corporation; and

•	SRS Labs, Inc.

This analysis showed that during the one-year period ending May 28, 2010, the trading price of the shares of Sonic common stock rose 579.4%; and the shares of DivX common stock rose 36.2%, the NASDAQ Composite rose 27.2%, and the composite index consisting of the Sonic Selected Comparable Companies rose 72.9%.

Jefferies’ opinion was one of many factors taken into consideration by the Sonic Board of Directors in its consideration of the merger and should not be considered determinative of the views of the Sonic Board of Directors with respect to the merger.

Jefferies was selected by the Board of Directors of Sonic based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

In the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Sonic or DivX and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In the future, Jefferies may seek to provide financial advisory and financing services to Sonic, DivX or entities that are affiliated with Sonic or DivX, for which Jefferies would expect to receive compensation.

Pursuant to a letter agreement, dated May 20, 2010, Sonic engaged Jefferies to act as its financial advisor in connection with the delivery of an opinion as to the fairness of the consideration to be paid by Sonic in connection with the merger. Pursuant to such letter agreement, Sonic has agreed to pay Jefferies a customary fee for its services upon delivery of Jefferies’ opinion. In addition, Sonic has agreed to reimburse Jefferies for expenses incurred. Sonic also has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement.

Opinion of DivX’s Financial Advisor

DivX has engaged Oppenheimer as its financial advisor in connection with the merger. In connection with this engagement, DivX’s Board of Directors requested that Oppenheimer evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of DivX common stock. On

June 1, 2010, at a meeting of DivX’s Board of Directors held to evaluate the merger, Oppenheimer rendered to DivX’s Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated June 1, 2010, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received in the merger by holders of DivX common stock was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written opinion, dated June 1, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex E. Oppenheimer’s opinion was provided to DivX’s Board of Directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of DivX to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for DivX or the effect of any other transaction in which DivX might engage. Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger or otherwise. The summary of Oppenheimer’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Oppenheimer:

•	reviewed the merger agreement;

•

reviewed DivX’s publicly available audited financial statements for fiscal years ended December 31, 2009, December 31, 2008, and December 31, 2007, DivX’s unaudited financial statements for the three-month period ended March 31, 2010, Sonic’s audited financial statements for fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007, and Sonic’s unaudited financial statements for the nine-month period ended December 31, 2009;

•

reviewed financial forecasts, estimates and other information relating to (i) DivX for fiscal years ending December 31, 2010 through December 31, 2014 prepared by DivX’s management, and (ii) Sonic for fiscal years ending March 31, 2010 through March 31, 2013 prepared by Sonic’s management (including draft unaudited financial statements for the fiscal year ended March 31, 2010);

•	held discussions with DivX’s and Sonic’s senior managements with respect to DivX’s and Sonic’s businesses and prospects;

•	reviewed historical market prices and trading volumes for DivX common stock and Sonic common stock;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating DivX and Sonic;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the merger;

•	analyzed the estimated present value of DivX’s future cash flows based on financial forecasts and estimates prepared by DivX’s management;

•	reviewed and analyzed the premiums paid, based on publicly available financial information, in merger and acquisition transactions Oppenheimer deemed relevant in evaluating the merger; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by DivX and Sonic and their respective employees, representatives and affiliates or otherwise reviewed by Oppenheimer. As DivX’s Board of Directors was aware, Oppenheimer requested internal financial forecasts and estimates relating to Sonic and was advised by Sonic’s management that such management had not prepared current financial forecasts or estimates relating to Sonic beyond its fiscal year ending March 31, 2013. With respect to the financial forecasts and estimates relating to DivX and Sonic utilized in its analyses, Oppenheimer was advised by DivX’s and Sonic’s managements and, with DivX’s consent, Oppenheimer assumed, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of DivX’s and Sonic’s managements, as the case may be, as to the future financial condition and operating results of DivX and Sonic. Oppenheimer relied, at DivX’s direction, without independent verification or investigation, on the assessments of DivX’s and Sonic’s managements as to (a) DivX’s and Sonic’s existing and future products, technology and intellectual property and the risks associated with such future products, technology and intellectual property and (b) Sonic’s ability to integrate the businesses, and to retain key channel partners, licenses, employees, customers and other licensees, of DivX and Sonic.

Oppenheimer assumed, with DivX’s consent, that the merger would qualify for federal income tax purposes as a reorganization under Section 368(a) of the Code. Oppenheimer also assumed, with DivX’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on DivX, Sonic or the merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of DivX or Sonic. Oppenheimer did not express any opinion as to DivX’s or Sonic’s underlying valuation, future performance or long-term viability, the actual value of Sonic common stock when issued in the merger or the prices at which shares of DivX common stock or Sonic common stock would trade at any time. Oppenheimer also expressed no view as to, and in its opinion did not address, DivX’s or Sonic’s solvency under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger consideration or the merger, or any aspect or implication of any voting agreements or other agreement, arrangement or understanding entered into in connection with the merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration. In connection with its engagement, Oppenheimer was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of DivX. Oppenheimer’s opinion was necessarily based on the information available to it and on general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Oppenheimer expressed no opinion or view as to the potential effects, if any, of such volatility on DivX, Sonic or the proposed merger. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion. Except as described above, DivX imposed no other instructions or limitations on Oppenheimer with respect to the investigations made or the procedures followed by it in rendering its opinion.

This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of DivX and Sonic. No company, business or transaction used in the analyses is identical to DivX, Sonic or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between DivX and Sonic, and the decision to enter into the merger was solely that of DivX’s Board of Directors. Oppenheimer’s opinion and financial analysis were only one of many factors considered by DivX’s Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of DivX’s Board of Directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with DivX’s Board of Directors in connection with Oppenheimer’s opinion dated June 1, 2010. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses. For purposes of the financial analyses summarized below, the term “implied merger consideration” refers to the total implied value of the merger consideration of $9.86 per share calculated as (i) the $3.75 per share cash consideration plus (ii) the total per share value of the 0.514 exchange ratio based on the closing price of Sonic common stock of $11.98 per share on May 28, 2010 (the last trading day prior to the meeting of DivX’s Board of Directors held to evaluate the merger).

DivX Financial Analyses

Selected Companies Analysis. Oppenheimer reviewed financial and stock market information of DivX and the following five selected publicly held companies with operations in the digital media industry, which is the industry in which DivX operates:

•	Adobe Systems Inc.;

•	Dolby Laboratories, Inc.;

•	Netflix, Inc.;

•	Rovi Corporation; and

•	TiVo Inc.

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted market value based on closing stock prices on May 28, 2010, plus debt, less cash and other adjustments, as multiples of latest 12 months (as of March 31, 2010) and calendar years 2010, 2011 and 2012 estimated revenue and estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Oppenheimer also reviewed equity values of the selected companies based on closing stock prices on May 28, 2010 as a multiple of latest 12 months (as of March 31, 2010) and calendar years 2010, 2011 and 2012 estimated earnings per share, referred to as EPS. Oppenheimer then applied a range of selected multiples of latest 12 months and calendar years 2010, 2011 and 2012 estimated revenue, EBITDA and EPS derived from the selected companies to corresponding data of DivX. Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data for DivX were based on DivX’s public filings and internal estimates of DivX’s management. This analysis indicated the following implied per share equity value reference range for DivX, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$9.05 - $11.35	$9.86

Selected Precedent Transactions Analysis. Oppenheimer reviewed the transaction values of the following 11 transactions involving companies with operations in the digital media industry, which is the industry in which DivX operates:

Acquiror	Target
Google Inc.	Global IP Solutions, Inc.
Vector Capital Corporation	Corel Corporation
Kudelski SA	OpenTV Corporation
Google Inc.	On2 Technologies, Inc.
Permira Advisers LLP	NDS Group plc
GTECH Corporation and Medströms AB	Boss Media AB
Dolby Laboratories Inc.	Coding Technologies AB
Website Pros Inc.	Web.com Group, Inc.
Corel Corporation	InterVideo, Inc.
Avid Technology, Inc.	Pinnacle Systems, Inc.
Cadence Design Systems, Inc.	Verisity Ltd.

Oppenheimer reviewed, among other things, transaction values calculated as the purchase prices paid for the target companies in the selected transactions, plus debt, less cash and other adjustments, as multiples of such target companies’ latest 12 months revenue and EBITDA. Oppenheimer then applied a range of selected multiples of latest 12 months revenue and EBITDA derived from the selected transactions to DivX’s latest 12 months (as of March 31, 2010) revenue and EBITDA, respectively. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for DivX were based on DivX’s public filings. This analysis indicated the following implied per share equity value reference range for DivX, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$8.77 - $10.53	$9.86

Discounted Cash Flow Analysis. Oppenheimer performed a discounted cash flow analysis of DivX by calculating the estimated present value of the unlevered, after-tax free cash flows that DivX was forecasted to generate during the second through fourth quarters of fiscal year 2010 through the full fiscal year 2014 based on internal estimates of DivX’s management. Oppenheimer calculated terminal values for DivX by applying a range of terminal value multiples of 9.2x to 15.7x to DivX’s fiscal year 2014 estimated EBITDA. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 14.0% to 20.0%. This analysis indicated the following implied per share equity value reference range for DivX, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$14.02 - $24.61	$9.86

Premiums Paid Analysis. Oppenheimer reviewed publicly available data relating to 162 selected transactions in the technology sector with transaction values of between $50 million and $500 million announced between January 1, 2005 and May 28, 2010. Oppenheimer reviewed the implied premiums paid in the selected transactions over both the implied equity values (calculated based on closing stock prices) and implied enterprise values (calculated based on such closing stock prices plus debt, less cash and other adjustments) of the target companies in such transactions one trading day, one week and one month prior to public announcement of the relevant transaction. Oppenheimer then applied a range of selected premiums derived from the selected transactions to the closing prices of DivX common stock and DivX’s implied enterprise values one trading day, one week and one month prior to June 1, 2010. Financial data for the selected mergers were based on publicly available information at the time of announcement of the relevant transaction. Financial data for DivX were based on DivX’s public filings. This analysis indicated the following implied per share equity value reference ranges for DivX, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Implied Merger Consideration
Equity Value Premium	Enterprise Value Premium
$8.27 - 10.34	$7.88 - $9.31	$9.86

Sonic Financial Analysis

Selected Companies Analysis. Oppenheimer reviewed financial and stock market information of Sonic and the following five selected publicly held companies with operations in the digital media industry, which is the industry in which Sonic operates:

•	Adobe Systems Inc.;

•	Dolby Laboratories, Inc.;

•	Netflix, Inc.;

•	Rovi Corporation; and

•	TiVo Inc.

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted market value based on closing stock prices on May 28, 2010, plus debt, less cash and other adjustments, as multiples of latest 12 months (as of March 31, 2010) and calendar years 2010, 2011 and 2012 estimated revenue and EBITDA. Oppenheimer also reviewed equity values of the selected companies based on closing stock prices on May 28, 2010 as a multiple of latest 12 months (as of March 31, 2010) and calendar years 2010, 2011 and 2012 estimated EPS. Oppenheimer then applied a range of selected multiples of latest 12 months and calendar years 2010, 2011 and 2012 estimated revenue, EBITDA and EPS derived from the selected companies to corresponding data of Sonic. Financial data for the selected companies was based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data for Sonic were based on Sonic’s public filings and internal estimates of Sonic’s management. This analysis indicated the following implied per share equity value reference range for Sonic, as compared to the closing price of Sonic common stock on May 28, 2010:

Implied Per Share Equity Value Reference Range	Closing Price of Sonic Common Stock on May 28, 2010
$9.85 - $12.89	$11.89

Other Factors. Oppenheimer also reviewed, for informational purposes, certain other factors, including historical trading prices of DivX common stock and Sonic common stock for the 52-week period ended on May 28, 2010, noting that the low and high closing prices of DivX common stock and Sonic common stock during such period were $4.76 to $8.90 per share and $1.51 to $14.02 per share, respectively.

Miscellaneous

DivX has agreed to pay Oppenheimer for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $            , a portion of which was payable upon delivery of Oppenheimer’s opinion and a significant portion of which is contingent upon consummation of the merger. DivX also has agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of DivX, Sonic and their respective affiliates for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

DivX selected Oppenheimer to act as its financial advisor in connection with the merger based on Oppenheimer’s reputation and experience. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

Certain Financial Forecasts Utilized by Sonic in Connection with the Merger

Sonic made available to DivX certain non-public business and financial information about Sonic as a stand-alone company, including financial forecasts for the fiscal years ending March 31, 2011, March 31, 2012 and March 31, 2013. The financial forecasts were prepared and delivered in March 2010 and were based on numerous assumptions made at that time by Sonic’s management, including (i) Sonic’s expectations regarding the number of consumer electronics manufacturers shipping Sonic-powered premium content stores, the number of United States and foreign retail partners offering Sonic-powered premium content stores, consumer “attach rates” reflecting registration to use such stores, and registered customer purchasing behavior, (ii) Sonic’s expected growth in Roxio personal content software based on its offering of additional products and expectations regarding its OEM relationships, and (iii) expected operating expenses, including headcount increases necessary to support ongoing product development and sales and marketing. To the extent that Sonic’s own internal analyses were based on varying ranges of assumptions, Sonic selected the more conservative ends of such ranges in preparing the applicable forecasts, particularly in areas, such as the RoxioNow premium content initiatives, where underlying business models are still subject to evolution and Sonic’s operational experience has been limited. The financial forecasts for Sonic’s 2011, 2012 and 2013 fiscal years were as follows:

	FY 2011 Budget/Plan	FY 2012 Forecast	FY 2013 Forecast
	(in thousands, except percentages)
Roxio	$86,905	$93,010	$99,818
Premium Content	22,680	89,835	179,252

Total Revenue	109,585	182,845	279,070

Roxio	24,773	26,043	27,949
Premium Content	9,402	59,833	134,042

Total COGS	34,175	85,876	161,991

Gross Profit	75,410	96,969	117,079

Gross Margin	69%	53%	42%

Roxio	40,973	43,022	45,173
Premium Content	16,993	20,078	21,927
Overhead	22,271	24,498	26,458

Total Operating Expenses	80,237	87,598	93,558

Operating Income (Loss)	$(4,827)	$9,371	$23,521

Sonic does not, as a matter of course, make public any financial forecasts as to future performance or earnings, other than quarterly forecasts relating to revenues, EPS and/or EBITDA. The financial forecasts set forth above are included in this joint proxy statement/prospectus only because this information was provided to

DivX. Sonic financial forecasts presented above were reviewed with the Sonic Board of Directors and were used by Sonic’s financial advisor in connection with its financial analysis of the merger consideration. Sonic’s financial forecasts also were reviewed with the DivX Board of Directors.

The financial forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The financial forecasts do not purport to present operations in accordance with GAAP, and Sonic’s independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial forecasts and, accordingly, assumes no responsibility for them. Sonic’s internal financial forecasts, upon which the financial forecasts were based in part, are, in general, prepared solely for internal use, such as budgeting, strategic planning and other management decisions, and are subjective in many respects. As a result, these internal financial forecasts are susceptible to interpretations and periodic revision based on actual experience and business developments. The financial forecasts reflect numerous assumptions made by the management of Sonic at the time they were prepared, and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Sonic’s control. Accordingly, there can be no assurance that the assumptions made in preparing the financial forecasts will prove accurate or that any of the financial forecasts will be realized.

There will likely be differences between actual and projected results, and actual results may be materially greater or less than those contained in the financial forecasts due to numerous risks and uncertainties, including, but not limited to, the important factors listed under “Risk Factors” in Sonic’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, which are incorporated by reference into this joint proxy statement/prospectus. All financial forecasts are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in Sonic’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

The inclusion of the financial forecasts herein should not be regarded as an indication that Sonic, DivX or any of their respective affiliates or representatives considered or consider the financial forecasts to be necessarily indicative of actual future events, and the financial forecasts should not be relied upon as such. Neither Sonic nor DivX intends to update or otherwise revise the financial forecasts to reflect circumstances existing or arising after the date such financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error.

You are cautioned not to place undue reliance on the financial forecasts.

Certain Financial Forecasts Utilized by DivX in Connection with the Merger

DivX made available to Sonic certain non-public business and financial information about DivX as a stand-alone company, including financial forecasts for the fiscal years ending December 31, 2010 and December 31, 2011. The financial forecasts were prepared and delivered in May 2010 and were based on numerous assumptions made at that time by DivX’s management, including (i) DivX’s expected growth in technology licensing revenues from consumer hardware device manufacturers and software vendors in 2010 and 2011, primarily driven from revenue from emerging device categories such as Blu-Ray devices, digital televisions, mobile phones and set-top boxes, and from expansion into additional software product segments; (ii) DivX’s expected revenue growth in media and other distribution and services revenues in 2010 and 2011, primarily driven by anticipated additional revenue from DivX’s agreements with Google and Symantec; (iii) DivX’s expected growth in licensing and service revenue related to its DivX TV product; (iv) expected operating expenses, including headcount increases necessary to support ongoing product development and sales and marketing; (v) an assumed tax rate of 40%; and (vii) assumed interest earned on cash balances of 1.0%. The financial forecasts were as follows:

	Year Ending December 31,
(in thousands, except where noted)	2010E	2011E
Revenue
Technology Licensing	$72,882	$79,839
DivX TV	—	1,692
Media and Other Distribution and Services	10,210	10,800
Total Revenue	83,092	92,331

Cost of Sales	9,714	10,192

Gross Profit	73,378	82,139

Operating Expenses
Product Development	25,219	27,715
Sales & Marketing	26,451	27,627
General & Administrative	13,302	13,494

Total Operating Expenses	64,973	68,836

Operating Income/(Loss)	8,406	13,303

Other Income/(Expense)	1,475	2,000

Pre-Tax Income/(Loss)	$9,880	$15,303

Income Taxes/(Benefit)	3,861	6,121

Net Income/(Loss) After Taxes	$6,020	$9,182

Shares
Basic	33,063	33,663
Diluted	33,424	34,024
EPS
Basic ($)	0.18	0.27
Diluted ($)	0.18	0.27
EBITDA	10,050	14,703

GAAP Items:
FAS 123R	9,852	8,760
Amortization of Intangibles	2,092	2,109
Any Source Acquisition Contingent Consideration	951	600
FX Impact on Intercompany Loan	137	—
Valuation Allowance on DTA	(131)	—

Total GAAP Items	12,901	11,469

Tax Effect	5,160	4,588

Total GAAP Items after Tax	$7,741	$6,881

EPS Impact of GAAP Items ($)	(0.23)	(0.20)
Diluted EPS—GAAP ($)	(0.05)	0.07
GAAP Net Income/(Loss)	(1,721)	2,300

The operating expenses included in EBITDA exclude share-based compensation expense, amortization of purchased intangibles, the foreign exchange impact of DivX’s Euro-denominated intercompany loan, the contingent consideration potentially payable as a result of DivX’s acquisition of AnySource Media and the non-cash benefit related to the change in value of certain deferred tax assets. EBITDA is a non-GAAP financial measure that DivX defines as operating income, excluding, if applicable, (i) depreciation expenses and (ii) amortization of intangibles. EBITDA does not include the impact of any synergies or costs relating to the merger.

DivX does not, as a matter of course, make public any financial forecasts as to future performance or earnings, other than quarterly forecasts relating to revenues and EPS. The financial forecasts set forth above are included in this joint proxy statement/prospectus only because this information was provided to Sonic. The DivX financial forecasts presented above also were reviewed with the DivX Board of Directors and were provided to DivX’s financial advisor in connection with its opinion. DivX also provided Sonic and its financial advisor with the DivX financial forecasts, which were reviewed with the Sonic Board of Directors and were utilized by Sonic’s financial advisor in connection with its financial analysis of the Exchange Ratio.

The financial forecasts were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The financial forecasts do not purport to present operations in accordance with GAAP, and DivX’s independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial forecasts and, accordingly, assumes no responsibility for them. DivX’s internal financial forecasts, upon which the financial forecasts were based in part, are, in general, prepared solely for internal use, such as budgeting, strategic planning and other management decisions, and are subjective in many respects. As a result, these internal financial forecasts are susceptible to interpretations and periodic revision based on actual experience and business developments. The financial forecasts reflect numerous assumptions made by the management of DivX at the time they were prepared, and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond DivX’s control. Accordingly, there can be no assurance that the assumptions made in preparing the financial forecasts will prove accurate or that any of the financial forecasts will be realized.

There will likely be differences between actual and projected results, and actual results may be materially greater or less than those contained in the financial forecasts due to numerous risks and uncertainties, including, but not limited to, the important factors listed under “Risk Factors” in DivX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus. All financial forecasts are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in DivX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

The inclusion of the financial forecasts herein should not be regarded as an indication that DivX, Sonic or any of their respective affiliates or representatives considered or consider the financial forecasts to be necessarily indicative of actual future events, and the financial forecasts should not be relied upon as such. Neither DivX nor Sonic intends to update or otherwise revise the financial forecasts to reflect circumstances existing or arising after the date such financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error.

You are cautioned not to place undue reliance on the financial forecasts.

Board of Directors and Executive Officers of Sonic After the Completion of the Merger

The current directors of Sonic are expected to continue to serve as directors after the merger, subject to their re-election at the Sonic annual meeting. In accordance with the merger agreement, Sonic has offered to              and             , two current DivX directors, to elect each of them to serve on the Sonic Board of Directors following the completion of the merger, to take all actions necessary to cause each accepting director to join the Board of Directors of Sonic in accordance with such offers, and to cause the authorized size of the Sonic Board of

Directors as of immediately following the First Merger not to exceed eight directors. The remaining directors of DivX will resign at or immediately prior to the effective time of the First Merger. The executive officers of Sonic will continue as executive officers after the merger.

Interests of DivX Directors and Executive Officers in the Merger

In considering the recommendation of the DivX Board of Directors to vote “For” adoption of the merger agreement, DivX stockholders should be aware that members of the DivX Board of Directors and executive officers of DivX have interests in the merger that may be in addition to, or different from, their interests as DivX stockholders. These interests may create the appearance of a conflict of interest. The DivX Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Offer to Join the Sonic Board of Directors

The merger agreement provides that prior to the closing of the First Merger, Sonic will offer to two of the current directors of DivX to elect them to serve on Sonic’s Board of Directors, and to take all actions necessary to cause each accepting director to join the Board of Directors of Sonic in accordance with such offers, such service to be effective as of immediately following the closing of the First Merger and such service to be governed by Sonic’s standard policies regarding its Board of Directors, including its standard director compensation policy. In connection with their appointment to the Sonic Board of Directors, these directors shall be entitled to receive the same compensation payable to other non-employee directors of Sonic. See “Sonic Executive Compensation—Director Compensation” beginning on page 123.

Indemnification and Insurance

The merger agreement provides that, following the closing of the First Merger, Sonic will indemnify DivX’s and its subsidiaries’ current and former directors and officers for all damages and other expenses relating to their status as a director or officer of DivX (or any of its subsidiaries) according to the indemnification provisions of DivX’s certificate of incorporation and bylaws in effect on the date the merger agreement was executed. Sonic also agreed to honor, to the fullest extent permitted by law, all of DivX’s existing indemnification obligations to each present and former director and officer of DivX arising out of any matter existing or occurring at or before the closing of the First Merger.

The merger agreement also provides that Sonic will cause to be maintained, for a period of six years after the effective time of the merger, the current directors’ and officers’ liability insurance maintained by DivX covering those persons who were covered by such insurance as of the date of the merger agreement for events occurring at or prior to the closing of the First Merger (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement, to the extent that such acts or omissions are covered by DivX’s current insurance) on terms and in amounts at least as favorable to such persons as provided in DivX’s current insurance. In no event, however, will Sonic be required to expend in any one year in excess of 200% of the annual premium currently paid by DivX for such coverage (and to the extent the annual premium would exceed 200% of the annual premium currently paid by DivX for such coverage, Sonic has agreed to cause DivX to maintain the maximum amount of coverage as is reasonably available for such 200% of such annual premium). To the extent that a six year “tail” policy to extend DivX’s existing insurance is available at or prior to the completion of the merger such that the lump sum payment for such coverage does not exceed 200% of the annual premium currently paid by DivX for such coverage, DivX may, at its option, obtain such tail policy. In the event that DivX purchases such tail policy prior to the closing of the First Merger, Sonic shall not take any action to cause the tail policy to cease to be in full force and effect and such tail policy shall satisfy Sonic’s insurance obligations.

2010 Board Compensation Plan

Each of DivX’s non-employee directors is a participant in the DivX 2010 Board Compensation Plan. Pursuant to the 2010 Board Compensation Plan, the vesting of all unvested equity awards held by DivX’s non-employee directors will vest in full concurrently with the closing of the First Merger. The following table provides information regarding the number of shares of DivX common stock held by DivX’s non-employee directors that will vest upon the closing of the First Merger and the value of such vesting acceleration.

Non-employee Director	Number of Unvested Options to Accelerate upon Closing(1)	Value of Acceleration
James C. Brailean, Ph.D.	40,938	$64,033
Frank Creer	33,126	$57,018
Fred Gerson	33,126	$57,018
Christopher McGurk	33,126	$57,018
Jerome Rota	64,950	$49,595

(1)

Assumes an effective time of the First Merger of September 1, 2010 and further assumes that the fair market value of Sonic’s common stock used to calculate the amounts payable to holders of DivX common stock in the First Merger is equal to $8.35, which was closing price of Sonic’s common stock on June 30, 2010.

Change in Control Severance Benefit Plan

The executive officers of DivX are participants in the DivX Change in Control Severance Benefit Plan (the “DivX Severance Plan”). The DivX Severance Plan provides for the payment of certain benefits to plan participants, including the DivX executive officers. Benefits are paid in exchange for an effective release of claims in the event of a resignation for good reason or involuntary termination without cause, in each case in connection with a change in control of DivX, as specified in the DivX Severance Plan. The severance benefits provided for under the DivX Severance Plan include a lump sum cash severance payment equal to 24 months of base salary plus 200% of target bonus in the case of Kevin Hell, Dan Halvorson and David Richter, and six months of base salary plus 100% of target bonus in the case of Matt Milne. The DivX Severance Plan provides for continued health benefit eligibility, premiums paid under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for continuation coverage (including coverage for the participant’s eligible dependents) for 12 months in the case of Kevin Hell, Dan Halvorson and David Richter, and six months in the case of Matt Milne. Additionally, the DivX Severance Plan provides for the accelerated vesting and exercisability of each equity award held by each participant therein. In the event an executive officer is terminated in connection with the change in control of DivX as a result of the merger, such executive officer may be entitled to, among other things, the foregoing payments and benefits under the DivX Severance Plan. Each of Kevin Hell, Dan Halvorson and David Richter has been notified by Sonic that such individual’s employment will be terminated in connection with the merger and the merger agreement provides that such individuals will be entitled to receive the payments and benefits described in the DivX Severance Plan to the extent applicable as of immediately prior to the closing of the First Merger.

The foregoing summary of the DivX Severance Plan is qualified in its entirety by reference to the complete text of the DivX Severance Plan, a copy of which has been included as Exhibit 99.1 to DivX’s Current Report on Form 8-K, which was filed by DivX with the SEC on December 6, 2007. See “Where You Can Find More Information” beginning on page 160.

The following table provides information on severance benefits that are expected to become payable under the DivX Severance Plan if the employment of each of the DivX executive officers were to terminate upon completion of the First Merger, assuming an effective time of the First Merger of September 1, 2010 and taking into account the assumptions set forth in the footnotes below:

Name	Type of Benefit	Payment or Benefit Amount ($)
Kevin C. Hell(1)	Cash Severance Benefits	$900,000
	Bonus Severance Benefits	$1,800,000
	COBRA Benefits	$17,300
	Vesting Acceleration(2)	$1,000,559
	RSU Grants(3)	$365,519
	Tax Gross-Up(4)	$1,509,000
	Total Termination Benefits	$5,592,378
Dan L. Halvorson(1)	Cash Severance Benefits	$750,000
	Bonus Severance Benefits	$1,500,000
	COBRA Benefits	$14,333
	Vesting Acceleration(2)	$582,831
	RSU Grants(3)	$175,238
	Tax Gross-Up(4)	$1,050,000
	Total Termination Benefits	$4,072,402
David J. Richter(1)	Cash Severance Benefits	$700,000
	Bonus Severance Benefits	$1,400,000
	COBRA Benefits	$4,352
	Vesting Acceleration(4)	$550,095
	RSU Grants(3)	166,447
	Tax Gross-Up(4)	$1,034,000
	Total Termination Benefits	$3,854,894
Matthew Milne(5)	Cash Severance Benefits	$150,000
	Bonus Severance Benefits	$600,000
	COBRA Benefits	$8,650
	Vesting Acceleration(2)	$466,782
	RSU Grants(3)	$138,901
	Total Termination Benefits	$1,364,333

(1)

Amounts shown for the executive represent the amounts payable to Tier I participants pursuant to DivX’s Change-in-Control Severance Plan, which Tier I participants are entitled to receive a payment equal to 24 months of base salary, a bonus equal to 200% of such participant’s annual target bonus to be paid out in a single lump sum within 10 days following the termination of employment, COBRA benefits equal to 12 months of premiums for medical, dental and vision coverage, the vesting of all unvested equity awards (and the expiration of all repurchase rights) with respect to equity awards subject to time-based and performance-based vesting, and gross-up payments equal to the amount of any excise tax imposed on payments resulting from a change in control that constitute a parachute payment and are subject to excise tax imposed by the Code.

(2)

This amount represents the fair market value of in-the-money unvested options, unvested shares of our common stock and unvested restricted stock units, the vesting of which will accelerate if the executive officer is terminated concurrently with the completion of the First Merger, less the respective exercise price of applicable options, assuming for these purposes that the fair market value of Sonic’s common stock used to calculate the amount payable to holders of DivX common stock in the First Merger is equal to $8.35, which was the closing price of Sonic’s common stock on June 30, 2010.

(3)

This amount represents the fair market value of fully vested restricted stock units to be granted to our executive officers immediately prior to the closing of the First Merger as described more fully under the heading “Issuance of Performance-Based Restricted Stock Units” below, assuming for these purposes that the fair market value of Sonic’s common stock used to calculate the amount payable to holders of DivX common stock in the First Merger is equal to $8.35, which was the closing price of Sonic’s common stock on June 30, 2010.

(4)

The amount of the tax gross-up payment is calculated based on the value of all benefits that may be received assuming an effective time of the First Merger of September 1, 2010, the termination of employment of each of the DivX executive officers concurrently with the effective time of the First Merger and the other assumptions set forth in the footnotes to the table to which this footnote relates. For purposes of this calculation, the value of the acceleration of vesting of all outstanding unvested stock options is calculated according to 280G of the Code.

(5)

Amounts shown for this executive represent the amounts payable to Tier II participants pursuant to DivX’s Change-in-Control Severance Plan, which Tier II participants are entitled to receive a payment equal to six months of base salary, a bonus equal to 100% of such participant’s annual target bonus to be paid out in a single lump sum within 10 days following the termination of employment, COBRA benefits equal to six months of premiums for medical, dental and vision coverage, the vesting of all unvested equity awards (and the expiration of all repurchase rights) with respect to equity awards subject to time-based and performance-based vesting. The aggregate amount to be received by Tier II participants under the Change in Control Severance Plan may be subject to reduction to avoid being deemed a “parachute payment” under Section 280G of the Code or to avoid adverse results from the payment of excise taxes imposed by Section 4999 of the Code.

Issuance of Performance-Based Restricted Stock Units

In February 2010, the DivX Board of Directors undertook to grant to each of its executive officers restricted stock units upon the achievement of specified milestones. Pursuant to this undertaking, in connection with the achievement of each of four specified milestones, Mr. Hell would be granted 11,226 restricted stock units, Mr. Halvorson would be granted 5,382 restricted stock units, Mr. Richter would be granted 5,112 restricted stock units and Mr. Milne would be granted 4,266 restricted stock units . Each of these grants of restricted stock units would vest and the underlying shares of DivX common stock would become issuable quarterly over a two-year period following the date of the award, provided that such executive officer remained in the service of DivX as of each applicable vesting date. The merger agreement provides that as of immediately prior to the closing of the First Merger, the restricted stock units issuable to Messrs. Hell, Halvorson and Richter will be granted to such executive officers and the underlying shares of DivX common stock will be deemed immediately vested in full. The merger agreement further provides that as of immediately prior to the closing of the First Merger, the restricted stock units issuable to Mr. Milne will be granted to him, subject to vesting on a quarterly basis over the two-year period following the date of grant, subject to any vesting acceleration to which Mr. Milne is entitled under the terms of DivX’s Change-in-Control Severance Plan. The aggregate number of shares of DivX common stock underlying such performance-based restricted stock units is 44,904 shares in the case of Kevin Hell, 21,528 shares in the case of Dan Halvorson, 20,448 shares in the case of David Richter and 17,064 in the case of Matthew Milne.

Accounting Treatment

The merger will be accounted for as an acquisition of DivX by Sonic under the acquisition method of accounting under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Sonic issued after the merger will reflect only the operations of DivX after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of DivX.

All unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of DivX’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of DivX as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Approvals Required for the Merger

Sonic and DivX have each agreed to use reasonable best efforts in order to obtain all regulatory approvals required to complete the merger.

Under the HSR Act, the merger cannot be completed until the expiration or termination of a waiting period that follows the filing of notification forms by both parties to the merger with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”). Sonic and DivX each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 15, 2010.

At any time before or after completion of the merger, the Antitrust Division or the FTC or any state or other applicable jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Sonic or DivX. Private parties also may seek to take legal action under the antitrust laws in certain circumstances. As in every merger, a challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that Sonic and DivX will not prevail.

Sonic and DivX conduct operations in a number of jurisdictions, but have not identified any jurisdictions, other than the United States, in which other regulatory filings or approvals are required or advisable in connection with completion of the merger. Nevertheless, it is possible that any of the regulatory authorities in these jurisdictions may seek regulatory concessions with respect to the merger.

Prior to completing the merger, the applicable waiting period under the HSR Act must expire or be terminated. In addition, Sonic and DivX must satisfy the material antitrust requirements of any other regulatory authorities that the parties reasonably determine apply to the merger. Although neither Sonic nor DivX expects regulatory authorities to raise any significant objections in connection with their review of the merger, Sonic and DivX may not obtain all required regulatory approvals or these regulatory approvals may contain terms, conditions or restrictions that would be detrimental to the combined company after the completion of the merger.

Appraisal Rights

DivX stockholders will have appraisal rights under Delaware law in connection with the merger. Any DivX stockholder who has not voted shares of DivX common stock in favor of the adoption of the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, such shares of DivX common stock in lieu of the cash and Sonic common stock provided for in the merger agreement. The value of the DivX common stock for this purpose will exclude any impact on value arising from, or expected to arise from, the merger. In order for the holder of DivX common stock to exercise its right to an appraisal, such holder must deliver to DivX a written demand for an appraisal of the shares of DivX common stock prior to the time the vote is taken on the merger agreement at the DivX special meeting as provided by Delaware law. Holders should note that investment banking opinions as to the fairness, from a financial point of view of the merger consideration to be received in a sale transaction, such as the merger, are not opinions as to fair value under Delaware law.

For a more complete description of appraisal rights for DivX stockholders, see “Appraisal Rights for DivX Stockholders” on page 153 and the relevant provisions of Delaware law on dissenters’ rights, attached to this joint statement/prospectus as Annex H.

Sonic shareholders may exercise dissenters’ rights under California law in connection with the merger. This means that shareholders who vote against the proposal to approve the merger agreement and the merger may make a written demand to Sonic for payment in cash of the “fair market value” of their shares. To be effective,

Sonic must receive the demand no later than the date of the Sonic annual meeting and in order for any shareholders to be able to perfect their dissenters’ rights, demands for payment must be made with respect to 5% or more of the outstanding shares of Sonic common stock. The Sonic Board of Directors has determined that the fair market value of one share of Sonic common stock for this purpose is $11.89, which is the volume-weighted average price of Sonic common stock on June 1, 2010, the last business day before the public announcement of the merger. Sonic shareholders may disagree with the Sonic Board of Directors’ determination of fair market value.

For more a more complete description of dissenters’ rights for Sonic shareholders, see “Dissenters’ Rights for Sonic Shareholders” on page 155, and the relevant provisions of California law on dissenters’ rights, attached to this joint statement/prospectus as Annex I.

Nasdaq Listing of Sonic Common Stock; Delisting and Deregistration of DivX Common Stock

Sonic common stock is listed on the Nasdaq Global Market under the symbol “SNIC.” A condition to the merger is that the shares of Sonic common stock to be issued as part of the merger consideration will be listed on the Nasdaq Global Market. DivX common stock is listed on the Nasdaq Global Market under the symbol “DIVX.” If the merger is completed, DivX common stock will cease to be listed on the Nasdaq Global Market and its shares will be deregistered under the Exchange Act.

Legal Proceedings Related to the Merger

Two purported class action lawsuits have been filed in the Superior Court of the State of California, County of San Diego, against the members of the DivX Board of Directors, Siracusa Merger Corporation and Siracusa Merger LLC brought by individual DivX stockholders challenging the proposed merger and seeking, among other things, to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement. If any plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger pursuant to the terms of the merger agreement, such an injunction may prevent the completion of the merger in the expected timeframe (or altogether).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the merger of Siracusa Merger Corporation with and into DivX, with DivX surviving, followed immediately by the merger of DivX with and into Siracusa Merger LLC, with Siracusa Merger LLC surviving (the two mergers are collectively referred to as the “merger”). The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be important to a particular person in light of its investment or tax circumstances or to persons subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in stocks, securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding DivX common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local government, or of any foreign government, that may be applicable to a particular person.

This discussion is directed solely to U.S. Holders (as defined below) who hold DivX common stock as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

As used in this section, the term “U.S. Holder” means a beneficial owner of DivX common stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust in existence on August 20, 1996 that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person (as defined in the Code).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds DivX common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding DivX common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the merger.

This summary is not a comprehensive description of all of the U.S. federal income tax consequences that may be relevant to you. Sonic and DivX urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income tax consequences to you of the merger, as well as any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Treatment of the Merger as a Reorganization

Consummation of the merger is conditioned on the receipt by DivX of the opinion of Cooley LLP and the receipt by Sonic of the opinion of Morrison & Foerster LLP that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinions will be based on, among other things, facts existing as of the consummation of the merger, certain representations as to factual matters made by DivX, Sonic, Siracusa Merger Corporation and Siracusa Merger LLC and the assumption that the merger is consummated in accordance with the terms of the merger agreement. Such representations or assumption, if incorrect in material respects, could jeopardize the conclusions reached in the opinions. No ruling has been or will be obtained from the IRS with respect to the merger. The foregoing opinions do not bind the IRS or the courts and no assurance can be given that the IRS would not be able to successfully challenge the conclusions expressed in such opinions.

The remainder of this discussion assumes the merger will constitute a reorganization.

Consequences of the Merger to DivX and Sonic

Neither DivX nor Sonic will recognize gain or loss as a result of the merger.

Consequences of the Merger to U.S. Holders

General

Assuming the receipt of Sonic common stock and cash are treated as integrated parts of the merger, a U.S. Holder will recognize gain, if any, with respect to the shares of DivX common stock surrendered, but only to the extent of the lesser of (i) gain realized with respect to the DivX common stock surrendered and (ii) the amount of cash received, other than cash received in lieu of a fractional share. The amount of gain realized with respect to the DivX common stock surrendered will equal the excess, if any, of (a) the cash, including cash received in lieu of a fractional share, and the fair market value of the Sonic common stock received over (b) the adjusted tax basis of the DivX common stock exchanged therefor. No loss will be recognized, except in connection with cash received in lieu of a fractional share, as discussed below. Gain or loss must be determined separately for each identifiable block of DivX common stock surrendered (generally, DivX common stock acquired at different prices or different times). Losses realized with respect to a block of DivX common stock may not be used to offset gains recognized with respect to other blocks.

Any gain recognized ordinarily will be capital gain. Any capital gain will be long-term capital gain if, as of the date of the exchange, the holding period of the shares of DivX common stock surrendered is more than one year. However, the character and, if a proposed legislative change is enacted, amount of any gain recognized in the merger could differ if the receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, as discussed below under “—Possible Characterization of Gain as Ordinary Dividend Income.”

The adjusted tax basis of the Sonic common stock received in the merger, including any fractional share for which cash is received, generally will equal the tax basis of the DivX common stock surrendered therefor, decreased by the amount of cash received and increased by the amount of gain or dividend income recognized, if any. The holding period of the Sonic common stock received will include the holding period of the DivX common stock exchanged therefor.

Sonic and DivX intend to take the position and, except as expressly indicated below, this discussion assumes that both the receipt of Sonic common stock and the receipt of cash in the merger are integrated parts of the merger and, accordingly, are integrated parts of a “reorganization” for U.S. federal income tax purposes. As discussed below under “—Possible Characterization as a Reorganization and Deemed Redemption,” it is possible the IRS could disagree with this position and assert the receipt of Sonic common stock and cash should be treated as separate transactions. Although that treatment would not cause gain to be recognized with respect to the receipt of Sonic common stock in the merger, it could cause the tax consequences of receiving cash in the merger to differ from those generally described in this discussion.

Possible Characterization of Gain as Ordinary Dividend Income

If the receipt of cash pursuant to the merger has the effect of a distribution of a dividend to a particular U.S. Holder, any gain recognized by such stockholder will be treated as ordinary dividend income to the extent of such stockholder’s ratable share of the accumulated earnings and profits of DivX.

In determining whether the receipt of cash by a U.S. Holder has the effect of a distribution of a dividend, a U.S. Holder will be treated as if the portion of the DivX common stock exchanged for cash in the merger had been exchanged for Sonic common stock instead, followed immediately by a redemption of such hypothetical shares of Sonic common stock by Sonic (the “hypothetical redemption”). Any gain recognized by a U.S. Holder will be capital gain rather than dividend income if the hypothetical redemption is “not essentially equivalent to a dividend” or is “substantially disproportionate” with respect to such stockholder. In applying these tests, which are described in more detail below, a U.S. Holder must take into account not only Sonic common stock actually owned by such U.S. Holder, but also any Sonic common stock the U.S. Holder is deemed to receive in connection with the hypothetical redemption and any Sonic common stock the U.S. Holder is deemed to own under certain attribution rules contained in the Code (which attribute, for example, shares owned by certain family members or through certain entities).

The hypothetical redemption would be “not essentially equivalent to a dividend” with respect to a U.S. Holder if, based on all the facts and circumstances, it results in a “meaningful reduction” in such stockholder’s percentage ownership of Sonic common stock. The IRS has indicated in a published ruling that a stockholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no control over corporate affairs generally is treated as having had a meaningful reduction in stock ownership if its percentage stock ownership in the corporation has been reduced to any extent.

The hypothetical redemption transaction would be “substantially disproportionate” with respect to a U.S. Holder if the percentage of Sonic common stock owned by such stockholder immediately after the hypothetical redemption is less than 80% of the percentage of Sonic common stock owned by such stockholder immediately before the hypothetical redemption.

Because application of the aforementioned tests depends on each stockholder’s particular circumstances, U.S. Holders should consult their tax advisors about the possibility that all or a portion of any cash received in exchange for their DivX common stock could be treated as a dividend and the consequences thereof. In addition, U.S. Holders should consult their tax advisors regarding proposed legislation affecting the current limitation of any such dividend income to gain recognized in the merger. Under such proposed legislation, if the receipt of cash pursuant to the merger has the effect of a distribution of a dividend to a particular U.S. Holder, the amount of such cash would be treated as ordinary dividend income to the extent of such stockholder’s ratable share of the accumulated earnings and profits of DivX without regard to the amount of gain recognized in the merger.

Cash Received in Lieu of a Fractional Share of Sonic Common Stock

A U.S. Holder who receives cash in lieu of a fractional share of Sonic common stock will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash. Such deemed exchange will be treated as a taxable sale or exchange of the fractional share, provided it is either “not essentially equivalent to a dividend” or “substantially disproportionate” with respect to the U.S. Holder, as discussed in the preceding section. If the deemed exchange is treated as a taxable sale or exchange of a fractional share, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the Sonic common stock allocable to such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is more than one year.

Possible Characterization as a Reorganization and Deemed Redemption

As discussed above under “—General,” it is possible the IRS could assert the receipt of Sonic common stock and cash should be viewed as separate transactions rather than integrated parts of the merger. Under such characterization, a U.S. Holder should be treated as exchanging (i) a proportionate amount of its DivX common stock for Sonic common stock pursuant to the merger, which would be treated as a “reorganization” for U.S. federal income tax purposes, and (ii) a proportionate amount of its DivX common stock for cash pursuant to a redemption by DivX, which would be treated as a taxable sale or exchange for U.S. federal income tax purposes. With respect to the receipt of Sonic common stock, a U.S. Holder would not recognize gain or loss (except with respect to cash received in lieu of a fractional share). The tax basis and holding period of such Sonic common stock (including any fractional share for which cash is received) would equal the tax basis of, and include the holding period of, the DivX common stock allocable to the merger. With respect to the receipt of cash (other than cash received in lieu of a fractional share), a U.S. Holder would recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the DivX common stock allocable to the redemption. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if a U.S. Holder held such DivX common stock for more than one year. Cash received in lieu of a fractional share would be taxed in the same manner described above under “—Cash Received in Lieu of a Fractional Share of Sonic Common Stock.”

Tax Rates

Long-term capital gains and “qualified dividends” received by an individual are generally subject to federal income tax at a current maximum rate of 15%. Short-term capital gains and the capital gains of corporations are generally subject to federal income tax at ordinary income rates. Generally, the current maximum tax rate applicable to the ordinary income of individuals and corporations is 35%. Without future congressional action, the maximum tax rate on long-term capital gains will increase to 20% in 2011 and the maximum rate on the ordinary income of non-corporate taxpayers, including dividends (whether or not qualified under present law), will increase to 39.6% in 2011.

Backup Withholding and Information Reporting

Certain U.S. Holders may be subject to information reporting with respect to the receipt of cash in the merger. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% in 2011. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

In addition, a U.S. Holder who owned DivX stock representing at least 5% of the total combined voting power or value of the total outstanding DivX stock immediately prior to the effective time of the merger will be required to attach to its U.S. federal income tax return for the year in which the merger is consummated, and maintain a permanent record of a statement that contains the information listed in Treasury regulations Section 1.368-3(b).

U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the receipt of cash in the merger.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. Sonic and DivX urge you to read the merger agreement carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

The representations and warranties described below and included in the merger agreement were made by Sonic, each of the Merger Subs and DivX to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Sonic and DivX in connection with negotiating the terms of the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Sonic and DivX rather than establishing matters as facts. The merger agreement is described in this joint proxy statement/prospectus and included as Annex A only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Sonic, DivX or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Sonic or DivX, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents that are incorporated by reference into this joint proxy statement/prospectus for information regarding Sonic and DivX and their respective businesses. See “Where You Can Find More Information” beginning on page 160.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger will proceed as follows: In the First Merger, Siracusa Merger Corporation, a newly formed, wholly owned subsidiary of Sonic, will merge with and into DivX, with DivX surviving, followed immediately by the Second Merger in which DivX will merge with and into Siracusa Merger LLC, also a newly formed, wholly owned subsidiary of Sonic, with Siracusa Merger LLC surviving and immediately changing its name to DivX LLC. Following the Second Merger, the corporate existence of DivX, Inc. will cease.

Closing and Effective Time of the Merger

The First Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Sonic and DivX, as specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after the conditions to completion of the First Merger have been satisfied or waived. The Second Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware immediately following the effective time of the First Merger.

Directors and Executive Officers Following the Merger

The current directors of Sonic are expected to continue to serve as directors after the merger subject to their re-election at the Sonic annual meeting. Sonic has offered to              and             , two current directors of DivX, to elect each of them to serve on the Sonic Board of Directors after the consummation of the First Merger, to take all actions necessary to cause each accepting director to join the Board of Directors of Sonic in accordance with such offers, and to cause the authorized size of the Sonic Board of Directors as of immediately following the First Merger not to exceed eight directors. The remaining directors of DivX will resign at or immediately prior to the effective time of the First Merger. The executive officers of Sonic will continue as executive officers after the merger.

Consideration to be Received in the Merger

At the completion of the merger, each outstanding share of DivX common stock (other than treasury stock, shares owned by Sonic or DivX or any of their subsidiaries immediately prior to the completion of the First Merger, which will be cancelled and extinguished, and shares owned by DivX stockholders exercising dissenters’ appraisal rights under Delaware law) will be converted into the right to receive $3.75 in cash and a number of shares of Sonic common stock based on the Exchange Ratio of 0.514 shares of DivX common stock per one share of Sonic common stock, with cash paid in respect of fractional shares. After the close of the merger, current Sonic and DivX stockholders are expected to own approximately 65% and 35%, respectively, of Sonic’s outstanding shares.

DivX stockholders will not receive any fractional shares of Sonic common stock in the merger. Instead, the total number of shares of Sonic common stock that each holder of DivX common stock will receive in the merger will be rounded down to the nearest whole number and Sonic will pay cash for any resulting fractional shares that a DivX stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of Sonic common stock will be determined by multiplying the fraction by the average closing sale price of a share of Sonic common stock for the ten most recent trading days on which Sonic common stock trades, ending on the trading day immediately prior to the completion of the First Merger.

Treatment of DivX Stock Options, Restricted Stock, RSUs and ESPP

In the merger, the outstanding options to acquire DivX common stock will be treated as provided in this section. Any outstanding options to acquire DivX stock that are “in-the-money” (meaning the per share exercise price is lower than the per share consideration payable in the First Merger for DivX common stock ) that are not exercised prior to completion of the merger and are held by a person who will continue as an employee following completion of the First Merger will be assumed by Sonic in the First Merger and converted into an option to acquire that number of whole shares of Sonic common stock equal to the product of the number of shares of DivX common stock that were subject to the original DivX stock option multiplied by the “stock award exchange ratio” (rounded down to the nearest whole share) at a per share exercise price equal to the exercise price per share of the original DivX stock option divided by the stock award exchange ratio (rounded up to the nearest whole cent). “Stock award exchange ratio” is defined as the sum of (a) the per share stock consideration to be paid in the First Merger plus (b) the quotient obtained by dividing (i) the per share cash consideration paid in the First Merger, by (ii) the volume-weighted average price for a share of Sonic’s common stock on the trading day immediately prior to the day on which the First Merger is completed. Each converted stock option will have the same terms and conditions as were in effect immediately prior to the First Merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable DivX stock plan. The vesting of any outstanding option to acquire DivX stock that (x) is not “in-the-money” or (y) is held by a person who will not continue as an employee with Sonic following completion of the First Merger will be accelerated according to the terms of the stock plan pursuant to which it was granted and the option will terminate at the closing of the First Merger.

In the merger, each DivX restricted stock unit (other than those restricted stock units specified in the merger agreement that vest and are settled pre-closing) will be assumed by Sonic and converted into a Sonic restricted stock unit with the number of whole shares of Sonic common stock subject to such award equal to the number of shares of DivX common stock subject to the award multiplied by the stock award exchange ratio (rounded down to the nearest whole share). The converted restricted stock units will have the same terms and conditions as were in effect immediately prior to the First Merger, subject to any accelerated vesting as a result of the First Merger to the extent provided by the terms of the applicable DivX stock plan.

In the merger, shares of DivX restricted stock shall be treated like any other outstanding shares of DivX common stock and will receive the merger consideration. Any forfeiture or repurchase right held by DivX immediately prior to the closing of the First Merger will be assumed by Sonic and will thereafter apply to a number of shares of Sonic common stock adjusted to reflect the Exchange Ratio.

Prior to the completion of the merger, DivX will cause all participants’ purchase rights under the DivX employee stock purchase plan to be exercised within ten business days before the closing of the First Merger and cause all offerings to thereafter terminate in accordance with the terms of the DivX employee stock purchase plan. To the extent shares are not purchased as provided in the preceding sentence, all accumulated payroll deductions allocated to each participant’s account under DivX’s employee stock purchase plan will be returned to each participant in accordance with the terms of the plan, and no shares of DivX common stock will be purchased under the plan for the final offering period.

Assumption of the DivX 2006 Equity Incentive Plan

If Sonic’s proposal to amend and restate its 2004 Equity Compensation Plan (Proposal 3 on the Sonic proxy card) is approved, Sonic does not intend to assume the DivX 2006 Equity Incentive Plan (the “DivX 2006 Plan”) and the remaining share reserve. If the Sonic proposal is not approved, Sonic intends to assume the DivX 2006 Plan and the remaining share reserve, including the “evergreen” feature, adjusted to reflect the stock award exchange ratio.

The DivX 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards and other stock awards.

An aggregate of 5,900,000 shares of DivX common stock were initially authorized for issuance under the DivX 2006 Plan. The DivX 2006 Plan provides that the share reserve under the DivX 2006 Plan automatically increases from time to time by the number of shares of DivX common stock that are issuable pursuant to options outstanding under the DivX 2000 Equity Incentive Plan (the “DivX 2000 Plan”) as of immediately following the completion of DivX’s initial public offering in 2006 that thereafter become available for future grant under the DivX 2000 Plan. In addition, the reserve is automatically increased annually on January 1, from 2007 until 2016, by the least of (a) 5% of the aggregate number of shares of DivX common stock outstanding on December 31 of the preceding year, (b) 5,000,000 shares of DivX common stock or (c) a lower number determined by the DivX Board of Directors.

Shares of DivX common stock subject to options and other stock awards that have expired or otherwise terminate under the 2006 Plan without having been exercised in full will again become available for grant under the 2006 Plan. Shares of common stock issued under the DivX 2006 Plan may include previously unissued shares or reacquired shares bought on the market or otherwise. If any shares of common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock awards exercised through a net exercise, then the number of shares that are not delivered to the participants again become available for grant under the 2006 Plan. If the exercise of any stock award is satisfied by tendering shares of our common stock held by the participant, then the number of shares tendered again become available for grant under the 2006 Plan. The maximum number of shares of DivX common stock that may be issued under the DivX 2006 Plan subject to incentive stock options is 5,900,000 shares, plus the automatic annual increases described above.

Following the closing, if Sonic assumes the DivX 2006 Plan, shares of Sonic common stock will be issuable under the DivX 2006 Plan. The size of the DivX 2006 Plan share reserve, the size of the annual reserve increase and other limits applicable under the DivX 2006 Plan, will be adjusted to reflect the stock award exchange ratio, in that event. Based on a per share price of Sonic stock of $            , the closing price on             , 2010, the latest practicable date before the printing of this joint proxy statement/prospectus, the number of shares of Sonic common stock initially available for awards (other than assumed awards) under the DivX 2006 Plan would be approximately             shares. The size of the automatic annual increase would be the lesser of 5% of the outstanding Sonic shares on the prior December 31 or              Sonic shares.

Procedures for Exchange of Certificates

Prior to the closing of the First Merger, Sonic will appoint an exchange agent for the purpose of exchanging certificates representing DivX common stock. As soon as reasonably practicable after completion of the First Merger, Sonic will cause the exchange agent to mail transmittal materials to each holder of record of shares of DivX common stock, advising each such holder of the effectiveness of the First Merger and the procedure for surrendering his, her or its share certificates to the exchange agent.

Each holder of a share of DivX common stock that has been converted into a right to receive the merger consideration (as well as cash for fractional shares, dividends or other distributions payable) will receive the merger consideration upon surrender to the exchange agent of the DivX stock certificate, together with a letter of transmittal covering such shares and any other documents as the exchange agent may reasonably require.

After completion of the merger, each certificate that previously represented shares of DivX common stock will represent only the right to receive the merger consideration as described above under “—Consideration to be Received in the Merger,” including any cash for fractional shares and dividends or other distributions payable after the completion of the merger. DivX and Sonic are not liable to any holder of shares of DivX common stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. After completion of the merger, DivX will not register any transfers of shares of DivX common stock.

DivX stockholders should not send in their DivX stock certificates until they receive, complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of DivX stock certificates.

Sonic shareholders do not exchange their stock certificates in connection with the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by each of Sonic and the Merger Subs on the one hand and DivX on the other hand. These representations and warranties relate to, among other things:

•

organization, capital structure, corporate power and authority, execution and delivery, non-contravention, necessary consents, approvals, orders and authorizations of governmental entities relating to the merger agreement and related matters;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	financial statements, the absence of undisclosed liabilities and compliance with reporting requirements;

•	filing of tax returns, payment of taxes and other tax matters;

•	intellectual property;

•	compliance with applicable laws, permits;

•	litigation;

•	brokers’ and finders’ fees in connection with the merger;

•	transactions with affiliates;

•	employee benefit plans and labor matters;

•	properties and assets;

•	environmental matters;

•	certain material contracts;

•	insurance and disclosure matters;

•	board approval of the merger;

•	receipt of opinions from financial advisors;

•	takeover statutes (in the case of DivX);

•	absence of rights plan and non-shell company status;

•	privacy and data protection;

•	the availability of financing (in the case of Sonic); and

•	the absence of other representations and warranties.

Conduct of Business Pending the Merger

Under the merger agreement, each of DivX, Sonic and each of their respective subsidiaries will use reasonable best efforts to (a) carry on its business in the ordinary course, in substantially the same manner as conducted prior to the date of the merger agreement and in compliance with all applicable laws, (b) pay its debts and taxes and perform its other material obligations when due, (c) preserve intact its business organization, (d) keep available the services of its present executive officers and key employees and (e) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

The merger agreement also contains a number of specific restrictions on each of Sonic and DivX and their respective operations during the period between the signing of the merger agreement and the closing of the First Merger.

For DivX these specific restrictions relate to:

•	declaring, setting aside or paying any dividends in respect of any capital stock or splitting, combining or reclassifying any capital stock;

•	purchasing, redeeming or otherwise acquiring any shares of its capital stock, other than repurchases in connection with the termination of former employees;

•

issuing or selling shares of capital stock or options or other rights to acquire shares of capital stock, other than (a) issuances in connection with the settlement of certain restricted stock units outstanding as of the date of the merger agreement, (b) issuances upon exercise of stock options and warrants and settlement of restricted stock units outstanding as of the date of the merger agreement and (c) grants of stock options or other routine stock grants in the ordinary course of business consistent with past practice and with respect to stock options, granted with an exercise price equal to the fair market value of DivX’s common stock on the date of grant, provided that the total number of shares of DivX common stock issuable upon all such share-based awards may not exceed 378,000 shares;

•	amending organizational documents;

•	acquiring an interest in any business entity or division thereof that is material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole;

•	entering into any agreement with respect to any joint venture or joint development that is material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole;

•	selling, exclusively licensing or disposing of any material properties or assets, other than sales in the ordinary course of business consistent with past practice;

•

making any loans or capital contributions to any person, other than loans to wholly owned subsidiaries or loans to employees for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

•	making any material change in accounting principles or practices;

•	making or changing any material tax election or settling or compromising any material tax liability or agreeing to extend any statute of limitations with respect thereto;

•	materially revaluing any assets;

•

paying or settling any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation, other than payments that do not exceed $100,000 individually or $300,000 in the aggregate, net of any insurance proceeds received in connection with such payment, made in the ordinary course of business consistent with past practice;

•	waiving the benefits of or amending any confidentiality, standstill or similar agreement to which it is a party or of which it is a beneficiary;

•

writing up, writing down or writing off the book value of any asset, individually or in the aggregate, other than in the ordinary course of business consistent with past practice, as may be required by GAAP or otherwise not in excess of $100,000 individually or $300,000 in the aggregate;

•	taking any action to render inapplicable or to exempt any third person from state takeover laws;

•

increasing employee compensation, benefits or bonus, other than (a) customary quarterly bonus payments consistent with past practice and in accordance with DivX’s benefit plans in effect on the date of the merger agreement, (b) payments to certain employees who will not be continuing employees of Sonic or all bonus payments accrued under such benefit plans through the date of the First Merger and (c) payments of certain amounts payable pursuant to the DivX Severance Plan;

•	increasing the benefits under any of DivX’s benefit plans or adopting or amending any benefit plans or making any contribution, other than regularly scheduled contributions, under any benefit plans;

•

waiving any stock repurchase rights or accelerating, amending or changing the exercise period of options, restricted stock or restricted stock units or repricing any options or making cash payments in exchange for any options;

•

entering into any employment, severance, termination or indemnification agreement with any employee or entering into any collective bargaining agreement, other than offer letters in the ordinary course of business consistent with past practice for “at will” employment with compensation of less than $210,000 or severance agreements with non-officer employees in the ordinary course of business consistent with past practice;

•	entering into any agreement with employees the benefits of which are contingent on or the terms of which are materially altered upon the occurrence of the merger;

•

transferring or licensing to any person, or otherwise materially amending or modifying any rights to, intellectual property, or entering into any agreement to grant or license material future patent rights, other than in the ordinary course of business consistent with past practice;

•	entering into any agreement containing any material non-competition or material exclusivity restrictions on the operation of its business;

•

incurring any indebtedness for borrowed money or guaranteeing any indebtedness of another person other than a wholly owned subsidiary or entering into any arrangement having the economic effect of the foregoing, other than guarantees or letters of credit issued to suppliers in the ordinary course of business or in connection with the financing of ordinary course trade payables, in each case consistent with past practice;

•	hiring or promoting any officer- or director-level employee for compensation in excess of $210,000 or appointing a new member of its Board of Directors;

•	making any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000 individually or $250,000 in the aggregate;

•

entering into or amending in a materially adverse manner or terminating any material contract, or waiving, releasing or assigning any material rights or claims under a material contract, in either case in a manner materially adverse to DivX and its subsidiaries, taken as a whole;

•	taking any action that is intended or would reasonably be expected to result in the closing conditions set forth in the merger agreement not being satisfied;

•	taking any actions that would result in restructuring charges pursuant to generally accepted accounting principles in excess of $250,000;

•	entering into any new material line of business;

•

failing to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date the merger agreement was executed; or

•	agreeing in writing to take any of the actions described above.

For Sonic, these specific restrictions relate to:

•	declaring, setting aside or paying any dividends in respect of any capital stock or splitting, combining or reclassifying any capital stock;

•	purchasing, redeeming or otherwise acquiring any shares of its capital stock, other than repurchases in connection with the termination of former employees;

•

issuing or selling (a) any shares of capital stock, or options or other rights to acquire shares of capital stock, other than upon exercise of stock options or warrants or the settlement of restricted stock units outstanding as of the date of the merger agreement and (b) grants of stock options or other routine stock grants in the ordinary course of business consistent with past practice and with respect to stock options, granted with an exercise price equal to the fair market value of Sonic’s common stock on the date of grant, provided that the total number of shares of Sonic’s common stock issuable upon all such share-based awards may not exceed 800,000 shares or (c) warrants to acquire not more than 1 million shares of Sonic common stock that may be issued to prospective retailers, content providers or other strategic partners;

•	amending organizational documents;

•	acquiring an interest in any business entity or division thereof that is material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole;

•	selling, exclusively licensing or disposing of any material properties or assets, other than sales in the ordinary course of business consistent with past practice;

•

making any loans or capital contributions to any person, other than loans to wholly-owned subsidiaries or loans to employees for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

•	materially revaluing any assets;

•

paying or settling any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation, other than payments that do not exceed $500,000 individually or $1 million in the aggregate, net of any insurance proceeds received in connection with such payment, made in the ordinary course of business consistent with past practice;

•	taking any action to render inapplicable or to exempt any third person from state takeover laws;

•

transferring or licensing to any person, or otherwise materially amending or modifying any rights to, intellectual property, or entering into any agreement to grant or license material future patent rights, other than in the ordinary course of business consistent with past practice;

•

incurring any indebtedness for borrowed money or guaranteeing any indebtedness of another person other than a wholly owned subsidiary or entering into any arrangement having the economic effect of the foregoing, in all cases to the extent the amount thereof would exceed $10 million in the aggregate, other than guarantees or letters of credit issued to suppliers in the ordinary course of business or in connection with the financing of ordinary course trade payables, in each case consistent with past practice;

•	other than as contemplated by the merger agreement, appointing a new member of its Board of Directors;

•	taking any action that is intended or would reasonably be expected to result in the closing conditions set forth in the merger agreement not being satisfied;

•	entering into any new material line of business;

•

failing to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date the merger agreement was executed; or

•	agreeing in writing to take any of the actions described above.

The restrictions described above do not prohibit specified actions that are listed on schedules to the merger agreement and do not prohibit other actions for which either Sonic or DivX receives the prior written consent of the other party.

Additional Covenants

The merger agreement also contains the following additional covenants that apply during the period beginning with the signing of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement:

Proxy Statement; Registration Statement. Sonic and DivX agreed to prepare and file with the SEC this joint proxy statement/prospectus relating to the meetings of stockholders of each of Sonic and DivX, and Sonic agreed to prepare and file with the SEC the registration statement in which this joint proxy statement/prospectus is included with respect to the registration of the shares of Sonic common stock to be issued in connection with the merger.

Stockholder Meetings. Promptly after the registration statement relating to the issuance of common stock of Sonic in connection with the merger is declared effective by the SEC, each of Sonic and DivX is obligated to call, give notice of and hold a meeting of its stockholders to consider, in the case of Sonic, the proposal to approve the First Merger (which includes the Share Issuance) and the merger agreement, and, in the case of DivX, the proposal to adopt the merger agreement. Unless the merger agreement is terminated, each of Sonic and DivX is required to hold its meeting of stockholders, even if its Board of Directors has changed its recommendation such that it no longer supports the proposals with respect to the merger.

Regulatory Filings; Reasonable Best Efforts. Each of DivX and Sonic must use reasonable best efforts to, among other things, cause all of the closing conditions to the merger to be satisfied and to obtain from any governmental entity or other third party any consents or approvals required to close the merger and make all necessary filings under the Exchange Act, the HSR Act and any other applicable law. However, neither Sonic nor DivX is required to agree to any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of Sonic or its subsidiaries or affiliates, or of DivX or its subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

Observer. Sonic and DivX have agreed that an officer of Sonic will serve as an on-site observer at DivX until the closing of the merger. The observer, if requested, is required to execute an appropriate confidentiality agreement with DivX, and will have use of office space at DivX’s headquarters and reasonable access to DivX’s senior management. However, DivX is not required to, and the observer is not permitted to, take any action that would reasonably be expected to result in a violation of any legal requirement applicable to Sonic or DivX.

Conditions to Completion of the Merger

The obligation of each party to complete the First Merger is subject to the satisfaction or waiver of several conditions set forth in the merger agreement, which are summarized below:

•	the First Merger (which includes the Share Issuance) and the merger agreement shall have been approved by Sonic shareholders;

•	the merger agreement shall have been adopted by DivX stockholders;

•	there shall have been no governmental orders or proceedings that make the merger illegal or otherwise prohibit the completion of the merger;

•

the registration statement in which this joint proxy statement/prospectus is included shall have been declared effective by the SEC and there shall be no stop orders or proceedings initiated or threatened to suspend the effectiveness of such registration statement;

•	any waiting period under the HSR Act shall have expired or been terminated and satisfaction of other material foreign antitrust requirements shall have been obtained;

•	Sonic and DivX shall each have received written tax opinions to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

•

the shares of Sonic common stock to be issued in connection with the merger and upon exercise of the options to purchase shares of DivX common stock assumed by Sonic in the First Merger shall have been authorized for listing on the Nasdaq Global Market, subject to official notice of issuance.

The obligation of DivX to complete the First Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Sonic and the Merger Subs contained in the merger agreement relating to their capitalization shall be true and correct on and as of the closing of the First Merger except for any de minimis inaccuracy therein;

•

the representations and warranties of Sonic and Merger Subs contained in the merger agreement other than those relating to capitalization shall be true and correct on and as of the closing of the First Merger except for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sonic and its subsidiaries, taken as a whole;

•

Sonic and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing of the First Merger; and

•	no material adverse effect on Sonic shall have occurred since the date of the merger agreement and be continuing.

The obligation of Sonic to complete the First Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of DivX contained in the merger agreement relating to its capitalization shall be true and correct on and as of the closing of the First Merger except for any de minimis inaccuracy therein;

•

the representations and warranties of DivX contained in the merger agreement other than those relating to capitalization shall be true and correct on and as of the closing date of the First Merger except for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on DivX and its subsidiaries, taken as a whole;

•

DivX shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the closing of the First Merger;

•	no material adverse effect on DivX shall have occurred since the date of the merger agreement and be continuing; and

•	DivX shall have exercised its put rights with respect to certain of its auction rate securities.

The merger agreement provides that any or all of the additional conditions described above may be waived, in whole or in part, by Sonic or DivX, to the extent legally allowed.

As used in the merger agreement, a material adverse effect on a party is any change, event, development, violation, circumstance or effect that, individually or when taken together with all other changes, events, developments, violations, circumstances or effects that have occurred prior to the date of determination of the occurrence of the material adverse effect, has:

•

a material adverse effect on the business, operations, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such party and its subsidiaries, taken as a whole; or

•	a material adverse effect on the ability of such party to consummate the transactions contemplated by the merger agreement in accordance with its terms and applicable laws.

In no event, however, will any of the following be deemed to constitute, or taken into account in determining whether there has occurred, a material adverse effect:

•

any effect resulting from national, regional or world economic conditions or conditions generally affecting the industry in which DivX and Sonic operate, except in either case to the extent such party is or is reasonably likely to be materially disproportionately affected thereby as compared to such party’s industry peers;

•	any effect resulting from actions required to be taken by the parties pursuant to the terms of the merger agreement, subject to certain exceptions;

•	any effect attributable to the announcement, performance or pendency of the merger or the other transactions contemplated by the merger agreement;

•

a change in the stock price or trading volume of such entity, or any failure of such entity to meet published revenue or earnings projections, provided that this exception shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections;

•

any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event, except in either case to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers;

•	any effect resulting from or relating to any change in generally accepted accounting requirements or principles; or

•	any effect resulting from changes in laws, except to the extent such party is or is reasonably likely to be materially disproportionately affected thereby as compared to such party’s industry peers.

No Solicitation of Other Offers

The merger agreement contains a “no solicitation” provision, that, subject to the “fiduciary exception” described below, requires that DivX not, and not permit its subsidiaries, officers, employees, directors or its agents or other representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•

release or authorize the release of any person or entity from or waive or authorize the waiver of any confidentiality, “standstill” or similar agreement under which it has any rights, or fail to enforce or cause to be enforced in all material respects each such agreement at the request of Sonic;

•

take any action to render inapplicable, or to exempt any third person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

•	publicly approve, endorse, recommend or take any position other than to recommend rejection of any acquisition proposal; or

•

enter into any letter of intent or similar contract contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby (other than a confidentiality agreement entered into in connection with a superior offer).

In addition, DivX must notify Sonic as promptly as practicable of the material terms and conditions of such acquisition proposal and the identity of the person making the acquisition proposal and provide Sonic with a copy of all materials provided in connection with the acquisition proposal. After such notice, DivX must also keep Sonic informed in all material respects of the status and details of the acquisition proposal.

Despite the foregoing nonsolicitation provision, DivX may respond to an unsolicited, bona fide written acquisition proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and financial advisors) is or could reasonably be expected to lead to a superior offer, but only:

•	if DivX has not materially breached its nonsolicitation obligations under the merger agreement;

•	DivX’s special meeting of stockholders relating to adoption of the merger agreement has not occurred; and

•

to the extent its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties.

If such conditions are satisfied, permissible responses to such a bona fide acquisition proposal include:

•	furnishing nonpublic information to the third party making such acquisition proposal, provided that:

•

at least two business days prior to furnishing any such nonpublic information to such party, DivX gives Sonic written notice of its intention to furnish such nonpublic information and the identity of the person making the acquisition proposal and a copy of all written and electronic materials provided in connection with such acquisition proposal;

•

DivX receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on DivX’s behalf, the terms of which (including standstill terms) are at least as restrictive as the terms contained in the confidentiality agreement between Sonic and DivX; and

•	contemporaneously with furnishing any such nonpublic information to such third party, DivX furnishes such nonpublic information to Sonic; and

•

engaging in negotiations with the third party with respect to the acquisition proposal, provided that at least two business days prior to entering into negotiations with such third party, it gives Sonic written notice of DivX’s intention to enter into negotiations with such third party.

As used in the merger agreement, acquisition proposal means any proposal or offer relating to any:

•	acquisition of a business or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of DivX and its subsidiaries, taken as a whole;

•	acquisition of any class of equity securities representing 15% or more of the voting power of DivX, including through merger;

•

tender offer or exchange offer that if consummated would result in any person or “group,” as defined in the Exchange Act and the rules promulgated thereunder, beneficially owning 15% or more of the voting power of DivX; or

•	liquidation or dissolution of DivX.

As used in the merger agreement, “superior offer” means an unsolicited, bona fide written acquisition proposal, as that term is defined above, except that all references to “15%” shall be deemed to be references to “50%,” on terms that the Board of Directors of DivX has in good faith concluded (following consultation with outside legal counsel and a financial advisor of nationally recognized reputation), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the person making the offer and the strategic and other benefits of the transaction:

•	is reasonably capable of being consummated on the terms proposed;

•	if consummated on such terms, would result in a transaction that is more favorable to DivX’s stockholders than the terms of the merger; and

•	does not include a closing condition that the person making the offer obtain financing therefor.

Board Recommendations

Under the merger agreement, subject to the exceptions set forth below, the DivX Board of Directors agreed to recommend that DivX stockholders vote in favor of adoption of the merger agreement (the “DivX Board Recommendation”), and the Sonic Board of Directors agreed to recommend that Sonic shareholders vote (i) to approve the First Merger (including the Share Issuance) and the merger agreement; (ii) to amend Sonic’s articles of incorporation to change the name of the corporation to Roxio, Inc.; (iii) to amend Sonic’s articles of incorporation to increase Sonic’s authorized common stock from 100,000,000 to 200,000,000 shares; (iv) to amend Sonic’s articles of incorporation to eliminate the ability of Sonic’s shareholders to cumulate votes with respect to the election of members of the Board of Directors; and (v) in favor of the other matters set forth herein (as amended in accordance with the following sentence, the “Sonic Board Recommendations”). Subsequent to execution of the merger agreement, Sonic determined that the proposed name change, elimination of cumulative voting and increase in the authorized common stock were not in the best interests of Sonic and its shareholders at this time, and that it was also appropriate to amend Sonic’s bylaws to increase the authorized number of directors from a range of five to seven to a range of five to nine. With the consent of DivX, this joint proxy statement/prospectus reflects such determinations. Subject to the exceptions described below, the merger agreement provides that:

•

this joint proxy/prospectus shall include a statement to the effect that the Sonic Board of Directors has recommended that Sonic shareholders vote in favor of the Sonic Board Recommendations at the Sonic annual meeting and the DivX Board of Directors has recommended that DivX stockholders vote in favor of the DivX Board Recommendation at the DivX special meeting; and

•

neither the Sonic Board of Directors or the DivX Board of Directors nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the Sonic Board Recommendations or the DivX Board Recommendation, as applicable.

Notwithstanding the foregoing, the restrictions set forth above will not prohibit the DivX Board of Directors from changing its recommendation that DivX stockholders vote in favor of adoption of the merger agreement if all of the following conditions are met:

•	the DivX special meeting shall not have occurred;

•

DivX shall have provided Sonic with written notice of its intention to change its recommendation at least three business days prior to effecting such change in recommendation that relates to a superior offer or a material change to the terms of a superior offer and shall have provided to Sonic a copy of all materials and information delivered or made available to the person or group making the superior offer;

•

either (a) within three business days following the delivery by DivX to Sonic of its notice that the DivX Board of Directors intends to change its recommendation, Sonic shall not have made a written offer in response to such superior offer (a “Matching Bid”) or (b) within three days of receipt of a Matching Bid from Sonic, the DivX Board of Directors shall have determined in good faith (at a meeting of the DivX Board of Directors at which it consults prior to such determination with outside legal counsel and a financial advisor) that the superior offer originally received continues to be a superior offer;

•

the DivX Board of Directors shall have concluded in good faith, following consultation with its outside legal counsel, that in light of such superior offer and after taking into consideration the Matching Bid, if any, the failure of the DivX Board of Directors to change its recommendation would be reasonably likely to result in a breach of its fiduciary duties; and

•	DivX shall not have breached its obligations described under “—No Solicitation of Other Offers” above.

Termination of the Merger Agreement

Either Sonic or DivX has the right to terminate the merger agreement at any time prior to the completion of the First Merger if:

•	the parties mutually agree in writing;

•

the completion of the First Merger does not occur on or before December 31, 2010, except that a party may not terminate under this provision if the party was the principal cause of the failure of the First Merger to occur on or before such date;

•	a nonappealable final governmental order or ruling permanently prevents or makes illegal the completion of the First Merger;

•	DivX stockholders do not adopt the merger agreement despite a duly convened meeting of DivX stockholders; or

•	Sonic shareholders do not approve the First Merger (including the Share Issuance) despite a duly convened meeting of Sonic shareholders.

Sonic has the right to terminate the merger agreement if:

•	a triggering event, as described below, with respect to DivX shall have occurred; or

•

DivX breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

As used in the merger agreement, a triggering event will occur if:

•	DivX’s Board of Directors for any reason changes its recommendation regarding adoption of the merger agreement;

•	DivX fails to include in this joint proxy statement/prospectus the recommendation of its Board of Directors in favor of adoption of the merger agreement;

•

after receipt of a publicly announced acquisition proposal, DivX’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of adoption of the merger agreement within 10 business days after Sonic requests in writing that such recommendation be reaffirmed;

•	DivX’s Board of Directors approves or recommends any acquisition proposal;

•

DivX enters into any letter of intent or similar document accepting any acquisition proposal (other than a confidentiality agreement permitted pursuant to the exceptions to DivX’s nonsolicitation obligations);

•

a tender or exchange offer relating to DivX’s securities is commenced by a person or entity unaffiliated with Sonic and DivX does not send to its security holders pursuant to Rule 14e-2 under the Securities Act, within 10 business days after such tender or exchange offer is first made, a statement disclosing that DivX’s Board of Directors recommends rejection of such tender or exchange offer;

•	DivX publicly announces its intention to do any of the foregoing; or

•	DivX materially breaches its nonsolicitation and recommendation obligations under the merger agreement.

DivX has the right to terminate the merger agreement if Sonic breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

Effect of Termination

In the event of the termination of the merger agreement as described in “—Termination of the Merger Agreement” above, the merger agreement will be of no further force or effect, except that:

•	designated provisions of the merger agreement, including the allocation of fees and expenses and, if applicable, the termination fees described below, will survive termination;

•	each party will remain liable for damages for any fraud in connection with, or any intentional or willful breach of, the merger agreement; and

•

termination of the merger agreement will not affect the obligations of the parties contained in the confidentiality agreement previously executed by Sonic and DivX, which will survive termination of the merger agreement in accordance with its terms.

Termination Fees

In the merger agreement, DivX has agreed to pay Sonic a termination fee of $8.35 million if the merger agreement is terminated:

•	by Sonic as a result of a triggering event; or

•

(x) (a) by Sonic as a result of the failure to close the First Merger on or before December 31, 2010, provided that DivX’s action or failure to act is a principal cause of the failure of the First Merger to occur and such action or failure to act has resulted in a breach of the merger agreement or (b) by Sonic or DivX in the event that DivX’s stockholders fail to vote in favor of the adoption of the merger agreement at the DivX special meeting (including any adjournments or postponements thereof) and (y) after the date of the merger agreement and prior to the termination of the merger agreement, any acquisition proposal with respect to DivX has been publicly disclosed and not withdrawn and an acquisition of DivX is completed or DivX enters into an agreement providing for an acquisition of DivX within 12 months following the termination of the merger agreement.

As used in the termination fee provisions of the merger agreement, an acquisition of either party means the transactions contemplated by an acquisition proposal (other than the merger agreement), except that references to “15%” in the definition of acquisition proposal are deemed to be “50%.” See “—No Solicitation of Other Offers” above.

Expenses

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such fees and expenses whether or not the merger is completed except that Sonic and DivX will share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses (which will be paid by the party incurring such fees or expenses), incurred in relation to:

•

the preparation, assembly, printing, filing with the SEC and mailing of this joint proxy statement/prospectus (including any preliminary materials related to this joint proxy statement/prospectus) and the registration statement in which this joint proxy statement/prospectus is included and any amendments or supplements to such registration statement; and

•	the filing fee for the notification and report forms filed under the HSR Act and premerger notification and reports forms under similar applicable laws of non-U.S. jurisdictions.

Employee Matters

The merger agreement provides that, following the closing of the First Merger, Sonic will recognize the prior service with DivX or its subsidiaries of each employee of DivX or its subsidiaries as of the time the First Merger was closed in connection with all employee benefit plans, programs or policies (including vacation) of Sonic or its affiliates in which DivX employees are eligible to participate following the closing of the First Merger, for purposes of eligibility and vesting. Following the closing of the First Merger, Sonic agreed to provide DivX employees health and welfare benefits pursuant to employee benefit plans, programs, policies or arrangements maintained by Sonic or any subsidiary of Sonic providing coverage and benefits that are no less favorable than those provided to employees of Sonic in positions comparable to positions held by DivX employees with Sonic or its subsidiaries.

Indemnification and Insurance

The merger agreement provides that, following the closing of the First Merger, Sonic will indemnify DivX’s and its subsidiaries’ current and former directors and officers for all damages and other expenses relating to their status as a director or officer of DivX (or any of its subsidiaries) according to the indemnification provisions of DivX’s certificate of incorporation and bylaws in effect on the date the merger agreement was executed. Sonic also agreed to honor, to the fullest extent permitted by law, all of DivX’s existing indemnification obligations to each present and former director and officer of DivX arising out of any matter existing or occurring at or before the closing of the First Merger.

The merger agreement also provides that Sonic will cause to be maintained, for a period of six years after the effective time of the merger, the current directors’ and officers’ liability insurance maintained by DivX covering those persons who were covered by such insurance as of the date of the merger agreement for events occurring at or prior to the effective time of the First Merger (including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement, to the extent that such acts or omissions are covered by DivX’s current insurance) on terms and in amounts at least as favorable to such persons as provided in DivX’s current insurance. In no event, however, will Sonic be required to expend in any one year in excess of 200% of the annual premium currently paid by DivX for such coverage (and to the extent the annual premium would exceed 200% of the annual premium currently paid by DivX for such coverage, Sonic has agreed to cause DivX to maintain the maximum amount of coverage as is reasonably available for such 200% of such annual premium). To the extent that a six year “tail” policy to extend DivX’s existing insurance is available at or prior to the completion of the merger such that the lump sum payment for such coverage does not exceed 200% of the annual premium currently paid by DivX for such coverage, DivX may, at its option, obtain such “tail” policy. In the event that DivX purchases such “tail” policy prior to the closing of the First Merger, Sonic shall not take any action to cause the “tail” policy to cease to be in full force and effect and such “tail” policy shall satisfy Sonic’s insurance obligations.

Amendment; Extension and Waiver

Subject to applicable laws, the merger agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the merger agreement and the merger by Sonic shareholders and DivX stockholders, except that, after such approval, no amendment may be made which by applicable laws or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval.

At any time prior to the closing of the First Merger, any party to the merger agreement, by action taken or authorized by its Board of Directors, may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Stockholder Voting Agreements

Concurrently with the execution of the merger agreement, Sonic entered into stockholder voting agreements with each of DivX’s directors and executive officers, pursuant to which, among other things, each such director and executive officer (1) agreed to vote his shares of DivX common stock in favor of adoption of the merger agreement and against the approval or adoption of any alternative business combination transactions at each meeting of DivX’s stockholders during the period prior to the expiration of the DivX stockholder voting agreement, (2) granted to Sonic a proxy to vote his shares of DivX common stock in favor of adoption of the merger agreement at each meeting of DivX’s stockholders prior to the expiration of the DivX stockholder voting agreement, (3) agreed not to solicit proposals relating to alternative business combination transactions or enter into discussions or provide confidential information in connection with proposals for alternative business combination transactions, and (4) subject to specified exceptions, agreed not to transfer his shares of DivX common stock prior to the expiration of the DivX stockholder voting agreement. Each of Sonic’s directors and executive officers entered into Stockholder Voting Agreements with DivX containing terms that are similar to the terms of the DivX stockholder voting agreements with respect to his shares of Sonic common stock.

On the Record Date, directors and executive officers of DivX owned and were entitled to              vote             shares of DivX common stock (excluding shares subject to options), or approximately     % of the approximately             million shares of DivX common stock outstanding on that date.

On the Record Date, directors and executive officers of Sonic owned and were entitled to              vote             shares of Sonic common stock (excluding shares subject to options), or approximately     % of the approximately             million shares of Sonic common stock outstanding on that date.

A copy of the form of stockholder voting agreement entered into by DivX directors and executive officers with Sonic is attached as Annex B to this joint proxy statement/prospectus and a copy of the form of stockholder voting agreement entered into by Sonic directors and executive officers with DivX is attached as Annex C to this joint proxy statement/prospectus.

SONIC ANNUAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by the Sonic Board of Directors of proxies to be voted at the Sonic annual meeting, which is to be held at Sonic’s headquarters, located at 7250 Redwood Blvd., Novato, California 94945, at 10:00 a.m., Pacific time, on                      2010 or any postponement or adjournment thereof. On or about                      , 2010, Sonic commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Matters Scheduled for a Vote at the Sonic Annual Meeting

Sonic shareholders will be asked to vote on the following proposals:

•

To approve the First Merger (which includes the Share Issuance) and approve the Agreement and Plan of Merger, dated as of June 1, 2010, by and among Sonic Solutions, Siracusa Merger Corporation, Siracusa Merger LLC and DivX, Inc., as the same may be amended from time to time;

•	To approve an amendment to Sonic’s bylaws to increase the number of directors from a range of five to seven to a range of five to nine;

•	To approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan;

•	To elect five directors to serve for the ensuing year or until their successors are elected and qualified;

•

To approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Sonic annual meeting to approve the First Merger; and

•	To transact such other business as may properly come before the Sonic annual meeting or any adjournment or postponement thereof.

The approval of the first proposal listed above is required for completion of the merger.

Recommendations of the Sonic Board of Directors

The Sonic Board of Directors unanimously recommends that Sonic shareholders vote FOR each of the following proposals: (i) to approve the merger (including the Share Issuance) and the merger agreement; (ii) to approve the amendment to Sonic’s bylaws; (iii) to approve the amendment and restatement of Sonic’s 2004 Equity Compensation Plan; (iv) to elect the director nominees named in this joint proxy statement/prospectus; and (v) to approve any motion to adjourn or postpone the Sonic annual meeting to a later date or dates if necessary to solicit additional proxies.

Sonic Record Date; Stock Entitled to Vote

Shareholders of record at the close of business on                     , 2010, the Record Date, are entitled to notice of and to vote at the Sonic annual meeting. As of the Record Date,             shares were outstanding and entitled to vote. Each share is entitled to one vote, subject to the right of shareholders to cumulate their votes only for the election of directors. A complete list of shareholders entitled to vote at the Sonic annual meeting will be available for examination by any Sonic shareholder at Sonic’s principal offices at 7250 Redwood Blvd., Suite 300, Novato, California 94945 for purposes pertaining to the Sonic annual meeting, during normal business hours for a period beginning two business days after notice is given of the Sonic annual meeting and continuing through the date of the Sonic annual meeting, and at the time and place of the Sonic annual meeting.

Quorum and Votes Required

Quorum

In order to carry on the business of the meeting, Sonic must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

Counting Votes

Votes will be counted by the inspector of elections appointed for the Sonic annual meeting, who will separately count “For,” “Against,” “Abstain” and broker non-votes. None of the Proposals at the Sonic special meeting qualifies as “routine,” and so brokers may not vote shares absent voting instructions from the beneficial owner.

Required Vote to Approve the Sonic Merger Proposal (Proposal 1 on the Sonic Proxy card)

The affirmative vote of the holders of a majority of the outstanding shares of Sonic common stock entitled to vote is required to approve the Sonic merger proposal (which includes the Share Issuance).

Required Vote to Approve the Sonic Bylaws Amendment (Proposal 2 on the Sonic proxy card)

The affirmative vote of the holders of a majority of the outstanding shares of Sonic common stock entitled to vote is required to approve the amendment to Sonic’s bylaws.

Required Vote to Approve the Sonic Incentive Plan Proposal (Proposal 3 on the Sonic proxy card)

The affirmative vote of the holders of a majority of the shares of Sonic common stock present and voting on the proposal is required to approve the Sonic incentive plan proposal.

Required Vote to Elect Directors to the Sonic Board of Directors (Proposal 4 on the Sonic proxy card)

The five nominees receiving the highest number of affirmative votes entitled to vote will be elected as directors, subject to the right of Sonic shareholders to cumulate their shares.

Required Vote to Approve the Sonic Adjournment Proposal (Proposal 5 on the Sonic proxy card)

The affirmative vote of the holders of a majority of the shares of Sonic common stock present and voting is required to approve a motion to adjourn or postpone the Sonic annual meeting in order to solicit additional proxies in favor of approval of the Sonic merger proposal (which includes the Share Issuance) and the merger agreement.

Treatment of Abstentions and Incomplete or Non-Voting Proxies

With respect to Proposals 1, 2, 3 and 4, abstentions and incomplete or non-voting proxies will be counted towards the vote total and will have the same effect as “Against” votes. With respect to Proposal 5, abstentions and incomplete or non-voting proxies will have no effect and will not be counted towards the vote total.

Voting by Sonic Directors and Executive Officers

Concurrently with the execution of the merger agreement, DivX entered into stockholder voting agreements with each of the Sonic directors and executive officers. Pursuant to these stockholder voting agreements, each of Sonic’s directors and executive officers agreed to vote his shares of Sonic common stock in favor of approval of the merger (which includes the Share Issuance) and has granted a proxy to DivX to vote his shares in favor of approval of the merger. On the Record Date, directors and executive officers of Sonic owned and were entitled to vote              shares of Sonic common stock (excluding shares subject to options), or approximately     % of the Sonic stock outstanding on that date.

Voting of Proxies

Each shareholder is entitled to one vote for each share of Sonic common stock held as of the Record Date. For each matter scheduled for a vote at the Sonic annual meeting, you may vote “For” or “Against” or you may “Abstain” from voting. Giving a proxy means that a Sonic shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the Sonic annual meeting in the manner it directs. The procedures for voting are as follows:

Shareholders of Record—Shares Registered in Your Name

Sonic’s transfer agent is Mellon. If, as of the Record Date, your shares were registered directly in your name with Mellon, then you are a shareholder of record. A Sonic shareholder may vote by proxy or in person at the meeting. To vote by proxy or to authorize the voting of your shares, a Sonic shareholder of record may use one of the following methods:

•	Telephone, by dialing the toll-free number and following the instructions on the proxy card. Your vote must be received by 9:00 a.m., Pacific time, on , 2010, to be counted;

•	Via the Internet, by going to the web address www.proxyvote.com and following the instructions on the proxy card. Your vote must be received by 9:00 a.m., Pacific time, on , 2010, to be counted; or

•

Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States. If your signed proxy card is received before the Sonic annual meeting, your proxy will be voted as you direct.

Sonic requests that its shareholders complete and sign the accompanying proxy and return it to Sonic as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Sonic stock represented by it will be voted at the Sonic annual meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the Sonic stock represented by the proxy will be considered a vote in favor of all matters currently proposed for consideration at the Sonic annual meeting. Unless a Sonic shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Sonic annual meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card containing voting instructions from that organization rather than from Sonic. Simply follow the voting instructions in the voting instruction card to ensure your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Sonic annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Every Sonic shareholder’s vote is important. Accordingly, each Sonic shareholder should sign, date and return the enclosed proxy card, or authorize the voting of its shares via the Internet or by telephone, whether or not it plans to attend the Sonic annual meeting in person.

Revocability of Proxies and Changes to a Sonic Shareholder’s Vote

A Sonic shareholder has the power to change its vote at any time before its shares are voted at the Sonic annual meeting by:

•	notifying Sonic’s Corporate Secretary in writing at 7250 Redwood Blvd., Suite 300, Novato, California 94945 that you are revoking your proxy;

•	executing and delivering a later dated proxy card or submitting a later dated authorization to vote your shares by telephone or over the Internet; or

•	voting in person at the Sonic annual meeting. (Simply attending the Sonic annual meeting in person will not revoke your proxy.)

However, if a Sonic shareholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from Sonic shareholders is made on behalf of the Sonic Board of Directors. Sonic and DivX will generally share equally the cost and expenses of printing, filing, assembling and mailing this joint proxy statement/prospectus and all fees paid to the SEC. Sonic will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Sonic officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

Sonic has engaged the firm of Innisfree M&A Incorporated (“Innisfree”) to assist Sonic in the distribution and solicitation of proxies from Sonic shareholders and will pay Innisfree an estimated fee of $25,000 plus out-of-pocket expenses for its services. DivX will pay the costs of soliciting and obtaining its proxies and all other expenses related to the DivX special meeting. Sonic has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

As permitted by the Exchange Act, a number of brokers, banks and nominees with accountholders who are Sonic shareholders may deliver only one copy of this joint proxy statement/prospectus to multiple shareholders residing at the same address. This is known as householding. In such circumstances, a single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by such broker, bank or nominee from one or more of the affected shareholders. Sonic has not instituted householding for its shareholders of record.

Sonic will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies of this joint proxy statement/prospectus should be directed to: Sonic Solutions, Attention: Corporate Secretary, 7250 Redwood Blvd., Suite 300, Novato, California 94945.

Attending the Meeting

Subject to space availability, all shareholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m., Pacific time.

If you are a registered shareholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the Sonic annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the Sonic annual meeting.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the Sonic annual meeting, you need to bring a copy of a bank or brokerage statement to the Sonic annual meeting reflecting your stock ownership as of the Record Date.

Proposal 1.     Approval of the First Merger and the Merger Agreement (including the Share Issuance)

In order to complete the merger, the shareholders of Sonic must approve the First Merger (including the Share Issuance) and the merger agreement. It is a condition to closing of the First Merger that Sonic issue shares of Sonic common stock in the First Merger. When the First Merger becomes effective, each share of DivX common stock outstanding immediately before the merger will be converted into the right to receive 0.514 shares of Sonic common stock and $3.75 in cash. Under Rule 5635(a)(1)(B) of the Marketplace Rules of the Nasdaq Stock Market, a company listed on the Nasdaq stock market is required to obtain shareholder approval in connection with a merger with another company if the number of shares of common stock or securities convertible into common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. In addition, Section 1201 of the California Corporate Code requires that a company is required to obtain shareholder approval in connection with a merger if its shareholders will hold fewer than five-sixths of the outstanding shares of the corporation immediately following the merger. If the merger is completed, Sonic will issue up to approximately          million shares of Sonic common stock in the First Merger, based on the number of shares of DivX common stock outstanding on the Record Date, equal to approximately                 % of the shares of Sonic common stock outstanding on the Record Date. For these reasons, Sonic must obtain the approval of Sonic shareholders of the First Merger, including the issuance of Sonic common stock to DivX stockholders.

Sonic is asking its shareholders to approve the First Merger, which automatically includes approval of the Share Issuance, and the merger agreement. The issuance of these securities to DivX stockholders is necessary to effect the First Merger. The approval of this proposal is required for completion of the merger.

The Sonic Board of Directors unanimously recommends a vote

FOR the First Merger

(which includes the Share Issuance) (Proposal 1).

Proposal 2.     Approval of the Amendment to Sonic’s Bylaws

In July 2010, the Sonic Board of Directors approved the amendment and restatement of Sonic’s bylaws, originally adopted prior to Sonic’s initial public offering in 1994, which amendment and restatement did not require shareholder approval. A copy of the restated bylaws can be found as an exhibit to Sonic’s Current Report on Form 8-K filed on July 12, 2010.

Sonic’s Board of Directors has approved an amendment to the company’s bylaws that would increase the permitted number of directors from a range of five to seven to a range of five to nine. Under the terms of Sonic’s bylaws, and as required by Section 212(a) of the California Corporations Code, Sonic must obtain the consent of a majority of the shares outstanding and entitled to vote to increase the authorized number of directors. The proposed amendment to Sonic’s amended and restated bylaws is attached to this joint proxy statement/prospectus as Annex G.

As permitted by Sonic’s existing bylaws, if              and              accept Sonic’s offer to elect them to Sonic’s Board of Directors, Sonic’s Board of Directors intends to increase the number of directors from its current number of five to seven to enable their election. While the merger agreement allows the size of the Sonic Board of Directors to increase to eight, Sonic’s existing bylaws do not currently permit such increase. Sonic’s Board of Directors believes that the proposed amendment to increase the authorized upper limit of the number of directors from seven to nine is appropriate given the increased size and complexity of Sonic following the merger. The increased board size will also permit Sonic to offer positions to additional candidates with additional and different qualifications from those currently on the Sonic Board although there are no current plans to increase the size of the Board beyond the offers to the two directors currently serving on the DivX Board of Directors.

The Sonic Board of Directors unanimously recommends a vote FOR approval of the amendment to Sonic’s bylaws (Proposal 2).

Proposal 3.     Approval of the amendment and restatement of Sonic’s 2004 Equity Compensation Plan

Sonic’s shareholders are being asked to approve the amendment and restatement of the 2004 Equity Compensation Plan (the “2004 Plan”) to (i) increase the maximum number of shares of Sonic’s common stock authorized for issuance over the term of the 2004 Plan by 6,000,000 from 3,000,000 shares to 9,000,000 shares,

(ii) remove the current limit of 600,000 on the number of shares that may be granted subject to awards of restricted stock and restricted stock units, (iii) include a “fungible” share limit, pursuant to which shares of Sonic’s common stock that are subject to stock options or stock appreciation rights shall be counted toward the overall 2004 Plan share limit as one share for every share granted, and shares of common stock that are subject to restricted stock, restricted stock units and other share-based awards shall be accounted against the overall limit as two shares for every share granted, (iv) remove the current “recycling” provisions that do not count shares of Sonic’s common stock issued (a) in payment of an option or other award’s purchase price or (b) in satisfaction of tax withholding obligations against the overall share limit under the 2004 Plan, (v) provide that modifications to the exercise price of options awarded under the 2004 Plan shall be subject to shareholder approval, (vi) eliminated dividend equivalent rights, and (vii) make certain other administrative changes.

As of June 30, 2010, there were only 1,114,334 shares remaining available for option grants and other awards under the 2004 Plan, Sonic’s only current equity plan. Sonic’s Board of Directors believes that it is necessary to increase the number of shares available for issuance under the 2004 Plan for two primary reasons. The first is to enable Sonic to continue using equity incentives to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to Sonic and that an amendment to the 2004 Plan is in the best interests of Sonic. The second is to take into account that the merger will significantly increase the number of Sonic employees. If the proposal to amend the 2004 Plan is approved, Sonic will not be assuming the DivX 2006 Equity Incentive Plan, and will need to have additional shares available for grant under its own 2004 Plan to provide incentive compensation to the former DivX employees.

The 2004 Plan was originally adopted by the Sonic Board of Directors in June 2004 and approved by Sonic’s shareholders on September 7, 2004. The amendment and restatement of the 2004 Plan for which shareholder approval is sought under this Proposal No. 3 was adopted by the Sonic Board of Directors on July 6, 2010, subject to shareholder approval.

Set forth below is a summary of the 2004 Plan, which is qualified in its entirety by the specific language of the 2004 Plan. A copy of the amended and restated 2004 Plan presented for shareholder approval is included as Annex G. Shareholders are urged to read the complete text of the 2004 Plan.

General Description

Purpose. The purpose of the 2004 Plan is to provide Sonic’s employees, consultants and directors, whose present and potential contributions are important to Sonic’s success, an incentive, through ownership of Sonic’s common stock, to continue in service to Sonic, and to help Sonic compete effectively with other enterprises for the services of qualified individuals.

Shares Reserved for Issuance under the 2004 Plan. If the amendment and restatement of the 2004 Plan is approved by Sonic’s shareholders, a total of 9,000,000 shares of Sonic common stock will be reserved for issuance under the 2004 Plan; provided, however, that the maximum aggregate number of shares of Sonic common stock that may be issued pursuant to incentive stock options is 3,000,000 shares; provided, further that shares of Sonic’s common stock that are subject to stock options or stock appreciation rights shall be counted toward the total of 9,000,000 shares as one share for every share granted, and shares of common stock that are subject to restricted stock, restricted stock units and other share-based awards shall be counted against the overall 9,000,000 limit as two shares for every share granted. The number of shares of Sonic common stock available under the 2004 Plan will be subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in Sonic common stock or Sonic’s capital structure.

The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which shall not count against the limit set forth in the previous sentence. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 300,000 shares. The foregoing limitations shall be adjusted proportionately by the plan administrator in connection with any change in Sonic’s capitalization due to a stock split, stock dividend or similar event affecting Sonic common stock and its determination shall be final, binding and conclusive.

Administration. The 2004 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Sonic Board of Directors or its Compensation Committee. With respect to grants to officers and directors, the Compensation Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of Code.

Terms and Conditions of Awards. The 2004 Plan provides for the grant of stock options, restricted stock, restricted stock units and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2004 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to Sonic employees, directors and consultants or to employees, directors and consultants of Sonic’s related entities. To the extent that the aggregate fair market value of shares of Sonic common stock subject to options designated as incentive stock options that become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the 2004 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of Sonic common stock or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above sub-section of this Proposal 3 (“Shares Reserved for Issuance under the 2004 Plan”), to approve award agreements for use under the 2004 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the 2004 Plan (subject to shareholder approval, as provided in the 2004 Plan), to construe and interpret the terms of the 2004 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2004 Plan, as the Administrator deems appropriate. The time-based vesting schedule applicable to awards of restricted stock and restricted stock units may be no less than three years, provided, however, that the vesting schedule may be as short as one year in the event vesting is performance-based.

Each award granted under the 2004 Plan shall be designated in an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a nonqualified stock option. To the extent that the aggregate fair market value of shares of Sonic common stock subject to options designated as incentive stock options that become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options.

The term of any award granted under the 2004 Plan will be stated in the applicable award agreement but may not exceed a term of more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of Sonic’s combined voting power or any parent or subsidiary of Sonic), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2004 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of Sonic common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of Sonic’s combined voting power or any parent or subsidiary of Sonic). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the common stock on the date of grant. In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2004 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of Sonic common stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

The 2004 Plan provides that any amendment that would adversely affect the participant’s rights under an outstanding award shall not be made without the participant’s written consent; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the participant. The 2004 Plan also provides that shareholder approval is required in order to (i) reduce the base appreciation amount of any stock appreciation right awarded under the 2004 Plan, (ii) modify the exercise price of any option under the 2004 Plan, or (iii) cancel any option or stock appreciation right awarded under the 2004 Plan in exchange for another award at a time when the exercise price exceeds the fair market value of the underlying shares unless the cancellation and exchange occurs in connection with a Corporate Transaction (as defined in the 2004 Plan). However, canceling an option (other than an option granted to an officer or director) or stock appreciation right in exchange for another option, stock appreciation right, restricted stock award or other award, with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original option or stock appreciation right will not require shareholder approval.

Termination of Service. An award may not be exercised after the termination date of such award as set forth in the award agreement. Following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period in the award agreement or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards. Under the 2004 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will and by the laws of descent and distribution and during the lifetime of a participant, to the extent provided in the award agreement and in the manner authorized by the Administrator. The 2004 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in Sonic’s capitalization due to a stock split, stock dividend or similar event affecting Sonic common stock and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of Sonic for compensation in excess of $1 million paid to Sonic’s “covered employees” (as described below). An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by shareholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of Sonic common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of Sonic common stock with respect to which an award may be granted to a participant.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 300,000 shares. The foregoing limitation shall be adjusted proportionately by the Administrator in connection with any change in Sonic’s capitalization due to a stock split, stock dividend or similar event affecting Sonic common stock and its determination shall be final, binding and conclusive. In order for an award of restricted stock or restricted stock units to qualify as performance-based compensation under Section 162(m), the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

The 2004 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, and (xvii) market share.

The regulations governing Section 162(m) of the Code provide that a “covered employee” is determined in accordance with the executive compensation disclosure rules under the Exchange Act. However, the Exchange Act was amended subsequent to such regulation’s adoption and no longer tracks the definition of “covered employee” as defined in Section 162(m) of the Code. The Exchange Act now requires disclosure of a company’s principal executive officer regardless of compensation, the principal financial officer regardless of compensation and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer as determined as of the end of the last completed fiscal year. As a result of this disconnect, the IRS released guidance in June 2007 providing that for purposes of Section 162(m) of the Code, a “covered employee” means the principal executive officer (or anyone acting in such capacity) and the three highest paid officers for the relevant taxable year. For purposes of Section 162(m), it does not include the principal financial officer unless such officer is one of the three highest paid officers. Accordingly, Sonic will apply this guidance to Sonic’s covered employees for the purposes of Section 162(m) of the Code.

Change in Capitalization. Subject to any required action by Sonic shareholders, the number of shares of common stock covered by outstanding awards, the number of shares of Sonic common stock that have been authorized for issuance under the 2004 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting Sonic common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by Sonic or (iii) any other transaction with respect to Sonic common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to shareholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of Sonic shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to shareholders other than a normal cash dividend, the Administrator will make adjustments in connection with the events described in the preceding sentence or substitute, exchange or grant awards with respect to the shares of a related entity (collectively “adjustments”). Any such adjustments to outstanding awards will be effected in a manner that precludes the material enlargement of rights and benefits under such awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, will be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of awards or other issuance of shares of common stock, cash or other consideration pursuant to awards during certain periods of time. Except as the Administrator determines, no issuance of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of shares of common stock subject to an award.

Corporate Transaction. Effective upon the consummation of a corporate transaction (as defined in the 2004 Plan), all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity. In the event an outstanding award is not assumed or replaced by the successor entity in connection with a corporate transaction, the award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such corporate transaction.

Change in Control. In the event of a change in control (as defined in the 2004 Plan), all outstanding awards shall automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such change in control.

Under the 2004 Plan, a “Corporate Transaction” is generally defined as:

•	The acquisition of beneficial ownership of 50% or more of Sonic’s common stock by any individual or entity or related group of persons;

•	a sale, transfer or other disposition of all or substantially all of Sonic’s assets;

•	a merger or consolidation in which Sonic is not the surviving entity;

•

a reverse merger in which Sonic is the surviving entity but, among other things, more than 40% of Sonic’s common stock is acquired by any individual or entity or related group of persons who are different from those who held such common stock immediately prior to such merger; or

•	Sonic’s complete liquidation or dissolution.

Under the 2004 Plan, a “Change in Control” is generally defined as:

•

acquisition of beneficial ownership of 50% or more of Sonic’s common stock by any individual or entity or related group of persons pursuant to a tender or exchange offer which a majority of the Board members (who have served on the Board for at least thirty-six (36) months) do not recommend Sonic’s shareholders accept, or

•

a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who have either been Board members continuously for a period of at least thirty-six (36) months or have been Board members for less than thirty-six (36) months and were elected or nominated for election by at least a majority of Board members who have served on the Board for at least thirty-six (36) months.

Amendment, Suspension or Termination of the 2004 Plan. The Board may at any time amend, suspend or terminate the 2004 Plan. The 2004 Plan will terminate on September 6, 2014, unless terminated earlier by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, Sonic shall obtain shareholder approval of any such amendment to the 2004 Plan in such a manner and to such a degree as required. In addition, shareholder approval will be obtained for any amendment of the 2004 Plan to (i) materially increase the benefits accruing to participants under the 2004 Plan; (ii) to materially modify the requirements for participation in the 2004 Plan or (iii) to increase the number of shares of common stock reserved for issuance under the 2004 Plan.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the 2004 Plan and the awards granted thereunder is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences.

Nonqualified Stock Options. The grant of a nonqualified stock option under the 2004 Plan will not result in any federal income tax consequences to the participant or to Sonic. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. Sonic is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as Sonic withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. Sonic does not receive a tax deduction for any such gain.

Absent special limitations on exercisability, in the event a nonqualified stock option is granted with an exercise price that is below fair market value or is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code that fails to comply with the rules of Section 409A, can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest.

Incentive Stock Options. The grant of an incentive stock option under the 2004 Plan will not result in any federal income tax consequences to the participant or to Sonic. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and Sonic receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. Sonic is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. Sonic, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as Sonic withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an incentive stock option is amended in certain respects, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code. An option subject to Section 409A of the Code that fails to comply with the rules of Section 409A, can result in the acceleration of income recognition, an additional 20% tax obligation, plus potential penalties and interest. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. Sonic is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as Sonic withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. Sonic does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights. Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. Sonic will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as Sonic withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. Sonic will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as Sonic withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Dividends. Recipients of share-based awards that earn dividends will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. Sonic is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as Sonic withholds the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

Amended Plan Benefits

Because grants under the 2004 Plan are subject to the discretion of the Compensation Committee, awards under the 2004 Plan that will be made for the upcoming year are undeterminable.

Equity Awards

The following table discloses the equity awards granted to the persons or groups specified below under the 2004 Plan and outstanding as of June 30, 2010. The level of historical awards may not necessarily be indicative of the level of future awards.

2004 Equity Compensation Plan

Name	Total Grants
David C. Habiger	1,125,000
Paul F. Norris	1,750
A. Clay Leighton	—
Mark Ely	12,500
Matthew S. DiMaria	—
Executive officers as a group (5 persons)	139,250
Non-employee directors as a group (5 persons)	—
Non-executive officer employees as a group	1,248,440

The Sonic Board of Directors unanimously recommends a vote FOR approval of the amendment and restatement of the 2004 Equity Compensation Plan (Proposal 3).

Proposal 4.    Election of Directors

Sonic’s bylaws currently provide for a Board consisting of not less than five nor more than seven directors. The number of directors is presently fixed at five. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the five nominees for re-election named below, all of whom are presently directors of Sonic. If any nominee is unable or declines to serve as a director at the time of the Sonic annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and until his successor has been elected and qualified.

The name of and certain other information regarding each nominee for re-election is set forth in the table below. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he should be re-nominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Sonic and the Board, as demonstrated by the nominee’s past service. All nominees also have extensive management experience in complex organizations.

Name	Age	Position
Robert J. Doris	56	Chairman of the Board of Directors
Mary C. Sauer	56	Director & Secretary
Robert M. Greber	71	Director
Peter J. Marguglio	63	Director
R. Warren Langley	66	Director

Mr. Doris is married to Ms. Sauer. There are no other family relationships between any director and executive officer of Sonic.

Robert J. Doris. Mr. Doris co-founded Sonic in 1986 and has served as Chairman of the Board since 1986, as Chief Executive Officer from 1986 to September 2005, and as President from 1986 to April 2005. In September 2005, Mr. Doris became the non-executive Chairman of the Board, and all services performed by Mr. Doris since that time have been in his capacity as a Board member. Prior to 1986, Mr. Doris held the positions of President of The Droid Works, a subsidiary of Lucasfilm Ltd., Vice President of Lucasfilm, and General Manager of the Lucasfilm Computer Division. Mr. Doris received B.A., J.D. and M.B.A. degrees from Harvard University.

As a co-founder of Sonic and its former President and Chief Executive Officer, Mr. Doris is highly knowledgeable regarding Sonic’s technology, finances and strategy. The Nominating Committee believes that Mr. Doris’s strategic vision and his broad understanding of Sonic’s business, technology and the industries in which Sonic operates, together with his business, legal and Hollywood background, provides him with a unique set of skills that enable him to provide valuable contributions to Sonic’s Board of Directors.

Mary C. Sauer. Ms. Sauer co-founded Sonic in 1986 and served as a vice president from 1986 to September 26, 2005, including as Senior Vice President of Marketing and Sales from February 1993 to September, 2005, and has served as a director from 1986 until the present. Since September 2005, all services performed by Ms. Sauer have been in her capacity as a Board member. Since December 2009, Ms. Sauer has been a member of the Board of Directors of YesVideo, Inc., a private corporation in which Sonic holds a minority equity interest. Prior to 1986, Ms. Sauer was Vice President of Marketing for The Droid Works, and prior to joining The Droid Works, Ms. Sauer was Director of Marketing for the Lucasfilm Computer Division. Ms. Sauer received a B.F.A. from Washington University in St. Louis and an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania.

As a co-founder of Sonic and its former Senior Vice President of Marketing and Sales, Ms. Sauer is also deeply knowledgeable about all aspects of Sonic’s business, technologies and strategy. The Nominating Committee believes that Ms. Sauer’s experience with Sonic’s strategic and contractual initiatives, as well as her business and premium content background, uniquely qualify her to provide valuable contributions to Sonic’s Board of Directors.

Robert M. Greber. Mr. Greber has served as a director of Sonic since August 1993. Mr. Greber served as President and Chief Operating Officer of The Pacific Stock Exchange from 1990 to 1995. From 1996, until his retirement in 1999, Mr. Greber was Chairman and Chief Executive Officer of The Pacific Stock Exchange. From 1985 to 1987, Mr. Greber was President and Chief Executive Officer of Diagnostic Networks, Inc., a network of Magnetic Resonance Imaging Centers which was merged into NMR America in 1987. From 1982 to 1985, Mr. Greber was President and Chief Executive Officer of Lucasfilm Ltd, and from 1980 to 1982, Mr. Greber was Chief Financial Officer and Chief Accounting Officer of Lucasfilm Ltd. Before joining Lucasfilm, Mr. Greber was associated with the firm of Merrill Lynch where he was Vice President and Manager of the Los Angeles Institutional Office. Mr. Greber holds a B.S. in Finance from Temple University.

The Nominating Committee believes that Mr. Greber brings important operational and financial skills to the Sonic Board of Directors and Audit Committee, in which role he has been designated as an audit committee financial expert pursuant to applicable SEC rules. In addition to Mr. Greber’s financial skills and qualifications, the Nominating Committee believes that Mr. Greber’s prior roles as the president, chief executive officer, chief operating officer, chief financial officer and chief accounting officer for multiple other companies gives him valuable and broad experience in a variety of executive positions, enabling him to make valuable contributions to Sonic’s Board of Directors.

Peter J. Marguglio. Mr. Marguglio has served as a director of Sonic since 1986. Mr. Marguglio worked at Eatec Corporation, a software company, where he was President and a director, from 1990 and until February 19, 2008, when Eatec was sold to Agilysys, Inc. Mr. Marguglio retired in April of 2008. Prior to joining Eatec, Mr. Marguglio was President of Resource Marketing, Inc., an equipment leasing firm he founded in 1981. Mr. Marguglio holds a Mechanical Engineering degree from the University of Washington and an M.B.A. degree from Stanford University.

The Nominating Committee believes that Mr. Marguglio brings important operational skills to the Sonic Board of Directors and Audit Committee. In addition to Mr. Marguglio’s operational skills and qualifications, the Nominating Committee believes that Mr. Marguglio’s experience in the software industry and executive management of multiple companies provides him with insight and experience that enables him to make valuable contributions to Sonic’s Board of Directors.

R. Warren Langley. Mr. Langley has served as a director of Sonic since 2001. Mr. Langley has been a consultant and the Managing Principal of the GuruWizard Fund, LLC, a venture capital firm that emphasizes social investing, since 2000. Beginning in 2007, Mr. Langley has served on the Board of Advisors of Matlock Capital, LLC, an options trading firm based in Chicago, becoming Chairman of the Board in January 2010. From October 2007 through February 2008, Mr. Langley served on the Board of Advisors of Sun Trading LLC, a privately held partnership, and since February 2008 he has served on the Board of Directors of Sun Trading. From 2003 through June 2009, Mr. Langley served as a director of Trampoline Systems Ltd., a provider of social analytic software in London, England. From 1996 until 1999, Mr. Langley served as President and Chief Operating Officer of The Pacific Stock Exchange. From 1987 to 1998, he was a Principal and Chief Operating Officer of Hull Trading, a proprietary derivatives trading firm. Mr. Langley has also worked as Director of Operations Research and Industrial Engineering at United Airlines and in several capacities in the software, energy, and defense consulting industries after serving in the United States Air Force for 15 years. Mr. Langley holds a B.S. degree in Engineering Science from the United States Air Force Academy, an S.M. degree in Astronautical Engineering from Massachusetts Institute of Technology, and a Ph.D. in Operations Research from Georgia Institute of Technology.

The Nominating Committee believes that Mr. Langley brings broad experience, knowledge of the software industry, and financial skills to the Sonic Board of Directors and Audit Committee. Mr. Langley has advised a wide range of small and large businesses, has been a key executive leader of numerous companies, and has worked extensively in the financial industry, providing him with the skills, experience and qualifications to make valuable contributions to Sonic’s Board of Directors.

The Sonic Board of Directors unanimously recommends a vote

FOR the election of the director nominees

named in this joint proxy statement/prospectus (Proposal 4).

Proposal 5. Approval	of the Adjournment or Postponement of the Sonic Annual Meeting, if Necessary, to Solicit Additional Proxies if There are not Sufficient Votes in Favor of Approval of the First Merger and the Merger Agreement

The Sonic annual meeting may be adjourned or postponed to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes at the Sonic annual meeting in favor of approval of the First Merger and the merger agreement.

The Sonic Board of Directors unanimously recommends a vote

FOR this proposal to adjourn the Sonic Annual meeting,

if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the First Merger and the merger agreement (Proposal 5).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by Sonic, and Sonic does not know of any matters to be brought before the meeting by others. While Sonic does not have a formal process for consideration of matters to be brought before the meeting, if any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

SECURITY OWNERSHIP OF CERTAIN SONIC BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Sonic’s common stock as of June 30, 2010 by: (i) each person who is known by Sonic to beneficially own more than 5% of the outstanding shares of Sonic’s common stock, (ii) each of its directors, (iii) each of its named executive officers and (iv) all directors and executive officers of Sonic as a group.

Concurrently with the execution of the merger agreement, DivX entered into stockholder voting agreements with each of Sonic’s directors and executive officers, pursuant to which, among other things, each such director and executive officer (a) agreed to vote his shares of Sonic common stock in favor of approval of the First Merger and the merger agreement and against the approval of any alternative business combination transactions at each meeting of Sonic’s shareholders during the period prior to the expiration of the Sonic shareholder voting agreement, (b) granted to DivX a proxy to vote his shares of Sonic common stock in favor of approval of the merger and the merger agreement at each meeting of Sonic’s shareholders prior to the expiration of the Sonic shareholder voting agreement and (c) subject to specified exceptions, agreed not to transfer his or her shares of Sonic common stock prior to the expiration of the Sonic shareholder voting agreement. As of the Record Date, Sonic’s directors and executive officers owned and were entitled to vote approximately     % of the outstanding shares of Sonic common stock.

Name and Address(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(2)
NorthPointe Capital, LLC(3) 101 W. Big Beaver, Suite 745 Troy, MI 48084	1,508,825	4.90%

William Blair & Company, L.L.C.(4) 222 W Adams Chicago, IL 60606	1,402,105	4.56%

Waddell & Reed Financial, Inc.(5) Waddell & Reed Financial Services, Inc. Waddell & Reed, Inc. Waddell & Reed Investment Management Company Ivy Investment Company 6300 Lamar Avenue Overland Park, KS 66202	2,314,242	7.52%

Directors and Officers
Robert J. Doris(6)	2,480,346	8.06%
Mary C. Sauer(7)	2,480,346	8.06%
Peter J. Marguglio(8)	327,960	1.07%
Robert M. Greber(9)	161,300	*
R. Warren Langley(10)	107,517	*
David C. Habiger(11)	330,875	1.08%
A. Clay Leighton(12)	538,125	1.75%
Mark Ely(13)	131,249	*
Paul F. Norris(14)	223,129	*
Matthew S. DiMaria(15)	126,959	*
All directors and executive officers as a group (10 persons)	4,427,460	14.39%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each person is c/o Sonic Solutions, 7250 Redwood Blvd., Suite 300, Novato, California 94945.
(2)

Table is based upon information supplied by directors, officers and principal shareholders. Applicable percentage ownership for each shareholder is based on 30,762,590 shares of common stock outstanding as of June 30, 2010, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities, subject to community property laws where applicable. Shares of common stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not treated as outstanding for computing the percentage ownership of any other person. Reference is also made to the description of the Voting Agreements to which each executive officer and director is a party, as described in this joint proxy statement/prospectus.

(3)	The information is based solely on Schedule 13G filed with the SEC by NorthPointe Capital, LLC on April 7, 2010.
(4)	The information is based solely on Schedule 13G filed with the SEC by William Blair & Company, L.L.C. on February 5, 2010.
(5)	The information is based solely on Schedule 13G filed with the SEC by Waddell & Reed, Inc. on February 12, 2010.
(6)

Includes 720,531 shares owned by Mr. Doris, 183,467 shares issuable upon exercise of options which will be exercisable within 60 days of June 30, 2010, 1,240,909 owned by the Doris-Sauer Revocable Trust u/a/d 5 Nov 2004, 217,995 shares owned by Ms. Sauer, and 117,444 shares issuable upon exercise of Ms. Sauer’s options which will be exercisable within 60 days of June 30, 2010. The revocable trust established by Robert Doris and Mary Sauer, husband and wife. Each of Mr. Doris and Ms. Sauer are joint trustees of the Trust and each person has the power to vote and dispose of any and all securities held by the Trust. Both Mr. Doris and Ms. Sauer disclaims beneficial ownership of the shares and options owned by the other.

(7)

Includes 217,995 shares owned by Ms. Sauer, 117,444 shares issuable upon exercise of options which will be exercisable within 60 days of June 30, 2010, 1,240,909 owned by the Doris-Sauer Revocable Trust u/a/d 5 Nov 2004, 720,531 shares owned by Mr. Doris, and 183,467 shares issuable upon exercise of Ms. Sauer’s options which will be exercisable within 60 days of June 30, 2010. The revocable trust established by Mary Sauer and Robert, wife and husband. Each of Ms. Sauer and Mr. Doris are joint trustees of the Trust and each person has the power to vote and dispose of any and all securities held by the Trust. Both Ms. Sauer and Mr. Doris disclaims beneficial ownership of the shares and options owned by the other.

(8)	Includes 162,443 shares owned by Mr. Marguglio, and 165,517 shares issuable upon exercise of options exercisable within 60 days of June 30, 2010.
(9)

Includes 10,000 shares owned by Mr. Greber, 12,500 shares owned directly by a trust whose sole trustee and beneficiary is Mr. Greber’s will and 138,800 issuable upon exercise of options exercisable within 60 days of June 30, 2010.

(10)	Includes 107,517 shares issuable upon exercise of options which will be exercisable within 60 days of June 30, 2010.
(11)	Includes 9,000 shares and 321,875 shares issuable upon exercise of options owned by the Sharon M. Habiger Revocable Trust u/a/d 17 Nov 2000.
(12)	Includes 79,500 shares owned by Mr. Leighton and 458,625 shares issuable upon exercise of options which will be exercisable within 60 days of June 30, 2010.
(13)	Includes 35,207 shares owned by Mr. Ely, 12,500 unvested RSUs which vest every six months and 83,542 shares issuable upon exercise of options which will be exercisable within 60 days of June 30, 2010.
(14)

Includes 41,337 shares owned by Mr. Norris, 1,750 unvested RSUs which vest every six months and 180,042 shares issuable upon exercise of options which will be exercisable within 60 days of June 30, 2010.

(15)	Includes 126,959 shares issuable upon exercise of options which will be exercisable within 60 days of June 30, 2010.

EXECUTIVE OFFICERS OF SONIC

The following table sets forth the name and certain background information regarding Sonic’s executive officers.

Name	Age	Position
David C. Habiger	41	Chief Executive Officer and President
A. Clay Leighton	53	Chief Operating Officer
Mark Ely	40	Executive Vice President of Strategy
Paul F. Norris	48	Executive Vice President, Chief Financial Officer and General Counsel
Matthew S. DiMaria	49	Executive Vice President, General Manager Roxio Products Group

David C. Habiger. Mr. Habiger joined Sonic in 1993 as a regional manager. From 1993 until 2000 Mr. Habiger served in a number of sales and marketing management roles at Sonic. Mr. Habiger was Senior Vice President and General Manager from 2002 to 2003 and then General Manager from 2003 to April 2005 of the Roxio Division, where he played a key role in the development of Sonic’s original equipment manufacturer and retail markets for consumer software. In April 2005, Mr. Habiger was appointed President and Chief Operating Officer. In September 2005, Mr. Habiger was appointed President and Chief Executive Officer. Mr. Habiger received a B.B.A. from St. Norbert College and an M.B.A. from the University of Chicago. He is a member of the National Association of Corporate Directors as well as the Center for Corporate Innovation.

Paul F. Norris. Mr. Norris joined Sonic in 2005 as Senior Vice President and General Counsel. In February 2008, Mr. Norris became Sonic’s Executive Vice President, Acting Chief Financial Officer and General Counsel and in October 2009, he was appointed as Sonic’s permanent Chief Financial Officer. Prior to joining Sonic, from 2000 to 2005, Mr. Norris was a partner at Steiner Norris PLLC, a law firm he co-founded in Seattle, Washington. Mr. Norris received a B.A. from Yale University and a J.D. from Harvard Law School.

A. Clay Leighton. Mr. Leighton joined Sonic in 1993 as Vice President of Finance. In 1999, Mr. Leighton was named Senior Vice President of Worldwide Operations and Finance and Chief Financial Officer. In September 2005, Mr. Leighton was named Executive Vice President and Chief Financial Officer. In February 2008, Mr. Leighton was named Executive Vice President and Chief Operating Officer. Prior to joining Sonic, from 1990 to 1992, he was Vice President, Finance and Chief Financial Officer for RESNA Industries Inc., an environmental services firm. From 1988 to 1989 he was Vice President, Finance and Chief Financial Officer for Command Data Systems, a software company specializing in software for the public safety market. Previously, Mr. Leighton worked as strategy consultant for the Boston Consulting Group. Mr. Leighton received a B.A. from Wesleyan University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Mark Ely. Mr. Ely joined Sonic in 1992 as a Customer Service Representative. Over the years, Mr. Ely was promoted to Product Marketing Manager, Director of Marketing, General Manager Desktop Products and, in 2004, Senior Vice President of Strategic Planning. In September 2005, Mr. Ely was named Executive Vice President of Strategy. Mr. Ely received a B.A. from Middlebury College and an M.B.A. from the UCLA Anderson School of Management.

Matthew S. DiMaria. Mr. DiMaria joined Sonic in 2007 as Chief Marketing Officer. Mr. DiMaria assumed the position of Executive Vice President and General Manager of the Roxio Products Group in October 2009. Prior to joining Sonic, Mr. DiMaria served as Senior Vice President of Worldwide Marketing at Serena Software from 2005 to 2007. From 2001 to 2005, he served as Senior Vice President of Marketing and Business Development for Everypath Inc. Earlier in his career, Mr. DiMaria held executive positions with Symantec Corporation and ASK Computer Systems. He obtained his BS degree in Information Systems Management from the University of Maryland.

SONIC CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

The Board of Directors of Sonic held a total of seven meetings during the fiscal year ended March 31, 2010, and each director participated in 100% of the total number of meetings of the Board and all meetings of committees of the Board, if any, upon which such director served. The members of the Audit Committee meet separately on a regular basis without any non-independent members of the Board or members of management present. The chairman of the Audit Committee acts as the chairman of such meetings of the independent directors.

The current committee arrangement, whereby all independent directors serve on the Audit Committee, Compensation Committee and Nominating Committees, derives from the fact that the size of the Board is relatively small, all independent directors have significant experience in operating companies of approximately Sonic’s size, all independent directors are financially sophisticated, and all independent directors have evidenced willingness to devote time and attention to the Board and Board committee activities. In the future, depending on possible changes in the size and composition of the Board, the Board may vary its current practices relative to Board committees. For example, the Board may in the future not designate all of the independent directors to serve on the Audit Committee, and it may specifically appoint certain directors to serve on the Compensation and Nominating Committees rather than have all the same individuals serve on the Audit, Compensation and Nominating Committees.

The composition and authority of each committee are summarized below.

Audit Committee

Messrs. Marguglio, Greber and Langley serve on the Audit Committee, with Mr. Greber serving as chairman. After considering transactions and relationships between each member of the Audit Committee or his immediate family and Sonic and its subsidiaries, and reviewing the qualifications of the members of the Audit Committee, the Board determined that all current members of the Audit Committee are (a) “Independent” as that term is defined in Section 10A of the Exchange Act; (b) “Independent” as that term is defined in Rule 4200 of Nasdaq’s Marketplace Rules; and (c) financially literate. Sonic’s Board also determined that Mr. Greber qualifies as an “Audit Committee Financial Expert,” as defined by the applicable rules of the Exchange Act, based upon his role as Chief Financial Officer of The Pacific Stock Exchange, as well as his business experience developed through, among other things, his association with The Pacific Stock Exchange in various additional capacities, including Chairman, Chief Executive Officer and Chief Operating Officer, and his position as Chief Executive Officer of Diagnostic Network, Inc. In these capacities, Mr. Greber acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an Audit Committee Financial Expert.

The Audit Committee, pursuant to its charter, is directly responsible for the appointment, compensation, retention and oversight of Sonic’s independent auditors. In addition, the Audit Committee is responsible for approving the audit and non-audit services performed by the independent auditors, consulting with the independent auditors about the scope of the audit and reviewing with them the results of their examination as well as reviewing Sonic’s financial control procedures and personnel. The Audit Committee also has established procedures for (a) the receipt, retention and treatment of complaints received by Sonic regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by Sonic’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee held five meetings during the fiscal year ended March 31, 2010.

During fiscal year 2010, the Board adopted changes to the charter of the Audit Committee, clarifying the role of the chairman of the Audit Committee. More specifically, under the revised charter, the Audit Committee chairman is to: (a) advise the Chairman of the Board as to an appropriate schedule of Board meetings and provide input as to the preparation of agendas for Board and Committee meetings; (b) advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from Sonic’s management that is necessary for the independent directors to effectively and responsibly perform their duties; (c) act as a principal liaison between independent directors and the Chairman of the Board on sensitive issues; and (d) conduct executive sessions, when appropriate, to discuss matters among the independent directors, including matters relating to Sonic beyond the scope of the Audit Committee charter. The Audit Committee charter is attached to this joint proxy statement/prospectus as Annex J.

Compensation Committee

The Compensation Committee is composed entirely of independent directors, namely, Messrs. Marguglio, Greber and Langley, with Mr. Greber serving as chairman, and operates under a written charter adopted by the Board. The Compensation Committee charter was filed as Appendix B to Sonic’s definitive proxy statement filed with the SEC on May 19, 2008. Pursuant to the charter, the Compensation Committee’s functions include assisting the Board in determining the compensation for Sonic’s executive officers, including its Chief Executive Officer, administering certain aspects of Sonic’s stock option plans, and assisting the Board in other matters as appropriate. During the fiscal year ended March 31, 2010, the Compensation Committee held six meetings.

Nominating Committee

In September 2005, Sonic’s Board also appointed a Nominating Committee and adopted the Charter of the Nominating Committee of Sonic. The Nominating Committee is composed entirely of independent directors, namely, Messrs. Marguglio, Greber and Langley, with Mr. Greber serving as chairman. The Nominating Committee Charter is filed as Appendix C to Sonic’s definitive proxy statement filed with the SEC on May 19, 2008. Pursuant to the charter, the Nominating Committee’s functions include assisting the Board in monitoring the size and composition of the Board; considering and making recommendations to the Board with respect to the nominations or elections of directors; and assisting the Board in other duties as the Board shall from time to time prescribe. During the fiscal year ended March 31, 2010, the Nominating Committee held two meetings.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, Messrs. Marguglio, Greber and Langley served as members of the Compensation Committee. During fiscal year 2010, no executive officer of Sonic served as: (a) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee of Sonic; (b) a director of another entity, one of whose executive officers served on the Compensation Committee of Sonic; or (c) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as a director of Sonic.

Director Independence

Sonic’s Board has determined that Messrs. Greber, Langley and Marguglio, are “Independent Directors” as that term is defined in Rule 5605(a)(2) of Nasdaq’s Marketplace Rules. In making this determination, the Board considered transactions and relationships between each director or his immediate family and Sonic and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined, based on its understanding of such transactions and relationships, that these non-employee directors are independent and, therefore, a majority of the members of the Board are independent as defined by applicable Nasdaq rules.

Board Leadership Structure and Role in Risk Oversight

As a part of its oversight function, the Sonic Board of Directors monitors how management operates, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Sonic Board of Directors considers, among other things, the risks and vulnerabilities that Sonic faces. The Audit Committee considers risk issues associated with Sonic’s overall financial reporting and disclosure process and legal compliance. In addition to its regularly scheduled meetings, the Audit

Committee meets with the independent registered public accounting firm in periodic executive sessions as determined from time to time by the Audit Committee, and the Audit Committee chairman meets regularly with Sonic’s CFO/General Counsel regularly to discuss operations and risks.

Communications with the Board

Sonic’s Board believes that full and open communication between shareholders and members of the Board is in Sonic’s best interests and the best interests of its shareholders. Shareholders may contact any director or committee of the Board by writing to Sonic’s Secretary, c/o Sonic Solutions, 7250 Redwood Blvd., Suite 300, Novato, California 94945, or via fax to (415) 893-7011. Sonic’s Secretary will determine the extent to which such shareholder communications should be disseminated to members of the Board and what response, if any, should be made to such communications. Generally, communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that are considered to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances or matters as to which Sonic has already received substantially similar communications. Comments or complaints relating to Sonic’s accounting, internal accounting controls or auditing matters may be referred directly to the Audit Committee by writing to the Chairman of the Audit Committee, c/o Sonic Solutions, 7250 Redwood Blvd., Suite 300, Novato, California 94945.

Policies Governing Director Nominations and other Shareholder Proposals

Director Qualifications and Process for Identifying and Evaluating Director Nominees

The Nominating Committee has not established any special qualifications or minimum criteria for a director nominee, or any specific required qualities or skills. In considering a candidate, the Nominating Committee will consider the entirety of such candidate’s credentials and other qualifications necessary to meet any requirements under the rules and regulations applicable to Sonic. The Nominating Committee will consider a potential candidate’s experience, areas of expertise and other factors, including diversity, relative to the overall composition of the Board. While there is no formal policy with regard to diversity, when considering candidates as potential members of Sonic’s Board, the Nominating Committee considers the specific experience, qualifications, attributes and skills of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board. The goal of the Nominating Committee is to select candidates that have complementary and diverse perspectives, which together contribute to the Board’s effectiveness as a whole. The primary consideration is to identify candidates that will best fulfill the Board’s and Sonic’s needs at the time of the search. Therefore, the Nominating Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

No consultants or search firms were used for the slate of director nominees at the Sonic annual meeting since all directors nominated are for re-election, and, accordingly, no fees were paid to consultants or search firms in the past fiscal year.

Pursuant to the merger agreement, Sonic has offered to              and             , two current directors of DivX, to elect each of them to serve on the Sonic Board of Directors after the consummation of the First Merger, and to take all actions necessary to cause each accepting director to join the Board of Directors of Sonic in accordance with such offers.

Procedures for Recommendation of Nominees by Shareholders

Sonic currently expects to hold its annual meeting for 2011 in the fourth calendar quarter of 2011. With respect to recommendations of director nominee(s) for the 2011 annual meeting, a shareholder must submit the following relevant information in writing to the attention of Sonic’s Secretary at Sonic’s principal executive offices not less than 120 days nor more than 180 days prior to the date on which Sonic mailed its proxy materials for the previous year’s annual meeting: (1) the name, age, business and residence addresses of the prospective candidate; (2) a brief biographical description of the prospective candidate, including employment history for the past five years, and a statement of the qualifications of the prospective candidate; (3) the number of shares of

Sonic’s common stock, if any, that are beneficially owned by the prospective candidate; (4) a description of all arrangements or understandings between the shareholder and the prospective candidate pursuant to which the nomination is to be made by the shareholder if the shareholder and the prospective candidate are different individuals; (5) the candidate’s signed consent to serve as a director if elected and to be named in Sonic’s proxy statement; and (6) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act. Once Sonic’s Board receives the shareholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist it in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Sonic’s proxy statement or other regulatory filings, if nominated.

Sonic’s Nominating Committee will not evaluate candidates based on who has made the proposal. The Nominating Committee will consider candidates from any reasonable source, including shareholder recommendations.

For the Sonic annual meeting, Sonic did not receive a director nominee recommendation from any shareholder or group of shareholders.

Procedure for Submission of Shareholder Proposals

Sonic currently expects to hold its annual meeting for 2011 in the fourth calendar quarter of 2011. The Board will consider shareholder proposals properly submitted to Sonic, including recommendations of qualified director nominee(s), in accordance with the procedures set forth below. In order to have a proposal considered for the 2011 annual meeting, a shareholder must submit its proposal and other relevant information in writing to the attention of Sonic’s Secretary at its principal executive offices not less than 90 days or more than 150 days prior to the date of the annual meeting. The shareholder must submit the following relevant information: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and address, as they appear on Sonic’s books, of the shareholder proposing such business; (3) the number of shares of Sonic’s common stock which are beneficially owned by the shareholder; (4) any material interest of the shareholder in such business; and (5) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act, in the shareholder’s capacity as a proponent of the proposal.

Director Attendance at Annual Meeting of Shareholders

The Board’s policy with regard to director attendance at annual meeting of shareholders is that attendance is not required but members, if practicable and time permits, are encouraged to attend. All five directors attended Sonic’s 2009 annual meeting of shareholders.

Code of Business Conduct and Ethics

Sonic’s Code of Business Conduct and Ethics covers all employees, officers and directors, including Sonic’s principal executive, financial and accounting officers. A copy of Sonic’s Code of Business Conduct and Ethics can be found on its website, www.sonic.com. Any amendments to Sonic’s Code of Business Conduct and Ethics will be posted on Sonic’s website. Sonic’s website is not incorporated into or part of this joint proxy statement/prospectus.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Sonic’s directors and executive officers, and persons who own more than 10% of its common stock, to file reports of ownership and reports of changes in ownership of Sonic’s common stock with the SEC. Executive officers, directors and owners of greater than 10% of its stock are required by SEC regulations to furnish Sonic with copies of all Section 16(a) reports they file.

Based solely upon a review of the filings, in respect of the fiscal year ended March 31, 2010, furnished pursuant to Rule 16a-3(e) promulgated under the Exchange Act or advice that no filings were required, Sonic is not aware of any late Section 16(a) filings for such fiscal year.

AUDIT COMMITTEE REPORT OF SONIC

Notwithstanding anything to the contrary set forth in any of Sonic’s previous filings under the Securities Act or the Exchange Act, that might incorporate future filings, including this joint proxy statement/prospectus, with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The Audit Committee reviewed and discussed with both management of Sonic and Armanino McKenna LLP, Sonic’s independent registered public accounting firm (“Armanino”), the audited financial statements included in Sonic’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010. The Audit Committee has also discussed the matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance) with the representatives of Armanino. Armanino has provided a written disclosure to the Audit Committee in compliance with Independence Standards Board No. 1 (Independence Discussions with Audit Committees).

Based on the review of the audited consolidated financial statements for the year ended March 31, 2010 and the discussions among the Audit Committee, Sonic’s management and Armanino set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended March 31, 2010 be included in Sonic’s Annual Report on Form 10-K, as filed with the SEC on June 4, 2010, and to be included in Sonic’s Annual Report to Shareholders as part of this joint proxy statement/prospectus.

The Audit Committee acts under an amended and restated written charter adopted and approved by Sonic’s Board.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Sonic’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of Sonic’s annual financial statements to GAAP.

Submitted by the Audit Committee:

Robert M. Greber

Peter J. Marguglio

R. Warren Langley

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF SONIC

The Audit Committee of the Board of Directors has selected the firm of Armanino McKenna LLP, an independent registered accounting firm (“Armanino”), to serve as independent auditors for the fiscal year ended March 31, 2011. A representative of Armanino is expected to be present at the Sonic annual meeting, will be given an opportunity to make a statement at the meeting if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth the fees billed to Sonic for the fiscal year ended March 31, 2010 (the first year of Armanino’s engagement) for professional services rendered by Armanino (in thousands):

Year Ended March 31, 2010
Audit fees(1)	$557
Audit related fees(2)	30
Tax fees(3)	5
All other fees(4)	—

Total fees	$593

(1)

Audit fees are for professional services for audit of Sonic’s financial statements and its internal controls over financial reporting, the reviews of its interim financial statements included in its quarterly reports on Form 10-Q for the second and third quarter of fiscal 2010.

(2)	Audit-related fees are for assurance and related services and review of other SEC filings by that are reasonably related to the performance of the audit or review of Sonic’s financial statements.
(3)	Tax fees are for professional services with respect to tax compliance, tax advice and tax planning.
(4)	All other fees are for permissible work that does not fall within any of the other fee categories above.
(5)

All audit fees are approved by the Board of Directors. For the fiscal year ended March 31, 2008 and March 31, 2009, BDO USA, LLP (formerly known as BDO Seidman, LLP) (“BDO”) served as Sonic’s independent accounting firm. As discussed below, Sonic discharged BDO and appointed Armanino McKenna, LLP as its new independent accounting firm for the fiscal year ended March 31, 2010.

Change in Independent Public Accounting Firm

On September 28, 2009, Sonic, upon the recommendation and approval of its audit committee, formally dismissed BDO as its independent registered public accounting firm. In connection with that dismissal, Sonic engaged Armanino to be its new independent registered public accounting firm, effective immediately, subject to Armanino’s normal client acceptance processes.

In connection with the audits of the Sonic’s financial statements for its last fiscal years ended March 31, 2009 and March 31, 2008 and in the subsequent interim period through June 30, 2009 (the “Period”), there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BDO would have caused it to make reference to the matter of the disagreement in connection with its report. The reports on the financial statements prepared by BDO for the Relevant Period did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Relevant Period, Armanino was not consulted on any matter relating to either (a) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Sonic’s financial statements, or (b) any disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to such Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Pre-Approval Policy of Services Provided by Independent Auditor

Under the Sarbanes-Oxley Act, all audit and non-audit services performed by Armanino must be approved in advance by Sonic’s Audit Committee to assure that such services do not impair the auditors’ independence from Sonic. In accordance with its pre-approval policies and procedures, during the fiscal year ended March 31, 2010, Sonic’s Audit Committee pre-approved all audit and permitted non-audit services prior to their performance by Armanino.

SONIC EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Core Compensation Philosophy

Sonic’s compensation philosophy is to pay its executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to Sonic, while providing incentives to achieve its business and financial objectives. Sonic’s principal objectives for its executive compensation program include the following:

•	to provide competitive salary and total compensation packages that attract, retain, and motivate highly qualified key employees who can be instrumental to Sonic’s long-term success;

•	to emphasize sustained performance by aligning rewards with shareholder interests; and

•	to motivate executives and employees to achieve Sonic’s annual and long-term business goals and encourage behavior toward the fulfillment of those objectives without incurring excessive risk.

The Compensation Committee, which consists entirely of independent Board members, controls the executive compensation program for Sonic’s executive officers covered by the disclosure requirements for executive compensation in Item 402(c) of Regulation S-K.

Fiscal Year 2010 Highlights

Certain specific areas to note regarding compensation matters in fiscal year 2010 included:

•

in September 2009, the Board adopted a recoupment or “clawback” policy under which, in the event of a restatement of Sonic’s audited financial statements involving executive officer misconduct, a committee of the Board, excluding participation of any officer(s) whose conduct is under review, will consider whether the executive officer engaged in intentional financial accounting misconduct, and if so, the responsible person(s) shall disgorge any net option exercise profits or cash bonuses attributable to the intentional misconduct;

•	in March 2010, the Board terminated and cancelled Sonic’s 2005 Stock Incentive Plan (Non-U.S. Employees) and 2004 Stock Incentive Plan (without impacting previously made grants under such Plans); and

•	no executive officer received an increase in base salary during fiscal 2010.

Elements of Sonic’s Compensation Program

Sonic’s executive compensation program consists of the following:

•	base salary;

•	bonus compensation;

•	long-term equity incentives; and

•	health and other benefits available to all Company employees.

Sonic does not have a formulaic method for weighting the different elements of compensation or for allocating between long-term and short-term compensation or between cash and non-cash compensation, has not engaged compensation consultants in connection with executive compensation, and does not benchmark its executive compensation against that of other companies. Sonic considers and makes executive compensation decisions annually, typically at the Board meeting immediately following Sonic’s annual shareholder meeting. Although objective factors, such as Company performance and competitive compensation practices, influence Sonic’s executive compensation decisions, more subjective individual considerations also impact compensation decisions. For example, the Compensation Committee may take into account individual job performance, experience, retention concerns, and an executive’s ability to impact future results for Sonic.

Base Salary

Sonic’s Board sets base salaries for Sonic’s executive officers annually based on input provided by the Compensation Committee. Sonic’s Compensation Committee and Board determine the base salaries of Sonic’s executive officers annually by subjectively evaluating the responsibilities and strategic importance of their positions, as well as the experience, skills and performance of each individual. The amount of each executive’s salary is determined based on a number of factors including:

•	an assessment of individual contribution as judged by the CEO (other than with respect to his own salary), as well as the Compensation Committee and/or Board;

•	the relationship to the salaries of other executives at Sonic and at comparable companies; and

•	Sonic’s overall financial results.

In October 2009, at its meeting immediately after Sonic’s fiscal year 2009 shareholder meeting, the Board and Compensation Committee established the following base salaries for Sonic’s executive officers:

Executive Officer	October 2009 Base Salary ($)	Percentage Change from Prior Salary (%)
David C. Habiger(1)	350,000	0
Paul F. Norris(2)	300,000	0
A. Clay Leighton(3)	300,000	0
Mark Ely(4)	300,000	0
Matthew S. DiMaria(5)	250,000	0

(1)	Mr. Habiger’s base salary has not been changed since he assumed the position of President and Chief Executive Officer in September 2005.
(2)	Mr. Norris’s base salary has not been changed since he assumed the position of Executive Vice President, Acting CFO and General Counsel in February 2008.
(3)

Except as described in the next sentence, Mr. Leighton’s base salary has not been changed since September 2005. From May 2008 to January 2009, Mr. Leighton voluntarily agreed to reduce this base salary by $45,888 in connection with re-priced stock options due to Sonic’s stock option review during fiscal year 2008.

(4)	Mr. Ely’s base salary has not been changed since he assumed the position of Executive Vice President, Strategy, in September 2005.
(5)	Mr. DiMaria first became an executive officer in October 2009.

Due to the difficult economic environment and Sonic’s decision to freeze the salaries of most of its non-executive employees in 2008, the Compensation Committee and Board did not grant any salary increases to executive officers in 2009, although it did take note of Sonic’s improved financial and business performance during the course of the 2009 calendar year. In considering base compensation, the Compensation Committee and Board specifically considered the following factors relating to the individual executive officers:

•

Mr. Habiger continued to bear the most significant responsibility for executing on Sonic’s strategy, including the development and strengthening of its Roxio consumer products and services, and successful execution of Sonic’s premium content initiatives;

•

Mr. Norris retained responsibility for two critical positions as Sonic’s CFO and general counsel. He continued to oversee Sonic’s legal affairs, including litigation, and he managed Sonic’s accounting and compliance affairs;

•

Mr. Leighton played a pivotal role in strategically managing Sonic’s financial operations and budgeting initiatives, enabling Sonic to bring its costs in line with revenues while positioning Sonic for revenue growth and margin improvement;

•	Mr. Ely provided key strategic guidance and directed the successful integration of Sonic’s CinemaNow acquisition and its RoxioNow premium content initiative; and

•

Mr. DiMaria was responsible for managing Sonic’s Roxio Consumer Products Segment, operating the business profitably during a difficult economic environment, strengthening Sonic’s relationships with key OEMs and retail partners, expanding and improving product lines, and enabling Sonic to invest in its RoxioNow premium content initiative. The Compensation Committee and Board also noted that Mr. DiMaria, in contrast to the other executive officers, received variable compensation in the form of Management by Objective (“MBO”) pay.

Taking into account these factors, the Compensation Committee and Board concluded that the relative mix of base salaries among the executive officers was appropriate, as it offered fair compensation and recognized responsibilities, experience, skills and performance of each individual. The Compensation Committee and Board further continued to feel that the relatively similar base compensation levels fostered a collegial spirit among the executive officers, increasing teamwork and leading to a collaborative and productive decision-making environment.

Bonus Compensation

Executive Bonus Plan

On September 25, 2008, the Compensation Committee recommended and the Board approved, the 2008 Executive Bonus Plan (the “Plan”), which became effective on October 1, 2008. The Plan provides for cash bonus payments to Plan participants, including the executive officers, in each fiscal quarter, unless otherwise determined by the Board (the “Performance Period”), based on performance metrics designated by the Board and dependent on the number of bonus sharing units, or points, allocated to each participant in accordance with the terms of the Plan (the “Bonus Units”). The purpose of the Plan is to increase shareholder value and the success of Sonic by (a) aligning the compensation of executive management to key financial drivers, (b) increasing the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational success, and (c) creating internal consistency and standard guidelines among the executive peer group.

For each Performance Period, the Board designates the performance metrics, the number of participants (or a range in the number of participants), the number of Bonus Units, or a range of Bonus Units, to be administered under the Plan, and the specific number of Bonus Units to be allocated to each of the executive officers. The Board may make or modify any of these determinations at any time up to the date the bonus amount is paid to participants for a particular Performance Period. For each Performance Period, Sonic’s CEO and/or Chief Operating Officer (“COO”) designate the specific non-executive officer employees who will be participants, and the specific number of Bonus Units to be allocated to each of the non-executive officer employees, provided that the total number of participants and Bonus Units must be equal to the aggregate number or within the range set by the Board. Subject to the Board’s discretion, the CEO and COO may make or modify any of these determinations at any time up to the date the bonus amount under the Plan is paid to participants for a particular Performance Period.

Since the adoption of the Plan, the Board has chosen “Adjusted EBITDA” as the performance metric to be used under the Plan, and allocated a total of 4.0% of Adjusted EBITDA to be granted under the Plan. For Plan purposes, Adjusted EBITDA is defined to be Sonic’s earnings before interest, taxes, depreciation and amortization, adjusted for amounts payable under the plan and non-recurring, non-operational and transitional cost items, and calculated in a manner that is generally consistent with Sonic’s public disclosures regarding non-GAAP financial measures, as such measures are described from time to time in Sonic’s earnings releases. If Adjusted EBITDA for a Performance Period is negative, then no amounts are paid under the Plan for that Performance Period. In addition, the Board has designated, based on its subjective judgment, that there may be a total of up to 22 participants during a Performance Period, and that the total available Bonus Units will range between 1,000 and 1,050. The Board has allocated the following Bonus Units to the individual executive officers, which resulted in executive officer compensation as set forth below during fiscal 2010:

Executive Officer	Bonus Units	Fiscal 2010 Compensation Under Plan ($)
David C. Habiger	200	56,753
Paul F. Norris	125	35,741
A. Clay Leighton	125	35,471
Mark Ely	100	28,377
Matthew S. DiMaria	100	28,377

Pending any different decisions that may be made at the Board meeting immediately following Sonic’s 2010 annual shareholder meeting, the Board has made the same Bonus unit allocations for fiscal 2011.

The Compensation Committee and Board believe that Adjusted EBITDA is a key driver of shareholder value, as it corresponds closely to the cash operating income generated from Sonic’s core operations by excluding significant non-cash operating expenses that do not arise out of core ongoing operating activities. Moreover, Sonic’s management uses Adjusted EBITDA as a primary internal metric for evaluating the performance of Sonic’s business and that of its executive officers and employees. Because of the relatively modest levels of Adjusted EBITDA generated and projected by Sonic during recent periods, the Board has not set any specific financial thresholds (other than positive Adjusted EBITDA) that must be achieved before bonuses can be awarded under the Plan.

In establishing performance metrics and making individual Bonus Unit allocations to the individual executive officers, the Compensation Committee and Board considered many of the same factors as it did with respect to base compensation, as described above. In general, the Compensation Committee and Board sought to set levels under the Plan that would provide meaningful incentives for the executive officers to focus on the overall financial success of Sonic, without providing disproportionate compensation that might encourage excessive risk-taking.

Management By Objective (MBO) Bonuses

In addition to his participation in the Plan, during fiscal year 2010, Mr. DiMaria also earned $41,250 under an individual MBO, which was originally established prior to his becoming an executive officer. Under his MBO plan, Mr. DiMaria was entitled to earn $7,500 per quarter based on the financial performance of the Roxio Consumer Products division, plus an additional unspecified amount in the fourth quarter based on the division’s performance over the course of the entire fiscal year. Mr. DiMaria received bonus payments equal to $7,500 for each of the first three quarters and the balance of his $41,250 in MBO compensation for the final quarter of fiscal year 2010. Mr. DiMaria’s MBO plan does not contain any set formulas or percentage-based mechanisms for awarding bonuses, but rather is administered based on internal financial and budgeting expectations and subjective divisional performance assessments by Sonic’s CEO and Chief Operating Officer.

Other Bonuses

From time to time, the Compensation Committee and Board may elect to award individual “spot” bonuses to executive officers based on specific facts and circumstances, including extraordinary individual contributions.

During fiscal years 2010 and 2009, the Compensation Committee and Board did not make any spot bonus awards. During fiscal year 2008, Mr. Norris and Mr. Ely were each awarded bonuses of $50,000. Mr. Norris was awarded his bonus when he assumed the position of Executive Vice President, Acting CFO and General Counsel in February 2008, and Mr. Ely was awarded his bonus in July 2007 in connection with additional responsibilities he assumed.

Equity-Based Incentives

The Compensation Committee and Board strongly believe that it is important for key employees who have primary responsibility for the management, growth, and future success of its company to have significant equity ownership interest in Sonic and to have the potential to gain financially from Sonic’s stock price increases. The interests of shareholders, executives and employees should thereby be more closely aligned. The Compensation Committee and Board seek to provide such ownership interest to executives and key employees by grants of RSUs or grants of options to purchase shares of Sonic’s common stock in the future at a price equal to fair market value at the date of grant. Sonic’s Board determines the amounts of long-term incentive awards after considering cost and dilution impact, market trends relating to long-term incentive compensation, the individual’s position with Sonic, remaining availability under its stock option plans and any other factors it deems relevant. Sonic believes the term and vesting schedule of its stock options and RSUs provide additional incentive to management to focus on long-term growth and market performance of its stock.

In October 2009, following the Board’s review of the vested and unvested long-term equity awards held by executive officers and pursuant to the Compensation Committee’s recommendation, the Board made the following option grants to executive officers:

Executive Officer	Options	Exercise Price ($)	Grant Date Fair Value (assuming fully vested) ($)
Dave C. Habiger	125,000	4.82	379,313
Paul F. Norris	65,000	4.82	197,243
A. Clay Leighton	95,000	4.82	288,278
Mark Ely	65,000	4.82	197,243
Matthew S. DiMaria	50,000	4.82	151,725

In making these grants, the Compensation Committee and Board considered many of the same factors as it did with respect to base compensation, as described above, and additionally took into account certain extraordinary efforts made by Mr. Leighton during the year as Sonic focused on regaining profitability.

Under Sonic’s stock option plans, shares of its common stock may be purchased at the option grant price. All grants must be exercised according to the provisions of Sonic’s stock option plans. Over the past three years, the minimum vesting period for options granted to executive officers has been three years. All outstanding options expire on the earlier of ten years after the date of grant or 90 days after an option holder’s termination of service with Sonic. Under Sonic’s current RSU program, the minimum vesting period has been set at four years.

Stock Ownership Guidelines

Sonic has adopted a “no margin” and “no short” rule prohibiting any officer, director or board member or employee from borrowing against Company shares and selling them short. The policy further prohibits buying or selling put or call options in Sonic’s shares, or trading in options in Sonic’s shares (except for employee stock options according to their terms).

Other Benefits

Sonic provides standard employee benefits to all of its employees, including executive officers. Benefits available to executive and non-executive employees include health insurance, vacation, disability insurance, life insurance and participation in its 401(k) plan. Sonic does not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to its executives. Sonic does not provide its executive officers with any tax gross-up payments in connection with any benefits or perquisites.

Change in Control Provisions

As further described under “Employment Agreements,” in the event of a Change in Control (as defined) the executive officers are entitled to specified percentages of their annual base salaries then in effect and the immediate vesting in all of their outstanding unvested stock options, RSUs, or other equity compensation. The change in control provisions in these agreements are designed to offer protection to these employees to recognize their many years of commitment to Sonic and its continuing success. Sonic does not provide its executive officers with any tax gross-up payments in connection with any change in control payments or benefits.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million unless the compensation is performance based. When determining amounts of equity grants to executives and employees under Sonic’s equity incentive program, the Compensation Committee considers the compensation charges associated with the grants. Beginning on April 1, 2006, Sonic began accounting for share-based compensation in accordance with the requirements of ASC 718. Under ASC 718, grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes-Merton option pricing model. The fair value of RSUs is equivalent to the market price of Sonic’s common stock on the grant date. The expense is recognized over the vesting period.

Compensation Committee Report

The members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis contained herein with Sonic’s management and, based on the review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

Submitted by the Compensation Committee:

Robert M. Greber, Chairman

R. Warren Langley

Peter J. Marguglio

Evaluation of Compensation Policies and Practices as They Relate to Risk Management

Sonic’s Compensation Committee has reviewed its compensation policies as generally applicable to Sonic employees and believes that Sonic’s policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Sonic. The Compensation Committee believes the design of Sonic’s compensation policies and programs encourage Sonic employees to focus on Sonic’s short and long-term goals. For example, while certain commissions and cash bonus plans measure results on a quarterly basis, grants of stock options and RSUs typically vest over multiple years, encouraging employees to focus on sustained stock price appreciation, and discouraging excessive risk-taking.

Summary Compensation

The following table shows for the fiscal years ended March 31, 2010, 2009 and 2008, compensation awarded to, paid to, or earned by, Sonic’s executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)(5)
David C. Habiger,	2010	350,000	—	—	379,313	56,753	—		786,066
Chief Executive Officer	2009	350,000	—	—	1,114,875	—	9,700	(6)	1,474,575
	2008	350,000	—	—	—	—	12,250		362,250

Paul F. Norris	2010	300,000	—	—	197,243	35,471	1,705		534,419
Executive Vice President, Chief Financial Officer and General Counsel	2009	300,000	—	—	444,277	—	7,050	(6)	751,327
	2008	259,615	50,000	—	—	—	7,400		317,015

A. Clay Leighton(7)	2010	300,000	—	—	288,278	35,471	—		623,749
Chief Operating Officer	2009	254,112	—	—	678,215	—	10,200	(6)	942,527
	2008	300,000	—	—	—	—	18,000		318,000

Mark Ely	2010	300,000	—	—	197,243	28,377	440		526,060
Executive Vice President of Strategy	2009	300,000	—	344,500	69,675	—	12,289	(6)	726,464
	2008	300,000	50,000	—	—	—	1,000		351,000

Matthew S. DiMaria(8)	2010	250,000	—	—	151,725	69,627	—		471,352
Executive Vice President and General Manager of Roxio Product Group

(1)

The amount in this column represents the aggregate grant date fair value of RSUs computed and does not reflect compensation actually received by the executive officers. Sonic did not issue any stock awards containing performance conditions. No stock awards were issued during fiscal years 2010 or 2008. See Note 4, “Shareholders’ Equity,” to the Consolidated Financial Statements included in Sonic’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (the “Sonic FY 2010 Form 10-K”) incorporated by reference into this joint proxy statement/prospectus, for the assumptions used by Sonic in calculating these amounts.

(2)

The amounts in this column represent the aggregate grant date fair value of stock option awards computed and do not reflect compensation actually received by the executive officers. Sonic did not issue any options containing performance conditions. No stock options were granted during fiscal year 2008. See Note 4, “Shareholders’ Equity,” to the Consolidated Financial Statements included in the Sonic FY 2010 Form 10-K incorporated by reference into this joint proxy statement/prospectus, for the assumptions used by Sonic in calculating these amounts.

(3)

The amounts in this column consist of cash earned during fiscal year 2010 under the 2008 Executive Bonus Plan, which is described in more detail in “—Compensation Discussion and Analysis—Elements of Compensation—Bonus Compensation.” Additional amounts paid to Mr. DiMaria under this heading were under his management by object (MBO) plan.

(4)	The amounts in this column consist of matching contributions made under Sonic’s 401(k) plan and gym reimbursements made during fiscal years 2010, 2009 and 2008.

(5)

Total compensation includes cash and non-cash elements. The most significant non-cash element is the fair value of stock options and RSUs calculated on a grant date basis. These amounts do not reflect whether the recipient has actually realized a financial benefit from the awards. The following table shows the breakdown between cash and non-cash executive officer compensation for the periods indicated below:

Name	Fiscal Year	Total Compensation (including non-cash) ($)	Non-cash ($)	Cash ($)
David C. Habiger	2010	786,066	379,313	406,753
	2009	1,474,575	1,114,875	359,700
	2008	362,250	—	362,250

Paul F. Norris	2010	534,419	197,243	337,176
	2009	751,327	444,277	307,050
	2008	317,015	—	317,015

A. Clay Leighton	2010	623,749	288,278	335,471
	2009	942,527	678,215	264,312
	2008	318,000	—	318,000

Mark Ely	2010	526,060	197,243	328,817
	2009	726,464	414,175	312,289
	2008	351,000	—	351,000

Matthew S. DiMaria	2010	471,352	151,725	319,627

(6)	Other Compensation for the executive officers includes cash received for tendered options in fiscal year 2010:

Name	Shares Tendered (#)	Tender Offer Price Per Share ($)	Cash Received ($)
David C. Habiger	400,000	$0.01	$4,000

Paul F. Norris	75,000	0.02	1,500

A. Clay Leighton	100,000	0.02	2,000
	200,000	0.01	2,000

Mark Ely	40,000	0.01	400
	80,000	0.02	1,600
	4,379	0.30	1,314

(7)	From May 2008 to January 2009, Mr. Leighton voluntarily agreed to reduce his base salary by $45,888 in connection with re-priced stock options resulting from Sonic’s stock option review.
(8)

In October 2009, Mr. DiMaria became an executive officer of Sonic and assumed the position of Executive Vice President and General Manager of Roxio Products. The above figures for Mr. DiMaria reflect compensation earned during part of 2010 as a non-executive officer for Sonic.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in fiscal year 2010 to Sonic’s executive officers, including cash awards and equity awards. The stock options granted to Sonic’s executive officers in fiscal year 2010 were granted under the 2004 Equity Compensation Plan and 2000 Stock Option Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)	All Other Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards Per Share(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
David C. Habiger	10/28/2009	—	125,000	4.82	379,313
Paul F. Norris	10/28/2009	—	65,000	4.82	197,243
A. Clay Leighton	10/28/2009	—	95,000	4.82	288,278
Mark Ely	10/28/2009	—	65,000	4.82	197,243
Matthew S. DiMaria	10/28/2009	—	50,000	4.82	151,725

(1)	Grants on October 28, 2009 vest monthly over four years beginning on the date of grant. All options are subject to change in control vesting per the applicable executive officer employment agreement.
(2)

On September 25, 2008, the Board approved the 2008 Executive Bonus Plan (“Plan”). As described in more detail in “—Compensation Discussion and Analysis—Elements of Compensation—Bonus Compensation—Executive Bonus Plan,” the Plan does not currently include any threshold, target or maximum payment provisions.

(3)	The amount in this column represents the closing price of Sonic’s common stock on the date of grant.
(4)

The amounts represent share-based payments based on the grant date fair value of the option awards on the grant date utilizing the assumptions discussed Note 4, “Shareholders’ Equity,” to the Consolidated Financial Statements included in the Sonic FY 2010 Form 10-K incorporated by reference into this joint proxy statement/prospectus.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about unexercised options and unvested RSUs for each of Sonic’s executive officers as of March 31, 2010.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units Not Vested	Market Value of Shares or Units Not Vested ($)
David C. Habiger	218,750	156,250	(1)	6.89	6/12/18	—	—
	93,750	206,250	(2)	1.23	12/15/18	—	—
	13,021	111,979	(2)	4.82	10/28/19	—	—

Paul F. Norris	84,000	60,000	(1)	6.89	6/12/18	—	—
	46,875	103,125	(2)	1.23	12/15/18	—	—
	6,771	58,229	(2)	4.82	10/28/19	—	—
	—	—		—	—	3,500	32,795	(3)

A. Clay Leighton	36,608	—	(1)	1.17	10/25/11	—	—
	66,392	—	(1)	1.17	10/25/11	—	—
	48,060	—	(1)	6.33	3/11/13	—	—
	51,940	—	(1)	3.97	3/11/13	—	—
	131,250	93,750	(1)	6.89	6/12/18	—	—
	62,500	137,500	(2)	1.23	12/15/18	—	—
	9,896	85,104	(2)	4.82	10/28/19	—	—

Mark Ely	7,500	—	(2)	3.97	3/11/13	—	—
	46,875	103,125	(2)	1.23	12/15/18	—	—
	6,771	58,229	(2)	4.82	10/28/19	—	—
	—	—		—	—	18,750	175,688	(3)

Matthew S. DiMaria	81,250	18,750	(1)	6.89	6/12/18	—	—
	1,300	68,750	(2)	1.23	12/15/18	—	—
	5,208	44,792	(2)	4.82	10/28/19	—	—

(1)

Unvested options vest in equal installments monthly for three years beginning on the date of grant and expire in ten years. All options are subject to change in control vesting per the applicable executive officer’s employment agreement.

(2)

Unvested options vest in equal installments monthly for four years beginning on the date of grant and expire in ten years. All options are subject to change in control vesting per the applicable executive officer’s employment agreement.

(3)

RSU valuation was determined by multiplying the total number of shares by $9.37, the closing price of Sonic’s common stock on March 31, 2010. RSUs vest 12.5% every six months for four years after the vesting commencement date. All RSUs are subject to change in control vesting per the applicable executive officer’s employment agreement.

Options Exercised

The following provides information for each of Sonic’s executive officers, the amounts received upon exercise of options and the vesting of RSUs, during the fiscal year ended March 31, 2010 (in thousands, except share data):

	Option Awards		Stock Vested
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
David C. Habiger	—	—	—	—
Paul F. Norris	—	—	3,500	19,950
A. Clay Leighton	20,000	158,600	—	—
Mark Ely	—	—	12,500	71,250
Matthew S. DiMaria	18,250	131,086	—	—

(1)	RSU valuation was determined by multiplying the total number of shares by the closing price of Sonic’s common stock on the date of release.

Employment Agreements

Each of Sonic’s executive officers has entered into an executive employment arrangement with Sonic. The specific terms of these arrangements are set forth below in this section, and estimates of the compensation that would have been payable under these arrangements in the event of termination and change in control are set forth in “—Potential Payments upon Termination or Change in Control” below.

Mr. Habiger’s arrangement, which was approved by the Board on January 23, 2007 (the “Habiger Agreement”), provides for a base salary of $350,000, and the right to participate in any long-term or annual incentive plans maintained by Sonic for its executives. The Habiger Agreement provides that (i) if Mr. Habiger’s employment is terminated without Cause or if Mr. Habiger terminates his employment for Good Reason, unless such termination occurs within 180 days of a Change in Control, Sonic will make a lump sum payment to Mr. Habiger equal to 175% of his annual base salary at the level in effect immediately prior to his termination; and (ii) in the event of a Change in Control, all of Mr. Habiger’s outstanding unvested stock options, RSUs, or other equity compensation will immediately vest in full and Sonic will make a lump sum payment equal to 175% of his annual base salary at the level in effect at the time of the Change in Control.

Mr. Norris’s arrangement, which was approved by the Board effective February 26, 2008 (the “Norris Agreement”), provides for a base salary of $300,000, and the right to participate in any long term or annual incentive plans maintained by Sonic for its executives. The Norris Agreement provides that (i) if Mr. Norris’s employment is terminated without Cause or if Mr. Norris terminates his employment for Good Reason, unless such termination occurs within 180 days of a Change in Control, Sonic will make a lump sum payment to Mr. Norris equal to 100% of his annual base salary at the level in effect immediately prior to his termination; and (ii) in the event of a Change in Control, all of Mr. Norris’s outstanding unvested stock options, restricted stock units and other equity compensation will immediately vest in full and Sonic will make a lump sum payment to Mr. Norris equal to 100% of his annual base salary at the level in effect at the time of the Change in Control.

Mr. Leighton’s arrangement, which was approved by the Board on January 23, 2007 (the “Leighton Agreement”), provides for a base salary of $300,000, and the right to participate in any long term or annual incentive plans maintained by Sonic for its executives. The Leighton Agreement provides that (i) if Mr. Leighton’s employment is terminated without Cause or if Mr. Leighton terminates his employment for Good Reason, unless such termination occurs within 180 days of a Change in Control, Sonic will make a lump sum payment to Mr. Leighton equal to 100% of his annual base salary at the level in effect immediately prior to his termination; and (ii) in the event of a Change in Control, all of Mr. Leighton’s outstanding unvested stock options, RSUs, or other equity compensation will immediately vest in full and Sonic will make a lump sum payment equal to 100% of his annual base salary at the level in effect at the time of the Change in Control.

Mr. Ely’s arrangement, which was approved by the Board on January 23, 2007 (the “Ely Agreement”), provides for a base salary of $300,000 and the right to participate in any long term or annual incentive plans maintained by Sonic for its executives. The Ely Agreement provides that (i) if Mr. Ely’s employment is terminated without Cause or if Mr. Ely terminates his employment for Good Reason, unless such termination occurs within 180 days of a Change in Control, Sonic will make a lump sum payment to Mr. Ely equal to 100% of his annual base salary at the level in effect immediately prior to his termination; and (ii) in the event of a Change in Control, all of Mr. Ely’s outstanding unvested stock options, RSUs, or other equity compensation will immediately vest in full and Sonic will make a lump sum payment equal to 100% of his annual base salary at the level in effect at the time of the Change in Control.

Each of the above arrangements contains the following terms:

•

“Cause” is defined as (i) the executive officer’s conviction of any felony under federal or state law, or any fraud, misappropriation or embezzlement, or (ii) the executive officer’s breach of a fiduciary duty owed to Sonic or commission of a material violation of Section 4 of the applicable agreement (relating to confidential information).

•

“Good Reason” is defined to mean (i) a material adverse change in the executive officer’s position causing it to be of materially less stature or responsibility without his written consent, and such a materially adverse change shall in all events be deemed to occur if he no longer serves in his position, unless he consents in writing to such change; (ii) a reduction, without his written consent, in his level of compensation (including base salary and fringe benefits); (iii) a relocation of his principal place of employment by more than 50 miles; or (iv) failure to cure a material breach by Sonic (or its successor) of the applicable agreement within thirty (30) days after written notice to Sonic identifying such breach.

•	“Change in Control” is defined to have the same meaning as a “Corporate Transaction” under Sonic’s 2004 Equity Compensation Plan.

Mr. DiMaria’s arrangement, as reflected in his original offer letter and a Change in Control Agreement entered into on March 18, 2009 (collectively, the “DiMaria Agreement”) provides for a base salary of $250,000 and the right to participate in any long term or annual incentive plans maintained by Sonic for its executive officer. The DiMaria Agreement provides that (i) in the event of a Change in Control, all unvested stock options, restricted stock units, or other equity compensation held by Mr. DiMaria at the time of such Change in Control immediately vest in full; and (ii) if Mr. DiMaria is terminated without Cause or if he terminates his employment for Good Reason within 180 days of a Change in Control, Sonic will make a lump sum payment equal to 50% of his annual base salary at the level in effect at the time of the termination. For purposes of the DiMaria Agreement, (a) “Cause” means failure to meet performance standards, being convicted of any felony under federal or state law, any fraud, misappropriation or embezzlement, or violation of Sonic’s Proprietary Information and Inventions Agreement or Code of Business Conduct; (b) “Change in Control” means a transaction or series of related transactions that results in a sale of all or substantially all of the assets of either Sonic as a whole, or the Roxio Consumer Products segment as a unit, to a third party, the transfer of 50% or more of the outstanding voting power of Sonic to a third party, or the acquisition by a third party, by reason of any contractual arrangement or understanding with one or more persons or entities, of the right or power to appoint or cause to be appointed a majority of the directors or officers of Sonic; and (c) “Good Reason” means a material adverse change in Mr. DiMaria’s authority, duties, or responsibilities, unless Mr. DiMaria consents in writing to such change, a reduction in his level of base salary, or a relocation of his principal place of employment by more than 50 miles.

In considering the executive employment arrangements of Sonic’s executive officers, the Compensation Committee and Board determined that the “single trigger” acceleration and payment provisions were appropriate, since having the executive officers’ full attention and commitment through to the closing of a Change in Control is of paramount importance to the ultimate success of the merger.

Potential Payments upon Termination or Change in Control

The following table summarizes Sonic’s estimated cost of severance payments had the executive officer’s employment terminated without cause or if he had terminated his employment for good reason as of March 31, 2010 (in thousands):

Name	Type of Benefit	Before Change of Control	Within 6 months of Change of Control
		Termination without Cause or for Good Reason ($)	Termination without Cause or for Good Reason ($)
David C. Habiger	Severance Value(1)	612,500	612,500
	Value of accelerated options(2)	—	2,575,879
	Value of accelerated RSUs(3)	—	—

	Total Value:	612,500	3,188,379

Paul F. Norris	Severance Value(1)	300,000	300,000
	Value of accelerated options(2)	—	1,253,179
	Value of accelerated RSUs(3)	—	32,795

	Total Value:	300,000	1,585,974

A. Clay Leighton	Severance Value(1)	300,000	300,000
	Value of accelerated options(2)	—	1,775,973
	Value of accelerated RSUs(3)	—	—

	Total Value:	300,000	2,075,973

Mark Ely	Severance Value(1)	300,000	300,000
	Value of accelerated options(2)	—	886,786
	Value of accelerated RSUs(3)	—	175,688

	Total Value:	300,000	1,362,474

Matthew S. DiMaria	Severance Value(1)	125,000	125,000
	Value of accelerated options(2)	—	—
	Value of accelerated RSUs(3)	—	—

	Total Value:	125,000	125,000

(1)

See “—Employment Agreements” for a description of the material terms of each of the executive officer’s employment agreements. All salary calculations were made as of March 31, 2010, using current salary figures for each executive officer.

(2)

Represents the value of the accelerated vesting of outstanding stock options, calculated as the difference between the March 31, 2010 closing stock price of $9.37 and the exercise price for each option. See the table “Outstanding Equity Awards” above.

(3)	Represents the value of the accelerated vesting of RSUs, based on the March 31, 2010 closing stock price of $9.37.

Director Compensation

On January 23, 2007, Sonic’s Board approved the Board of Directors Compensation Policy (the “Policy”). Pursuant to the Policy, the Sonic Board reviews the annual compensation targets, including cash compensation target percentage, at each annual meeting of the Sonic Board for the “independent” Board members (each, an “Outside Director” and each Outside Director who serves as chairman of either the Board or a standing committee of the Board (each, a “Chairman”). At the June 12, 2008 Sonic Board meeting, the Sonic Board reviewed the Policy, and after considering survey information regarding industry practices and other factors, approved amendments to the Policy providing for an annual compensation target of $120,000 for each Sonic Board member and for each such member serving as Chairman of the Board or one of its standing committees, an annual compensation target equal to 125% of the annual compensation target for the non-chairman members. Under the revised Policy, the annual compensation target for all members is to be paid in equal parts cash and equity compensation, provided that in the event the annual organizational meeting of the Sonic Board is scheduled later than October 1 in any year, then, in light of the inability to calculate the next year’s annual equity compensation target percentage as contemplated under the Policy until such meeting is held, the Policy provides that effective on October 1 of that year the equity compensation target percentage shall be shall be reduced to 0% and the cash compensation target percentage shall be increased to 100%, each until the occurrence of such annual organizational meeting.

In addition, Sonic’s Board and Compensation Committee (excluding Mr. Doris and Ms. Sauer) considered the level of involvement of Mr. Doris and Ms. Sauer in providing strategic guidance to the Sonic’s executive officers and management team as well as the standard level of director compensation provided pursuant to the Board Compensation Policy and determined that Mr. Doris shall receive additional cash compensation at the rate of $37,500 per quarter and Ms. Sauer shall receive additional cash compensation at the rate of $20,000 per quarter, until such time as either Mr. Doris or Ms. Sauer report that they are no longer providing such extra involvement, or until such time as the Board directs otherwise.

The following table sets forth information regarding director compensation for fiscal 2010:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Robert J. Doris(2)(3)	217,590	74,649	292,239
Mary C. Sauer(2)(4)	134,941	59,780	194,721
Robert M. Greber(5)	75,000	74,649	149,649
Peter J. Marguglio(6)	60,000	59,780	119,780
R. Warren Langley(7)	60,000	59,780	119,780

(1)

The amounts in this column represent the aggregate grant date fair value of stock option awards. Amount does not reflect compensation actually received by the Directors. Sonic did not issue any options containing performance conditions. No stock options were granted during fiscal 2008. See Note 4, “Shareholders’ Equity,” to the Consolidated Financial Statements included in the Sonic FY 2010 Form 10-K incorporated by reference into this joint proxy statement/prospectus, for the assumptions used by Sonic in calculating these amounts.

(2)

As noted above, in addition to amounts payable pursuant to the Policy, Mr. Doris and Ms. Sauer received certain amounts in consideration of their providing advisory services to Sonic’s executive officers and management and participate in Sonic’s standard health and benefit package.

(3)	As of March 31, 2010, Mr. Doris held vested options to purchase an aggregate of 173,217 shares of Sonic’s Common Stock and held 14,350 unvested options.
(4)	As of March 31, 2010, Ms. Sauer held vested options to purchase an aggregate of 109,235 shares of Sonic’s Common Stock and held 11,492 unvested options.
(5)	As of March 31, 2010, Mr. Greber held vested options to purchase an aggregate of 131,550 shares of Sonic’s Common Stock and held 14,350 unvested options.
(6)	As of March 31, 2010, Mr. Marguglio held vested options to purchase an aggregate of 157,308 shares of Sonic’s Common Stock and held 11,492 unvested options.
(6)	As of March 31, 2010, Mr. Langley held vested options to purchase an aggregate of 99,308 shares of Sonic’s Common Stock and held 11,492 unvested options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF SONIC

Sonic has agreed to indemnify each of its directors and executive officers to the fullest extent permitted by California law. All transactions between Sonic and its officers, directors, principal shareholders and affiliates have been and will be approved by a majority of its Board, including a majority of the disinterested, non-employee directors, and have been or will be on terms no less favorable to Sonic than could be obtained from unaffiliated third parties. Sonic’s Board has no formal policies in place with respect to such review or the approval of such transactions.

DIVX SPECIAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by the DivX Board of Directors of proxies to be voted at the DivX special meeting, which is to be held at                                                              , at 10:00 a.m., Pacific time, on                      , 2010 or at any postponement or adjournment thereof. On or about                      , 2010, DivX commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Matters Scheduled for a Vote at the DivX Special Meeting

DivX stockholders will be asked to vote on the following proposals:

•

To adopt the Agreement and Plan of Merger, dated as of June 1, 2010, by and among Sonic Solutions, Siracusa Merger Corporation, Siracusa Merger LLC and DivX, Inc., as the same may be amended from time to time;

•

To approve any motion to adjourn or postpone the DivX special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the DivX special meeting to approve the proposal to adopt the merger agreement; and

•	To transact such other business as may properly come before the DivX special meeting or any adjournment or postment thereof.

The approval of the first proposal listed above is required for completion of the merger.

Recommendations of the DivX Board of Directors

The DivX Board of Directors has determined and believes that the transaction is advisable and fair to, and in the best interests of, DivX and its stockholders and has approved the merger and the merger agreement. DivX’s Board of Directors unanimously recommends that DivX stockholders vote “FOR” the proposal to adopt the merger agreement.

The DivX Board of Directors has determined and believes that the proposal to adjourn the DivX special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement is advisable to, and in the best interests of, DivX and its stockholders and has approved and adopted the proposal. Accordingly, the DivX Board of Directors unanimously recommends that DivX stockholders vote “FOR” the proposal to adjourn the DivX special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement.

DivX Record Date; Stock Entitled to Vote

Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the DivX special meeting. As of the Record Date,              shares of DivX common stock were outstanding and entitled to vote.

Quorum, Counting and Votes Required

Quorum

In order to carry on the business of the meeting, DivX must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. If the shares present, in person or by proxy, at the DivX special meeting do not constitute the required quorum, DivX may adjourn the DivX special meeting to a later date in order to obtain a quorum.

Counting Votes

Votes will be counted by the inspector of election appointed for the DivX special meeting, who will separately count “For,” “Against,” “Abstain” and broker non-votes. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name”, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Neither proposal at the DivX special meeting qualifies as “routine,” and so brokers may not vote shares absent voting instructions from the beneficial owner.

Required Vote to Approve the DivX Merger Proposal (Proposal 1 on the DivX proxy card)

Approval of DivX merger proposal (Proposal 1 on the DivX proxy card) requires the affirmative vote of the holders of a majority of the shares of DivX common stock outstanding and entitled to vote on the Record Date.

Required Vote to Approve the DivX Adjournment Proposal (Proposal 2 on the DivX proxy card)

Approval of DivX adjournment proposal (Proposal 2 on the DivX proxy card) requires the affirmative vote of the holders of a majority of the shares present and entitled to vote either in person or by proxy at the DivX special meeting.

Treatment of Abstentions and Not Voting

Abstentions will be counted towards the vote total for each proposal that requires the affirmative vote of a majority of all shares entitled to vote, and will have the same effect as votes “against” DivX Proposals 1 and 2.

Voting by DivX Directors and Executive Officers

Concurrently with the execution of the merger agreement on June 1, 2010, Sonic entered into stockholder voting agreements with each DivX director and executive officer. Pursuant to these stockholder voting agreements, among other matters, each of DivX’s directors and executive officers agreed to vote his shares of DivX common stock in favor of approval of the merger and granted to Sonic a proxy to vote his shares in favor of approval of the merger. On the Record Date, directors and executive officers of DivX owned and were entitled to vote          shares of DivX common stock (excluding shares subject to options), or approximately         % of the DivX stock outstanding on that date.

Voting of Proxies

Each stockholder is entitled to one vote for each share of DivX common stock held as of the Record Date. For each matter scheduled for a vote at the DivX special meeting, you may vote “For” or “Against” or you may “Abstain” from voting. Giving a proxy means that a DivX stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the DivX special meeting in the manner it directs. The procedures for voting are as follows:

Stockholders of Record: Shares Registered in Your Name

DivX’s transfer agent is American Stock Transfer & Trust Company. If, as of the Record Date, your shares were registered directly in your name with DivX’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the DivX special meeting or vote by proxy. Whether or not you plan to attend the meeting, DivX urges you to fill out and return the proxy card or vote by proxy by telephone or over the Internet as instructed below to ensure your vote is counted.

To vote by proxy or to authorize the voting of your shares, a DivX stockholder of record may use one of the following methods:

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card. Your vote must be received by 9:00 a.m., Pacific time, on , 2010, to be counted;

•	Via the Internet, by going to the web address www.proxyvote.com and following the instructions on the proxy card. Your vote must be received by 9:00 a.m., Pacific time on , to be counted; or

•

Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States. If your signed proxy card is received before the DivX special meeting, your proxy will be voted as you direct.

DivX requests that its stockholders complete and sign the accompanying proxy and return it to DivX as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of DivX stock represented by it will be voted at the DivX special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the DivX stock represented by the proxy will be considered a vote in favor of all matters for consideration at the DivX special meeting. Unless a DivX stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the DivX special meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your name, then you are the beneficial owner of shares held in street name and a voting instruction card is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the DivX special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the DivX special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the DivX special meeting unless you request and obtain a valid proxy from your broker or other agent.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card containing voting instructions from that organization rather than from DivX. Simply follow the voting instructions in the voting instruction card to ensure your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the DivX special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Every DivX stockholder’s vote is important. Accordingly, each DivX stockholder should sign, date and return the enclosed proxy card, or authorize the voting of its shares via the Internet or by telephone, whether or not it plans to attend the DivX special meeting in person.

Revocability of Proxies and Changes to a DivX Stockholder’s Vote

A DivX stockholder has the power to change its vote at any time before its shares are voted at the DivX special meeting by:

•	notifying DivX’s corporate secretary in writing at 4780 Eastgate Mall, San Diego, California 92121, Attention: Secretary;

•	executing and delivering a later dated proxy card or submitting a later dated authorization to vote your shares by telephone or over the Internet; or

•	voting in person at the DivX special meeting (simply attending the DivX special meeting will not, by itself, revoke your proxy).

However, if a DivX stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from DivX stockholders is made on behalf of the DivX Board of Directors. Sonic and DivX will generally share equally the cost and expenses of printing, filing, assembling and mailing this joint proxy statement/prospectus and all fees paid to the SEC. DivX will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by DivX officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

DivX has engaged the firm of Georgeson Inc. (“Georgeson”) to assist DivX in the distribution and solicitation of proxies from DivX stockholders and will pay Georgeson an estimated fee of $12,000 plus out-of-pocket expenses for its services. DivX will pay the costs of soliciting and obtaining its proxies and all other expenses related to the DivX special meeting. DivX has agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its engagement.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by the Exchange Act, a number of brokers, banks and nominees with account holders who are DivX stockholders may deliver only one copy of this joint proxy statement/prospectus to multiple stockholders residing at the same address. This is known as householding. In such circumstances, a single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by such broker, bank or nominee from one or more of the affected shareholders.

DivX will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies of this joint proxy statement/prospectus should be directed to: 4780 Eastgate Mall, San Diego, California 92121, Attention: Secretary, or by phone to (858) 882-0600.

Attending the Meeting

Subject to space availability, all DivX stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m., Pacific time.

If you are a registered shareholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the DivX special meeting, please vote your proxy but keep the admission ticket and bring it with you to the DivX special meeting.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the DivX special meeting, you need to bring a copy of a bank or brokerage statement to the DivX special meeting reflecting your stock ownership as of the Record Date.

Proposal 1.     Adoption of the Merger Agreement

For a detailed discussion of the terms and conditions of the merger, see “The Merger Agreement” beginning on page 71. As discussed in “The Merger—DivX Board of Directors’ Recommendation and Reasons for the Merger” beginning on page 42, the DivX Board of Directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, DivX and its stockholders, and approved the merger, the merger agreement and the transactions contemplated by the merger agreement.

DivX is asking its stockholders to adopt the merger agreement. The approval of the DivX merger proposal is required for completion of the merger.

The DivX Board of Directors unanimously recommends a vote FOR the adoption of the merger agreement (Proposal 1).

Proposal 2.     Approval of the Adjournment or Postponement of the DivX Special Meeting, if Necessary, to Solicit Additional Proxies if There are not Sufficient Votes in Favor of Adoption of the Merger Agreement

DivX is asking its stockholders to vote on a proposal to approve the adjournment of the DivX special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If necessary, DivX may propose to adjourn the DivX special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies.

The DivX Board of Directors unanimously recommends a vote FOR this proposal (Proposal 2) to adjourn the DivX special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Other Matters to Come Before the Meeting

As of the date of this joint proxy statement/prospectus, the DivX Board of Directors does not know of any business to be presented at the DivX special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the DivX special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

DivX has adopted a formal process related to stockholder communications with the DivX Board of Directors. DivX stockholders wishing to communicate with the DivX Board of Directors or an individual director may send a written communication to the DivX Board of Directors or such director, c/o DivX, Inc., 4780 Eastgate Mall, San Diego, California 92121, Attention: Secretary. Each communication must set forth:

•	the name and address of the DivX stockholder on whose behalf the communication is sent; and

•	the number of DivX shares that are owned beneficially by such stockholder as of the date of the communication.

Each communication will be reviewed by DivX’s corporate secretary to determine whether it is appropriate for presentation to the DivX Board of Directors or such director. Examples of inappropriate communications include advertisements and solicitations. Communications determined by DivX’s corporate secretary to be appropriate for presentation to the DivX Board of Directors or such director will be submitted to the DivX Board of Directors or such director on a periodic basis.

SECURITY OWNERSHIP OF CERTAIN DIVX BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of DivX common stock as of June 15, 2010, by (i) each person or entity who is known by DivX to own beneficially more than 5% of the outstanding shares of DivX common stock, (ii) each director of DivX, (iii) each of DivX’s named executive officers, and (iv) all directors and executive officers of DivX as a group.

Concurrently with the execution of the merger agreement, Sonic entered into stockholder voting agreements with each of DivX’s directors and executive officers, pursuant to which, among other things, each such director and executive officer (1) agreed to vote his shares of DivX common stock in favor of approval of the merger and adoption of the merger agreement and against the approval or adoption of any alternative business combination transactions at each meeting of DivX’s stockholders during the period prior to the expiration of the DivX stockholder voting agreement, (2) granted to Sonic a proxy to vote his shares of DivX common stock in favor of approval of the merger and adoption of the merger agreement at each meeting of DivX’s stockholders prior to the expiration of the DivX stockholder voting agreement, (3) agreed not to solicit proposals relating to alternative business combination transactions or enter into discussions or provide confidential information in connection with proposals for alternative business combination transactions, and (4) subject to specified exceptions, agreed not to transfer his shares of DivX common stock prior to the expiration of the DivX stockholder voting agreement. As of the Record Date, DivX’s directors and executive officers owned and were entitled to vote approximately     % of the outstanding shares of DivX common stock (excluding shares subject to options).

Name and Address(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Royce & Associates LLC and its affiliates(2)	2,015,507	6.1%
1414 Avenue of the Americas
New York, New York 10019

FMR LLC and its affiliates(3)	2,001,268	6.0%
82 Devonshire Street
Boston, Massachusetts 02109

JDS Capital Management, Inc.(4)	2,000,000	6.0%
767 Third Avenue, 32nd Floor
New York, New York 10017

Arthur J. Samberg and affiliates(5)	1,705,791	5.1%
187 Danbury Road
Wilton, CT 06897

Timothy C. Draper and affiliates(6)	1,671,016	5.0%
241 S. Figueroa Street, Suite 340
Los Angeles, California 90012

Directors and Officers
James C. Brailean, Ph.D.(7)	33,437	*
Frank Creer(8)	211,272	*
Fred Gerson(9)	72,374	*
Dan L. Halvorson(10)	380,611	1.1%
Kevin C. Hell(11)	944,918	2.8%
Christopher McGurk(12)	76,874	*
Matt Milne(13)	52,753	*
David J. Richter(14)	162,018	*
Jerome J.P Vashisht-Rota(15)	130,403	*
All executive officers and directors as a group (11 persons)(16)	2,064,660	6.2%

*	Less than 1%.

(1)

Unless otherwise indicated, the address of each listed stockholder is c/o DivX, Inc., 4780 Eastgate Mall, San Diego, California 92121. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, DivX believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,202,897 shares outstanding on June 15, 2010, adjusted as required by rules promulgated by the SEC.

(2)

Based on Amendment No. 4 to Schedule 13G filed by Royce & Associates, LLC (“Royce”) on January 25, 2010. According to the Schedule 13G filing, Royce, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole power to vote or to direct the vote and sole power to dispose or direction the disposition of 2,015,507 shares.

(3)

Based on Amendment No. 3 to Schedule 13G filed by FMR LLC on February 16, 2010. As set forth in the Schedule 13G filed by FMR, LLC, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 2,001,268 shares of DivX common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. One of such investment companies, Fidelity Low Priced Stock Fund, holds 2,000,768 shares of DivX common stock. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and certain funds (the “Funds”) each has sole power to dispose of the 2,001,268 shares owned by the Funds. As disclosed in the Schedule 13G, members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. All Series B shareholders of FMR LLC, including the Johnson family group, have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has sole voting power with respect to the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(4)	Based on Schedule 13F-HR filed February 22, 2010 filed by JDS Capital Management, Inc. (“JDS”). According to such filing, JDS has sole voting and investment power with respect to such shares.
(5)	Based on Schedule 13G filed June 4, 2010 filed by Mr. Samberg. According to such filing, includes 303,082 shares of DivX common stock held by Porridge, LLC of which Mr. Samburg is the managing member.
(6)

Based on information provided by Timothy C. Draper and affiliates and based on Amendment No. 3 to Schedule 13G filed on February 1, 2010 on behalf of Zone Venture Fund II, L.P. (“Zone Venture Fund II”), Zone Ventures Management Company II, LLC (“Zone Ventures Management”), Draper Franchise, LLC (“Draper Franchise”), Zone Venture Fund II Annex, L.P. (“Zone Annex”), the Timothy Draper Living Trust (the “Draper Living Trust”), the Jessica Draper Trust (the “Jessica Trust”), the Adam Draper Trust (the “Adam Trust”), the William Draper Trust (the “William Trust”), the Eleanor Draper Trust (the “Eleanor Trust”), (each of the William Trust, the Jessica Trust, the Adam Trust and the Eleanor Trust formed under The Draper Grandchildren’s 1999 Irrevocable Trust dated June 3, 1999) JABE LLC, Timothy C. Draper, Frank M. Creer, Melissa P. Draper, and the Draper Foundation (the “Draper Foundation”). Represents shares held by Zone Venture Fund II, Zone Annex, Zone Ventures Management, Jessica Trust, Adam Trust, William Trust, Eleanor Trust, JABE, LLC, the Draper Living Trust and the Draper Foundation. Zone Ventures Management is the general partner of Zone Venture Fund II and Zone Annex. Frank Creer, one of our directors, and Draper Franchise are the managing members of Zone Ventures Management. Timothy Draper is the managing member of Draper Franchise. Mr. Creer and Mr. Draper share voting and investment power with respect to the shares held by Zone Venture Fund II and Zone Annex. Timothy Draper is the sole trustee of each of Jessica Trust, Adam Trust, William Trust and Eleanor Trust and has sole voting and investment power with respect to the shares held by each such trust. Timothy Draper and Melissa Draper are co-trustees of the Draper Living Trust and share voting and investment power with respect to the shares held by the Draper Living Trust. Timothy Draper is a managing member of JABE, LLC and has voting and investment power with respect to the shares held by JABE, LLC. Timothy Draper is President of the Draper Foundation and has sole voting and investment power with respect to the shares held by the Draper Foundation. Each of Timothy Draper, Melissa Draper and Frank Creer disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest in these entities.

(7)	Includes options to purchase 33,437 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.
(8)

Includes shares held by Zone Venture Fund II, Zone Annex and Zone Ventures Management. Zone Ventures Management is the general partner of Zone Venture Fund II and Zone Annex. Mr. Creer is a managing director of Zone Ventures Management and shares voting and investment power with respect to the shares held by Zone Venture Fund II, Zone Annex and Zone Ventures Management. Also includes options to purchase 26,874 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.

(9)	Includes options to purchase 46,874 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.
(10)	Includes options to purchase 312,521 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.
(11)	Includes options to purchase 724,948 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.
(12)	Includes options to purchase 76,874 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.
(13)	Includes options to purchase 48,775 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.
(14)	Includes options to purchase 145,045 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.
(15)

Includes options to purchase 83,437 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010 and 28,091 shares of common stock to which Mr. Rota holds shared voting and investment power.

(16)	Includes options to purchase 1,498,785 shares of common stock which will be vested and exercisable within 60 days of June 15, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet at March 31, 2010 and the unaudited consolidated statements of operations for the year ended March 31, 2010 presented herein are based on the historical financial statements of Sonic and DivX after giving effect to Sonic’s acquisition of DivX and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements. Except for certain reclassifications, which are also described in the accompanying notes to these unaudited pro forma condensed combined financial statements, there were no adjustments to conform DivX’s accounting policies to Sonic’s accounting policies because such adjustments were considered immaterial for the respective periods presented.

The unaudited condensed combined pro forma balance sheet data assume that the merger took place on March 31, 2010 and combine Sonic’s consolidated balance sheet as of March 31, 2010 with DivX’s consolidated balance sheet as of March 31, 2010.

The unaudited pro forma condensed combined statement of operations data combine the historical consolidated statements of operations of Sonic for the year ended March 31, 2010 with the unaudited consolidated statements of operations of DivX for the twelve months ended March 31, 2010. The unaudited pro forma statement of operations data for the fiscal year ended March 31, 2010 give effect to the merger as if it occurred on April 1, 2009.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. The unaudited pro forma condensed combined financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies may incur as a result of the merger. In addition, as explained in more detail in the notes to the unaudited pro forma condensed combined financial statements, the preliminary acquisition date fair values of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements are subject to adjustment and may vary significantly from the actual amounts that will be recorded upon completion of the merger.

Sonic has not completed a full, detailed valuation analysis necessary to determine the fair values of DivX’s assets to be acquired and liabilities to be assumed. However, a preliminary valuation of certain intangible assets was performed related to developed technology and customer relationships, which include distribution and advertising service agreements as well accounts receivable, deferred revenue and assumed DivX stock awards. Accordingly, the unaudited pro forma condensed combined financial statements include only a preliminary allocation of the purchase price, which will be finalized after the closing of the merger. The unaudited pro forma condensed combined financial statements and related accompanying notes should be read in conjunction with the historical consolidated financial statements for Sonic and DivX included in their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

SONIC SOLUTIONS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of March 31, 2010
	Historical		Pro Forma Adjustments (Note 4)			Pro Forma Combined
	Sonic	DivX
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$54,536	$8,589	$—			$63,125
Short-term investments	—	126,983	(126,876)	(A	)	107
Accounts receivable, net of allowances	11,270	7,356	42,112	(B	)	60,738
Inventory	1,941	—	—			1,941
Prepaid expenses and other current assets	3,497	9,967	—			13,464
Deferred tax assets	—	1,025	(1,025)	(I	)	—

Total current assets	71,244	153,920	(85,789)			139,375
Fixed assets, net	1,670	1,895	—			3,565
Long-term investments	—	3,659	—			3,659
Long-term receivables	—	—	20,257	(B	)	20,257
Purchased and internally developed software costs, net	165		—			165
Goodwill	4,628	17,940	(7,417)	(C	)	15,151
Acquired intangibles, net	16,174	12,335	58,733	(D	)	87,242
Deferred tax assets, net	66	13,047	(13,047)	(I	)	66
Other assets	1,463	6,862	—			8,325

Total assets	$95,410	$209,658	$(27,263)			$277,805

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,892	$968	$—			$4,860
Accrued expenses and other current liabilities	21,916	10,274	17,401	(E,F	)	49,591
Deferred revenue	5,874	4,228	(3,574)	(G	)	6,528
Capital lease	123	—	—			123

Total current liabilities	31,805	15,470	13,827			61,102
Other long-term liabilities, net of current portion	889	5,234	(2,219)	(F,I	)	3,904
Deferred revenue, net of current portion	76	996	(654)	(G	)	418
Capital lease, net of current portion	37	—	—			37

Total liabilities	32,807	21,700	10,954			65,461

Total shareholders’ equity	62,603	187,958	(38,217)	(H	)	212,344

Total liabilities and shareholders’ equity	$95,410	$209,658	$(27,263)			$277,805

See notes to unaudited pro forma condensed combined financial statements.

SONIC SOLUTIONS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	As of March 31, 2010
	Historical		Pro forma Adjustments (Note 4)			Pro Forma Combined
	Sonic	DivX
	(in thousands, except per share amounts)
Net revenue	$104,345	$75,184	$(361)	(J	)	$179,168
Cost of revenue	31,856	9,465	(397)	(J	)	40,924

Gross profit	72,489	65,719	36			138,244

Operating expenses:
Marketing and sales	29,975	26,962	199	(K	)	57,136
Research and development	24,696	22,597	162	(K	)	47,455
General and administrative	17,669	22,364	6,509	(D,K	)	46,542
Litigation settlement gain	—	(9,500)	—			(9,500)
Restructuring	513	—	—			513

	72,853	62,423	6,870			142,146

Operating income (loss)	(364)	3,296	(6,834)			(3,902)
Interest income (expense), net	(71)	1,453	—			1,382
Other expense	(319)	578	—			259

Income (loss) before income taxes	(754)	5,327	(6,834)			(2,261)
Provision (benefit) for income taxes	459	2,508	(2,682)	(L	)	(285)

Net income (loss)	$(1,213)	$2,819	$(4,152)			$(2,546)

Net income (loss) per share:
Basic	$(0.04)	$0.09				$(0.06)
Diluted	$(0.04)	$0.09				$(0.06)
Shares used in computing net income (loss) per share:
Basic	27,792	32,717				44,608
Diluted	27,792	33,065				44,608

See notes to unaudited pro forma condensed combined financial statements.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Unaudited Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2010 and the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2010 are based on the historical consolidated financial statements of Sonic and DivX.

Sonic accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). Sonic allocates the purchase price of an acquired company to the net assets and liabilities acquired based upon their estimated fair values. Sonic has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the purchase price allocation period as Sonic finalizes the valuations of the net assets and liabilities. These changes could result in material variances between Sonic’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of Sonic’s consolidated results of operations or financial position that would have been reported had the merger been completed as of the dates presented. Additionally, they should not be taken as a representation of Sonic’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings, including restructuring costs, that may be achieved with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Sonic’s and DivX’s historical consolidated financial statements and accompanying notes included in each company’s respective annual reports on Form 10-K and quarterly reports on Form 10-Q.

Accounting Periods Presented

DivX’s historical year ended on December 31 and, for purposes of these unaudited pro forma condensed combined financial statements, its historical results have been aligned to more closely conform to Sonic’s March 31 year end. No pro forma adjustments were made to conform DivX’s accounting policies to Sonic’s accounting policies because such adjustments were determined to be immaterial.

The unaudited pro forma condensed combined balance sheet as of March 31, 2010 is presented as if the merger between Sonic and DivX had occurred on March 31, 2010, and combines the historical balance sheet of Sonic and DivX as of March 31, 2010.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2010 is presented as if the merger between Sonic and DivX had occurred on April 1, 2009, and combines Sonic’s historical statement of operations for the fiscal year ended March 31, 2010 with DivX’s historical statement of operations. DivX’s historical results of operations were derived by taking the historical results of operations of DivX for the year ended December 31, 2009, subtracting DivX’s results of operations for the three months ended March 31, 2009 and adding DivX’s results of operations for the three months ended March 31, 2010.

Fair Value Estimate of Stock Awards Assumed

As of July 1, 2010, DivX had approximately 4.9 million in-the-money stock awards outstanding. In accordance with the merger agreement, the conversion ratio of the number of shares to be issued for each stock award assumed was based upon a conversion ratio of 0.9741, which was calculated as the Exchange Ratio of 0.514 plus the quotient obtained by dividing the per share merger cash consideration of $3.75, by $8.15, the July 1, 2010 closing price per share of Sonic common stock, as reported on the Nasdaq Global Market.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

The share exercise price of each in-the-money DivX stock option was determined by multiplying the exercise price per share of DivX common stock of each such option by the conversion ratio of 0.9741, rounded up to the nearest whole cent.

The fair values of stock awards assumed were determined using a Black-Scholes valuation model with the following assumptions: market stock price of $8.15 weighted average expected life of between 1.2 and 4.9 years, weighted average risk-free interest rate of between 1.01% and 2.43%, and expected volatility of 87.59% and no dividend yield. The fair values of assumed unvested DivX stock awards will be recorded as operating expenses on a straight-line basis over the remaining service periods, while the fair values of vested options are included in the total purchase price.

2. Estimated Preliminary Purchase Price

The estimated purchase price of DivX, as presented below, is preliminary and subject to change, as Sonic finalizes the DivX purchase accounting.

As more fully described in the terms of the merger agreement, the ultimate amount of consideration that DivX stockholders will receive for each share of DivX common stock issued and outstanding immediately prior to the effective date of the First Merger will be converted into the right to receive 0.514 shares of Sonic Solutions common stock and $3.75 in cash.

The following table presents the total preliminary purchase price for accounting purposes based on Sonic’s common stock price of $8.15 at July 1, 2010 and 33,833,545 outstanding DivX shares at July 1, 2010 (in thousands, except per share amount):

Cash consideration to be paid to 33.8 million shares of outstanding common stock of DivX at $3.75 per share	$126,876
Equivalent value of Sonic common stock to be exchanged for the 33.8 million shares of outstanding common stock of DivX at an exchange ratio of 0.514 per share	141,732
Fair value of vested DivX stock awards assumed	8,009
Fair value of contigent milestone consideration	1,839
Payment of change-in-control benefits based on DivX Severance Plan	13,520

Total preliminary purchase price	$291,976

3. Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined financial statements presented, including the allocation of the preliminary purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed and is based on the net book value of DivX’s assets and liabilities as of March 31, 2010. The preliminary estimates are based on available information, certain assumptions, and preliminary valuation estimates may change upon finalization of the fair values of assets acquired and liabilities assumed.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

The following table presents the preliminary purchase price allocation as of March 31, 2010 (in thousands):

Cash and cash equivalents	$8,589
Investments	130,642
Accounts receivable	69,725
Prepaid and other current assets	9,967
Fixed assets	1,895
Acquired intangible assets	71,068
Goodwill	10,523
Other assets	6,862
Accounts payable and other accrued liabilities	(13,284)
Deferred revenue	(996)
Other long-term liabilities	(3,015)

Total preliminary purchase price allocation	$291,976

Intangible Assets

In performing the preliminary purchase price allocation, the fair value of certain significant intangibles, developed technology and customer relationship, was calculated primarily using an income approach. The rates utilized to discount net cash flows to their present values were based on a weighted average cost of capital of 21.5%. The discount rate was determined after consideration of the overall enterprise rate of return, the relative risk, and relative importance of the asset to the generation of the cash flows. In-process research and development and trademarks for purposes of these unaudited pro forma condensed combined financial statements are based on DivX’s carrying value.

The following table sets forth the preliminary components of intangible assets associated with the DivX acquisition (in thousands):

	Preliminary Fair Value(1)	Useful Life
Developed technology	$40,500	9 years
Customer relationships	25,400	6-11 years
In-process research and development	4,345	—
Trademarks and other	823	5 years

Total intangible assets	$71,068

(1)	In process research and development and trademarks and other are based on DivX’s carrying value.

Developed technology is comprised of products that have reached technological feasibility and are a part of DivX’s product lines. Proprietary knowledge can be leveraged to continue to enhance and add new features. Customer relationships and related relationships represent the underlying relationships and agreements with DivX’s customers. In-process research and development (IPR&D) represents technology that has not yet reached technological feasibility, and is associated with DivX’s acquisition of AnySource Media LLC in August 2009. Trademarks represent the brand and name recognition associated with the marketing of DivX’s products and services.

Accounts Receivable

The preliminary purchase price allocation includes estimated accounts receivable of $69.7 million. Of this amount, $62.4 million is attributable to an adjustment to record the fair value of assumed contractual payments

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

due to DivX for which no additional obligations exists in order to receive such payments. These contractual payments are for fixed multi-year site licenses, guaranteed minimum-royalty licenses, and unbilled per-unit royalties for unit shipped prior to the acquisition.

DivX’s revenue was primarily derived from royalties paid by licensees to acquire intellectual property rights. Revenue in such transactions was recognized during the period in which such customers reported the number of royalty-eligible units that they have shipped (in accordance with ASC Topic 605). As the first royalty report received by customers post-acquisition will be for shipments made prior to the acquisition, these amounts will not meet the requirements for Sonic to recognize the revenue. However, the cash payment associated with these reports will be received by Sonic.

In certain multi-year site licenses and guaranteed minimum-royalty licenses, DivX entered into extended payments programs. Revenue and the corresponding receivables related to such extended payment programs were recognized at the earlier of when cash was received or when periodic payments became due, (in accordance with ASC Topic 605). The payment terms extend over the term of the multi-year license, the remaining contractual payments that exist at the acquisition date will be received by Sonic. As Sonic assumed no additional obligations under such contracts, these payments are considered a fixed payment stream, rather than revenue. This fixed payment stream is accounted for as a capitalized asset as part of the purchase accounting.

The fair value of the remaining contractual payment due under the applicable contracts is estimated by calculating the discounted cash flows associated with such billings. Although, Sonic will not recognize revenue as it collects the corresponding site license payments under these pre-acquisition contracts, Sonic will recognize interest income on the discounted rate of the fair valued receivable. The reduction in future revenues related directly to the transaction; however, because they are material and nonrecurring, are not reflected in the unaudited pro forma condensed combined statement of operations presented herein.

Assuming the acquisition occurred on March 31, 2010, license payments excluded from future years’ revenue, along with the interest income to be recognized associated with the fixed contractual payment, are set forth in the table below (in thousands):

Fiscal Year Ending March 31,	Future License Payments to be Excluded from Revenue	Interest Income to be Recognized from Fixed Contractual Payments
2011	$43,550	$1,438
2012	20,387	1,812
2013	1,583	218
2014	200	37
2015	200	46

	$65,920	$3,551

Deferred Revenue

The estimated fair value of DivX deferred revenue assumed by Sonic as of March 31, 2010 totaled $1.0 million, and was determined using a cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligations plus an appropriate profit margin.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

4. Pro Forma Financial Statement Adjustments

The following adjustments are included in the unaudited pro forma condensed combined financial statements:

(A)	To record the cash portion of the preliminary aggregate purchase price of $126.9 million (see Note 2).

(B)	To record $62.4 million fair value adjustment to accounts receivable, attributable to fixed multi-year site licenses, guaranteed minimum-royalty licenses, and unbilled per-unit royalties for units shipped prior to the acquisition. (See Note 3)

(C)	To eliminate DivX’s historical goodwill of $17.9 million and to record the preliminary estimate of goodwill from Sonic’s acquisition of DivX of $10.0 million.

(D)	To record the difference between the historical values and preliminary estimated fair values of DivX’s intangible assets acquired and the associated pre-tax amortization expenses. The calculations associated with this adjustment are set forth in the table below (in thousands):

	DivX Historical Amounts, Net	Preliminary Fair Values(1)	Increase	Annual Amortization Based Upon Preliminary Fair Values
Developed technology	$6,550	$40,500	$33,950	$4,806
Customer relationships	617	25,400	24,783	3,364
In-process research and development(1)	4,345	4,345	—	—
Trademarks and other(1)	823	823	—	188

Total intangible assets	$12,335	$71,068	$58,733	$8,358

Total DivX historical amortization of intangible assets				2,178

Total increase in amortization of intangible assets				$6.180

(1)	In process research and development, and trademarks and other are based on carrying value.

The $6.2 million increase in amortization of intangibles noted in the above table was recorded as an adjustment to general and administrative operating expenses in the unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2010.

(E)	To record change-in-control related payments to certain DivX executive officers in the amount of $13.5 million. This amount has been recorded as consideration in the purchase price (see Note 2).

(F)	To record an increase of $1.8 million in the fair value of the contingent milestone consideration in connection with DivX’s acquisition of AnySource Media in August 2009, as a result of a change-in-control provision. The change-in-control provision also provided for $2.0 million in long-term liabilities to become due and payable, thus these amounts were reclassified to current liabilities.

(G)	To record the difference between the preliminary fair values and the historical carrying amounts of DivX deferred revenues. The preliminary fair values represent amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(H)	To record the following adjustments to shareholders’ equity (in thousands):

To record the portion of the preliminary aggregate purchase price expected to be paid in the form of Sonic common stock	$141,732
To record the preliminary fair values of vested DivX stock awards assumed in connection with the merger	8,009
To eliminate DivX’s historical shareholders’ equity	(187,958)

Total adjustments to shareholders’ equity	$(38,217)

(I)	The following table summarizes the pro forma adjustments relating to deferred taxes. The estimated tax rate applied represents the estimated weighted average statutory tax rates of the jurisdictions in which the respective deferred tax asset or liability is expected to be settled.

	Preliminary Estimated Fair Value Adjustment	Deferred Tax Asset Current	Deferred Tax Liability Current	Deferred Tax Asset Non- Current	Deferred Tax Liability Non- current
Pro forma adjustments related to:
Fair value adjustment to accounts receivable	$42,112	$—	$(16,529)	$—	$—
Fair value adjustment to long-term receivable	20,257	—	—	—	(7,951)
Increase in acquired intangibles	58,733	—	—	—	(23,052)
Decrease in current portion of deferred revenue	3,574	—	(1,403)	—	—
Decrease in long-term portion of deferred revenue	654	—	—	—	(257)

Deferred tax adjustments		—	(17,932)	—	(31,260)
DivX deferred tax balances before acquisition		1,025	—	13,047	(1,882)

Deferred tax balances before valuation allowance		1,025	(17,932)	13,047	(33,142)
Valuation allowance adjustment		(1,025)	17,932	(13,047)	31,437

Total deferred tax adjustment		$—	$—	$—	$1,705

Pro forma deferred tax adjustment		$(1,025)	$—	$(13,047)	$177

As of March 31, 2010, Sonic recorded a pro forma adjustment for net deferred tax liabilities of approximately $37.0 million related to basis differences resulting from the acquisition of DivX. As a result, the Company released a portion of its valuation allowance amounting to approximately $35.3 million. The release of the valuation allowance relates directly to the transaction; however, because of the material nonrecurring nature of this benefit, it is not reflected in the unaudited pro forma condensed combined statement of operations presented herein.

(J)	To eliminate transactions between Sonic and DivX for the historical periods presented (related balance sheet amounts included in the unaudited pro forma condensed combined balance sheet were nominal). These transactions related to the licensing of technology from Divx to Sonic. The adjustment includes a reduction to revenue, partially offset by a reduction in cost of revenue.

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(K)	To record the estimated share-based compensation expense related to the unvested portion of DivX stock awards assumed in connection with the merger using the straight-line amortization method over the remaining vesting periods in thousands.

	Year Ended March 31, 2010
	DivX Historical Share-Based Compensation	Share-Based Compensation Expense Based Upon Preliminary Fair Values	Increase in Share-Based Compensation Expense
Sales and marketing	$2,741	$2,940	$199
Research and development	2,230	2,392	162
General and administrative	4,519	4,848	329

Total share-based compensation	$9,490	$10,180	$690

Sonic is assuming previously granted, in-the-money awards granted under DivX’s equity plans to employees continuing with the combined company after the merger. In addition, the merger agreement provides for accelerated vesting of certain unvested in-the-money stock awards for eligible employees who do not continue as employees with the combined company after the merger.

(L)	To record the pro forma income tax impact at the weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Sonic and DivX filed consolidated income tax returns during the periods presented (dollars in thousands).

Year Ended March 31, 2010
Total pro forma adjustments recorded to decrease income before provision for income taxes in the unaudited pro forma condensed combined statements of operations	$(6,834)
Estimated provision for income taxes rates applicable to pro forma adjustments	39.25%

Pro forma provision for income taxes adjustment	$(2,682)

SONIC SOLUTIONS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

5. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the historical weighted average number of common shares outstanding, including the equivalent Sonic common stock exchanged and are adjusted for additional stock options assumed from the DivX stock option plans pursuant to the treasury stock method as if those stock options had been assumed at the acquisition date as of the beginning of each period presented without consideration for any subsequent stock option activity such as exercises, forfeitures and cancellations. The following table reflects the weighted average common shares outstanding (in thousands, except per share data):

Year Ended March 31, 2010
Numerator:
Net income for basic calculation	$(2,546)

Denominator:
Weighted average number of common shares outstanding(1)	44,608
Diluted weighted average number of common shares outstanding(2)	44,608

Basic and diluted net loss per share	$(0.06)

(1)	Weighted average number of common shares outstanding excludes unvested stock options, restricted stock units, and warrants.
(2)	Potentially dilutive securities are excluded from the computation of diluted net loss per share for the year ended 2010 because their effect would have been anti-dilutive.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF SONIC AND DIVX

Sonic is incorporated in California and DivX is incorporated in Delaware. The rights of a DivX stockholder are governed by the Delaware General Corporation Law (the “DGCL”), the DivX certificate of incorporation and the DivX bylaws. Upon completion of the First Merger, part of the merger consideration DivX stockholders will receive in exchange for their shares of DivX common stock will be shares of Sonic common stock, and their rights as Sonic shareholders will be governed by the California Corporations Code (the “CCC”), the Sonic articles of incorporation and the Sonic bylaws.

The following is a summary of the material differences between the current rights of Sonic shareholders and the current rights of DivX stockholders, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the CCC, the DGCL, the Sonic articles of incorporation, the DivX certificate of incorporation, the Sonic bylaws and the DivX bylaws. The Sonic articles of incorporation, the DivX certificate of incorporation and the Sonic and DivX bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 160. In addition, the characterization of some of the differences in the rights of Sonic shareholders and DivX stockholders as material is not intended to indicate that other differences do not exist or are not important. Sonic and DivX urge you to read carefully this entire joint proxy statement/prospectus for a more complete understanding of the differences between the rights of a Sonic shareholder and the rights of a DivX stockholder.

DivX	Sonic
AUTHORIZED CAPITAL STOCK

Authorized Shares. DivX is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.	Authorized Shares. Sonic is authorized to issue 100,000,000 shares of common stock, no par value per share, and 10,000,000 shares of convertible preferred stock, no par value.
STOCKHOLDER ACTION BY WRITTEN CONSENT

DivX’s bylaws prohibit DivX stockholders from taking action by written consent.	Sonic’s bylaws permit Sonic shareholders to act by written consent.
VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION

The DGCL generally requires approval of a consolidation, merger, share exchange or transfer by the affirmative vote of a majority of all votes entitled to be cast on the matter. Approval by a surviving corporation’s stockholders of a plan of merger or share exchange is not required if: (a) the agreement or merger does not amend in any respect the certificate of incorporation; (b) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (c) the number of shares to be issued in connection with the merger does not exceed 20% of the shares of the corporation outstanding prior to the merger.	The CCC generally requires a majority of the holders of the shares of each of the acquiring and target corporations to approve reorganizations. The CCC contains an exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization own, immediately after the reorganization, equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. With certain exceptions, California law requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding.

DivX	Sonic
AMENDMENT TO THE CHARTER

The DGCL generally provides that in order to amend the certificate of incorporation, a Delaware corporation’s board of directors must adopt a resolution that then must be approved by a vote of a majority of the outstanding stock entitled to vote thereon, unless a different proportion is specified in the certificate of incorporation. The DivX certificate of incorporation does not specify or require a greater level of approval for amendments to the certificate of incorporation.

DivX’s certificate of incorporation requires the approval of at least 66 2/3% of the then-outstanding shares of DivX capital stock entitled to vote generally at an election of directors, voting as a single class, to amend certain provisions of DivX’s certificate of incorporation relating to DivX’s Board of Directors.

Under the CCC, amendments to Sonic’s articles of incorporation require the approval of the Sonic Board of Directors and approval by the affirmative vote of a majority of the outstanding shares entitled to vote.
AMENDMENT TO THE BYLAWS

Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. DivX’s certificate of incorporation and bylaws authorize the Board of Directors to amend DivX’s bylaws. Any such amendment by the stockholders requires the approval of the holders of at least 66 2/3% of the outstanding shares of DivX’s capital stock then entitled to vote at an election of directors, voting as a single class.

Sonic’s bylaws provide that the bylaws may be amended, altered, rescinded or repealed by the shareholders holding a majority of the outstanding shares entitled to vote or by the entire Board of Directors.

Under the CCC, an amendment of the bylaws (i) specifying or changing a fixed number of directors or the maximum or minimum number of directors or (ii) changing from a fixed to a variable board or vice versa, may be adopted only by the shareholders.

APPRAISAL/DISSENTERS’ RIGHTS

Under the DGCL, a stockholder of a Delaware corporation who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction,

Under the CCC, if a merger is consummated and a shareholder of a California corporation elects to exercise dissenters’ rights by complying with the procedures set forth in the CCC, that shareholder will be entitled to receive an amount equal to the fair market value of such shareholder’s shares. Fair market value shall be determined as of the business day before the public announcement of the merger.

The shares must be purchased from a dissenting shareholder if all applicable requirements are complied with, but only if demands are made by shareholders for payment with respect to 5% or more of the outstanding shares of the common stock.

DivX	Sonic

or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (b) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders; or (c) any combination of the foregoing.

Please see “Appraisal Rights for DivX Stockholders on page 153.

In addition, a company will be required to purchase dissenting shares only if the following conditions exist:

•   The shareholder must have shares of common stock outstanding as of the record date of the shareholder’s meeting;

•   The shareholder must vote the shares against the merger proposal. It is not sufficient to abstain from voting. However, a shareholder may abstain as to part of such shareholder’s shares or vote part of those shares for the merger proposal without losing the right to have purchased those shares which were voted against the merger; and

•   If the shareholder voted against the merger and wishes to have purchased shares that were voted against the merger proposal, the shareholder must make a written demand to have the corporation purchase those shares common stock for cash at their fair market value. The demand must meet the requirements of the CCC and must be received by the corporation or its transfer agent, no later than the date of the shareholder meeting at which the shareholder may vote such shares.

Please see “Dissenters’ Rights for Sonic Shareholders” on page 155.

SPECIAL MEETINGS OF STOCKHOLDERS

The DGCL permits special meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings.

DivX’s bylaws provide that special meetings of stockholders may be called by the chairman of DivX’s Board of Directors, DivX’s chief executive officer, or DivX’s Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting.

Under the CCC, special meetings of the shareholders may be called by the board, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles or bylaws.

DivX	Sonic
STOCKHOLDER PROPOSALS AND NOMINATIONS

DivX’s bylaws permit a stockholder to nominate persons for election to DivX’s Board of Directors at a special meeting at which directors are to be elected, if such stockholder complies with the notice provisions contained in DivX’s bylaws.

DivX’s bylaws also impose an advance notice requirement on stockholders that desire to propose business to be brought before an annual stockholder meeting.

Sonic’s bylaws do not impose an advance notice requirement on shareholders that desire to propose business to be brought before an annual shareholder meeting.

BOARD OF DIRECTORS Number of Directors

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. DivX’s certificate of incorporation and bylaws provide that the number of directors shall be determined by a resolution of the majority of the directors or stockholders at the annual meeting of stockholders. DivX currently has six directors.

The CCC allows the number of persons constituting the board of directors of a corporation to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. California law further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one.

Sonic’s bylaws currently provide an authorized number of directors of not less than five nor more than seven. Sonic currently has five directors. Sonic is proposing an amendment to its bylaws to increase the number of directors to not less than five nor more than nine.

Pursuant to the merger agreement, Sonic has agreed to offer to two current directors of DivX, to elect each of them to serve on the Sonic Board of Directors after the consummation of the First Merger, to take all actions necessary to cause each accepting director to join the Board of Directors of Sonic in accordance with such offers, and to cause the authorized size of the Sonic Board of Directors as of immediately following the First Merger not to exceed eight directors.

Cumulative Voting

Under the DGCL, cumulative voting is not mandatory, and cumulative voting rights must be provided in a corporation’s certificate of incorporation if stockholders are to be entitled to cumulative voting rights. The DivX certificate of incorporation and bylaws do not provide for cumulative voting. Accordingly, DivX stockholders do not have cumulative voting rights in connection with the election of directors.

Most California corporations are required by the CCC to give shareholders the option to cumulate such shareholder’s votes for the election of directors. However, a California corporation that is listed on a national stock exchange or the Nasdaq National Market can eliminate cumulative voting with shareholder approval to adopt amendments to the corporation’s articles of incorporation or bylaws.

DivX	Sonic

Sonic currently permits cumulative voting for the election of directors.

The CCC generally provides that if any shareholder has given notice of his or her intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election.

Classification

The DGCL permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board of directors into up to three classes of directors with staggered terms of office. DivX’s certificate of incorporation provides that the directors of DivX are divided into three classes (Class I, Class II and Class III) as nearly equal in size as practicable. The term of office of Class I, Class II and Class III directors will expire at DivX’s annual meetings in 2013, 2011 and 2012, respectively. At each annual election of directors, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are elected for a term expiring at the third succeeding annual election of directors.	The CCC permits classification of the board of directors of corporations whose stock is listed on a national stock exchange or the Nasdaq National Market, if the corporation adopts an amendment to its articles of incorporation or bylaws setting forth the classification provisions. Sonic does not have a classified board, and does not presently propose to create one.
Removal

Under the DGCL, directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board, in which case directors may only be removed with cause unless the corporation’s certificate of incorporation provides otherwise. Because DivX has a classified board and its certificate of incorporation does not permit a director to be removed without cause, DivX directors may be removed only with cause.

DivX’s certificate of incorporation and bylaws provide that directors may be removed with cause by the holders of at least 66 2/3% of the outstanding shares of DivX’s capital stock then entitled to vote at an election of directors, voting as a single class.

Under the CCC, the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting.
Vacancies

Under the DGCL, any vacancy on the board of directors may be filled by the vote of a majority of the directors then in office, even if such directors constitute less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. Delaware law also provides

Under the CCC, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the corporation’s articles of incorporation or bylaws.

DivX	Sonic

that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors as constituted immediately prior to any increase, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

DivX’s certificate of incorporation and bylaws provide that vacancies among directors, however occurring, are to be filled by the vote of the majority of the remaining directors then in office. The directors so chosen will hold office until the next succeeding annual meeting and until their successors are elected or qualified.

Under Sonic’s bylaws, vacancies on the board of directors may be filled by the vote of a majority of the directors then in office, even if such directors constitute less than a quorum. Sonic’s bylaws further provide that Sonic shareholders may elect a director at any time to fill any vacancy not filled, or which cannot be filled, by Sonic’s board of directors.

Special Meetings of the Board

Special meetings of the board of directors may be held at any time and place, within or outside the State of Delaware, designated by the President of the corporation on his own behalf or at the request of two or more directors or one director in the event that there is only one director in office.	The Sonic bylaws provide that a special meeting of the Board of Directors may be called for any purpose by the chairman of the board, the president, the secretary, any vice president or any two directors.
Director Liability and Indemnification

Under the DGCL, a certificate of incorporation may contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty subject to certain limitations.

DivX’s certificate of incorporation provides that no director shall be personally liable to DivX for monetary damages for breach of fiduciary duty by such director as a director to the fullest extent possible under the DGCL, which excludes liability:

•   for any breach of the director’s duty of loyalty to DivX or its stockholders;

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   under Section 174 of the DGCL; or

•   for any transaction from which the director derived an improper personal benefit.

Under the CCC, a corporation’s articles of incorporation may include a provision limiting a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of certain duties. California law does not permit the elimination of monetary liability where such liability is based on:

•   intentional misconduct or knowing and culpable violation of law;

•   acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders, or that involve the absence of good faith on the part of the director;

•   receipt of an improper personal benefit;

•   acts or omissions that show reckless disregard for the director’s duty to the corporation or its stockholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its stockholders;

DivX	Sonic

Under Delaware law, a corporation generally may indemnify directors and officers:

•   for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•   with respect to any criminal proceeding, to the extent they had no reasonable cause to believe that their conduct was unlawful.

The DGCL requires DivX to indemnify directors, officers, employees and agents when the individual has defended successfully the action on the merits or otherwise.

In addition, the DGCL provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

DivX’s bylaws provides for the indemnification of directors and executive officers to the fullest extent authorized under Delaware law. DivX’s bylaws also provide for advancement of expenses to its directors and officers upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

•   acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its stockholders;

•   interested transactions between the corporation and a director in which a director has material financial interest; or

•   liability for improper distributions, loans or guarantees.

The CCC requires a corporation to indemnify a director or officer who successfully defends himself in such a proceeding.

Sonic’s articles of incorporation authorize Sonic to provide indemnification of directors, officers, employees or other agents in excess of the limits required by California law, but subject to the limitations with respect to actions for breach of duty to Sonic or its stockholders.

Sonic’s bylaws provide that the corporation must indemnify any director or officer, subject to the limitations noted above, as to those liabilities and on those terms and conditions as appropriate. Sonic’s bylaws also permit the corporation to provide the same indemnification to employees and agents, subject to its Board’s discretion.

STATE ANTI-TAKEOVER STATUTES Business Combinations

DivX is subject to Section 203 of the DGCL, which prohibits a corporation from engaging in a “business combination” with an “interested stockholder,” which is defined as a stockholder who, together with his associates and affiliates, owns, or if the person is an affiliate of the corporation and did own within the last three years, 15% or more of the outstanding voting stock of the corporation, within three years after the person or entity becomes an interested stockholder, unless:

•   prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at

The CCC does not have an anti-takeover law similar to Section 203 of the DGCL. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent.

DivX	Sonic

least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

•   on or after the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination.

Section 203 of the DGCL defines a “business combination” generally as:

•   a merger or consolidation with the interested stockholder or with any other corporation or other entity if the merger or consolidation is caused by the interested stockholder;

•   a sale or other disposition to or with the interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation;

•   with some exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested stockholder;

•   any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or subsidiary owned by the interested stockholder; or

•   any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

APPRAISAL RIGHTS FOR DIVX STOCKHOLDERS

The following summary of the provisions of Section 262 of the DGCL is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this joint proxy statement/prospectus as Annex H and is incorporated into this summary by reference.

DivX is a Delaware corporation. Section 262 of the DGCL provides appraisal rights (sometimes referred to as “dissenters’ rights”) under some circumstances to stockholders of a Delaware corporation that is involved in a merger.

Record holders of DivX’s common stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 in connection with the merger.

Eligible Stockholders. If the merger agreement is adopted by DivX’s stockholders and the merger agreement is not abandoned or terminated, stockholders who did not vote in favor of the merger agreement may be entitled to appraisal rights as described in Section 262 of the DGCL. Failure to vote against the merger agreement will not constitute a waiver of your appraisal rights. A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A STOCKHOLDER WILL RESULT IN A WAIVER OF THE STOCKHOLDER’S APPRAISAL RIGHTS.

A record holder such as a broker, who holds shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising these rights with respect to the shares held for other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If a stockholder has a beneficial interest in shares of common stock that are held of record in a trust or in the name of another person, such as a broker or nominee, and the stockholder desires to perfect whatever appraisal rights he may have, the stockholder must act promptly to cause the holder of record to timely and properly follow the procedures set forth in Section 262 of the DGCL. In view of the complexity of the provisions of Section 262 of the DGCL, DivX stockholders that are considering dissenting from the merger agreement should consult their own legal advisors.

Exercising Procedures. Holders of DivX’s common stock that properly perfect their appraisal rights pursuant to Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger agreement, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

This joint proxy statement/prospectus constitutes notice to holders of DivX shares concerning the availability of appraisal rights under Section 262 of the DGCL. Any stockholder who wishes to exercise appraisal rights or wishes to preserve the holder’s right to do so should review the following discussion and Annex H carefully. Failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

A stockholder wishing to exercise appraisal rights must deliver to DivX, before the vote on the approval and adoption of the merger agreement at the DivX special meeting, a written demand for appraisal of the stockholder’s common stock, which must reasonably inform DivX of the identity of the holder of record, as well as the intention of the holder to demand an appraisal of the fair value of the shares held. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. A PROXY OR VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL.

To properly perfect appraisal rights, the stockholder must hold of record the shares on the date the written demand for appraisal is made, must continue to hold the shares through the effective time of the merger, and must either vote against or abstain from voting for the approval and adoption of the merger agreement.

All written demands for appraisal of DivX’s common stock should be mailed or delivered to DivX, Inc. at 4780 Eastgate Mall, San Diego, California 92121, Attention: Secretary, so as to be received before the vote on the approval and adoption of the merger agreement at the DivX special meeting. The method of delivery, including any risk of delay or loss of the notice, is borne solely by you. The DivX shares with respect to which holders have perfected their appraisal rights in accordance with Section 262 of the DGCL and have not effectively withdrawn or lost their appraisal rights are referred to in this section as the “dissenting shares.”

Within ten days after the completion of the merger, Sonic must send a notice of the completion of the merger to each person that has satisfied the appropriate provisions of Section 262. Within 120 days after the completion of the merger, holders of DivX shares that have satisfied the appropriate provisions of Section 262 may file a petition in the Delaware Court of Chancery for the appraisal of their shares. Within 120 days of the effective date of the merger, the holders of dissenting shares may also, upon written request, receive from Sonic a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisals have been received and the aggregate number of holders of such shares.

Costs. The costs of the appraisal action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

Withdrawal; Loss of Appraisal Rights. If any stockholder that demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal at any time within 60 days after the effective time of the First Merger, as provided in the DGCL, the common stock of the stockholder will be converted into the merger consideration in accordance with the merger agreement without interest. A stockholder will fail to perfect, or will effectively lose, the right to appraisal, if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder may withdraw a demand for appraisal by delivering to DivX a written withdrawal of the demand for appraisal and acceptance of the terms of the merger. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT THE HOLDER OF DIVX COMMON STOCK WILL BE ENTITLED TO RECEIVE ONLY THE CONSIDERATION SET FORTH IN THE MERGER AGREEMENT FOR EACH SHARE OF STOCK OWNED BY THE STOCKHOLDER IMMEDIATELY BEFORE THE COMPLETION OF THE MERGER.

DISSENTERS’ RIGHTS FOR SONIC SHAREHOLDERS

The procedures for Sonic shareholders to obtain dissenters’ rights are set forth in Chapter 13 of the CCC (“Chapter 13”). The information set forth below is a general summary of Chapter 13 dissenters’ rights as they apply to shareholders of Sonic. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is attached to this joint proxy statement/prospectus as Annex I. Any shareholder of Sonic wishing to exercise dissenters’ rights or wishing to preserve the right to do so should carefully read Annex I and must follow the required procedures set forth in Chapter 13 of the CCC or any dissenters’ rights may be lost.

If the merger is consummated and a Sonic shareholder elects to exercise dissenters’ rights by complying with the procedures set forth in Chapter 13, that shareholder will be entitled to receive an amount equal to the fair market value of such shareholder’s shares. Chapter 13 provides that fair market value shall be determined as of June 1, 2010, the business day before the public announcement of the merger. The Sonic Board of Directors has determined that the fair market value of one share of Sonic common stock for this purpose is $11.89, which is the volume-weighted average price of Sonic common stock on June 1, 2010, the last business day before the public announcement of the merger.

A Sonic shareholder must satisfy each of the following requirements for such shareholder’s shares to be considered dissenting shares under Chapter 13. Shares of Sonic common stock must be purchased by Sonic from a dissenting shareholder if all applicable requirements are complied with, but only if demands are made by Sonic shareholders for payment with respect to 5% or more of the outstanding shares of Sonic common stock.

This 5% limitation does not apply to shares that are subject to a restriction on transfer imposed by Sonic or by any law or regulation. Sonic is not aware of any restriction on transfer of any of its shares of common stock except restrictions that may be imposed upon shareholders who are deemed to be “affiliates” of Sonic as that term is used in the Securities Act. Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters’ rights they may have.

In addition, Sonic is required to purchase dissenting shares only if the following conditions exist:

•	the Sonic shareholder must hold shares of Sonic common stock as of the record date of the Sonic annual meeting;

•

the Sonic shareholder must vote the shares against the merger proposal. It is not sufficient to abstain from voting. However, a Sonic shareholder may abstain as to part of such shareholder’s shares or vote part of those shares for the merger proposal without losing the right to have purchased those shares which were voted against the merger; and

•

if the Sonic shareholder voted against the merger and wishes to have purchased shares that were voted against the merger proposal, the Sonic shareholder must make a written demand to have Sonic purchase those shares of Sonic common stock for cash at their fair market value. The demand must include the information specified below and must be received by Sonic or its transfer agent no later than the date of the shareholder meeting at which the shareholder may vote such shares.

If a Sonic shareholder returns a proxy without voting instructions or with instructions to vote “For” the proposal to approve the First Merger and the merger agreement, such shareholder’s shares will automatically be voted in favor of the First Merger and the shareholder will lose his or her dissenters’ rights.

If the First Merger is approved by Sonic shareholders, Sonic will have 10 days after the approval to mail those shareholders who voted against the First Merger and who made a timely demand for purchase, assuming more than 5% of Sonic shareholders made such demand, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Sonic must state the price it determines represents the fair market value of the dissenting shares. This notice constitutes an offer by Sonic to purchase the dissenting shares at the price stated. Additionally, Sonic must set forth in the notice of approval a brief description of the procedures a shareholder must follow if he desires to exercise dissenters’ rights.

A written demand is essential for dissenters’ rights. Chapter 13 requires shareholders to specify in the written demand the number of shares held of record that the shareholders are demanding Sonic purchase. In the written demand, shareholders must also include a statement of the figure claimed to be the fair market value of those shares as of the business day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is Sonic’s position that this day is June 1, 2010. A shareholder may take the position in the written demand that a different date is applicable. This demand constitutes an offer by the shareholder to sell the dissenting shares at the price stated.

In addition to the requirements of the provisions of Chapter 13 of the CCC described herein, it is recommended that shareholders comply with the following conditions to ensure that the demand is properly executed and delivered:

•	the demand should be sent by registered or certified mail, return receipt requested;

•	the demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares;

•	a demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders; and

•

any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if Sonic so requests, furnish written proof of his or her capacity and authority to sign the demand.

A shareholder may not withdraw a demand for payment without the consent of Sonic.

UNDER CALIFORNIA LAW, A DEMAND BY A SHAREHOLDER IS NOT EFFECTIVE FOR ANY PURPOSE UNLESS IT IS RECEIVED BY SONIC OR ITS TRANSFER AGENT NO LATER THAN THE DATE OF THE SHAREHOLDER MEETING AT WHICH SUCH SHARES ARE ENTITLED TO BE VOTED.

Within 30 days after the date on which Sonic mails the notice of approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Sonic at the office it designates in the notice of approval. Sonic will stamp or endorse the certificates with a statement that the shares are dissenting shares or Sonic will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Sonic common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

If Sonic and a dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the shareholder is entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between Sonic and the dissenting shareholder. Sonic will pay the fair value of the respective dissenting shares within 30 days after Sonic and a dissenting shareholder agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. Sonic duty to pay is subject to the shareholder surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of Sonic to purchase its outstanding shares.

If Sonic denies that the shares surrendered are dissenting shares, or Sonic and a dissenting shareholder fail to agree upon the fair market value of such shares, then the shareholder may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, the shareholder may intervene in any pending action brought by any other dissenting shareholder. If the shareholder fails to file such a complaint or fail to intervene in a pending action within the specified six-month period, dissenters’ rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, Sonic will be required to pay such costs.

This summary has already described certain situations where shareholders of Sonic will cease to have dissenters’ appraisal rights. In addition to the situations described above, a shareholder will cease to have dissenters’ appraisal rights if:

•

Sonic abandons the merger, in which case Sonic will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys’ fees incurred in such proceedings; or

•	a shareholder withdraws demand for the purchase of the dissenting shares with the consent of Sonic.

For Sonic shareholders, any demands, notices, certificates or other documents required to be delivered to Sonic may be sent to:

Sonic Solutions

7250 Redwood Blvd., Suite 300

Novato, California 94945

Attention: Corporate Secretary

LEGAL MATTERS

The validity of the Sonic common stock and certain U.S. federal income tax consequences relating to the merger will be passed upon for Sonic by Morrison & Foerster LLP, and certain U.S. federal income tax consequences relating to the merger will be passed upon for DivX by Cooley LLP.

EXPERTS

The consolidated financial statements of Sonic appearing in Sonic’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (including the schedule appearing therein) and the effectiveness of Sonic’s internal control over financial reporting as of March 31, 2010 have been audited by Armanino McKenna LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Sonic as of March 31, 2009 and 2008, and for each of the two years in the period ended March 31, 2009, incorporated herein by reference have been so incorporated in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of DivX, Inc. appearing in DivX, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including the schedule appearing therein) and the effectiveness of DivX’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Sonic

Shareholder proposals to be submitted for vote at Sonic’s 2011 annual meeting pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to Sonic within a reasonable time before the date of the annual meeting (currently planned for the fourth calendar quarter of 2011) for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which a proposal is received by Sonic, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. Pursuant to Sonic’s bylaws, if a shareholder who wishes to present a proposal that is not intended to be included in the proxy statement for Sonic’s 2011 annual meeting fails to notify Sonic of such non-Rule 14a-8 shareholder proposal within a reasonable time before Sonic’s 2011 annual meeting, which Sonic currently expects to hold during the fourth calendar quarter of 2011, the proxy solicited by the Sonic Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such proposal. For information about shareholder proposals generally, see “Sonic Corporate Governance & Board Matters—Policies Governing Director Nominations and Other Shareholder Proposals” beginning on page 107.

Sonic’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. Sonic shareholders who wish to nominate a candidate for director at Sonic’s 2011 Annual Meeting of Shareholders must provide written notice not less than 120 days nor more than 180 days before the date on which Sonic first mailed its proxy materials for the previous year’s annual meeting, together with such information concerning the identity, background and experience of the nominee as the Sonic Board of Directors may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of Sonic.

Shareholder proposals should be submitted to Sonic Solutions, 7250 Redwood Blvd., Suite 300, Novato, California 94945, Attention: Corporate Secretary.

DivX

If the merger is not approved, DivX stockholders may submit proposals for inclusion in DivX’s proxy materials for the 2011 annual meeting by submitting such proposals in writing in accordance with Rule 14a-8 promulgated under the Exchange Act by December 21, 2010 to DivX’s Secretary at 4780 Eastgate Mall, San Diego, California 92121, Attn: Secretary. Proposals that are not to be included in DivX’s proxy materials for the 2011 annual meeting and director nominations must be submitted by March 13, 2011 but no earlier than February 11, 2011. You are also advised to review DivX’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

WHERE YOU CAN FIND MORE INFORMATION

Sonic and DivX file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Sonic and DivX, who file electronically with the SEC. The address of that site is www.sec.gov. Except for documents expressly incorporated by reference into this joint proxy statement/prospectus, the information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus. The reports and other information filed by Sonic with the SEC are also available at Sonic’s website. The address of the site is www.sonic.com. The reports and other information filed by DivX with the SEC are also available at DivX’s website. The address of the site is www.divx.com. The web addresses of the SEC, Sonic and DivX have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this joint proxy statement/prospectus.

Sonic has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Sonic common stock to be issued to DivX stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of Sonic and DivX, respectively. The rules and regulations of the SEC allow Sonic and DivX to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Sonic and DivX to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Sonic and DivX have previously filed with the SEC. They contain important information about the companies and their financial condition.

Sonic SEC Filings

•	annual report on Form 10-K for the fiscal year ended March 31, 2010;

•	current reports on Form 8-K filed on June 2, 2010, June 4, 2010 and July 12, 2010; and

•	the description of Sonic common stock contained in the Registration Statement on Form 8-A filed with the SEC on January 10, 1994, including any document filed with the SEC to update such description.

DivX SEC Filings

•	annual report on Form 10-K for the fiscal year ended December 31, 2009;

•	proxy statement on Schedule 14A filed on April 20, 2010;

•	quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	current reports on Form 8-K filed on April 28, 2010, June 2, 2010 and June 16, 2010; and

•	the description of DivX common stock contained in the Registration Statement on Form 8-A filed with the SEC on September 18, 2006, including any document filed with the SEC to update such description.

In addition, Sonic and DivX incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Sonic annual meeting and the DivX special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the dates they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s web site at the address described above, or from Sonic or DivX, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses:

By Mail:	By Mail:

Sonic Solutions	DivX, Inc.
7250 Redwood Blvd., Suite 300	14780 Eastgate Mall
Novato, California, 94945	San Diego, California 92121

By Telephone: (415) 893-8000	By Telephone: (858) 882-0601

These documents are available from Sonic or DivX, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Sonic and DivX at their corporate Internet websites at www.sonic.com and www.divx.com, respectively. Information contained on these websites is not incorporated by reference into, and does not constitute part of, this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Innisfree, Sonic’s proxy solicitor, or Georgeson, DivX’s proxy solicitor, at the following addresses and telephone numbers:

By Mail:	Innisfree M&A Incorporated 501 Madison Avenue 20th Floor New York New York 10022	By Mail:	Georgeson Inc. 199 Water Street 26th Floor New York, New York 10038

By Telephone:	(888) 750-5834 (toll free)	By Telephone:	(866) 482-5026 (toll free)
(212) 750-5833 (collect)

If you are a stockholder of Sonic or DivX and would like to request documents, please do so by                    , 2010 to receive them before the Sonic annual meeting or the DivX special meeting, as applicable. If you request any documents from Sonic or DivX, Sonic or DivX will mail them to you by first class mail, or another equally prompt means, within one business day after Sonic or DivX, as the case may be, receives your request.

This document is a prospectus of Sonic and a joint proxy statement of Sonic and DivX for the Sonic annual meeting and the DivX special meeting. Neither Sonic nor DivX has authorized anyone to give any information or make any representation about the merger or Sonic or DivX that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Sonic or DivX has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SONIC SOLUTIONS,

SIRACUSA MERGER CORPORATION

SIRACUSA MERGER LLC

AND

DIVX, INC.

Dated as of June 1, 2010

Annex A

A-i

Annex A

(continued)

A-ii

Annex A

(continued)

A-iii

Annex A

INDEX OF DEFINED TERMS

Term	Reference
2000 Plan	5.9(a)(ii)
2006 Plan	5.9(a)(ii)
401(k) Plans	5.9(g)
Accepting Directors	5.13
Acquisition	7.3(b)(iv)
Acquisition Proposal	5.3(g)(i)
Affiliate	8.3(b)
Agreement	Preamble
Annual Meeting Matters	5.1
Approval	2.2(d)(ii)
Assumed Option	5.9(a)(iii)
Assumed RSU	5.9(c)
Bankruptcy and Equity Exception	2.3(a)
Book Entry Shares	1.7(c)
Briefings	5.6(b)
business day	8.3(a)
CCC	Recitals
Certificates	1.7(c)
Change of Recommendation	5.3(d)(i)
Change of Recommendation Notice	5.3(d)(i)(2)
Charter Amendment	3.18
CIC Plan	4.1(b)(xv)
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Balance Sheet	2.4(b)
Company Benefit Plan	2.12(a)(i)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Current Employees	5.9(f)
Company Designated SEC Reports	8.3(c)
Company Disclosure Schedule	Article II
Company Employee	2.12(a)(ii)
Company Employee Agreement	2.12(a)(iv)
Company ESPP	5.9(d)
Company Environmental Permits	2.14(d)
Company Financials	2.4(b)
Company IP	2.7(a)(i)
Company IP Contract	2.7(a)(ii)
Company Lease	2.13(a)
Company Leased Property	2.13(a)
Company Licensed IP	2.7(a)(iii)
Company Material Contract	2.15(a)
Company Necessary Consents	2.3(c)
Company Options	2.2(c)

A-iv

Annex A

Term	Reference
Company Permits	2.8(b)
Company Preferred Stock	2.2(a)
Company Products	2.7(a)(iv)
Company Registered Intellectual Property	2.7(a)(v)
Company Restricted Stock	2.2(b)
Company Restricted Stock Unit	2.2(b)
Company SEC Reports	2.4(a)
Company Stock Plans	2.2(c)
Company Termination Fee	7.3(b)(i)
Company Third Party IP Contract	2.7(a)(vi)
Company Stockholder Voting Agreements	Recitals
Continuing Employee	5.9(a)(i)(1)
Contract	2.2(c)
Cooley	5.12(c)
D&O Insurance	5.10(b)
DGCL	Recitals
Dissenting Shares	1.11(a)
DLCA	Recitals
DOJ	5.6(a)
Effect	8.3(e)
Effective Time of the First Merger	1.2
Effective Time of the Second Merger	1.2
Environment	2.14(a)(ii)
Environmental Law	2.14(a)(iii)
ERISA	2.12(a)(i)
ERISA Affiliate	2.12(a)(iii)
Exchange Act	2.3(c)
Exchange Agent	1.7(a)
Exchange Fund	1.7(b)
Exchange Ratio	1.6(a)
First Certificate of Merger	1.2
First Merger	1.1
FTC	5.6(a)
GAAP	2.4(b)
Governmental Entity	2.3(c)
Hazardous Material	2.14(b)
HSR Act	2.3(c)
include, includes and including	8.3(a)
Indemnified Parties	5.10(a)
Intellectual Property	2.7(a)(vii)
In-the-Money Company Option	5.9(a)(i)(2)
Knowledge	8.3(d)
Legal Requirements	2.2(e)
Liens	2.1(d)
made available	8.3(a)
Matching Bid	5.3(d)(i)(3)
Material Adverse Effect	8.3(e)
Merger Cash Consideration	1.6(a)
Merger Consideration	1.6(a)

A-v

Annex A

Term	Reference
Merger Stock Consideration	1.6(a)
Merger Subs	Preamble
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub Common Stock	1.6(c)
MoFo	5.12(c)
Nasdaq	1.6(e)
Necessary Consents	3.3(c)
Non-Disclosure Agreement	5.4(a)
Observer	5.4(c)
Outside Date	7.1(b)
Parent	Preamble
Parent Balance Sheet	3.4(b)
Parent Benefit Plan	3.12(a)(i)
Parent Charter Documents	3.1(b)
Parent Common Stock	1.6(a)
Parent Designated SEC Reports	8.3(f)
Parent Disclosure Schedule	Article III
Parent Employee	3.12(a)(ii)
Parent Employee Agreement	3.12(a)(iii)
Parent Environmental Permits	3.14(c)
Parent Financials	3.4(b)
Parent IP	3.7(a)(i)
Parent IP Contracts	3.7(a)(ii)
Parent Lease	3.13(a)
Parent Leased Property	3.13(a)
Parent Licensed IP	3.7(a)(iii)
Parent Material Contract	3.15(a)
Parent Necessary Consents	3.3(c)
Parent Options	3.2(c)
Parent Permits	3.8(b)
Parent Preferred Stock	3.2(a)
Parent Products	3.7(a)(iv)
Parent Registered Intellectual Property	3.7(a)(v)
Parent Restricted Stock Unit	3.2(b)
Parent SEC Reports	3.4(a)
Parent Stock Plans	3.2(c)
Parent Third Party IP Contract	3.7(a)(vi)
Permits	2.8(b)
Person	8.3(g)
Personal Information	2.23(a)
Proxy Statement/Prospectus	2.17
PTO	2.7(b)(ii)
Reference Date	2.2(a)
Registered Intellectual Property	2.7(a)(viii)
Registration Statement	2.17
Release	2.14(a)(i)
Representatives	5.3(a)
Sarbanes-Oxley Act	2.4(d)

A-vi

Annex A

Term	Reference
SEC	2.4(a)
Second Certificate of Merger	1.2
Second Merger	1.1
Section 262	1.11(a)
Securities Act	2.4(a)
Share Issuance	Recitals
Significant Subsidiary	2.1(b)
Stock Award Exchange Ratio	5.9(a)(i)(3)
Stockholders’ Meeting	5.2(a)
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.3(g)(ii)
Surviving Corporation Common Stock	1.6(c)
Surviving Entity	1.1
Surviving Entity I	1.1
Tax	2.6(a)(i)
Tax Returns	2.6(a)(ii)
Taxes	2.6(a)(i)
Terminating Option	5.9(a)(ii)
the business of	8.3(a)
Transaction	1.1
Triggering Event	7.1(i)
Underwater or At-the-Money Company Option	5.9(a)(i)(4)

A-vii

Annex A

INDEX OF EXHIBITS

Exhibit A	Company Stockholder Voting Agreement
Exhibit B	Parent Stockholder Voting Agreement
Exhibit C	Certificate of Formation of Surviving Entity
Exhibit D	Limited Liability Company Operating Agreement of Surviving Entity

A-viii

Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 1, 2010, by and among Sonic Solutions, a California corporation (“Parent”), Siracusa Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Siracusa Merger LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, “Merger Subs”), and DivX, Inc., a Delaware corporation (“Company”).

RECITALS

A.    The respective Boards of Directors of Parent, Merger Subs and Company have determined it is advisable and in the best interests of their respective corporations, stockholders, limited liability company and member that Parent and Company consummate the business combination and other transactions provided for in this Agreement.

B.    The respective Boards of Directors of Parent, Merger Sub I, Merger Sub II and Company have approved and declared the advisability of, in accordance with the applicable provisions of the California Corporations Code (the “CCC”), the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLCA”), this Agreement and the transactions contemplated hereby, including the First Merger and the Second Merger (each as defined in Section 1.1).

C.    For United States federal income tax purposes, the parties intend that the First Merger and the Second Merger shall be treated as an integrated transaction and qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, that the Agreement constitute a plan of reorganization for purposes of Section 368(a) of the Code.

D.    The Board of Directors of Company has resolved to recommend to its stockholders adoption of this Agreement.

E.    The Board of Directors of Parent has authorized, and resolved to recommend to its stockholders approval of, the First Merger, including the issuance of shares of Parent Common Stock (as defined in Section 1.6(a)) (the “Share Issuance”), the Charter Amendment (as defined in Section 3.18) and the Annual Meeting Matters (as defined in Section 5.1).

F.    Concurrently with the execution of this Agreement and as a condition and inducement to Parent’s and Company’s willingness to enter into this Agreement, Parent and certain stockholders of Company are entering into voting agreements in substantially the form attached hereto as Exhibit A (the “Company Stockholder Voting Agreements”) and Company and certain stockholders of Parent are entering into voting agreements in substantially the form attached hereto as Exhibit B (the “Parent Stockholder Voting Agreements”).

G.    Parent, Merger Subs and Company desire to make certain representations, warranties, covenants and agreements in connection with the Transaction (as defined in Section 1.1) and also to prescribe certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Annex A

ARTICLE I

THE MERGER

1.1    The Transaction. At the Effective Time of the First Merger (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub I shall be merged with and into Company (the “First Merger”), the separate corporate existence of Merger Sub I shall cease and Company shall continue as the surviving corporation (“Surviving Entity I”). Immediately following the Effective Time of the First Merger (as defined in Section 1.2), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL and the DLCA, Surviving Entity I will be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Transaction”), and the separate existence of Surviving Entity I shall cease. Merger Sub II shall continue as the surviving entity in the Second Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Company and Surviving Entity I in accordance with the DGCL and the DLCA.

1.2    Closing; Effective Time. The closing of the Transaction (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, located at 12531 High Bluff Drive, Suite 100, San Diego, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” Subject to the provisions of this Agreement, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Company and Parent and specified in the First Certificate of Merger) being the “Effective Time of the First Merger”) as soon as practicable on or after the Closing Date. Subject to the provisions of this Agreement, the parties hereto shall cause the Second Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLCA (the “Second Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Company and Parent and specified in the Second Certificate of Merger) being the “Effective Time of the Second Merger”) as soon as practicable on or after the Effective Time of the First Merger.

1.3    Effect of the Transaction. The effect of the Transaction shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLCA. Without limiting the generality of the foregoing, at the Effective Time of the Second Merger all the property, rights, privileges, powers and franchises of Company and Merger Subs shall vest in Surviving Entity, and all debts, liabilities and duties of Company and Merger Subs shall become the debts, liabilities and duties of Surviving Entity.

1.4    Certificate of Incorporation and Bylaws; Certificate of Formation and Limited Liability Company Operating Agreement.

(a)    At the Effective Time of the First Merger, the certificate of incorporation of Company shall be amended in its entirety to be identical to the certificate of incorporation of Merger Sub I, as in effect immediately prior to the Effective Time of the First Merger.

(b)    At the Effective Time of the First Merger, the bylaws of Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time of the First Merger.

(c)    At the Effective Time of the Second Merger, the certificate of formation of Surviving Entity shall be as set forth on Exhibit C hereto and shall be the certificate of formation of Surviving Entity until thereafter amended in accordance with the DLCA and as provided in such certificate of formation.

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(d)    At the Effective Time of the Second Merger, the limited liability company operating agreement of Surviving Entity shall be as set forth on Exhibit D and shall be the limited liability company operating agreement of Surviving Entity until thereafter amended in accordance with the DLCA and as provided in such limited liability company operating agreement.

1.5    Directors and Officers. The initial directors of Surviving Entity I shall be the directors of Merger Sub I immediately prior to the Effective Time of the First Merger. The initial directors of Surviving Entity shall be the directors of Merger Sub II immediately prior to the Effective Time of the Second Merger, until their respective successors are duly elected or appointed and qualified. The initial officers of Surviving Entity I shall be the officers of Merger Sub I immediately prior to the Effective Time of the First Merger. The initial officers of Surviving Entity shall be the officers of Merger Sub II immediately prior to the Effective Time of the Second Merger, until their respective successors are duly elected or appointed and qualified.

1.6    Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of Parent, Merger Subs, Company or the holders of any of the following securities, the following shall occur:

(a)    Company Common Stock. Each share of common stock, par value $0.001 per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time of the First Merger, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive (a) 0.514 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares (the “Merger Stock Consideration”) of common stock of Parent, no par value per share (“Parent Common Stock”), and (b) $3.75 in cash (the “Merger Cash Consideration” and together with the Merger Stock Consideration, the “Merger Consideration”), upon surrender of the certificate representing, immediately prior to the Effective Time of the First Merger, such share of Company Common Stock (or surrender of a Book Entry Share (as defined in Section 1.7(c)) in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

(b)    Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by Company or Parent, or any direct or indirect subsidiary of Company or Parent, immediately prior to the Effective Time of the First Merger shall be canceled and extinguished without any conversion thereof.

(c)    Capital Stock of Merger Sub I. Each share of common stock, par value $0.001 per share, of Merger Sub I (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time of the First Merger shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of Surviving Entity I (the “Surviving Corporation Common Stock”). Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of Surviving Corporation Common Stock.

(d)    Stock Options; Stock-Based Awards. All Company Options (as defined in Section 2.2(c)) outstanding under each Company Stock Plan (as defined in Section 2.2(c)) shall be treated as set forth in Section 5.9(a). Company Restricted Stock and Company Restricted Stock Units (each as defined in Section 2.2(b)) under Company Stock Plans shall be treated as set forth in Sections 5.9(b) and 5.9(c), respectively.

(e)    Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the First Merger, but in lieu thereof each holder of record of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall, upon surrender of such holder’s Certificate(s) (as defined in Section 1.7(c)), receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing sale price at the 4:00 p.m., Eastern time (end of regular trading hours), of one share

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of Parent Common Stock for the 10 most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time of the First Merger, as reported on The Nasdaq Stock Market LLC’s Global Select Market (“Nasdaq”).

(f)    Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate economic effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time of the First Merger; provided, however, that nothing in this Section 1.6(f) shall be construed as providing consent to any action or event pursuant to, or waiving any of the provisions of, Sections 4.1 or 4.2 of this Agreement.

1.7    Surrender of Certificates.

(a)    Exchange Agent. Prior to the Effective Time of the First Merger, Parent shall appoint BNY Mellon Shareholder Services to act as the exchange agent (the “Exchange Agent”) hereunder for the purpose of distributing the Parent Common Stock and other cash amounts contemplated by this Article I to the holders of Company Common Stock.

(b)    Deposit into Exchange Fund. Promptly after the Effective Time of the First Merger, for exchange for outstanding shares of Company Common Stock in accordance with this Article I, (i) Parent shall make available to the Exchange Agent the shares of Parent Common Stock issuable pursuant to Section 1.6(a) as Merger Stock Consideration and (ii) Surviving Entity shall make available to the Exchange Agent the aggregate Merger Cash Consideration. In addition, Parent shall make available to the Exchange Agent as necessary from time to time after the Effective Time of the First Merger, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)    Exchange Procedures. As soon as reasonably practicable after the Effective Time of the First Merger, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time of the First Merger) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time of the First Merger represented outstanding shares of Company Common Stock, or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) whose shares were converted into the right to receive the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book Entry Shares to the Exchange Agent) and shall otherwise be in customary form and (ii) instructions for effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing whole shares of Parent Common Stock, the Merger Cash Consideration, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the Merger Cash Consideration and the number of whole shares of Parent Common Stock (after taking into account all Certificates and Book Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 1.6(a) (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements (as

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defined in Section 2.2(e)), a cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(e) and a cash payment for any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates and Book Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates or Book Entry Shares will be deemed from and after the Effective Time of the First Merger, for all corporate purposes, to evidence only the right to receive the Merger Consideration to which such shares of Company Common Stock are entitled and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

(d)    Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time of the First Merger and no payment in lieu of fractional shares pursuant to Section 1.6(e) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of Company Common Stock formerly represented thereby until the holders of record of such Certificates shall surrender such Certificates or Book Entry Shares in accordance with this Section 1.7. Subject to applicable Legal Requirements, following surrender of any such Certificates or Book Entry Shares, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) and the amount of any such dividends or other distributions with a record date after the Effective Time of the First Merger and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the First Merger and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e)    Transfers of Ownership. If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates or Book Entry Shares surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates or Book Entry Shares so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(g)) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.6(a)(i)) required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates or Book Entry Shares surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)    Withholding Rights. Each of Parent, the Exchange Agent and Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirements, and to collect IRS Forms W-8 or W-9, as applicable, or similar information from the recipients of payments hereunder. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(g)    No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Surviving Entity or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration, and any cash payable to the holder of such Certificate pursuant to Section 1.6(e) or any dividends or distributions payable to the holder of such Certificate pursuant to Section 1.7(d) would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3(c)), any such Merger Consideration or cash, dividends or distributions in respect of such

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Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(h)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book Entry Shares nine months after the Effective Time of the First Merger shall, at the request of Surviving Entity, be delivered to Surviving Entity or otherwise according to the instruction of Surviving Entity, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 1.7 shall after such delivery to Surviving Entity look only to Parent, as a general unsecured creditor, for payment of its claim for the Merger Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the shares of Company Common Stock formerly represented thereby.

1.8    No Further Transfers of Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including the Merger Cash Consideration and any cash or dividends or other distributions paid in respect thereof pursuant to Sections 1.6(e) and 1.7(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time of the First Merger, there shall be no further registration of transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time of the First Merger. If, after the Effective Time of the First Merger, Certificates or Book Entry Shares are presented to Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and Merger Cash Consideration, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10    Tax Consequences. It is intended by the parties hereto that the Transaction shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations sections 1.368-1(c) and 1.368-2(g).

1.11    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time of the First Merger for which the holder thereof (i) has not voted in favor of the First Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 1.6(a). At the Effective Time of the First Merger, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL (“Section 262”).

(b)    Notwithstanding the provisions of this Section 1.11, if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time of the First Merger into the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate formerly representing such

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shares in accordance with Section 1.6(a). In such event, if the Exchange Fund shall then remain in place, Parent shall promptly deposit or cause Surviving Entity to deposit in the Exchange Fund the aggregate amount of Merger Consideration in respect of such Dissenting Shares.

(c)    Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands, and any other instrument served on Company under the provisions of Section 262 and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company shall not offer or agree to make or make any payment with respect to any demands for appraisal or offer to settle or settle any such demands without the prior written consent of Parent.

1.12    Effect on Membership Interests. By virtue of the Second Merger and without any further action on the part of Parent, Merger Sub II or Surviving Entity I, (i) each membership interest of Merger Sub II outstanding immediately prior to the Effective Time of the Second Merger shall remain outstanding and each certificate therefor shall continue to evidence one membership interest of Surviving Entity and (ii) each share of Surviving Corporation Common Stock outstanding immediately prior to the Effective Time of the Second Merger shall be converted into one membership interest of Surviving Entity.

1.13    Further Action. At and after the Effective Time of the Second Merger, the officers and directors of Surviving Entity will be authorized to execute and deliver, in the name and on behalf of Company and Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Subs, any other actions and things necessary or advisable to vest, perfect or confirm of record or otherwise in Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Surviving Entity as a result of, or in connection with, the Transaction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Company Designated SEC Reports (as defined in Section 8.3(c)) or as set forth in the disclosure schedule delivered by Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), Company represents and warrants to Parent, Merger Sub I and Merger Sub II as follows:

2.1    Organization; Standing; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power. Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its assets in the manner in which its assets are currently owned, leased and operated and to carry on its business as now being conducted and to perform its obligations under all Contracts (as defined in Section 2.2(c)) by which it is bound and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(e)) on Company and its Subsidiaries, taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

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(b)    Charter Documents. Company has delivered or made available to Parent true, complete and correct copies of (i) the certificate of incorporation (including any certificate of designations) and bylaws of Company, each as amended to date (collectively, the “Company Charter Documents”), and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”), of each Significant Subsidiary (as defined in Rule 1.02 of Regulation S-X promulgated by the SEC (as defined in Section 2.4(a)), a “Significant Subsidiary”) of Company, and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary of Company is not in violation of its respective Subsidiary Charter Documents. Company has delivered or made available to Parent, true, complete and correct copies of (x) the charters of all committees of Company’s Board of Directors and (y) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes, policies, or guidelines adopted by Company.

(c)    Minutes. Company has made available to Parent and its representatives true, complete and correct copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of Company held since January 1, 2008.

(d)    Subsidiaries. Section 2.1(d) of the Company Disclosure Schedule lists each Subsidiary of Company, indicates each Significant Subsidiary of Company and identifies the jurisdiction of organization for each Subsidiary. Except as set forth in Section 2.1(d) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable, and are owned by Company, a wholly owned Subsidiary of Company, or Company and another wholly owned Subsidiary of Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of Company, and except as set forth in Section 2.1(d) of the Company Disclosure Schedule, Company does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any other Person. Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

2.2    Capital Structure.

(a)    Capital Stock. The authorized capital stock of Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on May 28, 2010 (the “Reference Date”): (x) 33,028,938 shares of Company Common Stock were issued and outstanding, (y) no shares of Company Common Stock were issued and held by Company in its treasury, and (z) no shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock or rights to acquire shares of Company Common Stock are owned or held by any Subsidiary of Company. All of the outstanding shares of capital stock of Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights, rights of repurchase or forfeiture, right of participation, right of maintenance or any similar right.

(b)    Company Restricted Stock and Company Restricted Stock Units. Section 2.2(b)(i) of the Company Disclosure Schedule sets forth (A) the name of each holder of Company Restricted Stock, (B) the number of shares of Company Restricted Stock held by such holder, (C) the repurchase price of such Company Restricted Stock, (D) the date on which such Company Restricted Stock was purchased or granted, (E) the applicable vesting schedule pursuant to which Company’s right of repurchase or forfeiture lapses, and

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(F) the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof. Section 2.2(b)(ii) of the Company Disclosure Schedule sets forth (A) the name of each holder of Company Restricted Stock Units, (B) the number of shares of Company Common Stock subject to each Company Restricted Stock Unit, (C) the date on which such Company Restricted Stock Unit was granted, (D) the applicable vesting and settlement and/or delivery schedule for such Company Restricted Stock Unit, and whether the vesting is time or performance based, and (E) the extent to which such Company Restricted Stock Unit has vested or settled as of the date hereof. Upon consummation of the First Merger, (1) the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock or to be issued upon any settlement of a Company Restricted Stock Unit will, without any further act of Parent, Merger Subs, Company or any other Person, become subject to the restrictions, conditions and other provisions contained in any agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding obligation, commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a “Contract”), relating to such shares of Company Restricted Stock or shares subject to Company Restricted Stock Units, and (2) Parent will automatically succeed to and become entitled to exercise Company’s rights and remedies with respect to such shares of Company Restricted Stock and shares subject to Company Restricted Stock Units under any such Contract without modification. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no Contracts to which Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Stock or Company Restricted Stock Unit as a result of the First Merger (whether alone or upon the occurrence of any additional or subsequent events). For purposes of this Agreement, “Company Restricted Stock” shall mean shares of Company Common Stock that are subject to a Contract pursuant to which Company has the right to repurchase, redeem or otherwise reacquire such shares of Company Common Stock, including by forfeiture, and “Company Restricted Stock Unit” shall mean all restricted stock units and rights to receive shares of Company Common Stock or an amount in cash measured by the value of a number of shares of Company Common Stock.

(c)    Stock Options. As of the close of business on the Reference Date: (i) 7,785,062 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options (as defined below) to purchase Company Common Stock under the applicable Company Benefit Plans that are stock plans as set forth in Section 2.12(b) of the Company Disclosure Schedule (the “Company Stock Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise, granted under or pursuant to the Company Stock Plans, other than Company Restricted Stock or Company Restricted Stock Units, are referred to in this Agreement as “Company Options”), and (ii) 7,748,679 shares of Company Common Stock are reserved for future issuance under the Company Stock Plans. Company has made available to Parent a true, complete and correct list of each Company Option outstanding as of the Reference Date, and (1) the particular Company Stock Plan pursuant to which such Company Option was granted, (2) the name of the holder of such Company Option, (3) the number of shares of Company Common Stock subject to such Company Option, (4) the exercise price of such Company Option, (5) the date on which such Company Option was granted, (6) the applicable vesting schedule, and the extent to which such Company Option was vested and exercisable as of the Reference Date, and (7) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the applicable Company Benefit Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issued, are duly authorized and will be validly issued, fully paid and nonassessable. All grants of Company Options were validly issued and properly approved by the Board of Directors of Company (or a duly authorized committee or subcommittee thereof) in material compliance with the terms of the applicable Company Benefit Plan and all applicable Legal Requirements and recorded on the Company Financials (as defined in Section 2.4(b)) in accordance with GAAP (as defined in Section 2.4(b)). The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. Each Company Option intended to qualify as an

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“incentive stock option” under Section 422 of the Code so qualifies and the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable date of grant. As of the Reference Date, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards with respect to Company other than as set forth in Sections 2.2(b) and (c) of the Company Disclosure Schedule.

(d)    Other Securities. Except as otherwise set forth in this Section 2.2 and in Section 2.2(d) of the Company Disclosure Schedule, as of the Reference Date, there are no securities, subscriptions, options, warrants, calls, rights (whether or not currently exercisable) or Contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue (including on a deferred basis), deliver or sell, or cause to be issued, delivered or sold, or otherwise granting Company or any of its Subsidiaries the right to have a third party issue, deliver or sell to Company or any of its Subsidiaries, additional shares of capital stock or other voting securities of Company or any of its Subsidiaries, or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, warrant, call, right or Contract. Except as otherwise set forth in this Section 2.2 and in Section 2.2(d) of the Company Disclosure Schedule, as of the Reference Date, there is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Company or any of its Subsidiaries.

(e)    Legal Requirements; No Repurchase or Disposition Obligations. All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Restricted Stock, all outstanding Company Restricted Stock Units, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in material compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts, and no such issuance or grant involved any “back dating” or similar practice with respect to the effective date of grant (whether intentionally or otherwise). Except for shares of Company Restricted Stock or shares subject to Company Restricted Stock Units, and except as set forth in Section 2.2(e) of the Company Disclosure Schedule as of the Reference Date, there are not any outstanding Contracts of Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Company or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Company and its Subsidiaries have not entered into any swaps, caps, collars, floors or other derivative contracts or securities relating to interest rates, equity securities, debt securities or commodities. Except as set forth in Section 2.2(e) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign, multinational, self-regulatory organization, exchange or other administrative law, statute, constitution, ordinance, code, principle of common law or treaty or published order, rule, regulation, rule, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(f)    No Changes. Since the Reference Date, there has been no change in (i) the outstanding capital stock of Company, (ii) the number of Company Options outstanding, (iii) the number of shares of Company Restricted Stock outstanding, (iv) the number of shares subject to Company Restricted Stock Units or (v) the number of other options, warrants or other rights to purchase capital stock of Company, other than (A) pursuant to the exercise, vesting or settlement of Company Options, Company Restricted Stock or Company Restricted Stock Units outstanding as of the Reference Date, issued pursuant to Company Stock Plans, or (B) repurchases from Company Employees (as defined in Section 2.12(a)(ii)) following

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termination of employment pursuant to the terms of applicable pre-existing stock option, restricted stock, restricted stock unit or purchase Contracts.

2.3    Authority; Non-Contravention; Necessary Consents.

(a)    Authority. Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of Company’s stockholders as set forth in Section 6.1(b) hereof, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate the First Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by Company’s stockholders and the filing of the First Certificate of Merger pursuant to the DGCL. The adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, which are entitled to one vote per share, is the only vote of the holders of any class or series of Company capital stock or other securities necessary to adopt this Agreement and consummate the First Merger and the other transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote. This Agreement has been duly executed and delivered by Company and, assuming due execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (collectively, the “Bankruptcy and Equity Exception”).

(b)    Non–Contravention. The execution and delivery of this Agreement by Company do not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by Company will not: (i) conflict with or violate any provision of any of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of Company, (ii) subject to the approvals contemplated in Section 5.2 and compliance with the requirements set forth in or disclosed pursuant to Sections 2.3(a) and 2.3(c) and the applicable provisions of the DGCL, CCC, DLCA, the HSR Act (as defined in Section 2.3(c)), if applicable, any applicable foreign anti-trust Legal Requirements and the listing requirements of Nasdaq, conflict with or violate any material Legal Requirement applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties is bound or affected, (iii) subject to obtaining the consents set forth in Section 2.3(c) of the Company Disclosure Schedule, conflict with or violate any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permits (as defined in Section 2.8(b)) or any right under any Contract with any Governmental Entity that is held by Company or any of its Subsidiaries or that otherwise relates to the business or assets of Company or any of its Subsidiaries or (iv) subject to obtaining the consents set forth in Section 2.3(c) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Company or any of its Subsidiaries or result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Company IP (as defined in Section 2.7(a)(i)), or the transfer of any material asset of Company to any Person pursuant to, any Company Material Contract (as defined in Section 2.15(a)), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, have not

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had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

(c)    Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental entity or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) is required to be obtained or made by Company in connection with the execution, delivery and performance of this Agreement or the consummation of the First Merger and other transactions contemplated hereby, except for: (i) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the effectiveness of the Registration Statement (as defined in Section 2.17) in accordance with the Securities Act (as defined in Section 2.4(a) , (iii) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 145 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the comparable laws of any foreign country reasonably determined by the parties to be required, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by Nasdaq, (vi) the consents listed on Section 2.3(c) of the Company Disclosure Schedule, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (viii) such other consents, clearances, authorizations, filings, approvals, orders, declarations and registrations with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vii) are referred to herein as the “Company Necessary Consents.”

2.4    SEC Filings; Financial Statements.

(a)    SEC Filings. Company has filed all required registration statements, proxy statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2008. Company has made available to Parent all such registration statements, proxy statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, proxy statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. All Company SEC Reports (x) were filed on a timely basis, (y) at the time filed, were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Company has heretofore made available to Parent true, complete and correct copies of all exhibits filed and all material correspondence with the SEC since January 1, 2008 that are

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not publicly available through the SEC’s EDGAR database. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

(b)    Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (as amended), including any Company SEC Reports filed after the date hereof until the Closing (the “Company Financials”), as of their respective dates: (i) complied or when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC, which were not, or are not expected to be, material in amount or effect). The balance sheet of Company as of March 31, 2010 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither Company nor any of its Subsidiaries is a party to, has been a party to since January 1, 2008, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

(c)    No Undisclosed Liabilities. There are no liabilities of Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise, other than:

(i)    liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

(ii)    liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet;

(iii)    liabilities for performance of obligations of Company and its Subsidiaries pursuant to the express terms of Company Contracts;

(iv)    liabilities arising, or expressly permitted to be incurred, under this Agreement (including legal and accounting fees, filing fees, and other transactional expenses resulting from the transactions contemplated by this Agreement);

(v)    liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole; and

(vi)    liabilities that have been disclosed in Section 2.4(c) of the Company Disclosure Schedule.

(d)    Internal Controls and Procedures. Company maintains, and at all times since January 1, 2008 has maintained, disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by, Rules 13a-15 and 15d-15 under the Exchange Act. Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC. Company has delivered or made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Company is, and has been at all times since January 1, 2008, in compliance in all

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material respects with the applicable listing requirements of Nasdaq, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of Nasdaq. The principal executive officer and principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Company and each of its Subsidiaries maintains, and at all times since January 1, 2008 has maintained, a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on the financial statements of Company and its Subsidiaries. Company has delivered or made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Company’s management has completed an assessment of the effectiveness of Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal years ended December 31, 2008 and December 31, 2009, and such assessment concluded that such controls were effective and Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Company maintained effective internal control over financial reporting as of December 31, 2008 and December 31, 2009, respectively. Except as set forth in Section 2.4(d) of the Company Disclosure Schedule, to the Knowledge of Company, since January 1, 2008, neither Company nor any of its Subsidiaries (including any Company Employee), nor Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Company and its Subsidiaries, (B) any illegal act or fraud, whether or not material, that involves Company’s management or other Company Employees, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the Company Financials, Company has disclosed to Parent all deficiencies and weaknesses identified in writing by Company or Company’s independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by Company and its Subsidiaries.

(e)    Sarbanes-Oxley Act; Nasdaq. Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f)    Independent Auditors. Ernst & Young LLP, Company’s current auditors, is and has been at all times since its engagement by Company (x) “independent” with respect to Company within the meaning of Regulation S-X promulgated by the SEC and (y) to the Knowledge of Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board. All non-audit services performed by Company’s auditors for Company or its Subsidiaries that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

2.5    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, and except as set forth in Section 2.5 of the Company Disclosure, Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not been (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect on

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Company and its Subsidiaries, taken as a whole; or (ii) any other action or event that would have required the consent of Parent pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

2.6    Taxes.

(a)    Definitions. For the purposes of this Agreement:

(i)    “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ii)    “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes (including any schedule or attachment thereto) filed or required to be filed with any Governmental Entity.

(b)    Tax Returns and Audits.

(i)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, Company and each of its Subsidiaries have properly filed on a timely basis all material Tax Returns that they were required to file, and all such Tax Returns were true, complete and correct in all material respects. Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, each of Company and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Company and its Subsidiaries through the date of such financial statements and all unpaid Taxes of Company and each of its Subsidiaries for all tax periods commencing after the date of such financial statements arose in the ordinary course of business consistent with past practice. Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, no material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of Company, proposed, against Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension remains in effect.

(ii)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule Company and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld and material to Company and its Subsidiaries, taken as a whole.

(iii)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, no audit or other examination of any material Tax Return of Company or any of its Subsidiaries is in progress as of the date hereof, nor has Company or any of its Subsidiaries been notified in writing as of the date hereof of any request for such an audit or other examination.

(iv)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, Company has made available (for this purpose in the Company electronic data room or otherwise) to Parent copies of all material Tax Returns for Company and each of its Subsidiaries filed for all periods beginning January 1, 2006 or later.

(v)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled

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corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the First Merger and the Second Merger.

(vi)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has engaged in or is currently engaged in a “reportable transaction,” as set forth in Treasury Regulations section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulations section 1.6011-4(b)(2).

(vii)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that would cause the First Merger and the Second Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

(viii)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, there is no Contract, plan or arrangement to which Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Company or any of its Subsidiaries, that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(ix)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries (A) has any actual or potential liability under Treasury Regulations section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Company or any of its Subsidiaries, or (B) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(x)    Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, determined without regard to Section 280G(b)(4)(B) of the Code. Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, there is no Contract, plan or arrangement to which Company or any ERISA Affiliate (as defined in Section 2.12(a)(iii)) thereof is a party or by which it is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.6(x) of the Company Disclosure Schedule lists all persons who Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

2.7    Intellectual Property.

(a)    Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i)    “Company IP” shall mean any Intellectual Property owned by Company or any of its Subsidiaries and material to the conduct of the business of Company and its Subsidiaries, taken as a whole.

(ii)    “Company IP Contract” shall mean any Contract to which Company or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest in any Company IP (other than “shrink wrap” and similar widely available commercial end-user licenses).

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(iii)    “Company Licensed IP” shall mean any Intellectual Property licensed by Company or any of its Subsidiaries from a third party and material to the conduct of the business of Company and its Subsidiaries, taken as a whole.

(iv)    “Company Products” shall mean all products or service offerings of Company that, since January 1, 2008, have been marketed, sold or distributed, or that Company currently intends to market, sell or distribute, including any products or service offerings currently under development.

(v)    “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property (as defined in Section 2.7(a)(viii) owned by, or filed in the name of, Company or any of its Subsidiaries and material to the conduct of the business of Company and its Subsidiaries, taken as a whole.

(vi)    “Company Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any Company Licensed IP to Company or its Subsidiaries.

(vii)    “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer data and all documentation necessary to any of the foregoing ; (C) all works of authorship, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (E) domain names, uniform resource locators and other names and locators associated with the Internet, (F) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (G) all industrial designs and any registrations and applications therefor throughout the world; (H) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (I) all databases and data collections and all rights therein throughout the world; (J) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(viii)    “Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks; (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(b)    Company Intellectual Property.

(i)    Generally. Except as set forth in Section 2.7(b)(i) of the Company Disclosure Schedule, Company and its Subsidiaries own and possess, or have the right to use pursuant to valid and enforceable Contracts, all material Intellectual Property used and/or necessary for the operation of the business of Company and its Subsidiaries as presently conducted, including in the design, development, manufacture, use, import and sale of Company Products. Except as set forth in Section 2.7(b)(i) of the Company Disclosure Schedule, each item of Intellectual Property owned or used by Company or any of its Subsidiaries immediately prior to the Closing hereunder and material to the business of Company and its Subsidiaries, taken as a whole, will be owned or available for use by Company and its Subsidiaries on materially identical terms and conditions immediately subsequent to the Closing hereunder.

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(ii)    Registered Intellectual Property; Proceedings. Section 2.7(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of (i) all material Company Registered Intellectual Property and specifies, where applicable, (A) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, (B) the filing and/or issue dates, and (C) the corresponding application and registration numbers and similar identifiers. Except as set forth in Section 2.7(b)(ii) of the Company Disclosure Schedule, no proceedings or actions of any nature (including any interferences, oppositions, reissues or reexaminations) are, or since January 1, 2008 have been, pending or, to the Knowledge of Company, threatened, before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any Company Registered Intellectual Property, including in which the scope, validity or enforceability of any material Company Registered Intellectual Property is being, or could reasonably be expected to be, contested or challenged.

(iii)    Registration. To the Knowledge of Company, each item of Company Registered Intellectual Property that is material to the business of Company or its subsidiaries (A) is valid, subsisting and enforceable except where the absence of such validity, subsistence or enforceability has not had and would not reasonably be expected to have a Material Adverse Effect and (B) has not been abandoned or passed into public domain. All necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United Sates or foreign jurisdictions, as the case may be (including the PTO and the U.S. Copyright Office), for the purposes of maintaining such Company Registered Intellectual Property.

(iv)    Intellectual Property Contracts. Except as set forth in Section 2.7(b)(iv) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is in material breach of any Company IP Contracts or any Company Third Party IP Contracts (other than “shrink wrap” and similar widely available commercial end-user licenses) and, to Company’s Knowledge, no other party has materially failed to perform under any of the Company IP Contracts or Company Third Party IP Contracts. Section 2.7(b)(iv) of the Company Disclosure Schedule contains a complete and accurate list of all material Company Third Party IP Contracts and all material Company IP Contracts.

(c)    Ownership.

(i)    Except as set forth in Section 2.7(c) of the Company Disclosure Schedule, no Company IP is as of the date hereof subject to any legal proceeding or outstanding legal decree, order, judgment or stipulation restricting in any material manner, the use, transfer, or licensing thereof by Company or any of its Subsidiaries.

(ii)    Except as set forth in Section 2.7(c) of the Company Disclosure Schedule, Company and/or its Subsidiaries owns each item of Company IP free and clear of any Lien (other than pursuant to licenses to consumer end users or other customers granted in the ordinary course of business of Company and/or its Subsidiaries).

(d)    Non-Infringement. Except as set forth in Section 2.7(d) of the Company Disclosure Schedule, to the Knowledge of Company, (i) the design, development, manufacture, use, import, sale and licensing of Company Products, or the conduct of the business of Company and/or its Subsidiaries, does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, and (ii) there are no claims pending, nor since January 1, 2008, has any claim been made or threatened in writing against Company, claiming that any of the Company Products, or the conduct of the business of Company and/or its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property of any third party. Except as set forth in Section 2.7(d) of the Company Disclosure Schedule, neither Company, nor any of its Subsidiaries, has

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received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), and Company is not aware of any facts that would indicate a likelihood of the foregoing.

(e)    Intellectual Property Contracts.

(i)    To the Knowledge of Company, each Company Third Party IP Contract is legal, valid, binding, enforceable, in full force and effect and, except as set forth in Section 2.7(e)(i) of the Company Disclosure Schedule, fully paid (and not subject to the payment of any fees, royalties or other payments). Neither Company, nor any of its Subsidiaries, has received any notice that any Company Licensed IP is subject to any outstanding injunction, judgment, order, decree, ruling or charge.

(ii)    Except as set forth in Section 2.7(e)(ii) of the Company Disclosure Schedule, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will automatically result in the breach, modification, cancellation, termination or suspension of any Company Third Party IP Contract.

(iii)    Except as set forth in Section 2.7(e)(iii) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement will result in (A) any third party being automatically granted rights, license, interest or access to, or the placement in or release from escrow, of any Company IP, (B) Company or any of its Subsidiaries automatically granting to any third party any right in any Company IP, (C) a loss of or Lien on any Company IP, or (D) Company or any of its Subsidiaries automatically being obligated contractually to pay any material royalties or other material amounts to any third party in excess of those payable in the ordinary course of business by Company or its Subsidiaries prior to the Closing.

(iv)    None of Company or its Subsidiaries has transferred title to, or granted any exclusive license with respect to, any material Company IP.

(f)    Third-Party Infringement. As of the date hereof, there are no legal proceedings or written threats of legal proceedings in which Company or its Subsidiaries have alleged the misappropriation or infringement of Company IP. Except as set forth in Section 2.7(f) of the Company Disclosure Schedule, to the Knowledge of Company, no third party is infringing, violating or misappropriating or has infringed, violated or misappropriated in any material respect any of the Company IP.

(g)    Trade Secret Protection. With respect to Company IP, Company and each of its Subsidiaries have taken commercially reasonable steps to protect the rights of Company and its Subsidiaries in Company’s and its Subsidiaries’ confidential information and trade secrets and any trade secrets or confidential information of third parties provided to Company or any of its Subsidiaries under an obligation of confidentiality.

(h)    Protection of Company IP. To the Knowledge of Company, Company and its Subsidiaries have taken all necessary and reasonable actions to maintain and protect all of the Company IP. Without limiting the generality of the foregoing:

(i)    Company and its Subsidiaries have secured from their employees and third party contractors who have created any portion of, or otherwise have any rights in or to, Company IP valid and enforceable written confidentiality agreements relating to, and assignments of, any such work, invention, improvement or other rights, and no such employee or independent contractor has retained or been granted back any rights in or to such work, invention, improvement or other rights.

(ii)    to the Knowledge of Company, no employee or independent contractor of Company or any of its Subsidiaries is in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality;

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(iii)    no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Company IP or Company Products;

(iv)    Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary and confidential information included in the Company IP; and

(v)    Company is not now and has never been a member of, or a contributor to, any industry standards body or similar organization that obligates Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP, other than as set forth in Section 2.7(h) of the Company Disclosure Schedule.

(i)    Source Code. Company and its Subsidiaries own and possess source code for all Company Product software owned or purported to be owned by Company. Except as set forth in Section 2.7(i) of the Company Disclosure Schedule, no source code for any Company Product included in the Company IP has been delivered, licensed or made available by Company, any of its Subsidiaries or any of their authorized licensees or designees outside the ordinary course of business to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of Company. Except as set forth in Section 2.7(i) of the Company Disclosure Schedule, neither Company, nor any of its Subsidiaries, is under any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product included in the Company IP to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of Company. Except as set forth in Section 2.7(i) of the Company Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure pursuant to an arrangement or obligation described above of any source code for any Company Product included in the Company IP to any other Person who is not, as of the date of this Agreement, an employee or consultant of Company.

(j)    Bug, Defects or Errors. To the Knowledge of Company, no Company Product commercially distributed or supported by Company or any of its Subsidiaries in the two year period prior to the date of the Agreement, contains any bug, defect or error that materially and adversely affects the use, functionality or performance of any such Company Product or system containing or used in conjunction with Company Products. To the Knowledge of Company, Section 2.7(j) of the Company Disclosure Schedule contains a complete and accurate list of all known bugs, defects and errors in each version and component of Company Products commercially distributed or supported by Company or any of its Subsidiaries in the two year period prior to the date of the Agreement, other than any such bugs, defects or errors the existence of which would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

2.8    Compliance; Permits.

(a)    Compliance. Except as set forth in Section 2.8(a) of the Company Disclosure Schedule and, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, neither Company nor any of its Subsidiaries is, or at any time since January 1, 2008 has been, in conflict with, or in default or in violation of, (i) any Legal Requirement applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, or (ii) any Contract or Permit (as defined below) to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. To the Knowledge of Company, no material investigation or review by any Governmental Entity is pending or has been threatened against Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Company or any of its Subsidiaries that has or would reasonably be

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expected to have the effect of prohibiting or materially impairing (A) any business practices of Company and its Subsidiaries, taken as a whole, or (B) the conduct of business by Company and its Subsidiaries as currently conducted.

(b)    Permits. Company and its Subsidiaries hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, certificates, permissions, registrations, qualifications authorizations, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of Company and its Subsidiaries as currently conducted, other than Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole (collectively, “Company Permits” other than Company Environmental Permits (as defined in Section 2.14(d)), which are covered exclusively under Section 2.14). No suspension or cancellation of any of Company Permits is pending or, to the Knowledge of Company, threatened. Company and its Subsidiaries are, and have been at all times since January 1, 2008, in compliance in all material respects with the terms of the Company Permits.

(c)    Foreign Corrupt Practices Act; Export Control Laws. Neither Company nor any of its Subsidiaries (including any of their respective officers or directors) has taken any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder or any similar Legal Requirement relating to bribery or improper influence, except for any such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. Company and each of its Subsidiaries is currently conducting, and have at all times since their inception conducted, their respective businesses in compliance in all material respects with and not in violation of any export control Legal Requirement, trade embargo or the anti-boycott provisions of any applicable Legal Requirements.

2.9    Litigation. Except as set forth in Section 2.9 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator (a) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the transactions contemplated hereby or (b) that, either individually or in the aggregate with all claims, suits, actions or proceedings, have had or would reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. To the Knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any claim or proceeding or the type described in clause “(a)” or clause “(b)” of the first sentence of this Section 2.9.

2.10    Brokers’ and Finders’ Fees. Except for fees payable to Oppenheimer & Co. Inc., no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Company. A copy of the engagement letter with Oppenheimer & Co. Inc. relating to the transactions contemplated by this Agreement has been provided to Parent.

2.11    Transactions with Affiliates. Except as set forth in the Designated Company SEC Reports, since the date of Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.12    Employee Benefit Plans and Labor Matters.

(a)    Definitions.

(i)    “Company Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, program, policy, practice, Contract, or other arrangement providing for

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compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by Company or any ERISA Affiliate thereof for the benefit of two or more Company Employees, or with respect to which Company or any ERISA Affiliate has any liability or obligation.

(ii)    “Company Employee” shall mean any current or former or retired employee, consultant or director of Company or any ERISA Affiliate.

(iii)    “ERISA Affiliate” shall mean each Subsidiary of Company or Parent, as the case may be, and any other Person or entity under common control with Company or Parent, as the case may be, or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder. Section 2.12(a)(iii) of the Company Disclosure Schedule identifies each of Company’s ERISA Affiliates.

(iv)    “Company Employee Agreement” shall mean (A) each management, employment, severance, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Company or any ERISA Affiliate thereof and any current, former or retired executive officer or director of Company and (B) each management, employment, severance, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Company or any ERISA Affiliate thereof and any Company Employee, other than a current, former or retired executive officer or director of Company, that is material either individually or in the aggregate with all such similar Contracts.

(b)    Schedule. Section 2.12(b) of the Company Disclosure Schedule contains a true, complete and correct list of each Company Benefit Plan and each Company Employee Agreement. Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, neither Company nor any ERISA Affiliate thereof has any plan or commitment to establish, adopt or enter into any new Company Benefit Plan or Company Employee Agreement or to modify any Company Benefit Plan or Company Employee Agreement (except to the extent required by Legal Requirements or to conform any such Company Benefit Plan or Company Employee Agreement to any applicable Legal Requirements, or as required by this Agreement) that would reasonably be expected to result in material liability to Company and its ERISA Affiliates, taken as a whole.

(c)    Documents. Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Benefit Plan and each Company Employee Agreement required to be disclosed pursuant to Section 2.12(b) above including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Company Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iv) if any Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Company Employee or Company Employees relating to any Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability material to Company and its Subsidiaries, taken as a whole; (viii) all material correspondence to or from any governmental agency relating to any Company Benefit Plan; and (ix) the three most recent plan years’ discrimination tests for each Company Benefit Plan for which such tests are required.

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(d)    Benefit Plan Compliance.

(i)    With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of Company, there exists no condition or set of circumstances, in connection with which Company or any of its ERISA Affiliates would be subject to any liability under ERISA, the Code or any other applicable Legal Requirement material to Company and its Subsidiaries, taken as a whole.

(ii)    Each Company Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Legal Requirements and the terms of any applicable collective bargaining agreements. Each Company Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals that, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to Company and its Subsidiaries, taken as a whole. For purposes of clarification, each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Company Benefit Plan as to its qualified status under the Code, and, to the Knowledge of Company, nothing has occurred that could reasonably expected to adversely affect such determination or opinion. All amendments required to maintain each such Company Benefit Plan’s compliance with applicable law, including the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented. Except as required by Legal Requirements, no condition exists that would prevent Company from terminating or amending any Company Benefit Plan at any time for any reason without material liability to Company and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii)    No material written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to a Company Employee by an authorized Company Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans that would reasonably be expected to result in material liability to Company and its ERISA Affiliates, taken as a whole. Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has entered into any Contract, arrangement or understanding, whether written or oral, with any trade union, works council or other Company Employee representative body or any material number or category of its Company Employees that would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv)    There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of Company, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any material claim, which would reasonably be expected to result in material liability to Company and its Subsidiaries, taken as a whole. With respect to each Company Benefit Plan, (i) Company has not incurred any material liability in connection with a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA; (ii) there are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by any governmental authority with respect to any Company

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Benefit Plan; (iii) no matters are currently pending with respect to any Company Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority; and (iii) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in material liability to Company, any ERISA Affiliate thereof, or any of their respective employees.

(e)    Plan Funding. With respect to Company Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the Company Financials. The assets of each Company Benefit Plan that is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(f)    Status of Plans. No Company Benefit Plan is, and neither Company nor any ERISA Affiliate thereof currently maintains, contributes to or participates in, nor does Company or any ERISA Affiliate thereof have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. No Company Benefit Plan provides health benefits that are not fully insured through an insurance contract (with the exception of any medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code).

(g)    Continuation Coverage. Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, no Company Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither Company nor any ERISA Affiliate thereof has ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or, individually or in the aggregate, as has not resulted or would not reasonably be expected to result in material liability to Company and its ERISA Affiliates, taken as a whole.

(h)    Effect of Transaction. Except as set forth in Section 2.12(h) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or Company Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration of any material payment, forgiveness of material indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any Company Employee.

(i)    Section 409A. Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, each Company Benefit Plan, Company Employee Agreement, or other Contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan, Company Employee Agreement, or other Contract, plan, program, agreement, or arrangement. Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, neither

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Company nor any ERISA Affiliate thereof is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code. Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, no Company Option or other right to acquire Company Common Stock or other equity of Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such Company Option or other right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise of disposition of such stock Company Option or right, or (iii) has been granted after December 31, 2004, with respect to any class of stock of Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

(j)    Stock Option Grant Practices. Company’s stock option grant practices (i) comply with all applicable Company Stock Plans, stock exchange rules and applicable Legal Requirements, except for any such failure to comply, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole and (ii) have been fairly presented in accordance with GAAP in the Company Financials. All outstanding stock options have exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Legal Requirements, in each case except for any such failures, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, Company has no ongoing internal review of any past or current stock option practice, and Company is not aware of the existence of any reports on any such reviews completed since January 1, 2008.

(k)    Labor. Except as set forth in Section 2.12(k) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is presently a party to, bound by or has a duty to bargain for, any collective bargaining agreement, trade union agreement, work council, employee representative agreement, union contract, or information or consultation agreement, other than national or industry-wide agreements, with respect to employees and no collective bargaining agreement is being negotiated by Company or any of its Subsidiaries. Except as set forth in Section 2.12(k) of the Company Disclosure Schedule, to the Knowledge of Company, there are no activities or proceedings of any labor union to organize any employees of Company or any of its Subsidiaries. There has not been any labor dispute, strike or work stoppage against Company or any of its Subsidiaries or, to the Knowledge of Company, threatened or reasonably anticipated that would reasonably be expected to materially interfere with the business activities of Company and its Subsidiaries, taken as a whole. None of Company, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any of its Subsidiaries, except, individually or in the aggregate, as has not had and as would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. Neither Company nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied and that is material to Company and its Subsidiaries, taken as a whole.

(l)    Employment Matters. Company is, and since January 1, 2008 has been, in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

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(m)    International Employee Matters.

(i)    With respect to each Company Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers Company Employees residing or working outside the United States, (A) the Company Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirements, (B) all contributions and expenses that are required to be made have been made or properly accrued, (C) with respect to any such Company Benefit Plan that is intended to be eligible to receive favorable tax treatment under the Legal Requirements applying to such Company Benefit Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied, and (D) no liability which could be material to Company and its ERISA Affiliates, taken as a whole, exists or reasonably could be imposed upon the assets of Company or any of its ERISA Affiliates by reason of any such Company Benefit Plan, other than to the extent reflected on the Company Financials.

(ii)    There is no term of employment for any Company Employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such Company Employee (A) to treat the change of control as a breach of any Contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

2.13    Title to Properties.

(a)    Leases. Section 2.13(a) of the Company Disclosure Schedule sets forth a list of all real property leases or other Contracts for the occupancy of real property to which Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof, and all amendments, guaranties and modifications thereof (each, a “Company Lease”). Except as set forth in the Company Leases or as disclosed in the Company Disclosure Schedule, no party has a right to occupy any of the premises subject to a Company Lease (“Company Leased Property”) except for Company or its Subsidiaries. Company has made available to Parent a true, complete and correct copy of each Company Lease. All such Company Leases are valid and in full force and effect against Company or any Subsidiary of Company party thereto and, to the Knowledge of Company, each other party thereto, except that such enforceability may be subject to the Bankruptcy and Equity Exception, and, with respect to Company or any of its Subsidiaries, under any of such leases, no rental payments are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except, individually or in the aggregate, as has not had and would not reasonable be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. Neither Company nor any of its Subsidiaries has ever owned any real property.

(b)    Properties. There are no pending or, to the Knowledge of Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect Company’s leasehold interest in Company Leased Property. To the Knowledge of Company, there are no facts or conditions that would, in the aggregate, reasonably be expected to have a material and adverse effect on the transferability, ability to finance, ownership, leasing, use, development, occupancy or operation of any such real property. Neither Company nor any Subsidiary thereof has received any written notice from any insurance company of any defects or inadequacies in any Company Leased Property or any part thereof that would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than Company or any of its Subsidiaries) the right of use or occupancy of any portion of the Company Leased Property.

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(c)    Valid Title. Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to Company and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due that are owed in respect of Taxes or (ii) Liens that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.14    Environmental Matters.

(a)    For purposes of this Agreement, the following terms have the meanings provided below.

(i)    “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (as defined in Section 2.14(a)(ii)) (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials (as defined in Section 2.14(b)).

(ii)    “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or indoor or outdoor air.

(iii)    “Environmental Law” means any Legal Requirement or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wild life, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other persons.

(b)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, no amount of any substance, emission, or waste that has been designated by any Governmental Entity or by any applicable Environmental Law as radioactive, toxic, hazardous, biohazardous, or a danger to health, reproduction or the environment, or a pollutant or contaminant, including PCBs, friable asbestos, petroleum, urea-formaldehyde, oil, petroleum and petroleum products (including fractions thereof), including substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or pursuant to analogous state or foreign Legal Requirements, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”), is present as a result of the actions of Company or any of its Subsidiaries, or, to the Knowledge of Company, as a result of any actions of any third party or otherwise, in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries currently owns, operates, occupies or leases. Neither Company nor any Subsidiary thereof has any liabilities or obligations arising from the Release of any Hazardous Materials into the Environment, except for such liabilities or obligations, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

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(c)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, Company and its Subsidiaries are in compliance with and have at all times during the past five years complied with applicable Environmental Laws.

(d)    Company and its Subsidiaries hold all Permits issued under or pursuant to Environmental Laws that are required for the operation of the business of Company and its Subsidiaries as currently conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole (“Company Environmental Permits”). No suspension or cancellation of any of the Company Environmental Permits is pending or, to the Knowledge of Company, threatened. Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Environmental Permits.

(e)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of Company, investigation, inquiry, information request or proceeding is pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries arising out of Environmental Laws, whether from a Governmental Entity, citizens group, Company Employee or third party.

(f)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, neither Company nor any of its Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws.

(g)    Company and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(h)    Company and its Subsidiaries have made available to Parent all material environmental site assessments and audit reports prepared within the last five years and in their possession, custody or control relating to premises currently or previously owned or operated by Company or any Subsidiary thereof.

(i)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, neither Company nor any of its Subsidiaries have any liability or obligation arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any liabilities or obligations arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials.

(j)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, no underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that Company or any Subsidiary thereof has at any time owned, operated, occupied or leased.

2.15    Contracts.

(a)    Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i)    any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or its Subsidiaries;

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(ii)    any employment, severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment, in each case, under which Company or any of its Subsidiaries may have continuing obligations as of the date hereof, with (A) any current or former executive officer or other employee of Company who earned or is expected to earn an annual base salary in excess of $200,000 during the fiscal year ended December 31, 2009 or the fiscal year ending December 31, 2010, respectively, or (B) any member of Company’s Board of Directors;

(iii)    any Contract or plan, including any stock plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)    any agreement of indemnification or any guaranty under which Company or any of its Subsidiaries has continuing obligations as of the date hereof, other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products (including CODECs) in the ordinary course of business;

(v)    any Contract containing any covenant (A) limiting the right of Company or any of its Subsidiaries to engage in any material line of business, to make use of any material Intellectual Property or to compete with any Person in any material line of business or geographic area, (B) granting exclusive rights, or (C) otherwise prohibiting Company or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies;

(vi)    any Contract relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(vii)    any Contract governing the terms of any material ownership or investments of Company or any of its Subsidiaries in any other Person or business enterprise other than Company’s Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which Company or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than Company’s Subsidiaries;

(viii)    any dealer, distributor, joint marketing or development agreement under which Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and that may not be canceled without penalty upon notice of 60 days or less, or any agreement pursuant to which Company or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by Company or any of its Subsidiaries and that may not be terminated without penalty upon notice of 60 days or less;

(ix)    any Contract to license any third party to manufacture or reproduce any products, services or technology of Company or its Subsidiaries or any Contract to sell or distribute any of such products, services or technology, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of 60 days or less and substantially in the form previously provided to Parent;

(x)    any Contract containing any support, maintenance or service obligation on the part of Company or any of its Subsidiaries, which represents a value or liability in excess of $150,000 on an annual basis, other than (A) those obligations that are terminable by Company or any of its Subsidiaries on no more than 60 days notice without liability or financial obligation to Company or its Subsidiaries or (B) purchase orders with end-user customers entered into in the ordinary course of business consistent with past practice;

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(xi)    any Contract for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments in excess of $250,000;

(xii)    any dispute settlement agreement with continuing material obligations thereunder entered into within five years prior to the date of this Agreement;

(xiii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business; or

(xiv)    any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

(b)    Schedule. Section 2.15(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company Material Contracts to which Company or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 2.15(a)(i) through 2.15(a)(xiv) hereof other than those listed as an exhibit to Company’s most recent Annual Report on Form 10-K.

(c)    No Breach. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms except to the extent it has previously expired in accordance with its terms and except as enforceability may be subject to the Bankruptcy and Equity Exception. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is in violation of any provision of, or has failed to perform any act that, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, and, since January 1, 2008, neither Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract, in each case in such a manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or other remedies, for any or all of such breaches, violations or defaults, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, to the Knowledge of Company, no third party has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Material Contract. Company has not received any written notice or other communication, nor to the Knowledge of Company has there been an oral notice or communication to Company, from any customer or other party to a Company Material Contract that such customer or other party expects to cease dealing with or materially reduce its orders from Company and its Subsidiaries.

2.16    Insurance. Company maintains insurance policies covering Company, its Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, against such losses and risks and in such amounts as are customary for the businesses in which Company and its Subsidiaries are currently engaged. Except as set forth in Section 2.16 of the Company Disclosure Schedule, as of the date hereof, such policies are in full force and effect, and, since January 1, 2008, none of Company or its Subsidiaries has received notice or other communication of cancellation or invalidation, or refusal of any coverage or rejection of any material claim under any insurance policy. There is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Company or its Subsidiaries involving an amount in excess of $100,000 in any individual case or $500,000 in aggregate.

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2.17    Disclosure. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in connection with the First Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the “Proxy Statement/Prospectus”) will, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of Parent and Company and at the time of the Parent and Company Stockholders’ Meetings (as defined in Section 5.2(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time before the Effective Time of the First Merger, Company obtains Knowledge of any event relating to Company or any of its affiliates, officers or directors that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus about Parent supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

2.18    Board Approval. The Board of Directors of Company has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, (a) determined that the First Merger is fair to, and in the best interests of, Company and its stockholders and declared this Agreement and the First Merger to be advisable, (b) approved this Agreement and the transactions contemplated hereby, including the First Merger, (c) recommended that the stockholders of Company adopt this Agreement, and (d) subject to Sections 5.2 and 5.3, directed that the adoption of this Agreement be submitted to Company’s stockholders at the Stockholders’ Meeting of Company.

2.19    Opinion of Financial Advisor. Company’s Board of Directors has received an opinion from Oppenheimer & Co. Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received in the First Merger by the holders of Company Common Stock, other than Company, Parent, Merger Subs and their respective affiliates, is fair, from a financial point of view, to such holders. A signed copy of such opinion will be provided to Parent solely for informational purposes as promptly as practicable following receipt thereof by Company.

2.20    Takeover Statutes. The Board of Directors of Company has taken all necessary actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or the consummation of the First Merger or the other transactions contemplated by this Agreement and the Company Stockholder Voting Agreements.

2.21    Rights Plan. Neither Company nor any of its Subsidiaries has in effect a stockholder rights plan or “poison pill.”

2.22    Shell Company Status. Company is not a “shell company” as that term is defined in Rule 405 promulgated under the Securities Act.

2.23    Privacy/Data Protection.

(a)    Company and its Subsidiaries have used commercially reasonable efforts to (i) make all disclosures to, and obtain all necessary consents from, users, customers and workers (i.e., employees, independent contractors and temporary employees) of Company and its Subsidiaries required by applicable

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law relating to privacy and data security and (ii) file registrations as required with the applicable data protection authority. Company and its Subsidiaries also have ensured that each of them has complied with any cross-border limitation relating to the transfer of Personal Information (as defined below). Company and its Subsidiaries have posted a privacy policy governing its use of data and disclaimers of liability on their web sites, and have complied at all times in all respects with such privacy policy, any public statements made by any of them regarding its privacy practices and all other rules, policies and procedures established from time to time by any of them with respect to Personal Information. Such posted privacy policies cover all of the activities in which Company or its Subsidiaries are engaged including the placement of cookies, the tracking of user activity on a website and the creation of profiles of users; and Company and its Subsidiaries comply with all requests from users, customers and workers to opt-out of the collection, use or disclosure of Personal Information as required by applicable law. As used in this Agreement, “Personal Information” means any information that (alone or in combination with other information held by a Person) can be used to identify a specific individual, including without limitation such individual’s name, address, telephone number, fax number, email address or credit card number.

(b)    There is no action or claim pending, asserted or, to the knowledge of Company, threatened or anticipated against Company or any of its Subsidiaries alleging a violation of privacy, data protection, data security or confidentiality obligations under any applicable Legal Requirements, and no valid basis exists for any such action or claim. The negotiation, execution and consummation of the transactions contemplated by this Agreement, and any disclosure and/or transfer of information, including Personal Information, in connection therewith, will not breach or otherwise cause any violation of any such Legal Requirements relating to privacy, data protection, data security or the collection, use or maintenance of Personal Information relating to users, customers or workers. With respect to all Personal Information gathered or accessed in the course of operations of Company and its Subsidiaries, Company and its Subsidiaries have at all times taken all reasonable measures consistent with industry best practices to ensure that such data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and there has been no unauthorized access to or other misuse, either suspected or actual, of such data.

2.24    No Other Representations and Warranties. Except for the representations and warranties contained in Article III, and any certificate delivered by Parent or Merger Subs in connection with Closing, Company acknowledges and agrees that none of Parent, Merger Subs or any other Person on behalf of Parent or Merger Subs makes, nor has Company relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Subs or with respect to any other information provided to or made available to Company in connection with the transactions contemplated hereunder. Except as provided in Section 5.10, neither Parent, Merger Subs nor any other Person will have or be subject to any liability or indemnification obligation to Company or any other Person resulting from the distribution to Company, or Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Company in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in Article III or in the corresponding section of the Parent Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the Parent Designated SEC Reports (as defined in Section 8.3(f)) or as set forth in the disclosure schedule delivered by Parent and Merger Subs to Company dated as of the date hereof (the “Parent Disclosure Schedule”), Parent and Merger Subs represent and warrant to Company as follows:

3.1    Organization; Standing; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power. Parent and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its

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incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its assets in the manner in which its assets are currently owned, leased and operated and to carry on its business as now being conducted and to perform its obligations under all Contracts by which it is bound and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

(b)    Charter Documents. Parent has delivered or made available to Company true, complete and correct copies of (i) the articles of incorporation (including any certificate of designations) and bylaws of Parent, each as amended to date (collectively, the “Parent Charter Documents”) and (ii) the Subsidiary Charter Documents of each of its Significant Subsidiaries, and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents and each Subsidiary of Parent is not in violation of its respective Subsidiary Charter Documents. Parent has delivered or made available to Company, true, complete and correct copies of (x) the charters of all committees of Parent’s Board of Directors and (y) any code of conduct, corporate governance policies or principles, related party transaction policy, stock ownership guidelines, whistleblower policy, disclosure committee charter or similar codes, policies, or guidelines adopted by Parent.

(c)    Minutes. Parent has made available to Company and its representatives true, complete and correct copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of Parent held since January 1, 2008.

(d)    Subsidiaries. Section 3.1(d) of the Parent Disclosure Schedule lists each Subsidiary of Parent, indicates each Significant Subsidiary of Parent and identifies the jurisdiction of organization for each Subsidiary. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable and are owned by Parent, a wholly owned Subsidiary of Parent, or Parent and another wholly owned Subsidiary of Parent, free and clear of Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of Parent, Parent does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, any other Person. Parent has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

3.2    Capital Structure.

(a)    Capital Stock. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, no par value (the “Parent Preferred Stock”). At the close of business on the Reference Date, 30,636,131 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. No shares of Parent Common Stock or rights to acquire shares of Parent Common Stock are owned or held by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent and all shares of capital stock of Parent that may be issued as contemplated or permitted by this Agreement are duly authorized and are or will be, when issued, validly issued, fully paid and nonassessable and not subject to any preemptive rights, rights of repurchase or forfeiture, right of participation, right of maintenance or any similar right.

(b)    Parent Restricted Stock Units. As of the close of business on the Reference Date: (i) 134,959 shares of Parent Common Stock (including any amounts in cash measured by the value of a number of shares of Parent Common Stock) were subject to issuance as a result of issued and outstanding Parent

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Restricted Stock Units. For purposes of this Agreement, “Parent Restricted Stock Unit” shall mean all restricted stock units and rights to receive shares of Parent Common Stock or an amount in cash measured by the value of a number of shares of Parent Common Stock.

(c)    Stock Options. As of the close of business on the Reference Date: (i) 5,605,165 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options (as defined below) to purchase Parent Common Stock under the applicable Parent Benefit Plans (as defined in Section 3.12(a)(i)) that are stock plans as set forth in Section 3.12(b) of the Parent Disclosure Schedule (the “Parent Stock Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise, granted under or pursuant to the Parent Stock Plans, other than Parent Restricted Stock Units, are referred to in this Agreement as “Parent Options”) and (ii) 1,866,800 shares of Parent Common Stock are reserved for future issuance under the Parent Stock Plans. All shares of Parent Common Stock subject to issuance under the applicable Parent Benefit Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issued, are duly authorized and will be validly issued, fully paid and nonassessable. Except as determined in connection with Parent’s voluntary stock option review described in the Parent SEC Reports (as defined in Section 3.4(a)), all grants of Parent Options were validly issued and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in material compliance with the terms of the applicable Parent Benefit Plan and all applicable Legal Requirements and recorded on the Parent Financials (as defined in Section 3.4(b)) in accordance with GAAP. Each Parent Option currently intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and the per share exercise price of each Parent Option is not less than the fair market value of a share of Parent Common Stock on the applicable date of grant. As of the Reference Date, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards with respect to Parent other than as set forth in Sections 3.2(b) and (c) of the Parent Disclosure Schedule.

(d)    Other Securities. Except as otherwise set forth in this Section 3.2 and Section 3.2(d) of the Parent Disclosure Schedule, as of the Reference Date, there are no securities, subscriptions, options, warrants, calls, rights (whether or not currently exercisable) or Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue (including on a deferred basis), deliver or sell, or cause to be issued, delivered or sold, or otherwise granting Parent or any of its Subsidiaries the right to have a third party issue, deliver or sell to Parent or any of its Subsidiaries, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, warrant, call, right or Contract. There is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries.

(e)    Legal Requirements; No Repurchase or Disposition Obligations. All outstanding shares of Parent Common Stock, all outstanding Parent Options, all outstanding Parent Restricted Stock Units and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in material compliance with, except as determined in connection with Parent’s voluntary stock option review described in the Parent SEC Reports, (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts and no such issuance or grant involved any “back- dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). Except for shares subject to Parent Restricted Stock Units, as of the Reference Date, there are not any outstanding Contracts of Parent or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Parent and its Subsidiaries have not entered into any swaps, caps, collars, floors or other derivative contracts or securities relating to interest rates, equity securities, debt securities or commodities.

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Neither Parent nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries.

(f)    No Changes. Since the Reference Date, there has been no change in (i) the outstanding capital stock of Parent, (ii) the number of Parent Options outstanding, (iii) the number of shares subject to Parent Restricted Stock Units or (iv) the number of other options, warrants or other rights to purchase capital stock of Parent, other than (A) pursuant to the exercise, vesting or settlement of Parent Options or Parent Restricted Stock Units outstanding as of the Reference Date, issued pursuant to Parent Stock Plans, or (B) repurchases from Parent Employees (as defined in Section 3.12(a)(ii)) following termination of employment pursuant to the terms of applicable pre-existing stock option, restricted stock unit or purchase Contracts.

(g)    Merger Sub I Capital Stock. The authorized capital stock of Merger Sub I consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Merger Sub I and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub I was formed solely for purposes of effecting the First Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub I does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub I carried on any business activities other than in connection with the First Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub I have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

(h)    Merger Sub II. Parent is the sole member of Merger Sub II, and at the Effective Time of the Second Merger will be the sole member of Merger Sub II, and there are (i) no other equity interests or voting securities of Merger Sub II, (ii) no securities of Merger Sub II convertible into or exchangeable for membership units or voting securities of Merger Sub II and (iii) no options or other rights to acquire from Merger Sub II, and no obligations of Merger Sub II to issue, any membership units, voting securities or securities convertible into or exchangeable for membership units or voting securities of Merger Sub II. Merger Sub II was formed solely for purposes of effecting the Second Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub II does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub II carried on any business activities other than in connection with the Second Merger and the transactions contemplated by this Agreement.

3.3    Authority; Non-Contravention; Necessary Consents.

(a)    Authority. Parent and each Merger Sub has all requisite corporate or limited liability power and authority to enter into this Agreement and, subject to obtaining the approval of Parent’s stockholders as set forth in Section 6.1(a) hereof, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Merger Subs and the consummation by Parent and the Merger Subs of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Subs and no other corporate or other proceedings on the part of Parent or Merger Subs are necessary to authorize the execution and delivery of this Agreement or to consummate the Transaction, including the Share Issuance and the other transactions contemplated hereby, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub I and the sole member of Merger Sub II (which shall occur promptly after the execution and delivery of this Agreement), and the approval by Parent’s shareholders of the First Merger and the Share Issuance. The affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock, which are entitled to one vote per share, is the only vote of the holders of any class or series of Parent capital stock or other securities necessary to approve and consummate the Transaction and the other transactions contemplated hereby, including the Share Issuance.

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There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. This Agreement has been duly executed and delivered by Parent and Merger Subs and, assuming due execution and delivery by Company, constitutes a valid and binding obligation of Parent and Merger Subs, enforceable against Parent and Merger Subs in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)    Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Subs do not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by Parent and Merger Subs will not: (i) conflict with or violate any provision of any of the Parent Charter Documents or the certificate of incorporation or bylaws or certificate of formation of Merger Subs or any Subsidiary Charter Documents of any other Subsidiary of Parent, (ii) subject to the approvals contemplated in Section 5.2 and compliance with the requirements set forth in or disclosed pursuant to Sections 3.3(a) and 3.3(c) and the applicable provisions of the DGCL, CCC, DLCA, the HSR Act, if applicable, any applicable foreign anti-trust Legal Requirements and the listing requirements of Nasdaq, conflict with or violate any material Legal Requirement applicable to Parent, Merger Subs or any of Parent’s other Subsidiaries or by which Parent, Merger Sub or any of Parent’s other Subsidiaries or any of their respective properties is bound or affected, (iii) conflict with or violate any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or any right under any Contract with any Governmental Entity that is held by Parent or any of its Subsidiaries or that otherwise relates to the business or assets of Parent or its Subsidiaries or (iv) subject to obtaining the consents set forth in Section 3.3(c) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries or result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Parent IP (as defined in Section 3.7(a)(i)), or the transfer of any material asset of Parent to any Person pursuant to, any Parent Material Contract (as defined in Section 3.15(a)), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

(c)    Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the First Merger and other transactions contemplated hereby, except for: (i) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, and the effectiveness of the Registration Statement in accordance with the Securities Act, (iii) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 145 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, and the comparable laws of any foreign country reasonably determined by the parties to be required, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by Nasdaq, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (vii) such other consents, clearances, authorizations, filings, approvals, orders, declarations and registrations with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations,

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declarations and filings set forth in (i) through (vii) are referred to herein as the “Parent Necessary Consents” and together with the Company Necessary Consents are referred to as the “Necessary Consents.”

3.4    SEC Filings; Financial Statements.

(a)    SEC Filings. Parent has filed all required registration statements, proxy statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since April 1, 2008. Parent has made available to Company all such registration statements, proxy statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, proxy statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. All Parent SEC Reports (x) were filed on a timely basis (subject to compliance with Rule 12b-25 under the Exchange Act), (y) at the time filed, were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Parent has heretofore made available to Company true, complete and correct copies of all exhibits filed and all material correspondence with the SEC since April 1, 2008 that are not publicly available through the SEC’s EDGAR database. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Reports.

(b)    Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (as amended), including any Parent SEC Reports filed after the date hereof until the Closing (the “Parent Financials”), as of their respective dates: (i) complied or when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC which were not, or are not expected to be, material in amount or effect). The balance sheet of Parent as of December 31, 2009, contained in the Parent SEC Reports is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries is a party to, has been a party to since January 1, 2008, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

(c)    No Undisclosed Liabilities. There are no liabilities of Parent or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise, other than:

(i)    liabilities disclosed or provided for in the Parent Balance Sheet or in the notes thereto;

(ii)    liabilities incurred in the ordinary course of business since the date of the Parent Balance Sheet;

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(iii)    liabilities for performance of obligations of Parent and its Subsidiaries pursuant to the express terms of Parent Contracts;

(iv)    liabilities arising, or expressly permitted to be incurred, under this Agreement (including legal and accounting fees, filing fees, and other transactional expenses resulting from the transactions contemplated by this Agreement);

(v)    liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole; and

(vi)    liabilities that have been disclosed in Section 3.4(c) of the Parent Disclosure Schedule.

(d)    Internal Controls and Procedures. Parent maintains, and at all times since April 1, 2008 has maintained, disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by, Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Parent has delivered or made available to Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Parent is, and has been at all times since June 17, 2008 in compliance in all material respects with the applicable listing requirements of Nasdaq and has not received any notice since that date asserting any non-compliance with the listing requirements of Nasdaq. The principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Parent and each of its Subsidiaries maintains, and at all times since April 1, 2008 has maintained, a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Parent Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements of Parent and its Subsidiaries. Parent has delivered or made available to Company accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2009, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of March 31, 2009. Parent’s management is completing its assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2010, and Parent has no reason to believe that upon completion of such assessment Parent will not be able to conclude that such controls were effective and that Parent’s independent registered accountant will not be able to issue an attestation report concluding that Parent maintained effective internal control over financial reporting as of March 31, 2010. To the Knowledge of Parent, since April 1, 2008, neither Parent nor any of its Subsidiaries

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(including any Parent Employee), nor Parent’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent and its Subsidiaries, (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other Parent Employees, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the Parent Financials, Parent has disclosed to Company all deficiencies and weaknesses identified in writing by Parent or Parent’s independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by Parent and its Subsidiaries.

(e)    Sarbanes-Oxley Act; Nasdaq. Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f)    Independent Auditors. BDO Seidman, LLP, Parent’s auditors for the fiscal years ended March 31, 2008 and 2009, was at all time during its engagement by Parent, and Armanino McKenna LLP, Parent’s current auditors, is and has been at all times since its engagement by Parent, (x) “independent” with respect to Parent within the meaning of Regulation S-X promulgated by the SEC and (y) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board. All non-audit services performed by Parent’s auditors for Parent or its Subsidiaries that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

3.5    Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not been (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole; or (ii) any other action or event that would have required the consent of Company pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

3.6    Taxes.

(a)    Parent and each of its Subsidiaries have properly filed on a timely basis all material Tax Returns that they were required to file, and all such Tax Returns were true, complete and correct in all material respects. Each of Parent and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Parent and its Subsidiaries through the date of such financial statements and all unpaid Taxes of Parent and each of its Subsidiaries for all tax periods commencing after the date of such financial statements arose in the ordinary course of business consistent with past practice. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of Parent, proposed, against Parent or any of its Subsidiaries, and, except as set forth in Section 3.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension remains in effect.

(b)    Except as set forth in Section 3.6(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld and material to Parent and its Subsidiaries taken as a whole.

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(c)    No audit or other examination of any material Tax Return of Parent or any of its Subsidiaries is in progress as of the date hereof, nor has Parent or any of its Subsidiaries been notified in writing as of the date hereof of any request for such an audit or other examination.

(d)    Parent has made available (for this purpose in the Parent electronic data room or otherwise) to Company copies of all material Tax Returns for Parent and each of its Subsidiaries filed for all periods beginning April 1, 2006 or later.

(e)    Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the First Merger and the Second Merger.

(f)    Neither Parent nor any of its Subsidiaries has engaged in or is currently engaged in a “reportable transaction,” as set forth in Treasury Regulations section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulations section 1.6011-4(b)(2).

(g)    Neither Parent nor any of its Subsidiaries has taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that would cause the First Merger and the Second Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

(h)    There is no Contract, plan or arrangement to which Parent or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Parent or any of its Subsidiaries, that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(i)    Neither Parent nor any of its Subsidiaries (A) has any actual or potential liability under Treasury Regulations section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Parent or any of its Subsidiaries, or (B) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(j)    Neither Parent nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, determined without regard to Section 280G(b)(4)(B) of the Code. There is no Contract, plan or arrangement to which Parent or any ERISA Affiliate thereof is a party or by which it is bound to compensate any Parent Employee for excise taxes paid pursuant to Section 4999 of the Code. There are no persons who Parent reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

3.7    Intellectual Property.

(a)    Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i)    “Parent IP” shall mean any Intellectual Property owned by Parent or any of its Subsidiaries and material to the conduct of the business of Parent and its Subsidiaries, taken as a whole.

(ii)    “Parent IP Contract” shall mean any Contract to which Parent or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest in any Parent IP (other than “shrink wrap” and similar widely available commercial end-user licenses).

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(iii)    “Parent Licensed IP” shall mean any Intellectual Property licensed by Parent or any of its Subsidiaries from a third party and material to the conduct of the business of Parent and its Subsidiaries, taken as a whole.

(iv)    “Parent Products” shall mean all products or service offerings of Parent that, since January 1, 2008, have been marketed, sold or distributed, or that Parent currently intends to market, sell or distribute, including any products or service offerings currently under development.

(v)    “Parent Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, Parent or any of its Subsidiaries and material to the conduct of the business of Parent and its Subsidiaries, taken as a whole.

(vi)    “Parent Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any Parent Licensed IP to Parent or its Subsidiaries.

(b)    Parent Intellectual Property.

(i)    Generally. Parent and its Subsidiaries own and possess, or have the right to use pursuant to valid and enforceable Contracts, all material Intellectual Property used and/or necessary for the operation of the business of Company and its Subsidiaries as presently conducted, including in the design, development, manufacture, use, import and sale of Company Products. Each item of Intellectual Property owned or used by Parent or any of its Subsidiaries immediately prior to the Closing hereunder and material to the business of Parent and its Subsidiaries, taken as a whole, will be owned or available for use by Parent and its Subsidiaries on materially identical terms and conditions immediately subsequent to the Closing hereunder.

(ii)    Registered Intellectual Property; Proceedings. Section 3.7(b)(ii) of the Parent Disclosure Schedule contains a complete and accurate list of (i) all material Parent Registered Intellectual Property and specifies, where applicable, (A) the jurisdictions in which each such item of Parent Registered Intellectual Property has been issued or registered, (B) the filing and/or issue dates and (C) the corresponding application and registration numbers and similar identifiers. Except as set forth in Section 3.7(b)(ii) of the Parent Disclosure Schedule, no proceedings or actions of any nature (including any interferences, oppositions, reissues or reexaminations) are, or since January 1, 2008 have been, pending or, to the Knowledge of Parent, threatened, before any court or tribunal (including the PTO) or equivalent authority anywhere else in the world) related to any Parent Registered Intellectual Property, including in which the scope, validity or enforceability of any material Parent Registered Intellectual Property is being, or could reasonably be expected to be, contested or challenged.

(iii)    Registration. To the Knowledge of Parent, each item of Parent Registered Intellectual Property that is material to the business of Parent or its Subsidiaries (A) is valid, subsisting and enforceable except where the absence of such validity, subsistence or enforceability has not had and would not reasonably be expected to have a Material Adverse Effect and (B) has not been abandoned or passed into public domain. All necessary registration, maintenance and renewal fees in connection with each item of Parent Registered Intellectual property have been paid and all necessary documents and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United Sates or foreign jurisdictions, as the case may be (including the PTO and the U.S. Copyright Office), for the purposes of maintaining such Parent Registered Intellectual Property.

(iv)    Intellectual Property Contracts. Neither Parent nor any of its Subsidiaries is in material breach of any Parent IP Contracts or any Parent Third Party IP Contracts (other than “shrink wrap” and similar widely available commercial end-user licenses) and, to Parent’s Knowledge, no other party has materially failed to perform under any of the Parent IP Contracts or Parent Third Party IP Contracts.

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Section 3.7(b)(iv) of the Parent Disclosure Schedule contains a complete and accurate list of all material Parent Third Party IP Contracts and all material Parent IP Contracts.

(c)    Ownership.

(i)    No Parent IP is as of the date hereof subject to any legal proceeding or outstanding legal decree, order, judgment or stipulation restricting in any material manner, the use, transfer, or licensing thereof by Parent or any of its Subsidiaries.

(ii)    Parent and/or its Subsidiaries owns each item of Parent IP free and clear of any Lien (other than pursuant to licenses to consumer end users or other customers granted in the ordinary course of business of Parent and/or its Subsidiaries).

(d)    Non-Infringement. To the Knowledge of Parent, (i) the design, development, manufacture, use, import, sale and licensing of Parent Products, or the conduct of the business of Parent and/or its Subsidiaries, does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction; (ii) there are no claims pending, nor since January 1, 2008, has any claim been made or threatened in writing against Parent, claiming that any of the Parent Products, or the conduct of the business of Parent and/or its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property of any third party. Except as set forth in Section 3.7(d) of the Parent Disclosure Schedule, neither Parent, nor any of its Subsidiaries, has received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation (including any claim that Parent or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), and Parent is not aware of any facts that would indicate a likelihood of the foregoing.

(e)    Intellectual Property Contracts.

(i)    To the Knowledge of Parent, each Parent Third Party IP Contract is legal, valid, binding, enforceable, in full force and effect and, except as set forth in Section 3.7(e)(i) of the Parent Disclosure Schedule, fully paid (and not subject to the payment of any fees, royalties or other payments). Neither Parent, nor any of its Subsidiaries, has received any notice that any Parent Licensed IP is subject to any outstanding injunction, judgment, order, decree, ruling or charge.

(ii)    Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will automatically result in the breach, modification, cancellation, termination or suspension of any Parent Third Party IP Contract.

(iii)    Neither this Agreement nor the transactions contemplated by this Agreement will result in (A) any third party being automatically granted rights, license, interest or access to, or the placement in or release from escrow, of any Parent IP, (B) Parent or any of its Subsidiaries automatically granting to any third party any right in any Parent IP, or (C) a loss of or Lien on any Parent IP or (D) Parent or any of its Subsidiaries automatically being obligated contractually to pay any material royalties or other material amounts to any third party in excess of those payable in the ordinary course of business by Parent or its Subsidiaries prior to the Closing.

(iv)    None of Parent or its Subsidiaries has transferred title to, or granted any exclusive license with respect to, any material Company IP.

(f)    Third-Party Infringement. As of the date hereof, there are no legal proceedings or written threats of legal proceedings in which Parent or its Subsidiaries have alleged the misappropriation or infringement of Parent IP. To the Knowledge of Parent, no third party is infringing, violating or misappropriating or has infringed, violated or misappropriated in any material respect any of the Parent IP.

(g)    Trade Secret Protection. With respect to Parent IP, Parent and each of its Subsidiaries have taken commercially reasonable steps to protect the rights of Parent and its Subsidiaries in Parent’s and its

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Subsidiaries’ confidential information and trade secrets and any trade secrets or confidential information of third parties provided to Parent or any of its Subsidiaries under an obligation of confidentiality.

(h)    Protection of Parent IP. To the Knowledge of Parent, Parent and its Subsidiaries have taken all necessary and reasonable actions to maintain and protect all of the Parent IP. Without limiting the generality of the foregoing:

(i)    Parent and its Subsidiaries have secured from their employees and third party contractors who have created any portion of, or otherwise have any rights in or to, Parent IP valid and enforceable written confidentiality agreements relating to, and assignments of, any such work, invention, improvement or other rights, and no such employee or independent contractor has retained or been granted back any rights in or to such work, invention, improvement or other rights.

(ii)    to the Knowledge of Parent, no employee or independent contractor of Parent or any of its Subsidiaries is in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality;

(iii)    no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Parent IP or Parent Products;

(iv)    Parent and its Subsidiaries have taken reasonable measures to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary and confidential information included in the Parent IP; and

(v)    Parent is not now and has never been a member of, or a contributor to, any industry standards body or similar organization that obligates Parent or any of its Subsidiaries to grant or offer to any other Person any license or right to any Parent IP, other than grants of reasonable and non discriminatory (“RAND”) licenses.

(i)    Source Code. Parent and its Subsidiaries own and possess source code for all Parent Product software owned or purported to be owned by Parent. Except as set forth in Section 3.7(i) of the Parent Disclosure Schedule, no source code for any Parent Product included in the Parent IP has been delivered, licensed or made available by Parent, any of its Subsidiaries or any of their authorized licensees or designees outside the ordinary course of business to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of Parent. Neither Parent, nor any of its Subsidiaries, is under any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Parent Product included in the Parent IP to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of Parent. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure pursuant to an arrangement or obligation described above of any source code for any Parent Product included in the Parent IP to any other Person who is not, as of the date of this Agreement, an employee or consultant of Parent.

(j)    Bug, Defects or Errors. To the Knowledge of Parent, no Parent Product commercially distributed or supported by Parent or any of its Subsidiaries in the two-year period prior to the date of the Agreement, contains any bug, defect or error that materially and adversely affects the use, functionality or performance of any such Parent Product or system containing or used in conjunction with Parent Products.

3.8    Compliance; Permits.

(a)    Compliance. Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries is, or at any time since January 1, 2008 has been, in conflict with, or in default or in violation of, (i) any Legal Requirement applicable to Parent or any of its Subsidiaries or by which Parent

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or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, or (ii) any Contract or Permit to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. To the Knowledge of Parent, no material investigation or review by any Governmental Entity is pending or has been threatened against Parent or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting or materially impairing (A) any business practices of Parent and its Subsidiaries, taken as a whole, or (B) the conduct of business by Parent and its Subsidiaries as currently conducted.

(b)    Permits. Parent and its Subsidiaries hold all Permits that are required for the operation of the business of Parent and its Subsidiaries as currently conducted, other than Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (collectively, “Parent Permits” other than Parent Environmental Permits (as defined in Section 3.14(c)), which are covered exclusively under Section 3.14). No suspension or cancellation of any of Parent Permits is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries are, and have been at all times since January 1, 2008, in compliance in all material respects with the terms of the Parent Permits.

(c)    Foreign Corrupt Practices Act; Export Control Laws. Neither Parent nor any of its Subsidiaries (including any of their respective officers or directors) has taken any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder or any similar Legal Requirement relating to bribery or improper influence, except for any such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries is currently conducting, and have at all times since their inception conducted, their respective businesses in compliance in all material respects with and not in violation of any export control Legal Requirement, trade embargo or the anti-boycott provisions of any applicable Legal Requirements.

3.9    Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator (a) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the transactions contemplated hereby or (b) that either individually or in the aggregate with all claims, suits, actions or proceedings, have had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a reasonable basis for the commencement of any claim or proceeding or the type described in clause “(a)” or clause “(b)” of the first sentence of this Section 3.9.

3.10    Brokers’ and Finders’ Fees. Except for fees payable to Jefferies & Company, Inc. pursuant to an engagement letter dated May 29, 2010, no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Parent.

3.11    Transactions with Affiliates. Except as set forth in the Designated Parent SEC Reports, since the date of Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.12    Employee Benefit Plans and Labor Matters.

(a)    Definitions.

(i)    “Parent Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any other material plan, program, policy, practice, Contract, or other arrangement providing for compensation, severance, termination pay, deferred compensation,

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performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by Parent or any ERISA Affiliate thereof for the benefit of two or more Parent Employees, or with respect to which Parent or any ERISA Affiliate thereof has any liability or obligation.

(ii)    “Parent Employee” shall mean any current or former or retired employee, consultant or director of Parent or any ERISA Affiliate.

(iii)    “Parent Employee Agreement” shall mean (A) each management, employment, severance, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Parent or any ERISA Affiliate and any current, former or retired executive officer or director of Parent and (B) each management, employment, severance, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Parent or any ERISA Affiliate and any Parent Employee, other than a current, former or retired executive officer or director of Parent, that is material either individually or in the aggregate with all such similar Contracts.

(b)    Schedule. Section 3.12(b) of the Parent Disclosure Schedule contains a true, complete and correct list of each Parent Benefit Plan, each Parent Employee Agreement and each of Parent’s ERISA Affiliates. Neither Parent nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Parent Benefit Plan or Parent Employee Agreement or to modify any Parent Benefit Plan or Parent Employee Agreement (except to the extent required by Legal Requirements or to conform any such Parent Benefit Plan or Parent Employee Agreement to any applicable Legal Requirements, or as required by this Agreement) that would reasonably be expected to result in material liability to Parent and its ERISA Affiliates, taken as a whole.

(c)    Documents. Parent has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Parent Benefit Plan and each Parent Employee Agreement required to be disclosed pursuant to Section 3.12(b) above including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Parent Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Benefit Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Benefit Plan; (iv) if any Parent Benefit Plan is funded, the most recent annual and periodic accounting of Parent Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Parent Employee or Parent Employees relating to any Parent Benefit Plan and any proposed Parent Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability material to Parent and its Subsidiaries, taken as a whole; (viii) all material correspondence to or from any governmental agency relating to any Parent Benefit Plan; and (ix) the three most recent plan years’ discrimination tests for each Parent Benefit Plan for which such tests are required.

(d)    Benefit Plan Compliance.

(i)    With respect to each Parent Benefit Plan, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances, in connection with which Parent or any of its ERISA Affiliates would be subject to any liability under ERISA, the Code or any other applicable Legal Requirement material to Parent and its Subsidiaries, taken as a whole.

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(ii)    Each Parent Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Legal Requirements and the terms of any applicable collective bargaining agreements. Each Parent Benefit Plan, including any material amendments thereto, that is capable of Approval has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals that, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to Parent and its Subsidiaries, taken as a whole. For purposes of clarification, each Parent Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received and is entitled to rely upon a favorable determination letter or opinion letter from the IRS with respect to such Parent Benefit Plan as to its qualified status under the Code, and, to the Knowledge of Parent, nothing has occurred that could reasonably expected to adversely affect such determination or opinion. All amendments required to maintain each such Parent Benefit Plan’s compliance with applicable law, including the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented. Except as required by Legal Requirements, no condition exists that would prevent Parent from terminating or amending any Parent Benefit Plan at any time for any reason without material liability to Parent and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii)    No material written representation or commitment with respect to any material aspect of any Parent Benefit Plan has been made to a Parent Employee by an authorized Parent Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Parent Benefit Plans that would reasonably be expected to result in material liability to Parent and its ERISA Affiliates, taken as a whole. Neither Parent nor any of its Subsidiaries has entered into any Contract, arrangement or understanding, whether written or oral, with any trade union, works council or other Parent Employee representative body or any material number or category of its Parent Employees that would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv)    There are no unresolved claims or disputes under the terms of, or in connection with, any Parent Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of Parent, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any material claim, which would reasonably be expected to result in material liability to Parent and its Subsidiaries, taken as a whole. With respect to each Parent Benefit Plan, (i) Parent has not incurred any material liability in connection with a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA; (ii) there are no audits, inquiries or proceedings pending or, to the Knowledge of Parent, threatened by any governmental authority with respect to any Parent Benefit Plan; (iii) no matters are currently pending with respect to any Parent Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority; and (iii) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in material liability to Parent, any ERISA Affiliate thereof, or any of their respective employees.

(e)    Plan Funding. With respect to Parent Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the Parent Financials. The assets of each Parent Benefit Plan that is funded are reported at their fair market value on the books and records of such Parent Benefit Plan.

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(f)    Status of Plans. No Parent Benefit Plan is, and neither Parent nor any ERISA Affiliate thereof currently maintains, contributes to or participates in, nor does Parent or any ERISA Affiliate thereof have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. No Parent Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider. No Parent Benefit Plan provides health benefits that are not fully insured through an insurance contract (with the exception of any medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code).

(g)    Continuation Coverage. Except as set forth in Section 3.12(g) of the Parent Disclosure Schedule, no Parent Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither Parent nor any ERISA Affiliate has ever represented, promised or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other Person that such Parent Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or, individually or in the aggregate, as has not resulted or would not reasonably be expected to result in material liability to Parent and its ERISA Affiliates, taken as a whole.

(h)    Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Benefit Plan or Parent Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration of any material payment, forgiveness of material indebtedness, vesting, distribution, material increase in benefits or obligation to fund benefits with respect to any Parent Employee. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement by Parent or any ERISA Affiliate thereof with respect to any Parent Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no Contract, plan or arrangement to which Parent or any ERISA Affiliate thereof is a party or by which it is bound to compensate any Parent Employee for excise taxes paid pursuant to Section 4999 of the Code. There are no persons who Parent reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(i)    Section 409A. Each Parent Benefit Plan, Parent Employee Agreement, or other Contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Parent Benefit Plan, Parent Employee Agreement, or other Contract, plan, program, agreement, or arrangement. Neither Parent nor any ERISA Affiliate thereof is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code. Except as determined in connection with Parent’s voluntary stock option review described in the Parent SEC Reports, no Parent Option or other right to acquire Parent Common Stock or other equity of Parent (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such Parent Option or other right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise of disposition of such stock Parent Option or right, or (iii) has been granted after December 31, 2004, with

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respect to any class of stock of Parent that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

(j)    Stock Option Grant Practices. Parent’s stock option grant practices (i) comply with all applicable Parent Stock Plans, stock exchange rules and applicable Legal Requirements, except for any such failure to comply, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole and (ii) have been fairly presented in accordance with GAAP in the Parent Financials. Except as determined in connection with Parent’s voluntary stock option review described in the Parent SEC Reports, all outstanding stock options have exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Legal Requirements, in each case except for any such failures, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. As of the date of this Agreement, Parent has no ongoing internal review of any past or current stock option practice, and Parent is not aware of the existence of any reports on any such reviews completed since April 1, 2008.

(k)    Labor. Neither Parent nor any of its Subsidiaries is presently a party to, bound by, or has a duty to bargain for, any collective bargaining agreement, trade union agreement, work council, employee representative agreement, union contract, or information or consultation agreement, other than national or industry-wide agreements, with respect to employees and no collective bargaining agreement is being negotiated by Parent or any of its Subsidiaries. To the Knowledge of Parent, there are no activities or proceedings of any labor union to organize any employees of Parent or any of its Subsidiaries. There has not been any labor dispute, strike or work stoppage against Parent or any of its Subsidiaries or, to the Knowledge of Parent, threatened or reasonably anticipated that would reasonably be expected to materially interfere with the business activities of Parent and its Subsidiaries, taken as a whole. None of Parent, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Parent or any of its Subsidiaries, except, individually or in the aggregate, as has not had and as would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied and that is material to Parent and its Subsidiaries, taken as a whole.

(l)    Employment Matters. Parent is, and since January 1, 2008 has been, in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

(m)    International Employee Matters.

(i)    With respect to each Parent Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers Parent Employees residing or working outside the United States, (A) the Parent Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirements, (B) all contributions and expenses that are required to be made have been made or properly accrued, (C) with respect to any such Parent Benefit Plan that is intended to be eligible to receive favorable tax treatment under the Legal

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Requirements applying to such Parent Benefit Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied, and (D) no liability which could be material to Parent and its ERISA Affiliates, taken as a whole, exists or reasonably could be imposed upon the assets of Parent or any of its ERISA Affiliates by reason of any such Parent Benefit Plan, other than to the extent reflected on the Parent Financials.

(ii)    There is no term of employment for any Parent Employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such Parent Employee (A) to treat the change of control as a breach of any Contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

3.13    Title to Properties.

(a)    Leases. Section 3.13(a) of the Parent Disclosure Schedule sets forth a list of all real property leases or other Contracts for the occupancy of real property to which Parent or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof and all amendments, guaranties and modifications thereof (each, a “Parent Lease”). Except as set forth in the Parent Leases or as disclosed in the Parent Disclosure Schedule, no party has a right to occupy any of the premises subject to a Parent Lease (“Parent Leased Property”) except for Parent or its Subsidiaries. Parent has made available to Company a true, complete and correct copy of each Parent Lease. All such Parent Leases are valid and in full force and effect against Parent or any Subsidiary of Parent party thereto and, to the Knowledge of Parent, each other party thereto, except that such enforceability may be subject to the Bankruptcy and Equity Exception, and, with respect to Parent or any of its Subsidiaries, under any of such leases, no rental payments are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except, individually or in the aggregate, as has not had and would not reasonable be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries has ever owned any real property.

(b)    Properties. There are no pending or, to the Knowledge of Parent, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect Parent’s leasehold interest in Parent Leasehold Property. To the Knowledge of Parent, there are no facts or conditions that would, in the aggregate, reasonably be expected to have a material and adverse effect on the transferability, ability to finance, ownership, leasing, use, development, occupancy or operation of any such real property. Neither Parent nor any Subsidiary has received any written notice from any insurance company of any defects or inadequacies in any Parent Leased Property or any part thereof that would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than Parent or any of its Subsidiaries) the right of use or occupancy of any portion of the Parent Leased Property.

(c)    Valid Title. Parent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to Parent and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due that are owed in respect of Taxes or (ii) Liens that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

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3.14    Environmental Matters.

(a)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, no amount of any Hazardous Materials is present as a result of the actions of Parent or any of its Subsidiaries, or, to the Knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries currently owns, operates, occupies or leases. Neither Parent nor any Subsidiary thereof has any liabilities or obligations arising from the Release of any Hazardous Materials into the Environment, except for such liabilities or obligations, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

(b)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, Parent and its Subsidiaries are in compliance with and have at all times during the past five years complied with applicable Environmental Laws.

(c)    Parent and its Subsidiaries hold all Permits issued under or pursuant to Environmental Laws that are required for the operation of the business of Parent and its Subsidiaries as currently conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (“Parent Environmental Permits”). No suspension or cancellation of any of the Parent Environmental Permits is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Environmental Permits.

(d)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of Parent, investigation, inquiry, information request or proceeding is pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries arising out of Environmental Laws.

(e)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws, whether from a Governmental Entity, citizens group, Parent Employee or other third party.

(f)    Parent and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(g)    Parent and its Subsidiaries have made available to Company all material environmental site assessments and audit reports prepared within the last five years and in their possession, custody or control relating to premises currently or previously owned or operated by Parent or any Subsidiary thereof.

(h)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries have any liability or obligation arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any liabilities or obligations arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials.

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(i)    Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, no underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that Parent or any Subsidiary thereof has at any time owned, operated, occupied or leased.

3.15    Contracts.

(a)    Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean:

(i)    any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent or its Subsidiaries;

(ii)    any employment, severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment, in each case, under which Parent or any of its Subsidiaries may have continuing obligations as of the date hereof, with (A) any current or former executive officer or other employee of Parent who earned or is expected to earn an annual base salary in excess of $200,000 during the fiscal year ended March 31, 2010 or the fiscal year ending March 31, 2011, respectively, or (B) any member of Parent’s Board of Directors;

(iii)    any Contract or plan, including any stock plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)    any agreement of indemnification or any guaranty under which Parent or any of its Subsidiaries has continuing obligations as of the date hereof, other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products in the ordinary course of business;

(v)    any Contract containing any covenant (A) limiting the right of Parent or any of its Subsidiaries to engage in any material line of business, to make use of any material Intellectual Property or to compete with any Person in any material line of business or geographic area, (B) granting exclusive rights, or (C) otherwise prohibiting Parent or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies;

(vi)    any Contract relating to the disposition or acquisition by Parent or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(vii)    any Contract governing the terms of any material ownership or investments of Parent or any of its Subsidiaries in any other Person or business enterprise other than Parent’s Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which Parent or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than Parent’s Subsidiaries;

(viii)    any dealer, distributor, joint marketing or development agreement under which Parent or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and that may not be canceled without penalty upon notice of 60 days or less, or any agreement pursuant to which Parent or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by Parent or any of its Subsidiaries and that may not be terminated without penalty upon notice of 60 days or less;

(ix)    any Contract to license any third party to manufacture or reproduce any material products, services or technology of Parent or its Subsidiaries or any Contract to sell or distribute any of such

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products, services or technology, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of 60 days or less and substantially in the form previously provided to Company;

(x)    any Contract containing any support, maintenance or service obligation on the part of Parent or any of its Subsidiaries, which represents a value or liability in excess of $150,000 on an annual basis, other than (A) those obligations that are terminable by Parent or any of its Subsidiaries on no more than 60 days notice without liability or financial obligation to Parent or its Subsidiaries or (B) purchase orders with end-user customers entered into in the ordinary course of business consistent with past practice;

(xi)    any Contract for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments in excess of $250,000;

(xii)    any dispute settlement agreement with continuing material obligations thereunder entered into within five years prior to the date of this Agreement;

(xiii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business; or

(xiv)    any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

(b)    Schedule. Section 3.15(b) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all Parent Material Contracts to which Parent or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 3.15(a)(i) through 3.15(a)(xiv) hereof other than those listed as an exhibit to Parent’s most recent Annual Report on Form 10-K.

(c)    No Breach. Each Parent Material Contract is valid and in full force and effect and is enforceable in accordance with its terms except to the extent it has previously expired in accordance with its terms and except as enforceability may be subject to the Bankruptcy and Equity Exception. Neither Parent nor any of its Subsidiaries is in violation of any provision of, or has failed to perform any act that, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, and, since January 1, 2008, neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract, in each case in such a manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages or other remedies, for any or all of such breaches, violations or defaults, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. To the Knowledge of Parent, no third party has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Parent Material Contract. Parent has not received any notice or other communication from any customer or other party to a Company Material Contract, nor to the Knowledge of Parent has there been an oral notice or communication to Parent, that such customer or other party may cease dealing with or materially reduce its orders from Parent or its Subsidiaries.

3.16    Insurance. Parent maintains insurance policies covering Parent, its Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, against such losses and risks and in such amounts as are customary for the businesses in which Parent and its Subsidiaries are currently engaged. As of the date hereof, such policies are in full force and effect, and, since January 1, 2008, none of Parent or its

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Subsidiaries has received notice or other communication of cancellation or invalidation, or refusal of any coverage or rejection of any material claim under any insurance policy. There is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Parent or its Subsidiaries involving an amount in excess of $100,000 in any individual case or $500,000 in aggregate.

3.17    Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or Merger Subs for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Merger Subs for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of Parent and Company and at the time of the Parent and Company Stockholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time before the Effective Time of the First Merger, Parent obtains Knowledge of any event relating to Parent or any of its affiliates, officers or directors which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus about Company supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

3.18    Board Approval. The Board of Directors of Parent has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, (a) determined that the Transaction, including the Share Issuance, is fair to, and in the best interests of, Parent and its shareholders, and declared this Agreement and the Transaction to be advisable, (b) approved this Agreement and the transactions contemplated hereby, including the Transaction and the Share Issuance, (c) approved an amendment to the Parent Charter Documents (1) to increase the authorized number of shares of Parent Common Stock from 100,000,000 to 200,000,000, (2) to change the name of Parent to Roxio, Inc. and (3) eliminate the ability of Parent’s shareholders to cumulate votes with respect to the election of members of the Board of Directors of Parent (the “Charter Amendment”); (d) recommended that the shareholders of Parent approve the First Merger, including the Share Issuance, the Charter Amendment and the Annual Meeting Matters; provided that approval by Parent’s stockholders of the Charter Amendment and the Annual Meeting Matters is not a condition to Closing of the First Merger and the other transactions contemplated by this Agreement; and (e) subject to Sections 5.2 and 5.3, directed that the First Merger, including the Share Issuance, the Charter Amendment, and the Annual Meeting Matters be submitted to Parent’s shareholders at the Stockholders’ Meeting of Parent.

3.19    Opinion of Financial Advisor. Parent’s Board of Directors has received an opinion from Jefferies & Company, Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to Parent. A signed copy of such opinion will be provided to Company solely for informational purposes as promptly as practicable after the date hereof.

3.20    Rights Plan. Neither Parent nor any of its Subsidiaries has in effect a stockholder rights plan or “poison pill.”

3.21    Shell Company Status. None of Parent and Merger Subs is a “shell company,” other than that Merger Sub I is a “business combination related shell company,” as those terms are defined in Rule 405 promulgated under the Securities Act.

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3.22    Financing. Parent and Merger Subs will have available to them, at the Effective Time of the First Merger, immediately available funds necessary to consummate the First Merger in accordance with this Agreement.

3.23    Privacy/Data Protection.

(a)    Parent and its Subsidiaries used commercially reasonable efforts to (i) make all disclosures to, and obtain all necessary consents from users, customers and workers (i.e., employees, independent contractors and temporary employees) of Parent and its Subsidiaries required by applicable law relating to privacy and data security and (ii) file registrations as required with the applicable data protection authority. Parent and its Subsidiaries also have ensured that each of them has complied with any cross-border limitation relating to the transfer of Personal Information. Parent and its Subsidiaries have posted a privacy policy governing its use of data and disclaimers of liability on their web sites, and have complied at all times in all respects with such privacy policy, any public statements made by any of them regarding its privacy practices and all other rules, policies and procedures established from time to time by any of them with respect to Personal Information. Such posted privacy policies cover all of the activities in which Parent and its Subsidiaries are engaged including the placement of cookies, the tracking of user activity on a website and the creation of profiles of users; and Parent and its Subsidiaries comply with all requests from users, customers and workers to opt-out of the collection, use or disclosure of Personal Information as required by applicable law.

(b)    There is no action or claim pending, asserted or, to the knowledge of Parent, threatened or anticipated against Parent or any of its Subsidiaries alleging a violation of privacy, data protection, data security or confidentiality obligations under any applicable Legal Requirements, and no valid basis exists for any such action or claim. The negotiation, execution and consummation of the transactions contemplated by this Agreement, and any disclosure and/or transfer of information, including Personal Information, in connection therewith, will not breach or otherwise cause any violation of any such Legal Requirements relating to privacy, data protection, data security or the collection, use or maintenance of Personal Information relating to users, customers or workers. With respect to all Personal Information gathered or accessed in the course of operations of Parent and its Subsidiaries, Parent and its Subsidiaries have at all times taken all reasonable measures consistent with industry best practices to ensure that such data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and there has been no unauthorized access to or other misuse, either suspected or actual, of such data.

3.24    No Other Representations and Warranties. Except for the representations and warranties contained in Article II, and any certificate delivered by Company in connection with Closing, Parent acknowledges and agrees that neither Company nor any other Person on behalf of Company makes, nor has Parent relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Company or with respect to any other information provided to or made available to Parent in connection with the transactions contemplated hereunder. Except as provided in Section 5.10, neither Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in Article II or in the corresponding section of the Company Disclosure Schedule.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of Business by Company.

(a)    Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the First Merger, Company

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shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Parent or to the extent that Parent shall otherwise consent in writing, use reasonable best efforts to (i) carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations, (iii) preserve intact its present business organization, (iv) keep available the services of its present executive officers and key employees, and (v) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

(b)    Required Consent. In addition, without limiting the generality of Section 4.1(a), except as required or otherwise permitted by the terms of this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Parent or as provided in Article IV of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the First Merger, Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than a cash management transaction between Company and a wholly owned Subsidiary of it, or between wholly owned Subsidiaries of Company in the ordinary course of business consistent with past practice;

(ii)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of shares at cost in connection with the termination of the employment relationship with any Company Employee pursuant to stock option or purchase Contracts in effect on the date hereof or entered into in the ordinary course of business after the date hereof;

(iii)    Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than (A) issuances in connection with the performance-based Company Restricted Stock Units listed in Section 5.9(c) of the Company Disclosure Schedule; (B) issuances of Company Common Stock upon the exercise of Company Options, warrants or other rights of Company or the settlement of Company Restricted Stock Units existing on the date hereof in accordance with their present terms, including in connection with any exercise or settlement of any options or awards granted in clause (C) hereof that provide for vesting over a monthly four-year vesting schedule; and (C) grants of stock options or other stock based awards (including Company Restricted Stock and Company Restricted Stock Units) of or to acquire, shares of Company Common Stock granted under the Company Stock Plans in effect on the date hereof, in each case (x) in the ordinary course of business consistent with past practice and (y) with respect to stock options, granted with an exercise price equal to the fair market value of Company Common Stock on the date of grant, provided that the total number of shares of Company Common Stock issuable upon all such stock based awards may not exceed 378,000 shares;

(iv)    Cause or permit any amendments to any of the Company Charter Documents or Subsidiary Charter Documents of any Subsidiary of Company;

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(v)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in all or a portion of the assets of, or by any other manner, any business or any Person or division or product line thereof, or otherwise acquire or agree to acquire any assets that, in each such case, are material, individually or in the aggregate, to the business of Company and its Subsidiaries, taken as a whole;

(vi)    Enter into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture or joint development that is material, individually or in the aggregate, to the business of Company and its Subsidiaries, taken as a whole;

(vii)    Sell, lease, exclusively license, encumber or otherwise convey or dispose of any properties or assets material to the business of Company and its Subsidiaries, taken as a whole, except (A) sales of inventory, products or equipment in the ordinary course of business consistent with past practice or (B) the sale, lease or disposition of excess or obsolete property or assets in the ordinary course of business consistent with past practice, in each case, that are not material, individually or in the aggregate, to the business of Company and its Subsidiaries taken as a whole;

(viii)    Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly owned Subsidiary of it to or in it or any wholly owned Subsidiary of it, (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice or (C) pursuant to clause (v) above;

(ix)    Except as required by GAAP or the SEC, make any material change in its methods, principles or practices of accounting;

(x)    Make or change any Tax election, adopt or change any accounting method in respect of Taxes that affects in any material respect the Tax liability or Tax attributes of Company or any of its Subsidiaries, file any material amended Tax Return, enter into any closing agreement in respect of material Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to material Taxes;

(xi)    Except as required by GAAP or the SEC, materially revalue any of its assets;

(xii)    (A) Pay, discharge, settle or satisfy any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts not exceeding $100,000 individually or $300,000 in the aggregate, net of any insurance proceeds received in connection with such payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, or (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by Company or any of its Subsidiaries and does not impose any obligation on Company or any of its Subsidiaries (other than a non-exclusive license of Intellectual Property that is not material to Company and its Subsidiaries, taken as a whole) or (B) waive the benefits of, modify in any manner, amend, terminate, assign, release any Person from or knowingly fail to enforce, any confidentiality, “standstill,” or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

(xiii)    Write up, write down or write off the book value of any asset, for Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice, (B) as may be required by GAAP or (C) otherwise not in excess of $100,000 individually, or $300,000 in the aggregate;

(xiv)    Take any action to render inapplicable, or to exempt any third Person (other than Parent or Merger Subs) from, (A) the provisions of Section 203 of the DGCL or (B) any other state takeover law

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or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xv)    (A) Make any increase in the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to, any executive officer, director or employee of Company or any Subsidiary of Company (provided that Company (i) may make customary quarterly bonus payments consistent with past practices and in accordance with Company Benefit Plans in effect on the date of this Agreement, (ii) immediately prior to the Effective Time of the First Merger, shall pay out to employees who will not be Continuing Employees (as defined in Section 5.9(a)(i)(1)) all bonus amounts accrued under such Company Benefit Plans through the Effective Time of the First Merger and (iii) immediately prior to the Effective Time of the First Merger, shall pay out all amounts payable pursuant to Company’s Change in Control Severance Benefit Plan (the “CIC Plan”) to those participants in the CIC Plan that either (x) are listed on Schedule 4.1(b)(xv) of the Company Disclosure Schedule or (y) will not be a Continuing Employee, in each case as if a Covered Termination (as defined in the CIC Plan) had occurred) , (B) make any increase in or commitment to increase the benefits or expand the eligibility under any Company Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options, Company Restricted Stock or Company Restricted Stock Units, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (D) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining agreement, (other than (i) offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” provided that any such offer letter does not provide for annual base compensation and bonus in excess of $210,000 except as provided in clause (xix) of this Section 4.1(b), or (ii) severance Contracts with non-officer Company Employees entered into in the ordinary course of business consistent with past practice), or (E) enter into any Contract with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby.

(xvi)    Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to Company IP, or enter into any Contracts or make other commitments to grant, transfer or license to any Person material future Company IP rights, in each case, other than non-exclusive licenses granted to third parties, including customers, resellers and end users in the ordinary course of business consistent with past practices, or grant any exclusive rights with respect to any Intellectual Property;

(xvii)    Enter into any Contracts containing, or otherwise subjecting Company, Surviving Entity or Parent or any of their respective Subsidiaries to, any material non-competition or material exclusivity restrictions on the operation of the business of Company or Surviving Entity or Parent or any of their respective Subsidiaries;

(xviii)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) guarantees and letters of credit issued to suppliers of Company or any of its Subsidiaries in the ordinary course of business or (B) in connection with the financing of ordinary course trade payables, in either case consistent with past practice;

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(xix)    Hire any officer-level employee except pursuant to offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” provided that any such offer letter does not provide for annual base compensation and bonus in excess of $210,000 without the consent of Parent, which consent will not be unreasonably withheld, or promote any officer-level employee or appoint a new member of the board of directors of Company or any of its Subsidiaries;

(xx)    Make any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000 individually or $250,000 in the aggregate;

(xxi)    Enter into, modify or amend in a manner materially adverse to Company and its Subsidiaries, taken as a whole, or terminate, any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to Company and its Subsidiaries, taken as a whole;

(xxii)    Take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(xxiii)    Except as expressly contemplated by this Agreement, take any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000 in the aggregate;

(xxiv)    Enter into any new line of business material to Company and its Subsidiaries, taken as a whole;

(xxv)    Fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(xxvi)    Agree in writing to take any of the actions described in (i) through (xxv) above.

4.2    Conduct of Business by Parent.

(a)    Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the First Merger, Parent shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Company or to the extent that Company shall otherwise consent in writing, use reasonable best efforts to (i) carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations, (iii) preserve intact its present business organization, (iv) keep available the services of its present executive officers and key employees, and (v) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

(b)    Required Consent. In addition, without limiting the generality of Section 4.2(a), except as required by the terms of this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Company or as provided in Section 4.2 of the Parent Disclosure Schedule, without the prior written consent of Company, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the First Merger, Parent shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in

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substitution for any capital stock other than a cash management transaction between Parent and a wholly owned Subsidiary of it, or between wholly owned Subsidiaries of Parent in the ordinary course of business consistent with past practice;

(ii)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of shares at cost in connection with the termination of the employment relationship with any Parent Employee pursuant to stock option or purchase Contracts in effect on the date hereof or entered into in the ordinary course of business after the date hereof;

(iii)    Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than: (A) issuances of Parent Common Stock upon the exercise of Parent Options, warrants or other rights of Parent or the settlement of Parent Restricted Stock Units existing on the date hereof in accordance with their present terms or granted pursuant to clause (B) hereof, (B) grants of stock options or other stock based awards (including restricted stock and Parent Restricted Stock Units) of or to acquire, shares of Parent Common Stock granted under the Parent Stock Plans in effect on the date hereof, in each case (x) in the ordinary course of business consistent with past practice and (y) with respect to stock options, granted with an exercise price equal to the fair market value of Parent Common Stock on the date of grant, provided that the total number of shares of Parent Common Stock issuable upon all such stock-based awards may not exceed 800,000 shares, (C) warrants to acquire not more than 1 million shares of Parent Common Stock that may be issued to prospective retailers, content providers or other strategic partners and (D) the Charter Amendment;

(iv)    Cause or permit any amendments to any of the Parent Charter Documents except the Charter Amendment;

(v)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in all or a portion of the assets of, or by any other manner, any business or any Person or division or product line thereof, or otherwise acquire or agree to acquire any assets that, in each such case, are material, individually or in the aggregate, to the business of Parent and its Subsidiaries, taken as a whole;

(vi)    Sell, lease, exclusively license, encumber or otherwise convey or dispose of any properties or assets material to the business of Parent and its Subsidiaries, taken as a whole, except (A) sales of inventory, products or equipment in the ordinary course of business consistent with past practice or (B) the sale, lease or disposition of excess or obsolete property or assets in the ordinary course of business consistent with past practice, in each case, which are not material, individually or in the aggregate, to the business of Parent and its Subsidiaries taken as a whole;

(vii)    Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly owned Subsidiary of it to or in it or any wholly owned Subsidiary of it, (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice or (C) pursuant to clause (v) above;

(viii)    Except as required by GAAP or the SEC, materially revalue any of its assets;

(ix)    Except as set forth in Section 4.2(b) to Parent Disclosure Schedule, pay, discharge, settle or satisfy any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts not exceeding $500,000 individually or $1 million in the aggregate, net of any insurance proceeds received in connection with such payment,

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discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, or (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by Company or any of its Subsidiaries and does not impose any obligation on Company or any of its Subsidiaries (other than a non-exclusive license of Intellectual Property that is not material to Company and its Subsidiaries, taken as a whole);

(x)    Take any action to render inapplicable, or to exempt any third Person (other than Company) from any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xi)    Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to Parent IP, or enter into any Contracts or make other commitments to grant, transfer or license to any Person material future Parent IP rights, in each case, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices;

(xii)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, in all cases to the extent the amount thereof would exceed $10 million in the aggregate, other than (A) guarantees and letters of credit issued to suppliers of Company or any of its Subsidiaries in the ordinary course of business or (B) in connection with the financing of ordinary course trade payables, in either case consistent with past practice;

(xiii)    Other than as expressly contemplated by this Agreement, appoint a new member of the board of directors of Parent;

(xiv)    Take any action that is intended or would reasonably be expected to result in any of the conditions to the First Merger set forth in Article VI not being satisfied;

(xv)    Enter into any new line of business material to Parent and its Subsidiaries, taken as a whole;

(xvi)    Fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(xvii)    Agree in writing to take any of the actions described in (i) through (xvi) above.

4.3    Actions with Respect to Registered Company Intellectual Property. On or before the fifth business day prior to the expected date of the Company Stockholders’ Meeting, Company shall deliver a supplement to Section 2.7(b)(ii) of the Company Disclosure Schedule that sets forth each filing, payment and action that must be made or taken on or before the date that is 120 days after the Closing Date in order to maintain each material item of Registered Intellectual Property set forth in such section in full force and effect.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, (a) Parent and Company shall prepare and file with the SEC (as part of the Registration Statement) the Proxy Statement/Prospectus relating to the respective Stockholders’ Meetings of each of Parent and Company to be held to consider (1) in the case of Parent, the First Merger, the Share Issuance, the Charter Amendment and all other matters to be submitted to Parent’s shareholders in connection with Parent’s 2010 Annual Meeting of Shareholders, including without limitation the election of directors and adoption of a new stock option plan (the “Annual Meeting Matters”), and (2) in the case of Company, adoption of this

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Agreement, and (b) Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the First Merger. Each of Parent and Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 5.1, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement. Each of Parent and Company will respond to any comments from the SEC, will use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the First Merger and the transactions contemplated hereby. Each of Parent and Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus. Whenever Parent or Company becomes aware of the occurrence of any event that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Parent and/or Company, such amendment or supplement. Each of Parent and Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Neither Parent nor Company shall make any amendment to the Proxy Statement/Prospectus or the Registration Statement without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed. Parent and Company will cause the Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of the parties hereto shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq.

5.2    Meetings of Stockholders; Board Recommendation.

(a)    Meeting of Stockholders. Promptly after the Registration Statement is declared effective under the Securities Act, each of Parent and Company will take all action necessary or advisable in accordance with applicable Legal Requirements and its certificate of incorporation or articles of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider, in the case of Parent, the Share Issuance, the Charter Amendment, and the Annual Meeting Matters, and, in the case of Company, adoption of this Agreement (each, a “Stockholders’ Meeting”) to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement. Each of Parent and Company will use reasonable best efforts to hold their respective Stockholders’ Meetings on the same date. In the case of Parent, such Stockholders’ Meeting shall also function and operate as Parent’s 2010 Annual Meeting of Shareholders. Subject to Section 5.3(d), each of Parent and Company will use reasonable best efforts to (i) solicit from their respective stockholders proxies in favor of, in the case of Parent, the Share Issuance, the Charter Amendment and the Annual Meeting Matters and, in the case of Company, the adoption of this Agreement and (ii) secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Legal Requirements to obtain such approvals, including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding anything to the contrary contained in this Agreement, Parent or Company, as the case may be, may adjourn or postpone its Stockholders’ Meeting to the extent necessary (A) to provide any necessary supplement or amendment to the Proxy Statement/Prospectus to its respective stockholders in advance of the vote on the Share Issuance, the Charter Amendment and the Annual Meeting Matters (in the case of Parent) or the adoption of this Agreement (in the case of Company), (B) if as of the time for which the Stockholders’ Meeting is originally

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scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of capital stock represented (either in person or by proxy) to approve such matters thereat or to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting or (C) if additional time is reasonably required to solicit proxies in favor of approval of the matters to be voted upon at such Stockholders’ Meeting. Each of Parent and Company shall ensure that its respective Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with its Stockholders’ Meeting are solicited, in compliance with the DGCL (in the case of Company) or the CCC (in the case of Parent), its certificate of incorporation or articles of incorporation and bylaws, the rules of Nasdaq and all other applicable Legal Requirements. The obligation of Parent or Company, as the case may be, to call, give notice of, convene and hold its Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (as defined in Section 5.3(g)(i)) with respect to it, or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to the Transaction, this Agreement, the Charter Amendment, the Share Issuance and/or the Annual Meeting Matters.

(b)    Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of each of Parent and Company shall recommend that its respective stockholders vote in favor of, in the case of Parent, the First Merger, including the Share Issuance, the Charter Amendment and the Annual Meeting Matters and, in the case of Company, adoption of this Agreement, at their respective Stockholders’ Meetings, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of the First Merger, including the Share Issuance, the Charter Amendment and the Annual Meeting Matters at Parent’s Stockholders’ Meeting and the Board of Directors of Company has recommended that Company’s stockholders vote in favor of adoption of this Agreement at Company’s Stockholders’ Meeting, and (iii) neither the Board of Directors of Parent or Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to the other party hereto, the recommendation of its respective Board of Directors as set forth in the preceding clauses.

5.3    Acquisition Proposals; Change of Recommendation.

(a)    No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the First Merger, Company shall not, and shall not permit its Subsidiaries, the officers, employees and directors of it and its Subsidiaries, and its and its Subsidiaries’ agents and representatives (including any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries) (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) release or authorize the release of any Person from, or waive or authorize the waiver of any provision of, any confidentiality, “standstill” or similar Contract under which it or any of its Subsidiaries has any rights, or fail to enforce or cause to be enforced in all material respects each such Contract at the request of Company, (iv) take any action to render inapplicable, or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, (v) publicly approve, endorse, recommend or take any position other than to recommend rejection (including withdrawing or modifying in a manner adverse to the other party, any recommendation of rejection) any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)) or (vi) enter into any letter of intent or similar Contract contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.3(c)(i)). Company and its Subsidiaries and Representatives will immediately cease any and all existing activities,

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discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.

(b)    Notification of Unsolicited Acquisition Proposals.

(i)    As promptly as practicable (but in any event within one business day) after receipt of any Acquisition Proposal by Company or its Representatives, or any material modification of or material amendment to any Acquisition Proposal or any request of Company or its Representatives for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, request or inquiry. Company shall provide Parent as promptly as practicable (but in any event within one business day) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one business day) provide Parent a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii)    Company shall provide Parent with one business day prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c)    Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with outside legal counsel and financial advisors) is, or could reasonably be expected to lead to, a Superior Offer (as defined in Section 5.3(g)(ii)), Company may then take any or all of the following actions (but only (X) if Company has not materially breached Section 5.3, (y) Company’s Stockholders’ Meeting has not occurred and (z) to the extent the Board of Directors of Company concludes in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements):

(i)    Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) at least two business days prior to furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish such nonpublic information and the identity of the Person or group making any such Acquisition Proposal and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on Company’s behalf, the terms of which (including standstill provisions) are at least as restrictive as the terms contained in the Non-Disclosure Agreement (as defined in Section 5.4(a)), provided that such agreement shall not contain terms that prevent Company from complying with its obligations under this Section 5.3, and (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished or made available); and

(ii)    Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that at least two business days prior to entering into negotiations with such third party, it gives Parent written notice of Company’s intention to enter into negotiations with such third party.

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(d)    Change of Recommendation.

(i)    Notwithstanding the provisions of Section 5.2(b), in response to the receipt of a Superior Offer that has not been withdrawn, the Board of Directors of Company may withhold, withdraw, amend or modify its recommendation in favor of adoption of this Agreement in a manner adverse to Parent, and in the case of a Superior Offer that is a tender or exchange offer, recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (1) through (5) are met:

(1)    Its Stockholders’ Meeting has not occurred;

(2)    It shall have (A) provided Parent with written notice of its intention to effect a Change of Recommendation (a “Change of Recommendation Notice”) at least three business days prior to effecting a Change of Recommendation that relates to (i) a Superior Offer or (ii) any material change to the terms of a Superior Offer to which a previous Change of Recommendation Notice applies, which shall state expressly (I) that it has received a Superior Offer, (II) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (III) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) provided to Parent a copy of all materials and information delivered or made available to the Person or group making the Superior Offer it has received;

(3)    Either (A) on or before the expiration of the three-business-day period following the delivery to Parent of any Change of Recommendation Notice, Parent does not make a written offer, which shall be binding and enforceable against Parent and capable of acceptance by Company (a “Matching Bid”), in response to such Superior Offer, or (B) following receipt of a Matching Bid within the three business day period following the delivery to Parent of any Change of Recommendation Notice, the Board of Directors of Company determines in good faith (at a meeting of the Board of Directors of Company at which it consults prior to such determination with outside legal counsel and financial advisor) that after taking into account the Matching Bid, the Superior Offer to which the Change of Recommendation Notice applies continues to be a Superior Offer;

(4)    Its Board of Directors has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Offer and after taking into consideration the Matching Bid, if any, the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and

(5)    It shall not have materially breached any of the provisions set forth in Section 5.2 or this Section 5.3 (including Section 5.3(b)).

(ii)    The Board of Directors of Company shall not make any Change of Recommendation other than in compliance with and as permitted by this Section 5.3(d).

(e)    Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Company to call, give notice of, convene and hold its Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. Company shall not submit to the vote of its stockholders any Acquisition Proposal, or publicly propose to do so.

(f)    Compliance with Tender Offer Rules; Disclosure. Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position

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contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its stockholders if, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel, failure to make such disclosure would be inconsistent with its obligations under applicable Legal Requirements; provided, however, neither Company nor its Board of Directors may make a Change of Recommendation except in accordance with Section 5.3(d) hereof.

(g)    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Acquisition Proposal” means any proposal or offer relating to any (a) direct or indirect acquisition or purchase of a business or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Company and its Subsidiaries, taken as a whole, (b) direct or indirect acquisition or purchase of any class of equity securities representing 15% or more of the voting power of Company, including through merger, consolidation, business combination or similar transaction, (c) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) beneficially owning 15% or more of the voting power of Company, or (d) liquidation or dissolution of Company, in each case other than the transactions contemplated by this Agreement; and

(ii)    “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party (provided that for the purpose of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that references to “15%” therein shall be deemed to be references to “50%”) on terms that the Board of Directors of Company has in good faith concluded (following consultation with outside legal counsel and a financial adviser of nationally recognized reputation), taking into account, among other things, the legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal and the strategic and other benefits of the Transaction, (i) is reasonably capable of being consummated on the terms proposed, (ii) if consummated on such terms would result in a transaction that is more favorable to Company’s stockholders (in their capacities as stockholders) than the terms of the Transaction, and (iii) does not include a closing condition that the Person making the Superior Offer obtain financing therefor.

(h)    Representatives. Company shall use its best efforts to inform its Representatives of the restrictions described in this Section 5.3. It is understood that any violation of the restrictions set forth in this Section 5.3 by any Representative of Company or its Subsidiaries shall be deemed to be a breach of this Section 5.3 by Company.

5.4    Confidentiality; Access to Information; Observer; No Modification of Representations, Warranties or Covenants.

(a)    Non-Disclosure Agreement. The parties acknowledge that Company and Parent have previously executed a Non-Disclosure Agreement dated March 22, 2010 (as amended to the date hereof, the “Non-Disclosure Agreement”), which Non-Disclosure Agreement will continue in full force and effect in accordance with its terms.

(b)    Access to Information. During the period beginning on the date of this Agreement and ending on the earlier to occur of the Effective Time of the First Merger or the termination of this Agreement pursuant to its terms, Company shall afford Parent and Parent’s Representatives reasonable access during reasonable hours to its properties, books, records and personnel to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Parent may reasonably request (provided that such access shall be upon reasonable notice to Company and shall not unreasonably interfere with the business or operations of Company and its Subsidiaries). During the period beginning on the date of this Agreement and ending on the earlier to occur of the Effective Time

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of the First Merger or the termination of this Agreement pursuant to its terms, Parent shall afford Company and Company’s Representatives reasonable access during reasonable hours to its properties, books, records and personnel to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Company may reasonably request (provided that such access shall be upon reasonable notice to Parent and shall not unreasonably interfere with the business or operations of Parent and its Subsidiaries). Parent and Company shall hold all information received pursuant to this Section 5.4(b) confidential in accordance with the terms of the Non-Disclosure Agreement. Notwithstanding the foregoing, this Section 5.4(b) shall not require any of Parent, Company or any of their respective Subsidiaries to permit any inspection, or to disclose any information, that would result in (i) the waiver of any applicable attorney-client privilege; provided that such Person shall have used its reasonable best efforts to allow such inspection or disclose such information in a manner that would not result in a waiver of attorney-client privilege, or (ii) the violation of any Legal Requirements promulgated by a Governmental Entity.

(c)    Observer. In addition to the access rights described in Section 5.4(b), Parent will designate one of its officers as its observer to monitor Company and its Subsidiaries (the “Observer”). The Observer, if requested, shall execute an appropriate confidentiality agreement with Company, shall have use of office space at Company’s headquarters, and shall have reasonable access to Company’s senior management, provided that in no event shall Company be required to take any action pursuant to this paragraph, and the Observer shall not take any action, that would reasonably be expected to result in a violation of any Legal Requirement applicable to Parent or Company.

(d)    No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5    Public Disclosure. Without limiting any other provision of this Agreement, Parent and Company will consult with each other before issuing, and provide each other a reasonable opportunity to review, comment upon and concur with, and use its respective commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with Nasdaq or any other applicable national securities exchange or market. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement. Notwithstanding the foregoing, (i) each of Parent and Company may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by Company and Parent (or individually, if approved by the other party) (ii) each of Parent and Company may, without the prior consent of the other party, issue any press release or make a public statement if required by any Legal Requirements or the rules and regulations of Nasdaq if it first notifies and consults with the other party prior to issuing such press release or making such statement, and (iii) in the event that there has been a Superior Offer or Change of Recommendation pursuant to Section 5.3(d) hereof, neither Parent nor Company will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Transaction, this Agreement or any Acquisition Proposal, Superior Offer or Change of Recommendation.

5.6    Regulatory Filings; Reasonable Best Efforts.

(a)    Regulatory Filings. Each of Parent, Merger Subs and Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements with respect to the

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Transactions and the transactions contemplated hereunder. Without limiting the generality of the foregoing, as promptly as practicable after the date hereof (and in any event within ten business days), each of Parent, Merger Subs and Company shall use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Transaction and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) any filings required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Transaction. Each of Parent and Company shall use reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b)    Exchange of Information. Parent, Merger Subs and Company each shall use reasonable best efforts to promptly supply the other with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Non-Disclosure Agreement and applicable privileges, including the attorney-client privilege, each of Company and Parent shall (i) consult with the other prior to taking a position with respect to any such filing or application, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals (collectively, “Briefings”) before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement) and (iii) coordinate with the other in preparing and exchanging such information. It is acknowledged and agreed that the parties hereto shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with any Governmental Entity with responsibility for reviewing the Transaction with respect to antitrust or competition issues. Subject to applicable Legal Requirements, no party hereto shall participate in any meeting with any Governmental Entity in respect of any such filings, applications, Briefings, investigation, proceeding or other inquiry without giving the other parties hereto prior notice of such meeting.

(c)    Notification. Each of Parent, Merger Subs and Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Subs or Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)    Reasonable best efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities

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and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and, subject to the limitations set forth herein, the taking of all steps and remedies as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Transaction and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Transaction, this Agreement and the transactions contemplated hereby.

(e)    Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or Company or any Subsidiary or affiliate thereof to agree to any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or affiliates, or of Company or its Subsidiaries or affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Neither Parent nor Company shall take or agree to take any action identified in the immediately preceding sentence without the prior written consent of the other.

5.7    Notification of Certain Matters.

(a)    By Company. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

(b)    By Parent. Parent and Merger Subs shall give prompt notice to Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

5.8    Third-Party Consents. As soon as practicable following the date hereof, Parent and Company will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby; provided that neither this Section 5.8 nor any other provision of this Agreement shall obligate Parent or Company to obtain any consents, waivers or approvals that are conditioned upon any material payments or incurrence of other material obligations by Parent, Company or any of their respective Subsidiaries.

5.9    Employee Benefits Matters.

(a)    Treatment of Company Stock Plans and Company Options.

(i)    For the purposes of this Section 5.9(a), the following terms have the following meanings:

(1)    A “Continuing Employee” shall mean each employee of Company or any Subsidiary of Company who, as of immediately following the Effective Time of the First Merger, continues

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his or her employment with Company or any Subsidiary of Company or becomes at the Effective Time of the First Merger an employee of Parent or any Subsidiary of Parent.

(2)    An “In-the-Money Company Option” shall mean each Company Option with a per share exercise price less than the sum of (x) the Merger Cash Consideration plus (y) the value of the Merger Stock Consideration based on the volume-weighted average price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the trading day immediately prior to the day on which the Effective Time of the First Merger occurs.

(3)    The “Stock Award Exchange Ratio” shall mean the sum of (x) the Merger Stock Consideration plus (y) the quotient obtained by dividing (A) the Merger Cash Consideration, by (B) the volume-weighted average price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the trading day immediately prior to the day on which the Effective Time of the First Merger occurs.

(4)    An “Underwater or At-the-Money Company Option” shall mean each Company Option with a per share exercise price equal to or greater than the sum of (x) the Merger Cash Consideration plus (y) the value of the Merger Stock Consideration based on the volume-weighted average price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the trading day immediately prior to the day on which the Effective Time of the First Merger occurs.

(ii)    At the Effective Time of the First Merger, neither (A) Company’s 2000 Stock Option Plan (the “2000 Plan”) nor (B) any then-outstanding Company Option held by a Person that is not a Continuing Employee or any then-outstanding Underwater or At-the-Money Company Option (irrespective of whether such Underwater or At-the-Money Company Option is held by a Continuing Employee) shall be assumed by Parent (the Company Options described in this Section 5.9(a)(ii)(B) referred to herein as the “Terminating Options”). The exercisability and vesting of each then-outstanding Terminating Option shall be accelerated in accordance with the terms of the Company Stock Plan under which it was granted, effective as of the date required or prescribed pursuant to the terms and conditions of such Company Stock Plan prior to the Effective Time of the First Merger. The exercise or vesting of any Terminating Option and any shares of Company Common Stock acquired upon the exercise thereof resulting solely by application of this Section 5.9(a)(ii) shall be conditioned upon the consummation of the First Merger. The 2000 Plan, and any Terminating Options granted pursuant to a Company Stock Plan that are not exercised prior to the Effective Time of the First Merger, shall terminate and cease to be outstanding effective as of the Effective Time of the First Merger.

(iii)    At the Effective Time of the First Merger, each then-outstanding In-the-Money Company Option that is held by a Continuing Employee, whether or not exercisable at the Effective Time of the First Merger and regardless of the respective exercise prices thereof (each, an “Assumed Option”), will be assumed by Parent. Each Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time of the First Merger (including any repurchase rights or vesting provisions), except that (i) each Assumed Option shall be converted into an option to acquire that number of whole shares of Parent Common Stock equal to the product obtained by multiplying (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time of the First Merger, and (B) the Stock Award Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price of such Assumed Option will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the

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Effective Time of the First Merger by (B) the Stock Award Exchange Ratio, rounded up to the nearest whole cent. Promptly following the Closing Date, Parent will deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Company Option by Parent.

(iv)    It is the intention of the Parties that the assumption by Parent of the In-the-Money Company Options held by Continuing Employees pursuant hereto satisfies the requirements of Treasury Regulation Section 1.424-1 (to the extent such options were incentive stock options) and of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 5.9(a) shall be interpreted and applied consistent with such intention.

(v)    Following the Effective Time, unless Parent provides otherwise, Parent will assume Company’s 2006 Equity Incentive Plan (the “2006 Plan”) and be able to grant stock awards, to the extent permissible by applicable Legal Requirement and Nasdaq regulations, under the terms of the 2006 Plan or the terms of another plan adopted by Parent to issue the reserved but unissued shares of Company Common Stock under the 2006 Plan. The shares subject to the unexercised portions of any award granted thereunder that expires, terminates or is canceled, and shares of Company Common Stock issued pursuant to an award that are reacquired by Parent pursuant to the terms of the award under which such shares were issued that would otherwise return to the 2006 Plan pursuant to its terms, will return and may be used for awards to be granted under the 2006 Plan, except that (i) shares of Company Common Stock covered by such awards will be shares of Parent Common Stock and (ii) all references to a number of shares of Company Common Stock will be (A) changed to reference Parent Common Stock and (B) converted to a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock multiplied by the Stock Award Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. Neither Company nor any of its Subsidiaries shall take any action that would otherwise preclude Parent from being able to grant awards under the 2006 Plan, including adopting resolutions to terminate the 2006 Plan.

(b)    Unvested Company Restricted Stock. At the Effective Time of the First Merger, any shares of Parent Common Stock issued in accordance with Section 1.6(a) with respect to any unvested shares of Company Restricted Stock outstanding immediately prior to the Effective Time of the First Merger shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time of the First Merger, except to the extent by their terms such unvested shares of Company Restricted Stock vest at the Effective Time of the First Merger. Company shall not take or permit any action that would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such Company Restricted Stock and the vesting thereof have been provided to Parent. All outstanding rights that Company may hold immediately prior to the Effective Time of the First Merger to repurchase unvested shares of Company Restricted Stock shall be assigned to Parent in the First Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time of the First Merger, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio.

(c)    Company Restricted Stock Units. At the Effective Time of the First Merger, each Company Restricted Stock Unit then outstanding shall be assumed by Parent (each, an “Assumed RSU”). Subject to, and in accordance with, the terms of the applicable Company Stock Plan and any applicable award or other agreement, each Assumed RSU shall be converted into the right to receive the number of shares of Parent Common Stock (or an amount in respect thereof for cash settled Company Restricted Stock Unit) equal to the number of shares of Company Common Stock subject to the Company Restricted Stock Unit multiplied by the Stock Award Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common Stock). Each Company Restricted Stock Unit shall have the same terms and conditions as were in effect immediately prior to the Effective Time of the First Merger other than with respect to those Company Restricted Stock Units listed (i) in Section 5.9(c)(i) of the Company Disclosure Schedule that were subject

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to performance based vesting conditions prior to the date of this Agreement and that shall be deemed issued and vested in their entirety at the Effective Time of the First Merger and released from any forfeiture rights pertaining to such shares in favor of Company, Parent or Surviving Entity, and (ii) in Section 5.9(c)(ii) of the Company Disclosure Schedule, which shall be deemed issued in their entirety at the Effective Time of the First Merger, which shall be converted into the right to receive Parent Common Stock according to the same formula applied to the Assumed RSUs above, and which shall be subject to quarterly vesting over a two-year period following the Effective Date in accordance with the terms of the 2006 Plan. Except as set forth in this Section 5.9(c). Company shall not take or permit any action that would accelerate vesting of any Company Restricted Stock Unit, except to the extent required by the terms of any such Company Restricted Stock Unit as in effect on the date hereof. Copies of the relevant agreements governing such Company Restricted Stock Unit and the vesting thereof have been provided to Parent. Except as set forth in this Section 5.9(c), all outstanding rights that Company may hold immediately prior to the Effective Time of the First Merger to the forfeiture of shares of Company Common Stock subject to the Company Restricted Stock Unit shall be assigned to Parent in the First Merger and shall thereafter be held by Parent upon the same terms and conditions in effect immediately prior to the Effective Time of the First Merger, except that the shares forfeitable pursuant to such rights shall be appropriately adjusted to reflect the Stock Award Exchange Ratio.

(d)    Employee Stock Purchase Plan. Promptly after the date hereof, Company shall suspend the 2006 Employee Stock Purchase Plan (the “Company ESPP”) so that no new Offerings (as defined in the Company ESPP) shall commence and no new participants shall enroll in the Company ESPP after the date hereof. Company shall cause all outstanding Purchase Rights (as defined in the Company ESPP) to be exercised within ten (10) business days prior to the Effective Time of the First Merger and all Offerings to terminate thereafter, as contemplated by the Company ESPP.

(e)    Further Steps. Prior to the Effective Time, Company shall provide notice to each holder of Company Stock Options, Company Restricted Stock Units and Company Restricted Stock and to participants in the Company ESPP describing the treatment of such Company Stock Options, Company Restricted Stock Units, Company Restricted Stock and the Offerings then in effect under the Company ESPP under this Section 5.9. Company shall take all steps necessary to cause the foregoing provisions of this Section 5.9 to occur.

(f)    Benefit Plan Participation. From and after the Effective Time of the First Merger, Parent will, or will cause Surviving Entity to, recognize the prior service with Company or its Subsidiaries of each employee of Company or its Subsidiaries as of the Effective Time of the First Merger (the “Company Current Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of Parent or its affiliates in which Company Current Employees are eligible to participate following the Effective Time of the First Merger, for purposes of eligibility and vesting. From and after the Effective Time of the First Merger, Parent or Surviving Entity shall provide Company Current Employees health and welfare benefits pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits that are no less favorable than those provided to employees of Parent in positions comparable to positions held by Company Current Employees with Parent or its Subsidiaries. From and after the Effective Time of the First Merger, Parent will, or will cause Surviving Entity to, use commercially reasonable efforts to cause any pre-existing condition limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Current Employees and their dependents and to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible, co-pay, and out-of-pocket expenses paid by Company Current Employees in the calendar year in which the Effective Time of the First Merger occurs. The provisions contained in this Section 5.9(f) with respect to Company Current Employees are included for the sole benefit of the respective parties hereto and shall not

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create any right in any other Person, including, without limitation, any Company Current Employees, former Company Employees, any participant in any Company Benefit Plan or any beneficiary thereof or any right to continued employment with Parent or Surviving Entity, nor shall require Parent to provide, continue, or amend any particular employee benefits after the consummation of the transactions contemplated by this Agreement for any Company Current Employee or former Company Employee. Subject to the foregoing requirements, nothing herein shall limit the ability of Parent or Surviving Entity to amend or terminate any Company Benefit Plan or Parent employee benefit plan, program, policy, or arrangement in accordance with their terms and applicable law at any time.

(g)    Termination of 401(k) Plans. Unless otherwise requested by Parent in writing prior to the Effective Time of the First Merger, Company shall cause to be adopted prior to the Closing Date resolutions of Company’s Board of Directors to cease all contributions to any and all 401(k) plans maintained or sponsored by Company or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, on the day preceding the Closing Date. Immediately prior to such termination of the 401(k) Plans, Company shall contribute to the 401(k) plans an amount in cash necessary to fulfill Company’s contractual obligations to match contributions by participants in the 401(k) Plans accrued during the period commencing on January 1, 2010 and ending as of immediately prior to the Closing Date. The form and substance of the resolutions providing for the termination of the 401(k) Plans shall be subject to the review and approval of Parent, which shall not be unreasonably withheld, conditioned or delayed. Company shall deliver to Parent an executed copy of such resolutions as soon as practicable following their adoption by Company’s Board of Directors and shall fully comply with such resolutions.

(h)    Accrued Bonuses: In connection with determining bonuses payable to Continuing Employees, Parent intends to take into consideration accrued bonuses as of the Effective Time. In addition, Parent hereby agrees that, in the event the employment of any Continuing Employee is terminated for any reason prior to the date on which the first quarterly cash bonuses after the Effective Time otherwise would be paid in accordance with Company Benefit Plans in effect on the date of this Agreement, then Parent shall pay such individual, concurrent with such termination, the amount he/she would be entitled to receive if such individual remained an employee of Company or any of its Subsidiaries through the end of the first calendar quarter after and including the Effective Time and the scheduled date of payment as if such Company Benefit Plan remained in full force and effect through and including such dates.

5.10    Indemnification.

(a)    Indemnity. From and after the Effective Time of the First Merger, Parent shall, and shall cause Surviving Entity to, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the First Merger, a director or officer of Company or any of its Subsidiaries or any predecessor entity (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time of the First Merger, according to the indemnification provisions of Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement. From and after the Effective Time of the First Merger, subject to applicable Legal Requirements, Parent shall, and shall cause Surviving Entity to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreement existing prior to the date hereof between Company and any Indemnified Party, true, complete and correct copies of which have been provided to Parent prior to the date hereof. The certificate of formation and limited liability company operating agreement of Surviving Entity will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of Company as in effect on the date hereof, which provisions will

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not be amended, repealed or otherwise modified for a period of six years from the Effective Time of the First Merger in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

(b)    Insurance. For a period of six years after the Effective Time of the First Merger, Parent shall cause Surviving Entity to maintain in effect Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) covering those Persons who are covered by the D&O Insurance as of the date hereof, a true, complete and correct copy of which has been provided to Parent, for events occurring at or prior to the Effective Time of the First Merger (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated herby, to the extent that such acts or omissions are covered by the D&O Insurance) on terms and in amounts at least as favorable to such Persons as provided in the D&O Insurance; provided, however, that in no event shall Surviving Entity be required to expend in any one year in excess of 200% of the annual premium currently paid by Company for such coverage (which Company represents and warrants to be as set forth in Section 5.10(b) of the Company Disclosure Schedule) (and to the extent the annual premium would exceed 200% of the annual premium currently paid by Company for such coverage, Parent shall cause Surviving Entity to maintain the maximum amount of coverage as is reasonably available for such 200% of such annual premium). To the extent that a six year “tail” policy to extend Company’s existing D&O Insurance is available at or prior to the Closing such that the lump sum payment for such coverage does not exceed 200% of the annual premium currently paid by Company for such coverage, Company may, at its option, obtain such “tail” policy. In the event that Company purchases such “tail” policy prior to the Closing, Parent shall not take any action to cause the “tail” policy to cease to be in full force and effect and such “tail” policy shall satisfy Parent’s obligation under this Section 5.10.

(c)    Third–Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and Surviving Entity and its successors and assigns. In the event Parent or Surviving Entity or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or Surviving Entity, as the case may be, honors the obligations set forth with respect to Parent or Surviving Entity, as the case may be, in this Section 5.10.

5.11    Form S-8. Parent agrees to file with the SEC, no later than ten business days after the Closing Date, a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Common Stock issuable with respect to assumed Company Options and issuable upon settlement of Company Restricted Stock Units eligible for registration on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

5.12    Treatment as Reorganization.

(a)    None of Parent, Merger Subs or Company shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that would reasonably be expected to cause the First Merger and the Second Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

(b)    Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Subs and Company shall report the First Merger, taken together with the Offer and the Second Merger, as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)    Parent, on its behalf and on behalf of Merger Subs, and Company shall execute and deliver to each of Morrison & Foerster LLP, counsel to Parent and Merger Subs (“MoFo”), and Cooley LLP, counsel

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to Company (“Cooley”), tax representation letters in customary form at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinions referred to in Section 6.1(f) and tax opinions satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.12(c).

5.13    Board of Directors. On or prior to the Effective Time of the First Merger, Parent will offer to two of the current directors of Company to elect each of them to serve on Parent’s Board of Directors, such service to be effective as of immediately following the Effective Time of the First Merger and such service to be governed by Parent’s standard policies regarding its board of directors, including its standard director compensation policy. Parent will take all action necessary to cause the accepting Company director(s) (the “Accepting Directors”) to join the Board of Directors of Parent in accordance with such offers. Parent agrees to cause the number of directors that will comprise the full Board of Directors of Parent, effective as of immediately following the Effective Time of the First Merger, to be fixed at a number not to exceed eight (including the Accepting Directors).

5.14    Section 16 Matters. Prior to the Effective Time of the First Merger, Parent and Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15    Merger Subs Compliance. Parent shall cause Merger Subs to comply with all of their obligations under or relating to this Agreement. Neither Merger Sub shall engage in any business that is not in connection with the Transaction and the transactions contemplated hereby.

5.16    Reservation of Parent Common Stock. Effective at or prior to the Effective Time of the First Merger, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such conversion as well as the issuance of Parent Common Stock upon the exercise or settlement of Company Options, Company Restricted Stock and Company Restricted Stock Units assumed by Parent under Section 5.9.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1    Conditions to the Obligations of Each Party to Effect the First Merger. The respective obligations of each party to this Agreement to effect the First Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)    Parent Stockholder Approval. The First Merger, including the Share Issuance, shall have been approved by the requisite vote under applicable Legal Requirements and the rules and regulations of Nasdaq by the stockholders of Parent.

(b)    Company Stockholder Approval. This Agreement shall have been adopted by the requisite vote under applicable Legal Requirements by the stockholders of Company.

(c)    No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that (i) is in effect and (ii) has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

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(d)    Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

(e)    HSR Act, Other Antitrust Matters. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated. Satisfaction of other material foreign antitrust requirements reasonably determined to apply prior to the Closing in connection with the transactions contemplated hereby shall have been obtained.

(f)    Tax Opinions. Parent and Company shall each have received written opinions from their tax counsel (MoFo and Cooley, respectively), in form and substance reasonably satisfactory to them, to the effect that the First Merger, together with the Second Merger, will constitute a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinions shall be conditioned upon the receipt by such counsel of the tax representation letters of Parent, Merger Subs and Company referred to in Section 5.12(b)) and such opinions shall not have been withdrawn.

(g)    Nasdaq Listing. The shares of Parent Common Stock to be issued in connection with the Merger and the transactions contemplated hereby and upon exercise of the Company Options to be assumed by Parent in the First Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

6.2    Additional Conditions to the Obligations of Company. The obligation of Company to consummate and effect the First Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Subs contained in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, or (B) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 3.5) and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded; (y) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded and (z) the representations and warranties set forth in Section 3.2(a), (b), (c), (d) and (f) shall be true and correct in all respects except for any de minimis inaccuracy therein). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Subs, with respect to the representations and warranties of Merger Subs, by an authorized executive officer of Merger Subs.

(b)    Agreements and Covenants. Parent and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of each Merger Sub, with respect to the covenants of such Merger Sub, by an authorized executive officer of such Merger Sub.

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(c)    Material Adverse Effect. No Material Adverse Effect on Parent shall have occurred since the date hereof and be continuing.

6.3    Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Subs to consummate and effect the First Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Subs:

(a)    Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, take as a whole, or (B) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 2.5) and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded and (z) the representations and warranties set forth in Section 2.2 (a), (b), (c), (d) and (f) shall be true and correct in all respects except for any de minimis inaccuracy therein). Parent and Merger Subs shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized executive officer of Company.

(b)    Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Subs shall have received a certificate to such effect signed on behalf of Company by an authorized executive officer of Company.

(c)    Material Adverse Effect. No Material Adverse Effect on Company shall have occurred since the date hereof and be continuing.

(d)    Auction Rate Securities. Company shall exercise its put rights with respect to its auction rate securities, as described in Company Designated SEC Reports.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated at any time prior to the Effective Time of the First Merger, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Company or Parent:

(a)    by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b)    by either Company or Parent if the First Merger shall not have been consummated by December 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)    by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the First Merger, which order, decree, ruling or other action is final and nonappealable;

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(d)    by either Company or Parent if the adoption of this Agreement as contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting of Company duly convened therefor or at any adjournment or postponement thereof at which the applicable vote is taken;

(e)    by either Company or Parent if the approval of the First Merger, including the Share Issuance by the shareholders of Parent as contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting of Parent duly convened therefor or at any adjournment or postponement thereof at which the applicable vote is taken;

(f)    by Parent if a Triggering Event (as defined below in this Section 7.1) with respect to Company shall have occurred, provided that any such termination must occur within 10 business days after the Triggering Event;

(g)    by Company (as authorized by its Board of Directors), upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Subs set forth in this Agreement, or if any representation or warranty of Parent and Merger Subs shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in Parent’s and Merger Subs’ representations and warranties or breach by Parent and Merger Subs is curable by Parent and Merger Subs prior to the Outside Date, then Company may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Company to Parent and Merger Subs of such inaccuracy or breach; provided further that Parent exercises commercially reasonable efforts to cure such breach through such 30-day period (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such inaccuracy or breach by Parent and Merger Subs is cured in all material respects within such 30-day period); and

(h)    by Parent (as authorized by its Board of Directors), upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in Company’s representations and warranties or breach by Company is curable by Company prior to the Outside Date, then Parent may not terminate this Agreement under this Section 7.1(h) prior to 30 days following the receipt of written notice from Parent to Company of such inaccuracy or breach; provided further that Company exercise commercially reasonable efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(h) if it shall have materially breached this Agreement or if such inaccuracy or breach by Company is cured in all material respects within such 30-day period).

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) Company’s Board of Directors or any committee thereof shall for any reason have made a Change of Recommendation, (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of the adoption of this Agreement, (iii) after receipt by Company of a publicly disclosed Acquisition Proposal, its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement, within 10 business days after Parent requests in writing that such recommendation be reaffirmed, (iv) Company’s Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) Company shall have entered into any letter of intent or similar document or any contract or commitment accepting any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.3(c)(i)), (vi) a tender or exchange offer relating to Company’s securities shall have been commenced by a Person unaffiliated with Parent and

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Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of Company recommends rejection of such tender or exchange offer, (vii) Company shall have publicly announced its intention to do any of the foregoing or (viii) Company has materially breached the provisions of Section 5.2 or 5.3 hereof.

7.2    Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of Parent or Company to the other party. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for damages for common law fraud in connection with, or any intentional or willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

7.3    Fees and Expenses.

(a)    General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the First Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses (which shall be paid by the party incurring such fee or expense), incurred in relation to (i) the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable Legal Requirements of other jurisdictions, in each case pursuant to Section 5.6(a).

(b)    Payment by Company. In the event that this Agreement is terminated:

(i)    by Parent pursuant to Section 7.1(f), then Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $8,350,000 in immediately available funds (the “Company Termination Fee”); or

(ii)    (x) (I) by Parent pursuant to Section 7.1(b) provided that = Company’s action or failure to act has been a principal cause of or resulted in the failure of the First Merger to occur on or before the Outside Date and such action or failure to act constituted a material breach of this Agreement or (II) by Parent or Company pursuant to Section 7.1(d) and (y) following the date hereof and prior to the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(d), as the case may be, any Acquisition Proposal with respect to Company shall have been publicly disclosed and not withdrawn and (A) within 12 months following the termination of this Agreement an Acquisition (as defined in Section 7.3(b)(iv)) of Company is consummated or (B) within 12 months following the termination of this Agreement Company enters into an agreement providing for an Acquisition of Company, then Company shall promptly pay Parent the Company Termination Fee, but in no event later than two business days after the first to occur of (A) or (B) (it being understood that only one Company Termination Fee shall be payable in the event that (A) and (B) both occur).

(iii)    Interest and Costs; Other Remedies. Company acknowledges that the agreements contained in this Section 7.3(b) are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company, Company shall pay to

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Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) from the date such payment becomes due pursuant to this Section 7.3(b) to the date paid at the prime rate (as announced by Citibank, N.A. or any successor thereto) in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not relieve Company from any liability incurred in the event of breach of this Agreement to the extent provided in clause (b) of Section 7.2 hereof.

(iv)    Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition” shall mean the transactions contemplated by an Acquisition Proposal (other than the transactions contemplated by this Agreement); provided that for the purpose of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that references to “15%” therein shall be deemed to be references to “50%.”

7.4    Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger Agreement and the Transaction by the stockholders of Parent and Company, provided, however, after such approval, no amendment shall be made which by applicable Legal Requirements or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Subs and Company.

7.5    Extension; Waiver. At any time prior to the Effective Time of the First Merger, any party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Subs contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time of the First Merger, and only the covenants that by their terms survive the Effective Time of the First Merger and this Article VIII shall survive the Effective Time of the First Merger.

8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile or electronic transmission (“pdf”), or (c) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)     if to Parent or Merger Subs, to:

Sonic Solutions

7250 Redwood Blvd., Suite 300

Novato, California 94945

Telephone No.: (415) 893-8000

Telecopy No.: (415) 893-8008

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with copies to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: James R. Tanenbaum, Esq.

Telephone No.: (212) 468-8163

Telecopy No.: (212) 468-7900

(ii)    if to Company, to:

DivX, Inc.

4780 Eastgate Mall

San Diego, California 92121

Telephone No.: (858) 882-0600

Telecopy No.: (858) 882-0601

with copies to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Steven M. Przesmicki, Esq.

Telephone No.: (858) 550-6070

Telecopy No.: (858) 550-6420

8.3    Interpretation; Certain Definitions.

(a)    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. When reference is made herein to a “business day,” such reference shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or California or is a day on which banking institutions located in New York, New York or in the State of California are authorized or required by law or other governmental action to close. When reference is made in this Agreement to information that has been “made available,” then (1) with respect to information that has been “made available” to Parent, that shall mean that such information was either (A) included in the Company Designated SEC Reports or (B) included in the Company electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement, and (2) with respect to information that has been “made available” to Company, that shall mean that such information was either (A) included in the Parent Designated SEC Reports or (B) included in the Parent electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement.

(b)    For purposes of this Agreement, the term “Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(c)    For purposes of this Agreement, the term “Company Designated SEC Reports” shall mean Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any report filed

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with the SEC by Company pursuant to the Exchange Act after the date of filing of such Form 10-K on the SEC’s EDGAR system at least three business days prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Company Designated SEC Reports, and other than any other forward-looking statements contained in such Company Designated SEC Reports).

(d)    For purposes of this Agreement, the term “Knowledge” means, with respect to Company, the actual knowledge of the individuals listed on Section 8.3(d) of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of the individuals listed on Section 8.3(d) of the Parent Disclosure Schedule.

(e)    For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with Parent or Company, means any fact, result, condition, change, event, development, violation, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has or is reasonably likely to have (i) a material adverse effect on the business, operations, assets (including intangible assets), liabilities, capitalization, condition (financial or other) or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will likely be, a Material Adverse Effect on Parent or Company and such party’s Subsidiaries: (A) any Effect resulting from national, regional or world economic conditions or conditions generally affecting the industry in which Company and Parent operate, except in either case to the extent such party is or is reasonably likely to be materially disproportionately affected thereby as compared to such party’s industry peers, (B) any Effect resulting from actions required to be taken by the parties pursuant to the terms of this Agreement (other than, in the case of Company, Section 4.1(a) and in the case of Parent, Section 4.2(a)), (C) any Effect attributable to the announcement, performance or pendency of the Transaction or the other transactions contemplated by this Agreement, (D) a change in the stock price or trading volume of such entity, or any failure of such entity to meet published revenue or earnings projections, provided that clause (D) shall not exclude any underlying Effect that may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections, (E) any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event, except in either case to the extent such party is or is reasonably likely to be materially disproportionately affected thereby as compared to such party’s industry peers, (F) any Effect resulting from or relating to any change in GAAP or principles or (G) any Effect resulting from changes in Legal Requirements, except to the extent such party is or is reasonably likely to be materially disproportionately affected thereby as compared to such party’s industry peers.

(f)    For purposes of this Agreement, the term “Parent Designated SEC Reports” shall mean Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and any report filed with the SEC by Parent pursuant to the Exchange Act after the date of filing of such Form 10-K on the SEC’s EDGAR system at least three business days prior to the date hereof (other than any information that is contained solely in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Parent Designated SEC Reports, and other than any other forward-looking statements contained in such Parent SEC Reports).

(g)    For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

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8.4    Disclosure Schedules. The disclosure set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule shall provide an exception to or otherwise qualify (a) the representations and warranties of Company and Parent and Merger Subs, respectively, contained in the section or subsection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties in this Agreement to the extent it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other representations and warranties. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, respectively, or (iii) any breach or violation of any Legal Requirements or any Contract exists or has actually occurred.

8.5    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6    Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Non-Disclosure Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time of the First Merger, in Section 5.10.

8.7    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.9    Governing Law; Specific Performance; Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

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(c)    Each of the parties irrevocably (i) agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); (ii) submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts; and (iii) waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Legal Requirements, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.10    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12    Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SONIC SOLUTIONS

By:	/S/ PAUL F. NORRIS
Name:	Paul F. Norris
Title:	Executive Vice President, Chief Financial Officer and General Counsel

SIRACUSA MERGER CORPORATION

By:	/S/ PAUL F. NORRIS
Name:	Paul F. Norris
Title:	Secretary and Treasurer

SIRACUSA MERGER LLC

By:	/S/ PAUL F. NORRIS
Name:	Paul F. Norris
Title:	Secretary and Treasurer

DIVX, INC.

By:	/S/ KEVIN HELL
Name:	Kevin Hell
Title:	Chief Executive Officer and Director

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of June 1, 2010, by and among Sonic Solutions, a California corporation (“Parent”), DivX, Inc., a Delaware corporation (“Company”), and the undersigned Stockholders (“Stockholders”) of Company.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Siracusa Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Siracusa Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Company are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other matters, Merger Sub I will merge with and into Company and Company will merger into Merger Sub II (the “Merger”);

WHEREAS, each Stockholder is the beneficial owner of, or otherwise has the power to vote or direct the vote of, the shares of the capital stock of Company set forth opposite such Stockholder’s name on Schedule A to this Agreement; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as a material inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1    Capitalized Terms. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

1.2    Other Definitions. The following terms shall have the following respective meanings:

(a)    “Adverse Proposal” means: (i) any Acquisition Proposal; (ii) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of Company set forth in the Merger Agreement or of any Stockholder contained in this Agreement; or (iii) any other action, proposal or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

(b)    “beneficial ownership” shall have the meaning reflected in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(c)    “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership.

(d)    “Permitted Transfer” means a Transfer of Shares by a Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Permitted Transfer shall be permitted only if, as a precondition to such Permitted Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

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(e)    “Shares” means, with respect to any Stockholder, (i) all shares of Company capital stock that, as of the date of this Agreement, are owned beneficially or of record by such Stockholder or for which such Stockholder otherwise has the right to vote or direct the vote, and (ii) all other shares of Company capital stock of which such Stockholder acquires beneficial or record ownership or the right to vote or direct the vote prior to termination of the Voting Period.

(f)    “Transfer” means with respect to any security, the direct or indirect, sale, assignment, transfer, tender, pledge, hypothecation, or the grant, creation or sufferance of any lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record of beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

(g)    “Voting Period” means the period from and including the date of this Agreement through and including the date of the earlier to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated by Parent pursuant to Section 7.1 thereof, and (iv) such date and time as any amendment or change to the Merger Agreement is effected without Stockholder’s consent that (A) decreases the Exchange Ratio or the Merger Cash Consideration below the values set forth in the Merger Agreement as of the date hereof.

ARTICLE II

VOTING AGREEMENT AND PROXY

2.1    Agreement to Retain Shares. Prior to the termination of the Voting Period, each Stockholder shall not, and shall not permit any Person to, directly or indirectly, other than in the case of a Permitted Transfer:

(a)    Transfer any Shares or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement, whether or not in writing, with respect to any Transfer of the Shares; provided, that nothing in this Agreement shall be deemed to restrict the ability of Stockholder to exercise any Company Options or Company Restricted Stock Units during the Voting Period;

(b)    deposit any Shares into a voting trust, grant a proxy that is inconsistent with this Agreement or enter into an agreement of any kind with respect to the voting of any Shares; or

(c)    take any other action that could restrict or otherwise adversely affect such Stockholder’s legal power, authority and right to comply with its obligations under this Agreement.

2.2    Agreement to Vote Shares. During the Voting Period, at every meeting of the stockholders of Company called with respect to any of the following, and at every postponement or adjournment thereof, and on every action or approval by written consent or resolution of the stockholders of Company with respect to any of the following, each Stockholder shall vote or cause to be voted (including by written consent, if applicable), to the extent not voted by the Person(s) appointed under the proxy granted pursuant to Section 2.5, all Shares outstanding as of the applicable record date:

(a)    in favor of (i) approval and adoption of the Merger and the Merger Agreement and (ii) any other transactions contemplated by the Merger Agreement or other matters that could reasonably be expected to facilitate the Merger; and

(b)    against the adoption of any Adverse Proposal.

The Stockholder may vote the Shares on all other matters not referred in this Agreement, and the attorneys and proxies named herein may not exercise the proxy rights described in Section 2.5 with respect to such other matters.

2.3    Manner of Voting. Each Stockholder shall cast its votes or execute consents required to be cast or executed pursuant to this Agreement in accordance with the applicable procedures relating thereto so as to ensure

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that such votes or consents are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of such votes or consents. Upon request of Parent, each Stockholder shall promptly (and in any event at least five (5) Business Days prior to any applicable stockholder meeting) provide evidence of its compliance with the provisions of Section 2.2 and this Section 2.3.

2.4    Capacity as Stockholder. No person executing this Agreement who is or becomes an officer or director of Company makes any agreement or understanding herein in his or her capacity as such officer or director. Each Stockholder signs solely in its capacity as the beneficial owner of its Shares. Nothing herein shall limit or affect any actions taken by such Stockholder or any officer, director, employee or representative of such Stockholder in his or her capacity as an officer or director of Company.

2.5    Grant of Irrevocable Proxy.

(a)    Each Stockholder hereby irrevocably appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Shares, in accordance with Section 2.2. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall promptly cause a copy of this Agreement to be deposited with Company at its principal place of business. Each Stockholder shall take any further action and execute any other instruments as may be necessary to effectuate the intent of this proxy.

(b)    The proxy and power of attorney granted pursuant to this Section 2.5 shall be irrevocable during the Voting Period to the fullest extent permitted by applicable law, shall be deemed to be coupled with an interest sufficient at law to support an irrevocable proxy and shall revoke any and all prior proxies granted by each Stockholder. Each Stockholder acknowledges that such proxy constitutes an inducement for Parent to enter into the Merger Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the termination of the Voting Period.

ARTICLE III

ADDITIONAL COVENANTS

3.1    No Solicitation. (a) During the Voting Period Stockholder shall not take or authorize to be taken any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 5.3 of the Merger Agreement.

(b)    Each Stockholder shall promptly (and in any event within 24 hours) notify Parent of all material terms of any inquiries or proposals received by such Stockholder or by any of its Representatives relating to any Acquisition Proposal, and, if such inquiry or proposal is in writing, such Stockholder shall promptly deliver or cause to be delivered to Parent a copy thereof. Each Stockholder shall inform its Representatives of the restrictions contained in this Section 3.1.

3.2    HSR Requirements. Each Stockholder shall cooperate with Parent in connection with the making of the filings required to be made by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any antitrust and competition laws of any other applicable jurisdiction and any other applicable law.

3.3    Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that it may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Shares.

3.4    Legending of Shares. If so requested by Parent, each Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

3.5    Cooperation. Each Stockholder shall cooperate fully with Parent and Merger Subs and, without limitation of the foregoing, shall execute and deliver such further documents, certificates, agreements and

Annex B

instruments and take such further actions as may be reasonably requested by Parent or Merger Subs to evidence or reflect the transactions contemplated by this Agreement and carry out the intent of this Agreement. No Stockholder shall take, or cause to be taken, any action inconsistent with or that interferes with the consummation of the Merger and the transactions contemplated by the Merger Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER

Each Stockholder hereby represents, warrants and covenants to Parent as follows:

4.1    Ownership. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of, all the Shares set forth opposite such Stockholder’s name on Schedule A hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, and encumbrances of any kind or character whatsoever, including rights of first refusal or preemptive rights of any kind. Stockholder has sole voting power and sole power of disposition with respect to all the Shares, with no restrictions on its voting rights or rights of disposition pertaining thereto. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares. No other Person has a beneficial interest in or a right to acquire all or any portion of the Shares. The Shares set forth on opposite such Stockholder’s name on Schedule A hereto constitute such Stockholder’s entire direct and indirect interest in the outstanding capital stock of Company. No Affiliate of Stockholder has any interest in any shares of the capital stock of Company. Stockholder’s principal residence or place of business is set forth on Stockholder’s signature page hereto.

4.2    Authorization. Stockholder has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Stockholder has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding agreements of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3    No Violation. None of the execution, delivery and performance of this Agreement by Stockholder will (a) require Stockholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity; (b) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Stockholder; or (c) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrances on any property or asset of Stockholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Stockholder is subject or by which Stockholder or any of the Shares are bound.

4.4    Acknowledgement. The Stockholder acknowledges and agrees that neither Parent nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and Affiliates shall owe any duty, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to Stockholder in connection with or as a result of any voting (or failure to vote) by Parent of the Shares at any annual, special or other meeting or action or the execution of any consent of the stockholders of Company. The parties acknowledge that, pursuant to the authority hereby granted, Parent may vote the Shares in furtherance of its own interests, and Parent is not acting as a fiduciary for Stockholder.

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4.5    Compliance. Stockholder will comply with the Securities Act of 1933 and the rules and regulations thereunder, as now in effect and as from time to time amended, including those hereafter enacted or promulgated, in connection with any Transfer of all or any portion of the Shares.

4.6    Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

4.7    Reliance by Parent. Stockholder acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

ARTICLE V

TERMINATION

5.1    Termination. Unless earlier terminated by the written consent of Parent (in its sole and absolute discretion), this Agreement shall terminate on the expiration of the Voting Period. Upon the termination of this Agreement, neither Parent, Company nor Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement.

5.2    Survival. Notwithstanding anything to the contrary contained in this Agreement, Article VI of this Agreement shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1    Publication. Stockholder hereby permits Parent, Merger Subs and/or Company to publish and disclose in press releases, Schedule 13D filings and the Form S-4 Registration Statement or Proxy Statement (including all documents and schedules filed with the SEC) and any other disclosures or filings required by applicable law its identity and ownership of shares of Company Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

6.2    Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and Merger Subs would be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder and Company hereby waive any and all defenses which could exist in their favor in connection with such enforcement and waive any requirement for the security or posting of any bond in connection with such enforcement.

6.3    Amendments and Waivers. No amendment, modification, or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing signed by Parent, Company and Stockholder. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

6.4    Successors and Assigns. The provisions of this Agreement shall be binding upon the successors in interest, heirs and assigns to any of the Shares. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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6.5    Governing Law; Consent to Jurisdiction; Venue.

(a)    This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b)    All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, and each party hereto irrevocably and unconditionally consents to and submits to the exclusive jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

6.6    WAIVER OF JURY TRIAL. EACH OF PARENT, STOCKHOLDER AND COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7    Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

6.8    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9    Notices. All notices shall be delivered in accordance with Section 8.2 of the Merger Agreement. Notices to Stockholder shall be delivered to the address set forth on Schedule A of this Agreement unless otherwise designated in writing by such stockholder.

6.10    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense whether or not the Merger is consummated. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.11    Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

6.12    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof, supersede all other prior agreements and understandings, both written and oral, among, between and by any of the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

6.13    Counterparts. This Agreement may be delivered by telefacsimile and executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Annex B

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT: By: Name: Title: COMPANY By: Name: Title:

STOCKHOLDER:

STOCKHOLDER:

Annex B

SCHEDULE A TO VOTING AGREEMENT

Stockholder Name	Address, Phone Number	Number of Shares Beneficially Owned

Annex C

CORRECTED EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of June 1, 2010, by and among Sonic Solutions, a California corporation (“Parent”), DivX, Inc., a Delaware corporation (“Company”), and the undersigned Stockholder (“Stockholder”) of Parent.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Siracusa Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Siracusa Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Company are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other matters, Merger Sub I will merge with and into Company and Company will merger into Merger Sub II (the “Merger”);

WHEREAS, Stockholder is the beneficial owner of, or otherwise has the power to vote or direct the vote of, the Shares set forth on the signature page to this Agreement; and

WHEREAS, as a condition to the willingness of Company to enter into the Merger Agreement, and as a material inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE VII

DEFINITIONS

7.1    Capitalized Terms. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

7.2    Other Definitions. The following terms shall have the following respective meanings:

(a)    “Adverse Proposal” means: (i) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of Parent set forth in the Merger Agreement or of Stockholder contained in this Agreement; or (ii) any other action, proposal or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

(b)    “beneficial ownership” shall have the meaning reflected in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(c)    “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership.

(d)    “Permitted Transfer” means a Transfer of Shares by Stockholder: (a) if Stockholder is an individual: (i) made pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to the date hereof; (ii) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (iii) upon the death of Stockholder; or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that other than in the case of a Permitted Transfer

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effected pursuant to subsection (a)(i) above, a Permitted Transfer shall be permitted only if, as a precondition to such Permitted Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Company, to be bound by all of the terms of this Agreement.

(e)    “Shares” means (i) all shares of Parent capital stock that, as of the date of this Agreement, are owned beneficially or of record by such Stockholder or for which such Stockholder otherwise has the right to vote or direct the vote, and (ii) all other shares of Parent capital stock of which such Stockholder acquires beneficial or record ownership or the right to vote or direct the vote prior to termination of the Voting Period; provided that Shares held by an Affiliate of Stockholder for which Stockholder disclaims beneficial ownership shall not constitute Shares for purposes of this Agreement.

(f)    “Transfer” means with respect to any security, the direct or indirect, sale, assignment, transfer, tender, pledge, hypothecation, or the grant, creation or sufferance of any lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record of beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

(g)    “Voting Period” means the period from and including the date of this Agreement through and including the date of the earliest to occur of (i) the Effective Time of the First Merger, (ii) the date on which the Merger Agreement is terminated by Company pursuant to Section 7.1 thereof, and (iv) such date and time as any amendment or change to the Merger Agreement is effected without Stockholder’s consent that increases the Exchange Ratio or the Merger Cash Consideration above the values set forth in the Merger Agreement as of the date hereof.

ARTICLE VIII

VOTING AGREEMENT AND PROXY

8.1    Agreement to Retain Shares. Prior to the termination of the Voting Period, Stockholder shall not, and shall not permit any Person to, directly or indirectly, other than in the case of a Permitted Transfer:

(a)    Transfer any Shares or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement, whether or not in writing, with respect to any Transfer of the Shares; provided, that nothing in this Agreement shall be deemed to restrict the ability of Stockholder to exercise any Parent Options or Parent Restricted Stock Units during the Voting Period;

(b)    deposit any Shares into a voting trust, grant a proxy that is inconsistent with this Agreement or enter into an agreement of any kind with respect to the voting of any Shares; or

(c)    take any other action that could restrict or otherwise adversely affect Stockholder’s legal power, authority and right to comply with its obligations under this Agreement.

8.2    Agreement to Vote Shares. During the Voting Period, at every meeting of the stockholders of Parent called with respect to any of the following, and at every postponement or adjournment thereof, and on every action or approval by written consent or resolution of the stockholders of Parent with respect to any of the following, Stockholder shall vote or cause to be voted (including by written consent, if applicable), to the extent not voted by the Person(s) appointed under the proxy granted pursuant to Section 2.5, all Shares outstanding as of the applicable record date:

(a)    in favor of (i) approval and adoption of the Merger and the Merger Agreement (including the Share Issuance) and (ii) any other transactions contemplated by the Merger Agreement or other matters that could reasonably be expected to facilitate the Merger; and

(b)    against the adoption of any Adverse Proposal.

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Stockholder may vote the Shares on all other matters not referred in this Agreement, and the attorneys and proxies named herein may not exercise the proxy rights described in Section 2.5 with respect to such other matters.

8.3    Manner of Voting. Stockholder shall cast its votes or execute consents required to be cast or executed pursuant to this Agreement in accordance with the applicable procedures relating thereto so as to ensure that such votes or consents are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of such votes or consents. Upon request of Company, Stockholder shall promptly (and in any event at least five (5) Business Days prior to any applicable stockholder meeting) provide evidence of its compliance with the provisions of Section 2.2 and this Section 2.3.

8.4    Capacity as Stockholder. No person executing this Agreement who is or becomes an officer or director of Parent makes any agreement or understanding herein in his or her capacity as such officer or director. Stockholder signs solely in its capacity as the beneficial owner of its Shares. Nothing herein shall limit or affect any actions taken by Stockholder or any officer, director, employee or representative of Stockholder in his or her capacity as an officer or director of Parent.

8.5    Grant of Irrevocable Proxy.

(a)    Stockholder hereby irrevocably appoints Company and any designee of Company, and each of them individually, as Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Shares, in accordance with Section 2.2. This proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall promptly cause a copy of this Agreement to be deposited with Parent at its principal place of business. Stockholder shall take any further action and execute any other instruments as may be necessary to effectuate the intent of this proxy.

(b)    The proxy and power of attorney granted pursuant to this Section 2.5 shall be irrevocable during the Voting Period to the fullest extent permitted by applicable law, shall be deemed to be coupled with an interest sufficient at law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder. Stockholder acknowledges that such proxy constitutes an inducement for Company to enter into the Merger Agreement. The power of attorney granted by Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the termination of the Voting Period.

ARTICLE IX

ADDITIONAL COVENANTS

9.1    HSR Requirements. Stockholder shall cooperate with Company in connection with the making of the filings required to be made by Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any antitrust and competition laws of any other applicable jurisdiction and any other applicable law.

9.2    Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that it may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Shares.

9.3    Legending of Shares. If so requested by Company, Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

9.4    Cooperation. Stockholder shall cooperate fully with Company and, without limitation of the foregoing, shall execute and deliver such further documents, certificates, agreements and instruments and take such further actions as may be reasonably requested by Company to evidence or reflect the transactions contemplated by this Agreement and carry out the intent of this Agreement. Stockholder shall not take, or cause to be taken, any action

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inconsistent with or that interferes with the consummation of the Merger and the transactions contemplated by the Merger Agreement.

ARTICLE X

REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER

Stockholder hereby represents, warrants and covenants to Company as follows:

10.1    Ownership. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of, all the Shares set forth on the signature page hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, and encumbrances of any kind or character whatsoever, including rights of first refusal or preemptive rights of any kind. Stockholder has sole voting power and sole power of disposition with respect to all the Shares, with no restrictions on its voting rights or rights of disposition pertaining thereto. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares. No other Person has a beneficial interest in or a right to acquire all or any portion of the Shares. The Shares set forth on the signature page hereto constitute Stockholder’s entire direct and indirect interest in the outstanding capital stock of Parent. Stockholder’s principal residence or place of business is set forth on Stockholder’s signature page hereto.

10.2    Authorization. Stockholder has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Stockholder has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding agreements of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

10.3    No Violation. None of the execution, delivery and performance of this Agreement by Stockholder will (a) require Stockholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity; (b) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Stockholder; or (c) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrances on any property or asset of Stockholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Stockholder is subject or by which Stockholder or any of the Shares are bound.

10.4    Acknowledgement. Stockholder acknowledges and agrees that neither Company nor Company’s successors, assigns, subsidiaries, divisions, employees, officers, directors, Stockholder, agents and Affiliates shall owe any duty, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to Stockholder in connection with or as a result of any voting (or failure to vote) by Company of the Shares at any annual, special or other meeting or action or the execution of any consent of the Stockholder of Parent. The parties acknowledge that, pursuant to the authority hereby granted, Company may vote the Shares in furtherance of its own interests, and Company is not acting as a fiduciary for Stockholder.

10.5    Compliance. Stockholder will comply with the Securities Act of 1933 and the rules and regulations thereunder, as now in effect and as from time to time amended, including those hereafter enacted or promulgated, in connection with any Transfer of all or any portion of the Shares.

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10.6    Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger(including the Share Issuance) under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

10.7    Reliance by Company. Stockholder acknowledges that Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

ARTICLE XI

TERMINATION

11.1    Termination. Unless earlier terminated by the written consent of Company (in its sole and absolute discretion), this Agreement shall terminate on the expiration of the Voting Period. Upon the termination of this Agreement, neither Parent, Company nor Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement.

11.2    Survival. Notwithstanding anything to the contrary contained in this Agreement, Article VI of this Agreement shall survive the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1    Publication. Stockholder hereby permits Parent, Merger Subs and/or Company to publish and disclose in press releases, Schedule 13D filings and the Form S-4 Registration Statement or Proxy Statement (including all documents and schedules filed with the SEC) and any other disclosures or filings required by applicable law its identity and ownership of shares of Parent Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

12.2    Specific Performance; Injunctive Relief. The parties hereto acknowledge that Company would be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity and Stockholder and Parent hereby waive any and all defenses which could exist in their favor in connection with such enforcement and waive any requirement for the security or posting of any bond in connection with such enforcement.

12.3    Amendments and Waivers. No amendment, modification, or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing signed by Parent, Company and Stockholder. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

12.4    Successors and Assigns. The provisions of this Agreement shall be binding upon the successors in interest, heirs and assigns to any of the Shares. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.5    Governing Law; Consent to Jurisdiction; Venue.

(a)    This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

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(b)    All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, and each party hereto irrevocably and unconditionally consents to and submits to the exclusive jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

12.6    WAIVER OF JURY TRIAL. EACH OF PARENT, STOCKHOLDER AND COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7    Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

12.8    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.9    Notices. All notices shall be delivered in accordance with Section 8.2 of the Merger Agreement. Notices to Stockholder shall be delivered to the address set forth on the signature page hereto unless otherwise designated in writing by Stockholder.

12.10    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense whether or not the Merger is consummated. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.11    Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

12.12    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof, supersede all other prior agreements and understandings, both written and oral, among, between and by any of the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

12.13    Counterparts. This Agreement may be delivered by telefacsimile and executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Annex C

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:

By:

Name:

Title:

COMPANY

By:

Name:

Title:

STOCKHOLDER:

Address:

Number of Shares:

Annex D

[LETTERHEAD OF JEFFERIES & COMPANY, INC]

June 1, 2010

The Board of Directors

Sonic Solutions

7250 Redwood Blvd, Suite 300

Novato, CA 94945

Members of the Board:

We understand that Sonic Solutions (the “Parent”), Siracusa Merger Corporation, a wholly-owned subsidiary of the Parent (“Merger Sub I”), Siracusa Merger LLC, a wholly-owned subsidiary of the Parent (“Merger Sub II”), and DivX, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned by the Parent or any direct or indirect subsidiary of the Company or the Parent, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive a combination of (i) $3.75 in cash (the “Cash Consideration”) and (ii) 0.514 shares of common stock, no par value, of the Parent (the “Parent Common Stock”) (the “Stock Consideration,” and together with the Cash Consideration, the “Consideration”). The Merger Agreement further provides that, immediately following the effective time of the Merger, the surviving entity in the Merger will merge with and into Merger Sub II (the “Second Merger,” and together with the Merger, the “Transaction”) The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be paid by the Parent to the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the Parent.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated June 1, 2010 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and the Parent;

(iii)	reviewed certain information furnished to us by the management of the Company, including financial forecasts for calendar years 2010 and 2011 only, having been advised by the management of the Company that it did not prepare any financial forecasts beyond such period, and analyses, relating to the business, operations and prospects of the Company;

(iv)	reviewed certain information furnished to us by the management of the Parent, including financial forecasts and analyses, relating to the business, operations and prospects of the Parent and estimates as to the amount and timing of certain cost savings and related expenses anticipated by the management of the Parent to result from the Transaction (“Synergies”);

Annex D

(v)	held discussions with members of senior management of the Company and the Parent concerning the matters described in clauses (ii) through (iv) above;

(vi)	reviewed the share trading price history and valuation multiples for the Company Common Stock and the Parent Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vii)	compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant;

(viii)	considered the potential pro forma impact of the Transaction; and

(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company and the Parent to us or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Company and the Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or the Parent, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company and the Parent have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and the Parent as to the future financial performance of the Company and the Parent, respectively. In addition, the Parent has informed us and we have assumed, that the Synergies were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Parent as to the amount and timing of certain cost savings and related expenses anticipated by the management of the Parent to result from the Transaction, and we have relied upon the assessment of the management of the Parent as to the Parent’s ability to achieve the Synergies in the amounts and at the times projected. In our review and analysis and in rendering this opinion, we have assumed upon the advice of the management of the Parent that such Synergies will be realized substantially in accordance with such estimates. We express no opinion as to the financial forecasts provided to us by the Company and the Parent, or as to the Synergies provided to us by the Parent, or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company or the Parent, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Parent and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Parent. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Transaction to the Parent. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Parent or the contemplated benefits of the Transaction.

Annex D

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Parent’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might result in terms more favorable to the Parent than that contemplated by the Merger Agreement.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Parent in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Parent, nor does it address the underlying business decision by the Parent to engage in the Transaction or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Parent Common Stock should vote on the Transaction or any matter related thereto. We express no opinion as to the price at which shares of the Parent Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Parent’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by the Parent to act as financial advisor to the Parent solely in connection with the delivery of this opinion and will receive a fee for our services payable upon delivery of this opinion. We will also be reimbursed for expenses incurred. The Parent has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We maintain a market in the securities of the Parent and the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Parent or the Company and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Parent, the Company or entities that are affiliated with the Parent or the Company, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Parent, our opinion may not be used or referred to by the Parent, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Parent to the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the Parent.

Very truly yours,

/S/ JEFFERIES & COMPANY, INC.
JEFFERIES & COMPANY, INC.

Annex E

[LETTERHEAD OF OPPENHEIMER & CO. INC.]

June 1, 2010

The Board of Directors

DivX, Inc.

4780 Eastgate Mall

San Diego, California 92121

Members of the Board:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of DivX, Inc. (“DivX”) as to the fairness, from a financial point of view, to the holders of DivX Common Stock (as defined below) of the Consideration (as defined below) to be received by such holders as set forth in an Agreement and Plan of Merger, dated as of June 1, 2010 (the “Agreement”), among Sonic Solutions (“Sonic”), its wholly owned subsidiaries, Siracusa Merger Corporation (“Merger Sub 1”) and Siracusa Merger LLC (“Merger Sub 2”), and DivX. As more fully described in the Agreement, Merger Sub 1 will be merged with and into DivX (the “First Merger”) pursuant to which each outstanding share of the common stock, par value $0.001 per share, of DivX (“DivX Common Stock”) will be converted into the right to receive (a) $3.75 in cash (the “Cash Consideration”) and (b) 0.514 of a share of the common stock, no par value, of Sonic (“Sonic Common Stock” and, such number of shares together with the Cash Consideration, the “Consideration”) and, following the First Merger, Merger Sub 1 will be merged with and into Merger Sub 2 (together with the First Merger, the “Transaction”).

In arriving at our Opinion, we:

(a)	reviewed the Agreement;

(b)	reviewed publicly available audited financial statements of DivX for fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, unaudited financial statements of DivX for the three-month period ended March 31, 2010, audited financial statements of Sonic for fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007 and unaudited financial statements of Sonic for the nine-month period ended December 31, 2009;

(c)	reviewed financial forecasts and estimates relating to (i) DivX for fiscal years ending December 31, 2010 through December 31, 2014 prepared by the management of DivX and (ii) Sonic for fiscal years ending March 31, 2010 through March 31, 2013 prepared by the management of Sonic;

(d)	held discussions with the senior managements of DivX and Sonic with respect to the businesses and prospects of DivX and Sonic;

(e)	reviewed historical market prices and trading volumes for DivX Common Stock and Sonic Common Stock;

(f)	reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating DivX and Sonic;

(g)	reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Transaction;

(h)	analyzed the estimated present value of the future cash flows of DivX based on financial forecasts and estimates prepared by the management of DivX;

(i)	reviewed and analyzed the premiums paid, based on publicly available financial information, in merger and acquisition transactions we deemed relevant in evaluating the Transaction; and

Annex E

The Board of Directors

DivX, Inc.

June 1, 2010

(j)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by DivX and Sonic and their respective employees, representatives and affiliates or otherwise reviewed by us. As you are aware, we requested internal financial forecasts relating to Sonic and we were advised by the management of Sonic that such management has not prepared current financial forecasts relating to Sonic beyond fiscal year ending March 31, 2013. With respect to the financial forecasts and estimates relating to DivX and Sonic utilized in our analyses, we have been advised by the managements of DivX and Sonic and, with the consent of DivX, we have assumed, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of DivX and Sonic, as the case may be, as to the future financial condition and operating results of DivX and Sonic. We have relied, at the direction of DivX, without independent verification or investigation, on the assessments of the managements of DivX and Sonic as to (i) the existing and future products, technology and intellectual property of DivX and Sonic and the risks associated with such future products, technology and intellectual property and (ii) the ability of Sonic to integrate the businesses, and to retain key channel partners, licenses, employees, customers and other licensees, of DivX and Sonic.

We have assumed, with the consent of DivX, that the Transaction will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with the consent of DivX, that the Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on DivX, Sonic or the Transaction. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of DivX or Sonic. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of DivX or Sonic, the actual value of Sonic Common Stock when issued in the Transaction or the prices at which shares of DivX Common Stock or Sonic Common Stock will trade at any time. We also express no view as to, and our Opinion does not address, the solvency of DivX or Sonic under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Consideration or the Transaction, or any aspect or implication of any voting agreements or other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise or the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of DivX to proceed with or effect the Transaction nor does our Opinion address the relative merits of the Transaction as compared to any alternative business strategies that might exist for DivX or the effect of any other transaction in which DivX might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of DivX. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to the potential effects, if any, of such volatility on DivX, Sonic or the proposed Transaction. It should be understood

Annex E

The Board of Directors

DivX, Inc.

June 1, 2010

that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to DivX in connection with the Transaction and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, we and our affiliates may actively trade securities of DivX, Sonic and their respective affiliates for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received in the Transaction by holders of DivX Common Stock is fair, from a financial point of view, to such holders. This Opinion is for the use of the Board of Directors of DivX (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Transaction or otherwise.

Very truly yours,

/S/ OPPENHEIMER & CO. INC.

OPPENHEIMER & CO. INC.

Annex F

FORM OF AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF SONIC SOLUTIONS

Sonic proposes the following amendment to its Amended and Restated Bylaws.

Section 15 is amended to read as follows:

15.    Number. The authorized number of directors of this corporation shall not be less than five nor more than [seven] nine. The exact number of directors shall be five until changed within the limits specified above by the Board of Directors, by a bylaw amending this Section 15 duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote. The indefinite number of directors may be changed or a definite number fixed without provision for an indefinite number by an amendment to these Bylaws duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. An amendment reducing the number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16-2/3% of the outstanding shares entitled to vote.

[Bracketing] denotes deletions and italics denote additions.

F-1

Annex G

SONIC SOLUTIONS

2004 EQUITY COMPENSATION PLAN

Amended and Restated July 2010

1.    Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.    Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

(a)    “Administrator” means the Board or the Compensation Committee.

(b)    “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)    “Amendment Effective Date” means the date the shareholders of the Company approve the amendment and restatement of this Plan.

(d)    “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(e)    “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(f)    “Award” means the grant of an Option, SAR, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(g)    “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(h)    “Board” means the Board of Directors of the Company.

(i)    “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

Annex G

(j)    “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)    the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such shareholders accept, or

(ii)    a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(k)    “Code” means the Internal Revenue Code of 1986, as amended.

(l)    “Common Stock” means the common stock of the Company.

(m)    “Company” means Sonic Solutions, a California corporation, or any successor corporation that adopts the Plan in connection with a Corporate Transaction.

(n)    “Compensation Committee” means the Compensation Committee of the Board.

(o)    “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(p)    “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(q)    “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

Annex G

(r)    “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)    a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)    the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)    the complete liquidation or dissolution of the Company;

(iv)    any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)    acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(s)    “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(t)    “Director” means a member of the Board or the board of directors of any Related Entity.

(u)    “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(v)    “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market of The NASDAQ Stock Market, LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no

Annex G

closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)    In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(y)    “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(z)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(aa)    “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(bb)    “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc)    “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(dd)    “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee)    “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ff)    “Plan” means this 2004 Equity Compensation Plan.

(gg)    “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(hh)    “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ii)    “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj)    “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

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(kk)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ll)    “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(mm)    “Share” means a share of the Common Stock.

(nn)    “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.

(a)    Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 9,000,000 Shares; provided, however, that the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 3,000,000 Shares. Notwithstanding the foregoing, effective as to Awards granted from and after the Amendment Effective Date, any Shares issued in connection with Awards other than Options and SARs shall be counted against the limit set forth herein as two (2) Shares for every one (1) Share issued in connection with such Award (and shall be counted as two (2) Shares for every one (1) Share returned or deemed not to have been issued from the Plan pursuant to Section 3(b) below in connection with Awards other than Options and SARs). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)    Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.

4.    Administration of the Plan.

(a)    Plan Administrator.

(i)    Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by the Board or the Compensation Committee, which Compensation Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3.

(ii)    Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by the Board or the Compensation Committee, which Compensation Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

(iii)    Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by the Compensation Committee.

(iv)    Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)    Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

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(i)    to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)    to determine whether and to what extent Awards are granted hereunder;

(iii)    to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)    to approve forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions of any Award granted hereunder;

(vi)    to amend the terms of any outstanding Award granted under the Plan, including as provided in Section 10 below, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the base appreciation amount of any SAR awarded under the Plan shall be subject to shareholder approval, (C) the modification of the exercise price of any Option awarded under the Plan shall be subject to shareholder approval, and (D) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award or cash shall be subject to shareholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option (other than an Option granted to an Officer or Director) or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to shareholder approval;

(vii)    to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)    to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix)    to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(x)    The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is

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liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.    Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.    Terms and Conditions of Awards.

(a)    Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock or Restricted Stock Units, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)    Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c)    Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share and (xviii) other measures of performance selected by the Administrator. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d)    Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

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(e)    Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)    Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)    Individual Limitations on Awards.

(i)    Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 500,000 Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional 500,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)    Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 300,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(iii)    Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h)    Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i)    Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

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(j)    Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k)    Vesting of Restricted Stock and Restricted Stock Units. Awards of Restricted Stock and Restricted Stock Units issued under the Plan shall vest and be released from the risk of forfeiture over a period of no less than three (3) years measured from the date of issuance of the Award. Notwithstanding the foregoing, Awards of Restricted Stock and Restricted Stock Units subject to performance-based vesting may vest and be released from the risk of forfeiture over a period of no less than one (1) year measured from the date of issuance of the Award.

(l)    Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

7.    Award Exercise or Purchase Price, Consideration and Taxes.

(a)    Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i)    In the case of an Incentive Stock Option:

(A)    granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)    granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)    In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)    In the case of SARs, the base appreciation amount shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)    In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)    In the case of other Awards, such price as is determined by the Administrator.

(vi)    Notwithstanding the foregoing provisions of this Section 7(a) in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)    Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i)    cash;

(ii)    check;

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(iii)    surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)    with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v)    with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi)    any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)    Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise or vesting of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations, including, but not limited too, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

(d)    “Net Exercise” Matters. For purposes of the Plan, if Shares subject to Awards are surrendered in payment of the exercise price as provided in Section 7(b) above or in payment of tax obligations, as provided in Section 7(c) above, those Shares will be deemed issued pursuant to the Plan.

8.    Exercise of Award.

(a)    Procedure for Exercise; Rights as a Shareholder.

(i)    Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)    An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(vi).

(b)    Exercise of Award Following Termination of Continuous Service.

(i)    An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

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(ii)    Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)    Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.    Conditions Upon Issuance of Shares.

(a)    If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b)    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.    Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to shareholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines and as provided in Section 4(b)(vi) above, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.    Corporate Transactions and Changes in Control.

(a)    Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

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(b)    Acceleration of Award Upon Corporate Transaction or Change in Control.

(i)    Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date. The portion of the Award that is not Assumed shall terminate under subsection (a) of this Section 11 to the extent not exercised prior to the consummation of such Corporate Transaction.

(ii)    Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value), immediately prior to the specified effective date of such Change in Control, for all of the Shares at the time represented by such Award, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(c)    Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

12.    Effective Date and Term of Plan. The Plan was originally adopted by the Board in June 2004 and approved by the Company’s shareholders on September 7, 2004. On July 6, 2010, the Board approved an amendment and restatement of the Plan, subject to the approval of the Company’s shareholders, (i) to increase the maximum number of Shares available under the Plan; (ii) to remove the current limit of 600,000 on the number of shares that may be granted subject to Awards of Restricted Stock and Restricted Stock Units; (iii) to adopt a fungible share reserve pursuant to which each Award of Restricted Stock and Restricted Stock Units is charged against the reserve as two (2) Shares for each Share subject to the Award; (iv) remove the current “recycling” provisions that do not count shares of the Company’s common stock issued (a) in payment of an Option or other Award’s purchase price or (b) in satisfaction of tax withholding obligations against the overall share limit under the Plan; (v) provide for shareholder approval of modifications to the exercise price of Options; and (vi) amend certain other administrative provisions of the Plan. The amendment and restatement of the Plan shall become effective upon approval by the shareholders of the Company. It shall continue in effect until September 6, 2014, unless sooner terminated.

13.    Amendment, Suspension or Termination of the Plan.

(a)    The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders:

(i)    to materially increase the benefits accruing to Grantees under the Plan;

(ii)    to materially modify the requirements for participation in the Plan;

(iii)    to increase the number of Shares reserved for issuance under the Plan;

(iv)    to the extent such approval is required by Applicable Laws; or

(v)    if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

(b)    No Award may be granted during any suspension of the Plan or after termination of the Plan.

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(c)    No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.    Reservation of Shares.

(a)    The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.    No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.    No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.    Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

18.    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

19.    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the shareholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

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Delaware General Corporation Law § 262. Appraisal rights [Effective until Aug. 2, 2010]

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to

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withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such

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stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.;

Annex I

California Corporations Code §§1300-1313

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the

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date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

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(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

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1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

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CHARTER OF THE AUDIT COMMITTEE OF SONIC SOLUTIONS

AUTHORITY AND PURPOSE

The Audit Committee (the “Committee”) of Sonic Solutions (the “Company”) is appointed by the Company’s Board of Directors (the “Board”) to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. In addition, the Committee shall review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) and the National Association of Securities Dealers (the “NASD”) applicable to Nasdaq listed issuers. The Committee shall discharge its responsibilities and shall access the information provided by the Company’s management and the independent auditors, in accordance with its business judgment. In exercising its business judgment, the Committee shall be entitled to rely on the information and advice provided by the Company’s management and/or its independent auditors.

The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s Bylaws and applicable laws, rules and regulations.

COMMITTEE STRUCTURE AND MEMBERSHIP

The Committee shall be comprised of three directors of the Board. The Committee members shall be designated by the Board, in compliance with the Bylaws of the Company, and shall serve at the discretion of the Board.

Each member of the Committee shall be an independent director (as defined by all applicable rules and regulations). For purposes hereof, an “independent director” shall be one:

•

who accepts no consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Company; and

•	who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

In addition, each member of the Committee shall meet the requirements of Section 162(m) of the Internal Revenue Code for “outside director.”

At least one member of the Committee shall be an “audit committee financial expert,” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, having an understanding of generally accepted accounting principles and financial statements, experience in the preparation or auditing of financial statements of companies generally comparable to the Company, experience in the application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves, experience with internal accounting controls and an understanding of audit committee functions.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the NASD applicable to Nasdaq listed issuers. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, such as a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Annex J

The Committee shall meet as frequently as circumstances dictate. Unless a Chairman of the Committee is elected by the Board, the Committee shall elect a Chairman by majority vote.

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and shall be provided with appropriate funding to carry out such investigations. The Committee shall be empowered to engage independent counsel, and other advisers, as it determines necessary to carry out its duties, and shall be provided with appropriate funding to engage such independent counsel and other advisers. The Committee shall have appropriate funding to cover ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

RESPONSIBILITIES

The Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Company’s stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In meeting its responsibilities, the Committee is expected to:

1.	Review and reassess the adequacy of this Charter no less frequently than annually.

2.	With respect to the Company’s independent auditors:

a.	The Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors. The Committee shall pre-approve all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Company, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings.

b.	Review the independence of the independent auditors, including a review of management consulting services, and related fees, provided by the independent auditors. The Committee shall require the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Company consistent with the rules of the NASD applicable to Nasdaq listed issuers and request information from the independent auditors and management to determine the presence or absence of a conflict of interest.

3.	Review and concur with management on the scope and responsibilities of an internal audit department, if any, and on the appointment, replacement, reassignment or dismissal of an internal audit department manager or director, as applicable.

4.	Review and discuss with management, before release, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report in Form 10-K. Make a recommendation to the Board whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

5.	In connection with its review of the Company’s interim and audited financial statements, if no report is made by the independent auditors and management, the Committee shall inquire of the Company’s management and the independent auditors as to whether there were any significant financial reporting issues and judgments made in connection with the preparation of such financial statements, as well as the potential impact on the Company’s financial statements of any proposed changes in accounting and financial reporting rules.

Annex J

6.	In consultation with the independent auditors, the internal audit department, if any, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

a.	The Company’s annual financial statements and related notes.

b.	The independent auditors’ audit of the financial statements and their report thereon.

c.	The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management, including the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (or any amended or successor standard).

d.	Any deficiency in, or suggested improvement to, the procedures or practices employed by the Company as reported by the independent auditors in their annual management letter.

7.	The Committee shall at least annually inform the independent auditors, the Chief Financial Officer, the Controller, and the most senior other person, if any, responsible for the internal audit activities, that they should promptly contact the Committee or its Chairman about any significant issue or disagreement concerning the Company’s accounting practices or financial statements that is not resolved to their satisfaction.

8.	Periodically, and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the independent auditors, the internal audit department, if any, and/or management, to consider and review the following:

a.	Any significant changes required in the independent auditors’ audit plan.

b.	Any difficulties or disputes with management encountered during the course of the audit.

c.	The adequacy of the Company’s system of internal financial controls.

d.	The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company’s financial statements.

e.	Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

9.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

10.	Obtain from the independent auditors assurance that they have complied with Section 10A of the Securities Exchange Act of 1934.

11.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

12.	The Committee shall direct the independent auditors to use their best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information, and to discuss promptly with the Committee and the Chief Financial Officer any matters identified in connection with the auditors’ review of interim financial information which are required to be discussed by Statement on Auditing Standards No. 61 (or any amended or successor statement).

Annex J

13.	To the extent not otherwise approved by a comparable independent body of the Board, review and approve all related party transactions (consistent with the rules of the NASD applicable to Nasdaq listed issuers).

14.	Prepare all reports required to be included in the Company’s proxy statement or annual report on Form 10-K in accordance with the Commission’s requirements.

CHAIRMAN ROLE

The Chairman of the Committee shall be invested with the following additional responsibilities to ensure that the independent directors can perform their duties responsibly:

•	The Chairman shall advise the Chairman of the Board as to an appropriate schedule of Board meetings and shall provide input as to the preparation of agendas for Board and Committee meetings;

•

The Chairman shall advise the Chairman as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	The Chairman shall act as a principal liaison between the independent directors and the Chairman of the Board on sensitive issues; and

•	The Chairman shall conduct executive sessions, when appropriate, to discuss matters amongst the independent directors, including matters relating to the Company beyond the scope of this Charter.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article III of the registrant’s Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of our company to the fullest extent permissible under California law.

Section 30 of the registrant’s Restated Bylaws provides for the indemnification of directors and officers in excess of that which is expressly permitted by Section 317 of the California Corporations Code. Registrant shall indemnify its directors and officers against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding by reason of the fact that such person is or was a director or officer, or is or was serving as a director, officer, trustee, employee or agent of another corporation at its request. To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification in defending any proceeding shall be advanced by Registrant as such expenses are incurred upon receipt by it of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by it for those expenses.

Registrant has entered into indemnification agreements with certain of its directors and executive officers that provide that it will indemnify its directors and executive officers to the maximum extent permitted under California law.

Registrant also has obtained a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 1, 2010, by and among Sonic Solutions, Siracusa Merger Corporation, Siracusa Merger LLC and DivX, Inc. (attached as Annex A to this joint proxy statement/prospectus that is part of this registration statement)

3.2	Amended and Restated Articles of Incorporation of Sonic Solutions (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 12, 2010)

3.3	Restated Bylaws of Sonic Solutions (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 12, 2010)

4.6	Specimen Stock Certificate representing Sonic Solutions common stock (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 filed with the SEC on February 10, 1994)

5.1*	Opinion of Morrison & Foerster LLP

8.1*	Opinion of Morrison & Foerster LLP regarding tax matters

8.2*	Opinion of Cooley LLP regarding tax matters

23.1	Consent of Armanino McKenna LLP

23.2	Consent of BDO USA, LLP

Exhibit No.	Description

23.3	Consent of Ernst & Young LLP

23.4*	Consent of Morrison & Foerster LLP (included as part of Exhibit 5.1)

23.5*	Consent of Morrison & Foerster LLP (included as part of Exhibit 8.1)

23.6*	Consent of Cooley LLP (included as part of Exhibit 8.2)

24.1	Powers of Attorney for Sonic Solutions (included in Signature Page)

99.1	Form of DivX Stockholder Voting Agreement (included in Annex B to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.2	Form of Sonic Solutions Stockholder Voting Agreement (included in Annex C to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference)

99.3*	Form of Proxy for Sonic Solutions

99.4*	Form of Proxy for DivX, Inc.

99.5	Consent of Oppenheimer & Co. Inc.

99.6	Consent of Jefferies & Company, Inc.

*	To be filed by amendment.

Item 22.	Undertakings

1. The undersigned registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. a. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

b. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Novato, California, on July 12, 2010.

SONIC SOLUTIONS

By:	/s/ DAVID C. HABIGER
Name:	David C. Habiger
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David C. Habiger and Paul F. Norris, and each or any one of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to sign any and all additional Registration Statements relating to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID C. HABIGER David C. Habiger	President and Chief Executive Officer (Principal executive officer)	July 12, 2010

/s/ PAUL F. NORRIS Paul F. Norris	Executive Vice President, Chief Financial Officer and Treasurer (Principal financial officer)	July 12, 2010

/s/ ROBERT J. DORIS	Director	July 12, 2010
Robert J. Doris

/s/ ROBERT M. GREBER	Director	July 12, 2010
Robert M. Greber

/s/ PETER J. MARGUGLIO	Director	July 12, 2010
Peter J. Marguglio

/s/ R. WARREN LANGLEY	Director	July 12, 2010
R. Warren Langley

/s/ MARY C. SAUER	Director	July 12, 2010
Mary C. Sauer

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